FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 13, 2002
                                                        REGISTRATION NO. 333-
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                              ------------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                              ------------------
                              CELGENE CORPORATION
            (Exact names of registrant as specified in its charter)

            DELAWARE                    2834                      22-2711928
(State or other jurisdiction  (Primary Standard Industrial    (I.R.S. Employer
      of incorporation or      Classification Code Number)   Identification No.)
         organization)
                              ------------------
                              7 POWDER HORN DRIVE
                           WARREN, NEW JERSEY 07059
                                (732) 271-1001
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                              ------------------
                                JOHN W. JACKSON
               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                              CELGENE CORPORATION
                              7 POWDER HORN DRIVE
                           WARREN, NEW JERSEY 07059
                                (732) 271-1001
                    (Name, address, including zip code, and
         telephone number, including area code, of agent for service)
                              ------------------
                         COPIES OF COMMUNICATIONS TO:

    ROBERT A. CANTONE, ESQ.               FRANCIS A. MURACCA, II, ESQ.
      PROSKAUER ROSE LLP                    JEREMIAH G. GARVEY, ESQ.
        1585 BROADWAY               BUCHANAN INGERSOLL PROFESSIONAL CORPORATION
   NEW YORK, NEW YORK 10036-8299        301 GRANT STREET, 20TH FLOOR
            (212) 969-3000             PITTSBURGH, PENNSYLVANIA 15219
                                               (412) 562-8800

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practical after the registration statement becomes effective and the effective time of the proposed merger of Celgene Acquisition Corp. with and into Anthrogenesis Corp., as described in the Purchase Option Agreement and Plan of Merger, dated April 26, 2002, as thereafter amended from time to time, attached as Appendix A to the proxy statement/prospectus forming a part of this registration statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ] If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X] If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                        CALCULATION OF REGISTRATION FEE
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                                                                   PROPOSED MAXIMUM       PROPOSED MAXIMUM
    TITLE OF EACH CLASS OF SECURITIES          AMOUNT TO BE            OFFERING               AGGREGATE            AMOUNT OF
             TO BE REGISTERED                   REGISTERED        PRICE PER UNIT (2)     OFFERING PRICE (2)     REGISTRATION FEE
Common Stock, par value $.01 per share.      2,986,723(1)                N.A.               $4,963,434              $457(2)

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1. This Registration Statement relates to common stock, par value $.01 per share, of the Registrant issuable to holders of common stock of Anthrogenesis Corp., warrants to purchase Anthrogenesis common stock and options to acquire common stock pursuant to the Anthrogenesis Qualified Employee Incentive Stock Option Plan and the Non-Qualified Recruiting and Retention Stock Option Plan (the "Plans") in the proposed merger. The amount of Registrant's common stock to be registered represents the maximum number of shares that may be issued to holders of securities of Anthrogenesis Corp., including shares of common stock underlying warrants and stock options of Anthrogenesis, under the Plans pursuant to the merger.
2. The registration fee was computed pursuant to Rule 457(f) under the Securities Act of 1933, as amended, based on 1/3 of the stated value of the outstanding capital stock and warrants and options to purchase common stock under the Plans of Anthrogenesis to be received by the registrant in the proposed merger.
THE REGISTRANT WILL AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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                            SUBJECT TO COMPLETION,
                            DATED NOVEMBER 13, 2002

                              ANTHROGENESIS CORP.


       , 2002
Dear Fellow Shareholder:


     The boards of directors of Anthrogenesis Corp. and Celgene Corporation have agreed to merge our companies pursuant to a Purchase Option Agreement and Plan of Merger, dated April 26, 2002, as thereafter amended from time-to-time, by and among Anthrogenesis, Celgene and Celgene Acquisition Corp., a wholly owned subsidiary of Celgene.

     If the merger is completed, Anthrogenesis will become a wholly owned subsidiary of Celgene. Upon the consummation of the merger, each share of common stock of Anthrogenesis issued and outstanding immediately prior to the effective time of the merger, other than shares of common stock of Anthrogenesis with respect to which dissenter's rights have been perfected, will be converted automatically into the right to receive Celgene common stock. The number of shares of Celgene common stock that you will receive in the merger will be determined by a fixed exchange ratio as is more fully described in the attached proxy statement/prospectus.

     The common stock of Celgene is listed on the Nasdaq National Market under the symbol "CELG." On November 12, 2002, the last reported sale price for Celgene common stock was $22.55 per share.

     The merger cannot be completed unless the shareholders of Anthrogenesis approve it. Approval of the merger and adoption of the plan of merger and the transactions contemplated by the plan of merger require the affirmative vote of a majority of the votes cast in person or by proxy by the holders of common stock of Anthrogenesis entitled to vote for the merger.

     Anthrogenesis has scheduled a special meeting for its shareholders to vote on the merger. Whether or not you plan to attend this shareholders' meeting, please take the time to vote on the proposal to be submitted at the meeting by completing and mailing the enclosed proxy card to Anthrogenesis. You may vote at the shareholders' meeting if you own shares of common stock of Anthrogenesis as of the close of business on , 2002. The date, time and place of the shareholders' meeting is as follows:


                         , 2002 AT 10:00 A.M. (LOCAL TIME)
                              ANTHROGENESIS CORP.
                               45 HORSEHILL ROAD
                        CEDAR KNOLLS, NEW JERSEY 07927


     This proxy statement/prospectus provides you with detailed information about the matter to be considered by the Anthrogenesis shareholders. We encourage you to read this entire document carefully.

     The board of directors of Anthrogenesis has approved the plan of merger and urges shareholders to vote in favor of the proposal to be presented at the special meeting.



                                               /s/ Robert J. Hariri, M.D., Ph.D.
                                               ---------------------------------
                                                   Robert  J. Hariri, M.D.,Ph.D.
                                                   Chairman of the Board


     YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 20 OF THIS PROXY STATEMENT/PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGER OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIME.

     This proxy statement/prospectus is dated , 2002 and is first being mailed to shareholders on or about , 2002.

The Information in this proxy statement/prospectus is not complete and may be changed. A registration statement relating to the securities offered hereby has been filed with the Securities and Exchange Commission. We may not sell these securities until the registration statement is declared effective. This proxy statement/prospectus is not an offer to sell securities and it is not soliciting an offer to buy securities in any state where offers or sales are not permitted.

THE PROXY STATEMENT/PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT CELGENE THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. THIS INFORMATION IS AVAILABLE WITHOUT CHARGE TO ANTHROGENESIS SHAREHOLDERS UPON WRITTEN OR ORAL REQUEST. SHAREHOLDERS SHOULD CONTACT US AT ANTHROGENESIS CORP., 45 HORSEHILL ROAD, CEDAR KNOLLS, NEW JERSEY 07927,
ATTENTION: JOHN R. HAINES, PRESIDENT, OR YOU CAN CALL US AT (973) 267-8200.

TO OBTAIN TIMELY DELIVERY OF REQUESTED DOCUMENTS BEFORE THE SPECIAL MEETING, YOU MUST REQUEST THEM NO LATER THAN , 2002, WHICH IS FIVE BUSINESS DAYS BEFORE THE DATE OF THE SPECIAL MEETING.

ALSO SEE "WHERE YOU CAN FIND MORE INFORMATION" IN THE PROXY
STATEMENT/PROSPECTUS.

                              ANTHROGENESIS CORP.
                               45 HORSEHILL ROAD
                        CEDAR KNOLLS, NEW JERSEY 07927


                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON       , 2002

To the Shareholders of
Anthrogenesis Corp.:

     NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Anthrogenesis Corp., a New Jersey corporation, will be held at 10:00 a.m. local time, on , 2002, at Anthrogenesis' principal executive offices at 45 Horsehill Road, Cedar Knolls, New Jersey 07927 for the following purposes:

1. To consider and vote upon a proposal to approve and adopt the Purchase Option Agreement and Plan of Merger, dated April 26, 2002, as thereafter amended from time-to-time, by and among Celgene Corporation, a Delaware corporation, Celgene Acquisition Corp., a New Jersey corporation and a wholly owned subsidiary of Celgene, and Anthrogenesis and to approve and adopt the principal terms of the merger described in the plan of merger. The plan of merger provides for the merger of Celgene Acquisition Corp. with and into Anthrogenesis with the result that Anthrogenesis will become a wholly owned subsidiary of Celgene. The plan of merger also provides that, upon the consummation of the merger, each share of common stock of Anthrogenesis issued and outstanding immediately prior to the effective time of the merger, other than shares of common stock of Anthrogenesis with respect to which dissenter's rights have been perfected, will be converted automatically into the right to receive common stock, par value $.01 per share, of Celgene. Additionally, each option and warrant to purchase common stock of Anthrogenesis will be assumed by Celgene and converted into an option or warrant to purchase Celgene common stock. The number of shares of Celgene common stock that you will receive in the merger will be determined by a fixed exchange ratio. The merger, including a detailed description of the exchange ratio, is described more fully in the attached proxy statement/prospectus, which includes a copy of the plan of merger.

2. To consider and act upon such other business and matters or proposals as may properly come before the Anthrogenesis meeting.

     The board of directors of Anthrogenesis has fixed the close of business on
       , 2002 as the record date for determining the holders of Anthrogenesis common stock having the right to receive notice of, and to vote at, the Anthrogenesis meeting or at any adjournment or postponement of that meeting. Only holders of record of Anthrogenesis common stock at the close of business on such date are entitled to notice of, and to vote at, the Anthrogenesis meeting. A list of Anthrogenesis' shareholders entitled to vote at the meeting will be available during normal business hours at Anthrogenesis' executive offices for ten days before the Anthrogenesis meeting for examination by any Anthrogenesis shareholder for purposes germane to the Anthrogenesis meeting.

     Approval of the merger and adoption of the plan of merger and the transactions contemplated by the plan of merger require the affirmative vote of a majority of the votes cast in person or by proxy by the holders of common stock of Anthrogenesis entitled to vote at the Anthrogenesis meeting.

     THE BOARD OF DIRECTORS OF ANTHROGENESIS HAS UNANIMOUSLY APPROVED THE MERGER, THE PLAN OF MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY AND, AFTER CAREFUL CONSIDERATION, THE BOARD OF DIRECTORS OF ANTHROGENESIS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE MERGER AND THE ADOPTION OF THE PLAN OF MERGER AND THE TRANSACTIONS CONTEMPLATED BY THE PLAN OF MERGER.

     YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE VOTE AS SOON AS POSSIBLE TO MAKE SURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. TO VOTE YOUR SHARES, YOU MAY COMPLETE AND RETURN THE ENCLOSED PROXY CARD. IF YOU ARE A HOLDER OF RECORD, YOU MAY CHOOSE INSTEAD TO CAST YOUR VOTE IN PERSON AT THE SPECIAL MEETING.

                                        By Order of the Board of Directors


                                        /s/ Robert J. Hariri, M.D., Ph.D.
                                      ----------------------------------------
                                        Robert J. Hariri, M.D., Ph.D.
                                        Chairman of the Board

Cedar Knolls, New Jersey
      , 2002


                         YOUR VOTE IS IMPORTANT TO US.
              PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY.
               HOLDERS OF ANTHROGENESIS COMMON STOCK SHOULD NOT SEND STOCK
                CERTIFICATES WITH THEIR PROXY CARDS.

                               TABLE OF CONTENTS



                                                                                            PAGE
                                                                                           -----
QUESTIONS AND ANSWERS ABOUT THE MERGER ...................................................  QA-1
SUMMARY ..................................................................................  1
    The Companies ........................................................................  1
    The Merger ...........................................................................  2
    What Anthrogenesis Shareholders Will Receive .........................................  2
    Treatment of Stock Options and Warrants in the Merger ................................  2
    Conditions to the Merger .............................................................  3
    Termination of the Plan of Merger ....................................................  3
    The Special Meeting ..................................................................  3
    Our Recommendation to Shareholders ...................................................  4
    Vote Required ........................................................................  4
    Voting and Proxy Agreement ...........................................................  4
    Interests of Anthrogenesis and Celgene Officers and Directors in the Merger That Are
      Different from the Interests of Anthrogenesis Shareholders .........................  4
    Regulatory Approvals .................................................................  5
    Tax Consequences .....................................................................  5
    Anticipated Accounting Treatment of the Merger .......................................  6
    Dissenter's Rights Available to Anthrogenesis Shareholders Who Dissent from the
      Merger..............................................................................  6
    Comparison of Stockholder Rights .....................................................  6
    Listing of Celgene Common Stock ......................................................  7
    Convertible Loan Agreement, Amended and Restated Secured Promissory Note .............  7
    Agreement of Anthrogenesis Affiliates ................................................  7
    Comparative Per Share Information ....................................................  7
    Comparative Per Share Market Price Information .......................................  9
    Forward-Looking Statements May Prove Inaccurate ...................................... 10
    Celgene Selected Consolidated Financial Data ......................................... 11
    Anthrogenesis Selected Consolidated Financial Data ................................... 12
    Unaudited Pro Forma Condensed Combined Financial Statements .......................... 13
      Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2002 ...... 14
      Unaudited Pro Forma Condensed Combined Statement of Operations for the Nine
       Months Ended September 30, 2002 ................................................... 15
      Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended
       December 31, 2001 ................................................................. 16
      Notes to Unaudited Pro Forma Condensed Combined Financial Statements ............... 17
RISK FACTORS ............................................................................. 20
    Risks Relating to the Merger ......................................................... 20
    Risks Relating to Celgene ............................................................ 21
      Risks Associated with Investing in the Business of Celgene. ........................ 21
      Risks Associated with Investing in Celgene Common Stock ............................ 26
      Risks Relating to Investing in the Pharmaceutical Industry ..................... ....27
    Risks Relating to Anthrogenesis' Business ............................................ 28
THE ANTHROGENESIS SPECIAL MEETING ........................................................ 33
    Date, Time and Place of Special Meeting .............................................. 33
    Matters to be Considered at the Anthrogenesis Special Meeting ........................ 33
    Anthrogenesis Board Recommendation ................................................... 33
    Record Date; Voting at the Special Meeting; Vote Required ............................ 33
    Quorum; Abstentions and Broker Non-Votes.............................................. 33

                                                                                            PAGE
                                                                                           -----
    Voting of Proxies .................................................................... 34
    Revocability of Proxies .............................................................. 34
    Solicitation ......................................................................... 34
    Voting and Proxy Agreement ........................................................... 34
    Surrender of Stock Certificates ...................................................... 35
THE MERGER ............................................................................... 36
    Background of the Merger ............................................................. 36
    Anthrogenesis' Reasons for the Merger ................................................ 38
    Celgene's Reasons for the Merger ..................................................... 38
    Recommendation of Anthrogenesis' Board of Directors .................................. 39
    Interests of Anthrogenesis and Celgene Officers and Directors in the Merger .......... 39
    Material U.S. Federal Income Tax Consequences ........................................ 41
    Anticipated Accounting Treatment ..................................................... 43
    Regulatory Approvals ................................................................. 44
    Dissenter's Rights ................................................................... 44
    Resale of Celgene Common Stock Following the Merger .................................. 46
    Nasdaq Listing ....................................................................... 46
THE PLAN OF MERGER AND RELATED AGREEMENTS ................................................ 47
    The Merger ........................................................................... 47
    Closing and Effective Time ........................................................... 47
    The Merger Consideration ............................................................. 47
    Stock Options and Warrants ........................................................... 48
    Conversion of Shares; Procedures for Exchange of Certificates ........................ 48
    Corporate Matters .................................................................... 49
    Approval of Anthrogenesis Shareholders; Voting and Proxy Agreement ................... 49
    Representations and Warranties ....................................................... 49
    Conditions to the Merger ............................................................. 51
    Certain Covenants .................................................................... 52
    Termination .......................................................................... 54
    Amendment; Waiver .................................................................... 55
    Fees and Expenses .................................................................... 55
    Convertible Loan Agreement; Amended and Restated Secured Promissory Note ............. 56
    Agreement of Anthrogenesis Affiliates ................................................ 56
INFORMATION REGARDING CELGENE ............................................................ 57
    Management and Additional Information ................................................ 57
INFORMATION REGARDING ANTHROGENESIS ...................................................... 58
    Overview of Anthrogenesis' Business .................................................. 58
    Beneficial Ownership ................................................................. 62
    Management's Discussion and Analysis of Financial Condition and Results of Operations  63
    Market Price of and Dividends on Anthrogenesis' Common Equity and Related Shareholder
      Matters ............................................................................ 71
DESCRIPTION OF CELGENE CAPITAL STOCK ..................................................... 72
    Common Stock ......................................................................... 72
    Preferred Stock ...................................................................... 72
    Shareholder Rights Plan .............................................................. 72
    Delaware Law and Selected By-Law Provisions .......................................... 73
    Transfer Agent and Registrar ......................................................... 73

                                                                            PAGE
                                                                         -----
COMPARATIVE RIGHTS OF CELGENE STOCKHOLDERS AND ANTHROGENESIS
  SHAREHOLDERS .........................................................  74
    Size and Qualification of the Board of Directors ...................  74
    Elimination of Cumulative Voting ...................................  74
    Voting Rights and Quorum ...........................................  74
    Right to Inspect Corporate Records .................................  75
    Dividends ..........................................................  75
    Bylaws .............................................................  75
    Removal of Directors ...............................................  76
    Filling New Seats or Vacancies on the Board of Directors ...........  76
    Director Standard of Conduct .......................................  76
    Indemnification ....................................................  77
    Liability of Directors .............................................  77
    Interested Director Transactions; Loans ............................  78
    Shareholder or Stockholder Derivative Suits ........................  78
    Actions by Written Consent of Shareholders or Stockholders .........  79
    Shareholders' Meetings .............................................  79
    Certain Business Combinations ......................................  79
    Shareholder Voting Requirements For Major Transactions .............  81
    Mergers ............................................................  82
    Dissenter's Rights .................................................  82
OTHER MATTERS ..........................................................  83
LEGAL MATTERS ..........................................................  83
EXPERTS ................................................................  83
WHERE YOU CAN FIND MORE INFORMATION ....................................  84
INCORPORATION BY REFERENCE .............................................  84
FORWARD-LOOKING STATEMENTS .............................................  85
APPENDIX A  Purchase Option Agreement and Plan of Merger
APPENDIX B  Amendment to Purchase Option Agreement and Plan of Merger
APPENDIX C  Voting and Proxy Agreement
APPENDIX D  Amendment to Voting and Proxy Agreement
APPENDIX E  Convertible Loan Agreement
APPENDIX F  New Jersey Business Corporation Act -- Dissenter's Rights
INDEX TO ANTHROGENESIS FINANCIAL STATEMENTS ............................  F-1

                    QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHY ARE THE TWO COMPANIES PROPOSING TO MERGE?

     A: We believe that the merger of Celgene and Anthrogenesis will create a stronger, more competitive company capable of achieving greater financial strength, operational efficiencies, technology development, earning power and growth potential than either company would have on its own.


Q: WHAT WILL I RECEIVE IN THE MERGER?

     A: As a result of the merger, unless the exchange ratio is adjusted as described below, you will receive 0.4545 of a share of common stock, par value $.01 per share, of Celgene in exchange for each share of Anthrogenesis common stock that you own. For example, if you own 1,000 shares of Anthrogenesis common stock and the exchange ratio remains at 0.4545, you will receive 454 shares of Celgene common stock in exchange for your Anthrogenesis shares. No fractional shares of Celgene common stock will be issued; instead, you will receive cash in an amount determined by multiplying (i) the fractional interest to which you would otherwise be entitled and (ii) the average of the per share closing prices of Celgene common stock on the Nasdaq National Market for the five trading days immediately before the effective time of the merger.

Anthrogenesis and Celgene have mutually established goals that Anthrogenesis must satisfy by December 31, 2002 (or by March 31, 2003, if the closing of the merger is delayed due to a failure to satisfy certain prescribed governmental or regulatory conditions beyond the parties' reasonable control) to qualify for a favorable adjustment of the exchange ratio, up to a maximum of 0.5000 of a share of Celgene common stock for each share of Anthrogenesis common stock. Specifically, if by December 31, 2002 (or March 31, 2003, if applicable), Anthrogenesis has collected, processed and cryogenically stored the following applicable number of (1) allogeneic cord blood transplant units, (2) allogeneic cord blood and placental transplant units and/or (3) allogeneic placental transplant units, in each case that meet specified general adult dose size and qualitative criteria, the exchange ratio will be adjusted as follows:

             NUMBER OF UNITS     NUMBER OF UNITS    EXCHANGE
                 12/31/02            3/31/03         RATIO
           -------------------- ----------------- -----------

               2,200 units        6,300 units         0.4651
               2,700 units        6,800 units         0.4762
               3,700 units        7,800 units         0.4878
               4,700 units        8,800 units         0.5000

Celgene and Anthrogenesis will mutually determine the number of such units in good faith and, in making that determination, Celgene will be supplied with any reasonably requested documentation and will be allowed to conduct a reasonable physical inspection of Anthrogenesis' premises.

At this time neither Celgene nor Anthrogenesis can determine with certainty whether Anthrogenesis will meet any of these goals and whether the exchange ratio of 0.4545 will be adjusted.

If you hold stock options in Anthrogenesis, after the merger those options will represent the right to acquire shares of Celgene common stock. Likewise, to the extent that you hold warrants to purchase Anthrogenesis common stock, after the merger those warrants will represent the right to acquire shares of Celgene common stock. For the calculation of the actual number of shares of Celgene common stock issuable upon exercise of stock options and warrants, see "The Plan of Merger and Related Agreements--Effect on Stock Options and Warrants."


Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

      A: We hope to complete the merger within two business days after the day on which all the conditions set forth in the plan of merger are either satisfied or waived.

Q: WHAT DO I NEED TO DO NOW?

     A: After carefully reading and considering the information contained in this document and its appendices, indicate on your proxy card how you want to vote, and sign and mail the proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the special meeting. If you sign and send in your proxy card and do not indicate how you want to vote, we will count your proxy card as a vote in favor of the proposal to be voted upon at the special meeting. The board of directors of Anthrogenesis unanimously recommends voting in favor of the approval of the merger and adoption of the plan of merger and the transactions contemplated thereby.


Q: WHAT IS THE REQUIRED VOTE TO APPROVE THE MERGER?

     A: Approval of the merger and adoption of the plan of merger and the transactions contemplated by the plan of merger require the affirmative vote of a majority of the votes cast in person or by proxy by the shareholders of Anthrogenesis entitled to vote at the Anthrogenesis meeting. Celgene has entered into a voting and proxy agreement with certain of the shareholders of Anthrogenesis pursuant to which these Anthrogenesis shareholders have granted to Celgene an irrevocable proxy to vote all of their shares of Anthrogenesis common stock in favor of the approval of the merger and adoption of the plan of merger and the transactions contemplated by the plan of merger. As of the record date, these shareholders owned shares representing approximately 60.9% of the issued and outstanding shares of Anthrogenesis common stock entitled to vote at the Anthrogenesis special meeting. Accordingly, Celgene has sufficient voting power to constitute a quorum and to approve the merger proposal to be considered at the Anthrogenesis shareholders' meeting. Celgene has agreed to vote all shares of Anthrogenesis common stock subject to the agreement in favor of the merger proposal.


Q: DOES THE ANTHROGENESIS BOARD OF DIRECTORS RECOMMEND APPROVAL OF THE MERGER AND THE ADOPTION OF THE PLAN OF MERGER AND THE TRANSACTIONS CONTEMPLATED BY THE PLAN OF MERGER?

     A: Yes. The Anthrogenesis board of directors has approved the plan of merger and the transactions contemplated by the plan of merger and unanimously recommends that you vote for the approval of the merger and the adoption of the plan of merger and the transactions contemplated by the plan of merger.


Q: IF I AM NOT GOING TO ATTEND THE SHAREHOLDER MEETING, SHOULD I RETURN MY PROXY CARD INSTEAD?

     A: Yes. Please fill out your proxy card and mail it to us in the enclosed return envelope as soon as possible. Returning your proxy card ensures that your shares will be represented at the special meeting.


Q: MAY I VOTE IN PERSON?

     A:  Yes.  If  you hold your shares of record as of the close of business on
      , 2002, you may attend the special meeting of Anthrogenesis shareholders and vote your shares in person rather than signing and returning your proxy card.


Q: WHAT DO I DO IF I WANT TO CHANGE MY VOTE?

     A: You should send in a new, later dated, signed proxy card, or a written revocation of your previous proxy card, to Anthrogenesis' corporate secretary before the special meeting or attend the special meeting in person and vote.


Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

     A: No. After the merger is completed, Anthrogenesis shareholders will receive written instructions for exchanging their stock certificates.

Q: AM I ENTITLED TO DISSENTER'S RIGHTS?

     A: You will be entitled to dissenter's rights in certain instances. For a more complete description of your dissenter's rights, see "The
Merger--Dissenter's Rights" on page 44 and Appendix F.


Q: WHO WILL HAVE THE AUTHORITY TO VOTE MY SHARES IF I SIGN THIS PROXY AND RETURN IT TO ANTHROGENESIS?

     A: The proxy appoints members of the board of directors of Anthrogenesis with the authority to vote shares owned by such consenting shareholders.


Q: WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO SHAREHOLDERS?

     A: Celgene and Anthrogenesis believe that the merger will qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, for federal income tax purposes, and that as a result, you will not recognize gain or loss on the exchange of your Anthrogenesis stock for Celgene stock, although gain or loss may be recognized upon the receipt of cash in lieu of fractional shares or upon the exercise of dissenter's rights. To review the tax consequences to Anthrogenesis shareholders in greater detail, see "The Merger--Material U.S. Federal Income Tax Consequences."


Q: WHO CAN HELP ANSWER MY QUESTIONS?

     A: If you would like additional copies of this proxy statement/prospectus or if you have questions about the merger, you can contact us at Anthrogenesis Corp., 45 Horsehill Road, New Jersey 07927, Attention: John R. Haines, President, telephone number (973) 267-8200.

                                    SUMMARY

This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To fully understand the merger and related transactions, and for a more complete description of the legal terms of the merger and related transactions, you should read carefully this proxy statement/prospectus, along with the appendices and the documents to which we refer you. Copies of the plan of merger and amendment to the plan of merger are attached as Appendices A and B, respectively, to this proxy statement/prospectus and are incorporated herein by reference. Copies of the voting and proxy agreement, amendment to the voting and proxy agreement and the convertible loan agreement are also attached as Appendices C, D and E, respectively, to this proxy statement/prospectus. We encourage you to read these documents in their entirety for a more complete description of the merger, because they are the legal documents that govern the merger and related transactions. In addition, we incorporate by reference important business and financial information about Celgene into this proxy statement/prospectus. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled "Where You Can Find More Information" on page 84. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.



                                 THE COMPANIES


ANTHROGENESIS CORP.
45 Horsehill Road
Cedar Knolls, New Jersey 07927
(973) 267-8200

Anthrogenesis Corp., a New Jersey corporation, is an early-stage biotherapeutics company delivering stem cell therapies produced from renewable human placental sources/materials and initially directed toward major unmet medical needs in the cancer field, with a primary focus on blood cancers such as leukemias, lymphomas and myelomas. Anthrogenesis has developed proprietary methods for collecting, processing and storing stem cells and other valuable biomaterials from human placental tissue, currently an unused byproduct of over 4 million annual U.S. births and has developed a privately offered stem cell banking business which currently has over 4,000 clients. These stem cells have immediate application in bone marrow transplants for numerous cancer indications, in conjunction with chemotherapeutic and radiation therapies. Anthrogenesis also is developing and producing stem cell products for treating immunological diseases and inherited metabolic disorders, and for regenerative medicine applications such as cardiovascular, neurological and musculo-skeletal indications. After the merger, Anthrogenesis will be a wholly owned subsidiary of Celgene. Anthrogenesis' principal executive offices will continue to be located at 45 Horsehill Road, Cedar Knolls, New Jersey 07927.


CELGENE CORPORATION
7 Powder Horn Drive
Warren, New Jersey 07059
(732) 271-1001

Celgene Corporation, a Delaware corporation, is a commercial-stage biopharmaceutical company engaged in the discovery, development and commercialization of drugs to treat cancer and immune system diseases through gene regulation. Celgene's drugs are developed so they may be taken orally and are designed to modulate signaling pathways in cells that lead to inflammatory diseases and cancer. The signaling pathways that Celgene seeks to regulate influence many proteins including those that control the body's immune response, the life cycle of cells and those that support new blood vessel growth of tumors, among others. Because Celgene's drugs are administered orally, they may advance the standard of care beyond current injectible protein drugs that inhibit inflammatory and other disease-causing proteins. Additional information regarding Celgene is contained in Celgene's filings with the Securities and Exchange Commission. Anthrogenesis shareholders desiring copies of such documents may contact Celgene at its address or telephone number indicated under "Where You Can Find More Information" on page 84.


                             THE MERGER (PAGE 36)

The plan of merger and amendment to the plan of merger are attached as Appendices A and B, respectively, to this proxy statement/prospectus. We encourage you to read the plan of merger and the amendment to the plan of merger because they are the legal documents that govern the merger.

The plan of merger provides that, upon consummation of the merger, Celgene Acquisition Corp. will merge with and into Anthrogenesis. Anthrogenesis will continue as the surviving corporation and become a wholly owned subsidiary of Celgene. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of New Jersey, or such other time as the parties may specify. This filing is anticipated to be made within two business days after receipt of Anthrogenesis shareholder approval and all required regulatory approvals and the satisfaction or waiver of the other conditions to the merger.


            WHAT ANTHROGENESIS SHAREHOLDERS WILL RECEIVE (PAGE 47)

Upon consummation of the merger, unless the exchange ratio is adjusted as described below, Anthrogenesis shareholders will receive 0.4545 of a share of common stock of Celgene in exchange for each share of Anthrogenesis common stock that they own. No fractional shares of Celgene common stock will be issued in the merger; instead, Anthrogenesis shareholders will receive cash in an amount determined by multiplying (i) the fractional interest to which you would otherwise be entitled and (ii) the average of the per share closing prices of Celgene common stock on the Nasdaq National Market for the five trading days immediately before the effective time of the merger. Prior to the time of closing, if Anthrogenesis meets any or all of the four established goals with respect to the number of transplant units to be collected, processed and cryogenically stored as of certain dates, the exchange ratio will be adjusted upward to a maximum of 0.5000 of a share of Celgene common stock for each share of Anthrogenesis common stock. At this time, however, neither Celgene nor Anthrogenesis can determine with certainty whether Anthrogenesis will meet any of these goals. You should review the section entitled "Risk Factors" beginning on page 20 for more information related to the fixed number of shares of Celgene common stock you may receive in the merger.


        TREATMENT OF STOCK OPTIONS AND WARRANTS IN THE MERGER (PAGE 48)

Under the plan of merger, each option and warrant to purchase Anthrogenesis common stock outstanding immediately prior to the effective time of the merger, whether vested or unvested, will cease to represent a right to acquire shares of Anthrogenesis common stock and will be converted, at the effective time of the merger, into an option or warrant to acquire, on the same terms and conditions, the number of shares of Celgene common stock determined by multiplying the number of shares of Anthrogenesis common stock subject to that Anthrogenesis stock option or warrant by 0.4545, or the applicable adjusted exchange ratio, rounded down, if necessary, to the nearest whole share. The exercise price per share of Celgene common stock under these converted stock options or warrants will be equal to the exercise price for the stock option or warrant immediately prior to the effective time of the merger divided by 0.4545, or the applicable adjusted exchange ratio, rounded up to the nearest cent.

                      CONDITIONS TO THE MERGER (PAGE 51)

Under the plan of merger, certain conditions must be satisfied, or if permitted by law waived, before Celgene and Anthrogenesis would be obligated to complete the merger. See "The Plan of Merger and Related Agreements--Conditions to the Merger."



                  TERMINATION OF THE PLAN OF MERGER (PAGE 54)

Celgene and Anthrogenesis can terminate the plan of merger by mutual written consent and for various other reasons described below. However, Anthrogenesis or Celgene, as applicable, will be required to pay certain termination fees or liquidated damages to the other party under the following circumstances:

o If Anthrogenesis' board withdraws, amends or modifies in any manner that is materially adverse to Celgene its recommendation that shareholders vote for the merger or solicits or recommends another acquisition transaction with a third party, Anthrogenesis must pay Celgene a termination fee of $7,000,000.

o If the Anthrogenesis shareholders do not approve the merger or if any of the Anthrogenesis shareholders that are parties to the voting and proxy agreement have materially breached that agreement, and in either case Anthrogenesis signs a definitive agreement or completes another acquisition transaction with a third party prior to or within one year after such termination, then Anthrogenesis must pay Celgene a termination fee of $7,000,000.

o If Celgene terminates the plan of merger because of any material breach by Anthrogenesis of any representation, warranty or covenant under the plan of merger, Anthrogenesis must pay Celgene liquidated damages of $7,000,000.

o If Anthrogenesis terminates the plan of merger because of any material breach by Celgene of any representation, warranty or covenant under the plan of merger, Celgene must pay Anthrogenesis liquidated damages of $7,000,000. In addition, Celgene must purchase from Anthrogenesis a total of 622,278 shares (as adjusted to account for any stock split or similar dilution of Anthrogenesis' common stock) of Anthrogenesis common stock at a price of $8.035 per share for an aggregate purchase price of $5,000,000.

o If the merger is not completed by December 31, 2002 (or by March 31, 2003, if the closing is delayed by a failure to satisfy certain prescribed governmental or regulatory conditions beyond the parties' reasonable control) and Celgene terminates the plan of merger, and at the time of that termination neither Anthrogenesis nor any of its shareholders that are parties to the voting and proxy agreement are in material breach of any representation, warrant or covenant in the plan of merger or voting and proxy agreement, Celgene must purchase from Anthrogenesis a total of 622,278 shares (as adjusted to account for any stock split or similar dilution of Anthrogenesis' common stock) of Anthrogenesis common stock at a price of $8.035 per share for an aggregate purchase price of $5,000,000.



                         THE SPECIAL MEETING (PAGE 33)

The special meeting of shareholders of Anthrogenesis will be held at 10:00 a.m., local time, on , 2002, at Anthrogenesis' executive office at 45 Horsehill Road, Cedar Knolls, New Jersey 07927. At the meeting, holders of Anthrogenesis common stock will consider and vote upon:

o a proposal to approve the merger and adopt the plan of merger and the transactions contemplated by the plan of merger; and

o any other matters that may properly come before the meeting.

                 OUR RECOMMENDATION TO SHAREHOLDERS (PAGE 33)

The Anthrogenesis board of directors believes that the terms of the merger and the plan of merger and the transactions contemplated by the plan of merger are fair to, and in the best interests of, Anthrogenesis and its shareholders and unanimously recommends that the Anthrogenesis shareholders vote "FOR" the proposal to approve the merger and adopt the plan of merger and the transactions contemplated by the plan of merger.



                            VOTE REQUIRED (PAGE 33)

Approval of the merger and adoption of the plan of merger and the transactions contemplated by the plan of merger require the affirmative vote of a majority of the votes cast in person or by proxy by the shareholders of Anthrogenesis entitled to vote at the Anthrogenesis meeting.

PROCEDURES FOR VOTING YOUR SHARES. You may vote your shares by signing your proxy card and mailing it in the enclosed return envelope. If you are a holder of record, you may vote in person at the special meeting. If you do not include instructions by checking the appropriate box on the proxy card on how to vote your properly executed proxy card, your shares will be voted FOR approval of the merger and the adoption of the plan of merger and the transactions contemplated by the plan of merger. Abstentions and broker non-votes will not be included in vote totals and will have no effect on the outcome of the votes on any of the matters submitted for approval by the Anthrogenesis shareholders.


PROCEDURE FOR CHANGING YOUR VOTE. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice stating that you are revoking your proxy. Second, you can complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation of your proxy or your new proxy card to the secretary of Anthrogenesis. Third, if you are a holder of record, you can attend the special meeting and vote in person.



                     VOTING AND PROXY AGREEMENT (PAGE 34)

Celgene has entered into a voting and proxy agreement with certain shareholders of Anthrogenesis pursuant to which these Anthrogenesis shareholders have granted to Celgene an irrevocable proxy to vote all of their shares of Anthrogenesis common stock in favor of the approval of the merger and adoption of the plan of merger and the transactions contemplated by the plan of merger. As of the record date, these shareholders owned shares representing approximately 60.9% of the issued and outstanding shares of Anthrogenesis common stock entitled to vote at the Anthrogenesis special meeting. Accordingly, Celgene has sufficient voting power to constitute a quorum and to approve the merger proposal to be considered at the Anthrogenesis shareholders' meeting. Celgene has agreed to vote all shares of Anthrogenesis common stock subject to this agreement in favor of the merger proposal.



  INTERESTS OF ANTHROGENESIS AND CELGENE OFFICERS AND DIRECTORS IN THE MERGER
                                   THAT ARE
     DIFFERENT FROM THE INTERESTS OF ANTHROGENESIS SHAREHOLDERS (PAGE 39)

As of the record date, Anthrogenesis directors and executive officers and their affiliates owned 1,855,976 shares of Anthrogenesis common stock, which represented approximately 57% of the issued and outstanding shares of Anthrogenesis common stock that would be entitled to vote at the Anthrogenesis special meeting. Pursuant to the plan of merger, Anthrogenesis' directors and executive officers will receive the same consideration for their shares of Anthrogenesis common stock as the other Anthrogenesis shareholders. In addition, as part of the merger, Robert J.

Hariri, M.D., Ph.D., Anthrogenesis' chief science officer, and John R. Haines, Anthrogenesis' president and chief executive officer, are negotiating retention and employment agreements with Celgene, although the execution of such agreements is not a condition to the consummation of the merger. Each of Dr. Hariri, Mr. Haines and Roseann J. LaRosa, Anthrogenesis' general counsel, is also to receive payments and benefits in the event his employment is terminated in connection with the merger, under specified circumstances.

In addition, Sol J. Barer, Ph.D., the president and chief operating officer and a director of Celgene, and Robert J. Hugin, the senior vice president and chief financial officer and a director of Celgene, currently own, respectively, 20,000 and 50,000 shares of Anthrogenesis common stock, which represented as of the record date approximately .62% and 1.56%, respectively, of the issued and outstanding shares of Anthrogenesis common stock entitled to vote at the Anthrogenesis special meeting. Dr. Barer, Mr. Hugin and certain other members of the Celgene management, including Jerome Zeldis, M.D., Ph.D., who is also a member of the board of directors of Anthrogenesis, owned as of the record date, in the aggregate, 2.81% of the issued and outstanding shares of Anthrogenesis common stock entitled to vote at the Anthrogenesis special meeting. In addition, as of the record date, Dr. Barer owned a warrant to purchase 20,000 shares of Anthrogenesis common stock at an exercise price of $5.00 per share; Mr. Hugin owned various options to purchase an aggregate of 12,500 shares of Anthrogenesis common stock at exercise prices ranging from $5.00 to $8.04 per share, and a warrant to purchase 50,000 shares of Anthrogenesis common stock at an exercise price of $5.00 per share. Dr. Barer, Mr. Hugin and certain other members of the Celgene management, including Dr. Zeldis, owned as of the record date, in the aggregate, warrants to purchase 90,000 shares of Anthrogenesis common stock at an exercise price of $5.00, and options to purchase 30,000 shares of Anthrogenesis common stock at exercise prices ranging from $5.00 to $8.04 per share. These Celgene officers and directors will receive shares of Celgene common stock in exchange for their shares of Anthrogenesis common stock pursuant to the exchange ratio applied to the other Anthrogenesis shareholders.




                        REGULATORY APPROVALS (PAGE 44)

As of the date of this proxy statement/prospectus, each of Celgene and Anthrogenesis believes that the merger and the plan of merger and the transactions contemplated by the plan of merger do not require any filing under the Hart-Scott-Rodino Antitrust Improvements Act. If a good faith determination is subsequently made by the board of directors of each of Celgene and Anthrogenesis that such a filing becomes necessary, each of Celgene and Anthrogenesis will file the required notification and report forms with the Antitrust Division of the Department of Justice and the Federal Trade Commission before the consummation of the merger.



                          TAX CONSEQUENCES (PAGE 41)

Celgene and Anthrogenesis believe that the merger will qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code for federal income tax purposes, and that as a result, you will not recognize gain or loss on the exchange of your Anthrogenesis common stock for Celgene common stock, although gain or loss may be recognized upon the receipt of cash in lieu of fractional shares or upon the exercise of dissenter's rights. No assurance can be provided that the Internal Revenue Service will agree with the treatment of the merger as a tax-free reorganization under Section 368(a) of the Internal Revenue Code.

Tax matters are very complicated and the tax consequences of the merger to you will depend on the facts of your particular situation. You are urged to contact your tax advisor to determine the tax consequences of the merger and related transactions to you in light of your particular situation.

           ANTICIPATED ACCOUNTING TREATMENT OF THE MERGER (PAGE 43)

The merger will be accounted for using the purchase method of accounting for business combinations. Under the purchase method of accounting, the cost of the acquisition of Anthrogenesis by Celgene (including the fair value of equity instruments issued and costs of the transaction) will be allocated to Anthrogenesis' assets and liabilities based on their respective fair values. If the cost exceeds the fair value of Anthrogenesis' identifiable assets and liabilities, the excess amount would be considered goodwill and would not be amortized.

Celgene will apply Statement of Financial Accounting Standards No. 141, "Business Combinations," and Statement of Financial Accounting Standards No. 142, "Goodwill and Intangible Assets," in accounting for this business combination. Major provisions of these Statements as they relate to this transaction are as follows:

o Intangible assets acquired in a business combination must be recorded separately from goodwill if they arise from contractual or other legal rights or are separable from the acquired entity and can be sold, transferred, licensed, rented or exchanged, either individually or as part of a related contract, asset or liability.

o Amounts assigned to tangible and intangible assets to be used in research and development projects that have no alternate future use will be charged to expense at the acquisition date.

o Goodwill, as well as intangible assets with indefinite lives, acquired in this transaction, will not be amortized. Other intangible assets will be amortized.

o Goodwill and intangible assets with indefinite lives will be tested for impairment annually and whenever there is an impairment indicator. Any impairment in the carrying value of such intangibles would be recognized as a charge to the statement of operations.



          DISSENTER'S RIGHTS AVAILABLE TO ANTHROGENESIS SHAREHOLDERS
                     WHO DISSENT FROM THE MERGER (PAGE 44)

Under applicable New Jersey law, Anthrogenesis shareholders who dissent and do not vote in favor of the adoption of the plan of merger and approval of the merger and the transactions contemplated by the plan of merger are entitled to dissenter's rights in some instances as described below.

Failure to timely take any of the steps required under applicable law may result in the loss of your dissenter's rights. As a condition of the merger, however, Celgene is not required to close the merger if holders of Anthrogenesis common stock representing more than 10% of the number of shares of Anthrogenesis common stock issued and outstanding immediately prior to the consummation of the merger notify Anthrogenesis of their intention to assert their dissenter's rights.

We encourage you to read the summary of your dissenter's rights because it contains a summary of the specific legal requirements that govern your dissenter's rights, as well as Appendix F to this proxy statement/prospectus which contains the full text of the dissenter's rights provisions of the New Jersey Business Corporation Act.



                  COMPARISON OF STOCKHOLDER RIGHTS (PAGE 74)

As a result of the merger, your shares of Anthrogenesis common stock will be converted into shares of Celgene common stock. Because Anthrogenesis is a corporation organized under the laws of New Jersey and Celgene is a corporation organized under the laws of Delaware, there are material differences between the rights of Anthrogenesis shareholders and the rights of holders of Celgene common stock.

                   LISTING OF CELGENE COMMON STOCK (PAGE 46)


Celgene will use its reasonable best efforts to cause the shares of Celgene common stock to be issued in connection with the merger to be approved for quotation on the Nasdaq National Market or listed on such securities exchange as Celgene common stock is then listed, subject to official notice of issuance.




CONVERTIBLE  LOAN  AGREEMENT, AMENDED AND RESTATED SECURED PROMISSORY NOTE
                                    (PAGE 56)


Celgene and Anthrogenesis have entered into a convertible loan agreement, dated as of April 26, 2002, as thereafter amended, wherein Celgene has agreed to loan Anthrogenesis up to $11,000,000 in maximum principal amount. Anthrogenesis has borrowed an aggregate of $8,500,000 to date under the convertible loan agreement. The repayment provisions and other terms of the agreement are described below.



                AGREEMENT OF ANTHROGENESIS AFFILIATES (PAGE 56)


Rule 145 under the Securities Act of 1933 regulates the disposition of securities of "affiliates" of Anthrogenesis in connection with the merger. Anthrogenesis has agreed to use its reasonable best efforts to cause each person who is identified as an affiliate of Anthrogenesis to deliver to Celgene, at least ten days before the effective time of the merger, a written affiliate agreement. Under these affiliate agreements, each affiliate will represent that he, she or it has been advised that the affiliate may not sell, transfer or otherwise dispose of Celgene common stock issued to the affiliate in the merger unless the sale, transfer or other disposition complies with certain conditions described elsewhere in this proxy statement/prospectus.



                       COMPARATIVE PER SHARE INFORMATION


The following table sets forth selected historical per share information of Celgene and Anthrogenesis and unaudited pro forma combined per share information after giving effect to the merger between Celgene and Anthrogenesis, under the purchase method of accounting, assuming that 0.4545 of a share of Celgene common stock had been issued in exchange for each outstanding share of Anthrogenesis common stock. You should read this information in conjunction with the selected historical financial information, included elsewhere in this document, and the historical financial statements of Celgene and Anthrogenesis and related notes that are included in this proxy statement/prospectus or incorporated in this document by reference. The unaudited pro forma combined per share information is derived from, and should be read in conjunction with, the Unaudited Pro Forma Condensed Combined Financial Statements and related notes included elsewhere in this proxy statement/prospectus. The unaudited pro forma Anthrogenesis per share equivalents are calculated by multiplying the corresponding unaudited pro forma combined per share amounts by the exchange ratio of 0.4545.


The unaudited pro forma combined per share information does not purport to represent what the actual financial position or results of operations of Celgene and Anthrogenesis would have been had the companies been combined for the periods presented or to project Celgene's and Anthrogenesis' financial position or results of operations for any future date or period.

                                                                        NINE MONTHS       FOR THE YEAR ENDED
                                                                    ENDED SEPTEMBER 30,      DECEMBER 31,
                                                                   --------------------- --------------------
                                                                            2002                 2001
                                                                   --------------------- --------------------
                                                                        (UNAUDITED)
UNAUDITED PRO FORMA COMBINED
Per common share -- basic and diluted:
  Loss from continuing operations before non-recurring
   charges directly attributable to the transaction
   applicable to common stockholders .............................      $   (0.12)            $   (0.12)
  Book value at end of period (1) ................................           4.13
CELGENE -- HISTORICAL
Per common share -- basic and diluted:
  Loss from continuing operations applicable to common
   stockholders ..................................................        (  0.05)              (  0.04)
  Unaudited book value at end of period (1) ......................           4.10                  4.11
ANTHROGENESIS -- HISTORICAL Per common share -- basic and diluted:
  Loss from continuing operations applicable to common
   stockholders ..................................................        (  1.79)              (  2.15)
  Unaudited book value (deficit) at end of period (1) ............        (  1.29)              (  0.32)
UNAUDITED PRO FORMA ANTHROGENESIS PER SHARE
  EQUIVALENTS (2)
Per common share -- basic and diluted:
  Loss from continuing operations before non-recurring
   charges directly attributable to the transaction applicable
   to common stockholders ........................................        (  0.05)              (  0.05)
  Book value at end of period (1) ................................           1.88

-----------------
(1) Amounts are calculated by dividing the corresponding stockholders' equity less any preferred stock liquidation preference by the corresponding common shares outstanding.
(2) Amounts are calculated by multiplying the corresponding unaudited pro forma combined per share amounts by the assumed exchange ratio in the merger of
    0.4545 of a share of Celgene common stock for each share of Anthrogenesis common stock.
Note: No cash dividends were paid by Celgene or Anthrogenesis during any of the periods presented.

                COMPARATIVE PER SHARE MARKET PRICE INFORMATION

Celgene's common stock is traded on the Nasdaq National Market under the symbol "CELG". The following table sets forth, for the periods indicated, the range of high and low bid prices per share of common stock on the Nasdaq National Market:





                                                          HIGH*          LOW*
                                                      ------------   ------------
2002
Fourth Quarter (through October 31, 2002) .........    $   20.30      $   15.05
Third Quarter .....................................        21.53          11.36
Second Quarter ....................................        25.18          11.32
First Quarter .....................................        32.12          21.52

2001
Fourth Quarter ....................................    $   38.84      $   23.45
Third Quarter .....................................        29.40          20.50
Second Quarter ....................................        36.45          14.50
First Quarter .....................................        33.44          16.94

2000
Fourth Quarter ....................................    $   79.81      $   26.88
Third Quarter .....................................        75.88          34.00
Second Quarter ....................................        68.38          20.67
First Quarter .....................................        62.00          18.42

* The stock prices have been adjusted to reflect a three-for-one stock split declared by Celgene and issued on April 14, 2000.

On November 12, 2002, the last trading day before the public announcement of the proposed acquisition of Anthrogenesis and the date of this proxy statement/prospectus, the last reported sales price per share of Celgene common stock was $22.55. Because the securities of Anthrogenesis are not publicly traded, they have no readily ascertainable market value.

Because the market price of Celgene common stock is subject to fluctuation, the market value of the shares of Celgene common stock that holders of Anthrogenesis common stock will be entitled to receive pursuant to the merger may increase or decrease prior to and following the merger. The exchange ratio is fixed and will be not be adjusted to compensate Anthrogenesis' shareholders for decreases in the market price of Celgene common stock which could occur prior to the merger becoming effective. Additionally, you should carefully review the risk factors relating to the fixed number of shares of Celgene common stock you may receive in the section entitled "Risk Factors" beginning on page 20. WE URGE ANTHROGENESIS SHAREHOLDERS TO OBTAIN CURRENT MARKET QUOTATIONS FOR CELGENE COMMON STOCK. WE CANNOT ASSURE YOU AS TO THE FUTURE PRICES OR MARKETS FOR CELGENE COMMON STOCK.

Neither Celgene nor Anthrogenesis has paid any cash dividends in the past. Both Celgene and Anthrogenesis intend to retain future earnings, if any, to fund the development and growth of their businesses and do not anticipate paying cash dividends in the foreseeable future.

                FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

Each of Anthrogenesis and Celgene has made forward-looking statements in this proxy statement/ prospectus, and in documents that are incorporated by reference in this proxy statement/prospectus, that are subject to risks and uncertainties. All statements included or incorporated by reference in this proxy statement/prospectus or made by management of Celgene or Anthrogenesis other than statements of historical fact regarding Celgene, Anthrogenesis or the combined company are forward-looking statements. Examples of forward-looking statements include statements regarding Celgene's, Anthrogenesis' or the combined company's future financial results, operating results, product successes, business strategies, projected costs, future products, competitive positions and plans and objectives of management for future operations. In some cases, you can identify forward-looking statements by terminology, such as "may," "will," "should," "would," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of these terms or other comparable terminology. Any expectations based on these forward-looking statements are subject to risks and uncertainties and other important factors, including those discussed in the "Risk Factors" section of this proxy statement/prospectus. These and many other factors could affect the future financial and operating results of Celgene, Anthrogenesis or the combined company. These factors could cause actual results to differ materially from expectations based on forward-looking statements made in this document or elsewhere by or on behalf of Celgene, Anthrogenesis or the combined company.

                 CELGENE SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial information of Celgene and subsidiaries is provided to aid your analysis of the financial aspects of the merger. We derived this information from audited consolidated financial statements for the years ended December 31, 1997 through 2001 and from unaudited consolidated financial statements for the nine months ended September 30, 2002 and September 30, 2001. This information is only a summary, and you should read it in conjunction with Celgene's historical consolidated financial statements and related notes and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in the annual reports, quarterly reports and other information on file with the Securities and Exchange Commission. See "Where You Can Find More Information" on page 84.

                                                 NINE MONTHS
                                             ENDED SEPTEMBER 30,
                                         ---------------------------
                                              2002          2001
                                         ------------- -------------
IN THOUSANDS, EXCEPT PER SHARE DATA              (UNAUDITED)
CONSOLIDATED
 STATEMENTS OF
 OPERATIONS DATA:
 Total revenue .........................   $  98,573     $  72,508
 Costs and operating expenses ..........     119,941        97,195
 Interest and other
   income(expense), net ................      17,794        16,039
 Tax benefit ...........................          --            --
                                           ---------     ---------
 Loss from continuing operations .......      (3,574)       (8,648)
 Preferred stock dividend
   (including accretion and
   imputed dividends) ..................          --            --
                                           ---------     ---------
 Loss from continuing operations
   applicable to common
   stockholders ........................   $  (3,574)    $  (8,648)
                                           =========     =========
Per share of common stock-basic
 and diluted: ..........................
 Loss from continuing operations
   applicable to common
   stockholders (1) ....................   $   (0.05)    $   (0.12)
                                           =========     =========
 Weighted average number of
   shares of common stock
   outstanding (1) .....................      76,872        74,973
                                           =========     =========

                                                                 YEAR ENDED DECEMBER 31,
                                         ------------------------------------------------------------------------
                                             2001          2000           1999           1998           1997
                                         ------------ -------------- -------------- -------------- --------------
IN THOUSANDS, EXCEPT PER SHARE DATA
CONSOLIDATED
 STATEMENTS OF
 OPERATIONS DATA:
 Total revenue .........................  $ 114,243     $   84,908     $   38,192     $   19,276     $    8,701
 Costs and operating expenses ..........    139,186        119,217         68,857         56,705         39,654
 Interest and other
   income(expense), net ................     20,807         15,496         (1,990)         1,050            193
 Tax benefit ...........................      1,232          1,810          3,018             --             --
                                          ---------     ----------     ----------     ----------     ----------
 Loss from continuing operations .......     (2,904)       (17,003)       (29,637)       (36,379)       (30,760)
 Preferred stock dividend
   (including accretion and
   imputed dividends) ..................         --             --            818             25          1,474
                                          ---------     ----------     ----------     ----------     ----------
 Loss from continuing operations
   applicable to common
   stockholders ........................  $  (2,904)    $  (17,003)    $  (30,455)    $  (36,404)    $  (32,234)
                                          =========     ==========     ==========     ==========     ==========
Per share of common stock-basic
 and diluted: ..........................
 Loss from continuing operations
   applicable to common
   stockholders (1) ....................  $   (0.04)    $    (0.25)    $    (0.59)    $    (0.75)    $    (0.87)
                                          =========     ==========     ==========     ==========     ==========
 Weighted average number of
   shares of common stock
   outstanding (1) .....................     75,108         66,598         51,449         48,811         36,900
                                          =========     ==========     ==========     ==========     ==========


                                       SEPTEMBER 30,                             DECEMBER 31,
                                      --------------- -------------------------------------------------------------------
                                            2002          2001         2000          1999          1998          1997
IN THOUSANDS                          --------------- ------------ ------------ ------------- ------------- -------------
CONSOLIDATED BALANCE
 SHEET DATA:
 Cash and cash equivalents, and
   marketable securities ............   $  288,944     $  310,041   $  306,162   $   28,947    $   18,076    $   34,449
 Total assets .......................      351,380        353,982      346,726       46,873        31,486        42,055
 Long-term obligations under
   capital leases and equipment
   notes payable ....................           --             46          633        1,828         2,656         1,899
 Convertible notes ..................           --         11,714       11,714       38,495         8,349            --
 Accumulated deficit ................     (225,941)      (222,367)    (220,455)    (204,170)     (173,715)     (144,266)
 Stockholders' equity (deficit) .....      321,995        310,425      295,533       (9,727)        8,393        30,589


(1) Note: amounts are adjusted for the three-for-one stock split effected in April 2000.

              ANTHROGENESIS SELECTED CONSOLIDATED FINANCIAL DATA

The following selected financial information of Anthrogenesis Corp. and Subsidiary is provided to aid your analysis of the financial aspects of the merger. We derived this information from audited financial statements for the years ended December 31, 1999 through 2001 and from unaudited financial statements for the year ended December 31, 1998 and for the nine months ended September 30, 2002 and September 30, 2001. No amounts are presented for 1997 as Anthrogenesis began operations during 1998. This information is only a summary, and you should read it in conjunction with the Anthrogenesis Corp. and Subsidiary historical financial statements and related notes which are included herein.

                                               NINE MONTHS
                                           ENDED SEPTEMBER 30,                  YEAR ENDED DECEMBER 31,
                                        ------------------------- ---------------------------------------------------
                                            2002         2001         2001         2000         1999         1998
                                        ------------ ------------ ------------ ------------ ------------ ------------
IN THOUSANDS, EXCEPT PER SHARE DATA            (UNAUDITED)                                                (UNAUDITED)
CONSOLIDATED
 STATEMENTS OF
 OPERATIONS DATA:
 Total revenue ........................   $  1,893     $    919     $  1,528     $    473     $     39     $     40
 Costs and operating expenses .........      7,459        5,069        7,330        2,843        1,532          300
 Interest and other
   income(expense), net ...............       (147)        (108)        (439)         (24)          --            1
 Tax benefit ..........................         --           --          239           --           --           --
                                          --------     --------     --------     --------     --------     --------
 Loss from continuing operations
   applicable to common
   stockholders .......................   $ (5,713)    $ (4,257)    $ (6,002)    $ (2,394)    $ (1,493)    $   (259)
                                          ========     ========     ========     ========     ========     ========
Per share of common stock-basic
 and diluted: .........................
 Loss from continuing operations
   applicable to common
   stockholders .......................  $   (1.79)   $   (1.49)   $   (2.15)   $   (1.00)   $   (0.67)   $   (0.20)
                                         =========    =========    =========    =========    =========    =========
 Weighted average number of
   shares of common stock
   outstanding ........................      3,197        2,854        2,791        2,393        2,219        1,274
                                         =========    =========    =========    =========    =========    =========


                                                                                   DECEMBER 31,
                                               SEPTEMBER 30,    ---------------------------------------------------
                                                    2002            2001           2000          1999        1998
IN THOUSANDS                                  ---------------   ------------   -----------   -----------   --------
CONSOLIDATED BALANCE
 SHEET DATA:
 Cash and cash equivalents ................      $   5,535       $     440      $    278      $     94      $  394
 Total assets .............................          6,516           1,513         1,039           503         575
 Long-term obligations under capital leases
   and notes payable ......................          8,546              87           114           164          --
 Accumulated deficit ......................        (15,861)        (10,149)       (4,146)       (1,752)       (259)
 Stockholders' equity (deficit) ...........         (4,123)           (975)         (806)         (827)        443


          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The Unaudited Pro Forma Condensed Combined Balance Sheet combines the historical consolidated balance sheets of Celgene and Anthrogenesis, giving effect to the merger as if it had been consummated on September 30, 2002. The Unaudited Pro Forma Condensed Combined Statements of Operations combine the historical consolidated statements of operations of Celgene and Anthrogenesis, giving effect to the merger as if it had occurred on January 1, 2001. We have adjusted the historical consolidated financial information to give effect to pro forma events that are (1) directly attributable to the merger and (2) factually supportable. You should read this information in conjunction with the:

     -- accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements;

     -- separate historical unaudited financial statements of Celgene as of and for the nine months ended September 30, 2002 included in Celgene's Quarterly Report on Form 10-Q for the nine month period ended September 30, 2002, which is incorporated by reference into this document;

     -- separate historical financial statements of Celgene as of and for the year ended December 31, 2001 included in Celgene's Annual Report on Form 10-K for the year ended December 31, 2001, which is incorporated by reference into this document;

     -- separate historical unaudited financial statements of Anthrogenesis as of and for the nine months ended September 30, 2002 included elsewhere in this proxy statement/prospectus for the nine month period ended September 30, 2002;

     -- separate historical financial statements of Anthrogenesis as of and for the year ended December 31, 2001 included elsewhere in this proxy statement/prospectus for the year ended December 31, 2001.

     We present the unaudited pro forma condensed combined financial information for informational purposes only. The pro forma information is not necessarily indicative of what our financial position or results of operations actually would have been had we completed the merger at the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company.

     We prepared the unaudited pro forma condensed combined financial information using the purchase method of accounting with Celgene treated as the acquiror. Accordingly, Celgene's cost to acquire Anthrogenesis will be allocated to the assets acquired and liabilities assumed based upon their estimated fair values as of the date of acquisition. The allocation is dependent upon certain valuations and other studies that have not progressed to a stage where there is sufficient information to make a definitive allocation. Accordingly, the purchase price allocation pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information.

             UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                           AS OF SEPTEMBER 30, 2002
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                           PRO FORMA
                                                                                          ADJUSTMENTS           PRO FORMA
                                                          CELGENE    ANTHROGENESIS        (SEE NOTE 3)          COMBINED
                                                       ------------ --------------- -----------------------   ------------
ASSETS
Current assets:
 Cash and cash equivalents ...........................  $  100,651     $   5,535                 --            $  106,186
 Marketable securities available for sale ............     188,293            --                 --               188,293
 Accounts receivable .................................      13,593           223                 --                13,816
 Inventory ...........................................       5,374            79                 --                 5,453
 Other current assets ................................      10,488            49                 --                10,537
                                                        ----------     ---------                 --            ----------
   Total current assets ..............................     318,399         5,886                 --               324,285
 Plant and equipment, net ............................      16,378           624                 --                17,002
 Notes receivable from Anthrogenesis .................       8,500            --             (8,500)(a)                --
 Intangible assets ...................................          --             6              4,994 (b)             5,000
 Goodwill ............................................          --            --              9,500 (c)             9,500
 Other assets ........................................       8,103            --             (1,233)(a)(c)          6,870
                                                        ----------     ---------             ------            ----------
   Total assets ......................................  $  351,380     $   6,516        $     4,761            $  362,657
                                                        ==========     =========        ===========            ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable ....................................  $    9,049     $     392                 --            $    9,441
 Accrued expenses ....................................      15,923           331                830 (c)            17,084
 Current portion of capital lease and note
   obligation ........................................          91            47                 --                   138
 Current portion of deferred revenue .................       1,452         1,323                (63) (a)            2,712
                                                        ----------     ---------        -----------            ----------
   Total current liabilities .........................      26,515         2,093                767                29,375
 Long-term convertible notes .........................          --            --                 --                    --
 Capitalized lease and note obligation-net of
   current portion ...................................          --            46                 --                    46
 Note payable to Celgene .............................          --         8,500             (8,500)(a)                --
 Other non-current liabilities .......................       2,870            --                 --                 2,870
                                                        ----------     ---------        -----------            ----------
   Total liabilities .................................      29,385        10,639             (7,733)               32,291
                                                        ----------     ---------        -----------            ----------
Stockholders' equity:
 Celgene common stock, $.01 par value per share ......         786            --                 15 (d)               801
 Anthrogenesis common stock, $.01 par value per
   share .............................................          --        11,882            (11,882)(d)                --
 Anthrogenesis common stock in treasury, at cost .....          --          (128)               128 (d)                --
 Additional paid-in capital ..........................     543,058            --             49,356 (d)           592,414
 Deferred compensation ...............................        (198)           --                 --                  (198)
 Notes receivable from stockholders ..................         (42)          (16)                16 (d)               (42)
 Accumulated deficit .................................    (225,941)      (15,861)           (25,139)(d)          (266,941)
 Accumulated other comprehensive income ..............       4,332            --                 --                 4,332
                                                        ----------     ---------        -----------            ----------
   Total stockholders' equity ........................     321,995        (4,123)            12,494               330,366
                                                        ----------     ---------        -----------            ----------
   Total liabilities and stockholders' equity ........  $  351,380     $   6,516        $     4,761            $  362,657
                                                        ==========     =========        ===========            ==========


See accompanying notes to unaudited pro forma condensed combined financial statements.

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                  PRO FORMA
                                                                                 ADJUSTMENTS      PRO FORMA
                                                    CELGENE     ANTHROGENESIS    (SEE NOTE 3)     COMBINED
                                                 ------------- --------------- ---------------  ------------
Revenue:
  Product sales and services ...................   $  88,893      $   1,893       $   (75)(a)    $  90,711
  Collaborative agreements .....................       9,680             --            --            9,680
                                                   ---------      ---------       -------        ---------
   Total revenue ...............................      98,573          1,893           (75)         100,391
Expenses:
  Cost of goods sold ...........................      12,203            766            --           12,969
  Research and development .....................      57,584            447          (188)(a)       57,843
  Selling, general and administrative ..........      50,154          6,246           250 (c)       56,650
                                                   ---------      ---------       -------        ---------
   Total expenses ..............................     119,941          7,459            62          127,462
Operating loss .................................     (21,368)        (5,566)         (137)         (27,071)
Other income (expense) .........................      17,794           (147)           --           17,647
                                                   ---------      ---------       -------        ---------
Loss from continuing operations before
  non-recurring charges directly attributable to
  the transaction ..............................   $  (3,574)     $  (5,713)      $  (137)       $  (9,424)
                                                   =========      =========       =======        =========
Per share basic and diluted:
  Loss from continuing operations before
   non-recurring charges directly attributable
   to the transaction ..........................   $   (0.05)                                    $   (0.12)
                                                   =========                                     =========
Weighted average number of shares of common
  stock outstanding ............................      76,872                                        78,325
                                                   =========                                     =========

See accompanying notes to unaudited pro forma condensed combined financial statements.

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 2001
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                     PRO FORMA
                                                                                    ADJUSTMENTS         PRO FORMA
                                                     CELGENE    ANTHROGENESIS       (SEE NOTE 3)        COMBINED
                                                   ----------- --------------- --------------------   ------------
Revenue:
  Product sales and services .....................  $  84,195     $  1,528         $   (250)(a)        $  85,473
  Collaborative agreements .......................     28,149           --               --               28,149
  Related-party collaborative agreements .........      1,899           --               --                1,899
                                                    ---------     --------         --------            ---------
   Total revenue .................................    114,243        1,528             (250)             115,521
Expenses:
  Cost of goods sold .............................     13,571          840               --               14,411
  Research and development .......................     67,653          256               --               67,909
  Selling, general and administrative ............     57,962        6,234               83 (a)(c)        64,279
                                                    ---------     --------         --------            ---------
   Total expenses ................................    139,186        7,330               83              146,599
Operating loss ...................................    (24,943)      (5,802)            (333)             (31,078)
Other income (expense) ...........................     20,807         (439)              --               20,368
                                                    ---------     --------         --------            ---------
Loss before tax benefit ..........................     (4,136)      (6,241)            (333)             (10,710)
Tax benefit ......................................      1,232          239               --                1,471
                                                    ---------     --------         --------            ---------
Loss from continuing operations before
  non-recurring charges directly attributable to
  the transaction ................................     (2,904)      (6,002)            (333)              (9,239)
                                                    =========     ========         ========            =========
Per share basic and diluted:
  Loss from continuing operations before
   non-recurring charges directly attributable
   to the transaction ............................  $   (0.04)                                         $   (0.12)
                                                    =========                                          =========
Weighted average number of shares of
  common stock outstanding .......................     75,108                                             76,375
                                                    =========                                          =========

See accompanying notes to unaudited pro forma condensed combined financial statements.

                         NOTES TO UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL STATEMENTS

  1. Description of Transaction and Basis of Presentation

The plan of merger provides that each outstanding share of Anthrogenesis common stock will be converted into the right to receive 0.4545, unless otherwise adjusted, of a share of Celgene common stock, par value $.01 per share, in a tax-free transaction. Anthrogenesis and Celgene have mutually established goals that Anthrogenesis must satisfy by December 31, 2002 (or by March 31, 2003, if closing of the merger is delayed due to a failure to satisfy certain prescribed governmental or regulatory conditions beyond the parties' reasonable control) to qualify for a favorable adjustment of the exchange ratio, up to a maximum of
0.5000 of a share of Celgene common stock for each share of Anthrogenesis common stock. Additionally, all outstanding Anthrogenesis stock options and warrants will be converted into the right to receive Celgene stock options and warrants at the same conversion ratio as the common shares above. The merger is expected to be completed by December 31, 2002. The merger will be accounted for as a purchase by Celgene under accounting principles generally accepted in the United States of America. Under the purchase method of accounting, the assets and liabilities of Anthrogenesis will be recorded as of the acquisition date, at their respective fair values, and added to those of Celgene. The estimated in-process research and development charge is included in the pro forma condensed combined balance sheet as of September 30, 2002, however this charge is not included in the pro forma condensed combined statements of operations because it is a non-recurring charge directly related to the acquisition. The reported financial condition and results of operations of Celgene after completion of the merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of Anthrogenesis. The merger is subject to customary closing conditions.

  2. Purchase Price (Amounts in thousands except per share amounts)

  The following is a preliminary estimate of the purchase price for
Anthrogenesis:



  Number of shares of Anthrogenesis common stock outstanding as of
   November 11, 2002 .......................................................       3,202
  Assumed exchange ratio ...................................................      0.4545
                                                                                 --------
                                                                                   1,455
  Multiplied by Celgene's closing stock price on November 11, 2002 .........     $ 21.60      $31,437
                                                                                ---------
  Estimated fair value of Anthrogenesis stock options outstanding as of
   November 11, 2002 expected to be exchanged for Celgene stock options, calculated using the Black-Scholes option pricing model with model assumptions estimated as of November 11, 2002, and Celgene's stock price of
   $21.60, which represented the closing stock price on November 11, 2002...                   14,465
  Estimated fair value of Anthrogenesis warrants outstanding as of November 11,
   2002 expected to be exchanged for Celgene warrants, calculated using the
   Black-Scholes option pricing model with model assumptions estimated as of
   November 11, 2002, and Celgene's stock price of $21.60, which represented the
   closing stock price on November 11, 2002 ................................                    3,469
  Secured promissory note issued by Anthrogenesis to Celgene ...............                    8,500
  Estimated transaction costs ..............................................                    2,000
                                                                                              -------

  Estimated purchase price .................................................                  $59,871
                                                                                              =======


For purposes of this pro forma analysis, the above estimated purchase price has been allocated based on a preliminary estimate of the fair value of assets acquired and liabilities assumed as follows. The allocation is dependent upon certain valuations which are in process and the amounts in the final allocation may differ materially from the amounts estimated below.





               ESTIMATED PURCHASE PRICE ALLOCATION                   ($ IN THOUSANDS)
-----------------------------------------------------------------   -----------------
  Estimated fair value of tangible net assets acquired ..........        $ 4,371
  In-process research and development charge (1) ................         41,000
  Identifiable intangible assets at fair value (2) ..............          5,000
  Goodwill ......................................................          9,500
                                                                         -------
                                                                         $59,871
                                                                         =======


(1) Represents the estimated fair value of acquired in-process research and development projects that had not yet reached technological feasibility and had no alternative future use. The value assigned to purchased in-process technology comprises the following projects:
     -- Development of allogeneic and autologous products for the treatment of numerous oncology indications, in conjunction with chemotherapeutic and radiation therapies
     -- Production of a new class of biomaterials for use in tissue augmentation and repair

(2) A preliminary list of the acquired identifiable intangible assets are as follows:
     -- Customer backlog consisting of current autologous umbilical cord customers having entered into an agreement for the storage thereof
     -- Existing technology consisting of the production of biomaterials for use in ophthalmic patches
     --  Supplier relationships

3. Pro Forma Adjustments

Adjustments included in the column under the heading "Pro Forma Adjustments" primarily relate to the following:

(a) To eliminate balances and transactions between Celgene and Anthrogenesis which, upon completion of the merger, would be considered intercompany balances and transactions.

(b) To record acquired intangible assets. See also Note 2 to the Unaudited Pro Forma Condensed Combined Financial Statments.

(c) To record:

    -- the allocation of the estimated purchase price to reflect the difference between the book value and the fair value of net assets acquired. Also, to record accrual of estimated transaction costs ($2 million).

    -- amortization expense related to the estimated value of identifiable intangible assets from the purchase price allocation, which are being amortized over a weighted average estimate of useful lives of 15 years, of approximately $0.33 million in 2001 and $0.25 million in the first nine months of 2002.

(d) To adjust stockholders' equity for the following:

     Common Stock
     -- To record the estimated par value of the shares to be issued by Celgene to effect the combination.
     --  To remove the historical (par value) balance of Anthrogenesis.

     Treasury stock at cost
     -- To remove the historical balance of Anthrogenesis.

   Additional paid-in capital
   -- To record the purchase price of Anthrogenesis net of the amounts allocated to the par values of the Common stock and transaction costs.

   Notes receivable from stockholders
   --  To eliminate notes receivable from stockholders of Anthrogenesis.

   Accumulated deficit
   -- To remove the historical balance of Anthrogenesis ($15.861 million increase).
   -- To record the estimated write-off of in-process research and development
      ($41 million decrease). See also Note 2 to the Unaudited Pro Forma Condensed Combined Financial Statements.

  Adjustments to common stock and additional paid-in-capital reflect the issuance of Celgene's common stock in exchange for Anthrogenesis' shares of common stock at the assumed exchange ratio as described in footnote 1. These amounts were determined by multiplying Anthrogenesis' outstanding shares of common stock at that date by the assumed exchange ratio of 0.4545. The number of shares to be issued at completion of the merger will be based on the actual number of shares of common stock of Anthrogenesis outstanding and exchange ratio at that time.

  The pro forma combined basic and diluted earnings per share for the respective periods presented are based on the combined basic and diluted weighted average common shares of Celgene and Anthrogenesis at each respective date. The historical basic and diluted weighted average shares for Anthrogenesis were converted at the assumed exchange ratio of 0.4545 of a share of Celgene common stock for each Anthrogenesis common stock equivalent.

  The following table reconciles the numbers of shares used in the pro forma per share computations to the numbers set forth in Celgene's and Anthrogenesis' historical statements of operations:

                                                               NINE MONTHS
                                                                  ENDED          YEAR ENDED
                                                              SEPTEMBER 30,     DECEMBER 31,
                                                                   2002             2001
                                                             ---------------   -------------
 Weighted average shares used in per share calculation (in
 thousands, except estimated exchange rate) ..............
 Historical -- Celgene ...................................        76,872           75,108
 Historical -- Anthrogenesis .............................         3,197            2,791
 Assumed exchange ratio ..................................        0.4545           0.4545
                                                                  -------          -------
                                                                   1,453            1,269
 Pro forma combined ......................................        78,325           76,377
                                                                  =======          =======

                                 RISK FACTORS

In addition to the other information contained or incorporated by reference in this proxy statement/prospectus, Anthrogenesis shareholders should consider the following risk factors before they decide whether or not to vote in favor of the approval of the merger and adoption of the plan of merger and the transactions contemplated by the plan of merger.


                         RISKS RELATING TO THE MERGER


FAILURE TO REALIZE THE BENEFITS OF INTEGRATING CERTAIN ASPECTS OF CELGENE'S AND ANTHROGENESIS' BUSINESSES COULD DIMINISH THE EXPECTED BENEFITS OF THE MERGER.


Achieving the expected benefits of the merger will depend in large part on the successful integration of certain aspects of Celgene's and Anthrogenesis' businesses in a timely and efficient manner. Celgene will need to integrate the information systems, product development, administration and other organizations of the two companies. This will be difficult and unpredictable because of possible cultural conflicts and different opinions on technical, operational and other integration decisions. Celgene will also need to integrate the employees of the two companies. Celgene or Anthrogenesis may experience disruption in its employee base as a result of uncertainty in connection with the merger. There is also a risk that key employees of Anthrogenesis may seek employment elsewhere, including with competitors. The operations, management and personnel of the two companies may not be compatible, and Celgene or Anthrogenesis may also experience the loss of key personnel for that reason.

The diversion of management attention and any difficulties or delays encountered in the transition and integration process could have a material adverse effect on the combined company's business, financial condition and operating results.

Celgene expects to incur costs from integrating Anthrogenesis' operations and personnel. These costs may be substantial and may include costs for:

o employee retention and development; and

o integration of operating policies, procedures and systems.

If Celgene and Anthrogenesis are not successful in these integration efforts, Celgene may not realize the full expected benefits of the merger.


ANTHROGENESIS SHAREHOLDERS WILL RECEIVE A FIXED NUMBER OF SHARES OF CELGENE COMMON STOCK IN THE MERGER, NOT A FIXED VALUE.


Upon completion of the merger, each of your shares will be converted into 0.4545, or the applicable adjusted exchange ratio, of a share of Celgene common stock. Since the exchange ratio will be fixed at the time of the merger, the number of shares that Anthrogenesis shareholders will receive in the merger will not change, even if the market price of Celgene common stock changes. There will be no adjustment of the exchange ratio or termination of the merger based solely on fluctuations in the price of Celgene common stock. The market price of Celgene common stock is subject to fluctuation. These market fluctuations may cause a decline in the market price of Celgene common stock. The market price of Celgene common stock upon and after completion of the merger could be lower than the market price on the date of the plan of merger or the current market price. Anthrogenesis shareholders should obtain recent market quotations of Celgene common stock before they vote on the merger.

IF THE PLAN OF MERGER IS TERMINATED UNDER SPECIFIED CIRCUMSTANCES, ANTHROGENESIS OR CELGENE MAY HAVE TO PAY A SUBSTANTIAL BREAK-UP FEE OR LIQUIDATED DAMAGES TO THE OTHER PARTY.

Anthrogenesis or Celgene, as applicable, will be required to pay certain termination fees or liquidated damages to the other party under the following circumstances:

o If Anthrogenesis' board withdraws, amends or modifies in any manner that is materially adverse to Celgene its recommendation that shareholders vote for the merger or solicits or recommends another acquisition transaction with a third party, Anthrogenesis must pay Celgene a termination fee of $7,000,000.

o If the Anthrogenesis shareholders do not approve the merger or if any of the Anthrogenesis shareholders that are parties to the voting and proxy agreement have materially breached that agreement, and in either case Anthrogenesis signs a definitive agreement or completes another acquisition transaction with a third party prior to or within one year after such termination, Anthrogenesis must pay Celgene a termination fee of $7,000,000.

o If Celgene terminates the plan of merger because of any material breach by Anthrogenesis of any representation, warranty or covenant under the plan of merger, Anthrogenesis must pay Celgene liquidated damages of $7,000,000.

o If Anthrogenesis terminates the plan of merger because of any material breach by Celgene of any representation, warranty or covenant under the plan of merger, Celgene must pay Anthrogenesis liquidated damages of $7,000,000. In addition, Celgene must purchase from Anthrogenesis a total of 622,278 shares (as adjusted to account for any stock split or similar dilution of Anthrogenesis' common stock) of Anthrogenesis common stock at a price of $8.035 per share for an aggregate purchase price of $5,000,000.

o If the merger is not completed by December 31, 2002 (or by March 31, 2003, if the closing is delayed by a failure to satisfy certain prescribed governmental or regulatory conditions beyond the parties' reasonable control) and Celgene terminates the plan of merger, and at the time of that termination neither Anthrogenesis nor any of its shareholders that are parties to the voting and proxy agreement are in material breach of any representation, warrant or covenant in the plan of merger or voting and proxy agreement, Celgene must purchase from Anthrogenesis a total of 622,278 shares (as adjusted to account for any stock split or similar dilution of Anthrogenesis' common stock) of Anthrogenesis common stock at a price of $8.035 per share for an aggregate purchase price of $5,000,000.


                           RISKS RELATING TO CELGENE


RISKS ASSOCIATED WITH INVESTING IN THE BUSINESS OF CELGENE.

CELGENE HAS A HISTORY OF OPERATING LOSSES AND AN ACCUMULATED DEFICIT.

Celgene has sustained losses in each year since its incorporation in 1986. Celgene sustained net losses of $3.6 million and $8.6 million for the nine months ended September 30, 2002 and 2001, respectively. Celgene had an accumulated deficit of $225.9 million and $222.4 million at September 30, 2002 and December 31, 2001, respectively. Celgene expects to make substantial expenditures to further develop and commercialize its products. Celgene also expects that its rate of spending will accelerate as the result of increased clinical trial costs and expenses associated with regulatory approval and commercialization of products now in development.

IF CELGENE IS UNSUCCESSFUL IN DEVELOPING AND COMMERCIALIZING ITS PRODUCTS, CELGENE'S BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED WHICH COULD IMPACT NEGATIVELY THE VALUE OF ITS COMMON STOCK.

Many of Celgene's products and processes are in the early or mid-stages of development and will require the commitment of substantial resources, extensive research, development, preclinical testing, clinical trials, manufacturing scale-up and regulatory approval prior to being ready for sale. With the exception of Focalin(TM), all of Celgene's other products will require further development, clinical testing and regulatory approvals. If it becomes too expensive to sustain its present commitment of resources on a long-term basis, Celgene will be unable to continue its necessary development. Furthermore, Celgene cannot be certain that its clinical testing will render satisfactory results, or that it will receive required regulatory approval for its products. If any of Celgene's products, even if developed and approved, cannot be successfully commercialized, Celgene's business, financial condition and results of operations could be materially adversely affected which could impact negatively on the value of its securities.


DURING THE NEXT SEVERAL YEARS, CELGENE WILL BE VERY DEPENDENT ON THE COMMERCIAL SUCCESS OF THALOMID(Reg. TM), FOCALIN(TM) AND THE ENTIRE RITALIN(Reg. TM) PRODUCT LINE.


At its present level of operations, Celgene may not be able to attain profitability if physicians prescribe THALOMID(Reg. TM) only for patients who are diagnosed with erythema nodosum leprosum, or ENL. Under current regulations of the U.S. Food and Drug Administration, Celgene is precluded from promoting THALOMID(Reg. TM) outside this approved use. The market for the use of THALOMID(Reg. TM) in patients suffering from ENL is relatively small. ENL is an inflammatory complication of leprosy. Leprosy afflicts millions worldwide, although the disease is relatively rare in the United States. Celgene has conducted clinical studies that appear to show that THALOMID(Reg. TM) is active when used to treat disorders other than ENL, such as multiple myeloma, a bone marrow related cancer, which is the second most common blood borne cancer and is invariably fatal. Celgene does not know whether it will succeed in receiving regulatory approval to market THALOMID(Reg. TM) for additional indications. FDA regulations place restrictions on Celgene's ability to communicate the results of additional clinical studies to patients and physicians without first obtaining approval from the FDA to expand the authorized uses for this product. In addition, if adverse experiences are reported in connection with the use of THALOMID(Reg. TM) by patients, this could undermine physician and patient comfort with the product, could limit the commercial success of the product and could even impact the acceptance of THALOMID(Reg. TM) in the ENL market. Celgene is dependent upon royalties from Novartis Pharma AG's entire Ritalin(Reg. TM) product line as well as Focalin(TM), although Celgene cannot directly impact their ability to successfully commercialize these products.


CELGENE FACES A RISK OF PRODUCT LIABILITY CLAIMS AND MAY NOT BE ABLE TO OBTAIN SUFFICIENT INSURANCE ON COMMERCIALLY REASONABLE TERMS OR WITH ADEQUATE COVERAGE.


Celgene may be subject to product liability or other claims based on allegations that the use of its technology or products has resulted in adverse effects, whether by participants in Celgene's clinical trials or by patients using its products. Thalidomide, when used by pregnant women, has resulted in serious birth defects. Therefore, necessary and strict precautions must be taken by physicians prescribing the drug to women with childbearing potential. These precautions may not be observed in all cases or, if observed, may not be effective. Use of thalidomide has also been associated, in a limited number of cases, with other side effects, including nerve damage. Although Celgene has product liability insurance that it believes is appropriate, it may be unable to obtain additional coverage on commercially reasonable terms if required, or its coverage may be inadequate to protect it in the event claims are asserted against it. Celgene's obligation to defend against or pay any product liability or other claim may be expensive and divert the efforts of its management and technical personnel.


IF CELGENE'S PRODUCTS ARE NOT ACCEPTED BY THE MARKET, DEMAND FOR ITS PRODUCTS WILL DETERIORATE OR NOT MATERIALIZE AT ALL.


It is necessary that Celgene's products, including THALOMID(Reg. TM) and Focalin(TM), achieve market acceptance once they receive regulatory approval, if regulatory approval is required. A number of factors render the degree of market acceptance of Celgene's products uncertain, including the extent to which Celgene can demonstrate the products' efficacy, safety and advantages, if any, over competing products, as well as the reimbursement policies of third-party payors, such as government and private insurance plans. In particular, thalidomide, when used by pregnant women, has resulted in serious birth defects, and the negative history associated with thalidomide may decrease the market acceptance of THALOMID(Reg. TM). If Celgene's products are not accepted by the market, demand for its products will deteriorate or not materialize at all.

CELGENE MAY EXPERIENCE SIGNIFICANT FLUCTUATIONS IN ITS QUARTERLY OPERATING RESULTS.

Celgene has historically experienced, and expects to continue for the foreseeable future to experience, significant fluctuations in its quarterly operating results. These fluctuations are due to a number of factors, many of which are outside its control, and may result in volatility of Celgene's stock price. Future operating results will depend on many factors, including:

o demand for Celgene's products;

o regulatory approvals for Celgene's products;

o the timing of the introduction and market acceptance of new products by it or competing companies;

o the timing and recognition of certain research and development milestones and license fees; and

o Celgene's ability to control its costs.

CELGENE HAS NO COMMERCIAL MANUFACTURING FACILITIES AND IT IS DEPENDENT ON TWO SUPPLIERS FOR THE RAW MATERIAL AND ONE MANUFACTURER FOR THE FORMULATION AND ENCAPSULATION OF THALOMID(Reg. TM), AND IS DEPENDENT ON ONE SUPPLIER FOR THE RAW MATERIAL AND ONE MANUFACTURER FOR THE TABLETING AND PACKAGING OF FOCALIN(TM).

Celgene currently has no facilities for manufacturing any products on a commercial scale. Currently, Celgene can obtain all of its bulk drug material for THALOMID(Reg. TM) from two suppliers, ChemSyn Laboratories, a Division of Eagle-Picher Technologies, L.L.C., and Sifavitor s.p.a., and it relies on a single manufacturer, Penn Pharmaceutical Services Limited, to formulate and encapsulate THALOMID(Reg. TM). In addition, Celgene currently obtains all of its bulk active pharmaceutical ingredient for Focalin(TM) from one supplier, Johnson Matthey Inc., and it relies on a single manufacturer, Mikart, Inc., for the packaging and tableting of Focalin(TM). Presently, Celgene is actively seeking backups to each of Penn, Johnson Matthey and Mikart. The FDA requires that all suppliers of pharmaceutical bulk material and all manufacturers of pharmaceuticals for sale in or from the United States achieve and maintain compliance with the FDA's current Good Manufacturing Practice, or cGMP, regulations and guidelines and be covered by an approved New Drug Application. (cGMP are regulations established by the FDA that govern the manufacture, processing, packing, storage and testing of drugs intended for human use.) If the operations of any of Penn, Johnson Matthey or Mikart were to become unavailable for any reason, any required FDA review and approval of the operations of an alternative could cause a delay in the manufacture of THALOMID(Reg. TM) or Focalin(TM). Although Celgene has an option to purchase the THALOMID(Reg. TM) manufacturing operations of Penn, it intends to continue to utilize outside manufacturers if and when needed to produce its other products on a commercial scale. If Celgene's outside manufacturers do not meet its requirements for quality, quantity or timeliness, or do not achieve and maintain compliance with all applicable regulations, demand for Celgene's products or its ability to continue manufacturing such products could substantially decline, to the extent Celgene depends on these outside manufacturers.

CELGENE HAS LIMITED MARKETING AND DISTRIBUTION CAPABILITIES.

Although Celgene has a 128-person commercialization group to support THALOMID(Reg. TM), it may be required to seek a corporate partner to provide marketing services with respect to its other products. Any delay in developing these resources could substantially delay or curtail the marketing of these products. Celgene has contracted with Ivers Lee Corporation, d/b/a Sharp, a specialty distributor, to distribute THALOMID(Reg. TM). If Sharp does not perform its obligations, Celgene's ability to distribute THALOMID(Reg. TM) may be severely restricted.

CELGENE IS DEPENDENT ON COLLABORATIONS AND LICENSES WITH THIRD PARTIES.

Celgene's ability to fully commercialize its products, if developed, may depend to some extent upon its entering into joint ventures or other arrangements with established pharmaceutical companies with the requisite experience and financial and other resources to obtain regulatory approvals and to manufacture and market such products. Celgene's present joint ventures and licenses include an agreement with Novartis Pharma AG with respect to the joint research of SERMs, compounds developed to mimic the positive effects of estrogen in the treatment of osteoporosis, and a separate agreement wherein Celgene has granted to Novartis an exclusive, worldwide license (excluding Canada) for the development and commercialization of Focalin(TM), or d-methylphenidate; an agreement with Biovail Corporation International, wherein Celgene granted to Biovail exclusive Canadian marketing rights for d-methylphenidate; and agreements with Pharmion Corporation and Penn Pharmaceuticals Services Limited to expand the THALOMID(Reg. TM) franchise internationally. Celgene's present and future arrangements may be jeopardized if any or all of the following occur:

o Celgene is not able to enter into additional joint ventures or other arrangements on acceptable terms, if at all;

o Celgene's joint ventures or other arrangements do not result in a compatible work environment;

o Celgene's joint ventures or other arrangements do not lead to the successful development and commercialization of any products;

o Celgene is unable to obtain or maintain proprietary rights or licenses to technology or products developed in connection with its joint ventures or other arrangements; or

o Celgene is unable to preserve the confidentiality of any proprietary rights or information developed in connection with its joint ventures or other arrangements.

THE HAZARDOUS MATERIALS CELGENE USES IN ITS RESEARCH AND DEVELOPMENT COULD RESULT IN SIGNIFICANT LIABILITIES THAT COULD EXCEED ITS INSURANCE COVERAGE AND FINANCIAL RESOURCES.

Celgene uses some hazardous materials in its research and development activities. While Celgene believes it is currently in substantial compliance with the federal, state and local laws and regulations governing the use of these materials, it cannot be certain that accidental injury or contamination will not occur. Any such accident or contamination could result in substantial liabilities, which could exceed Celgene's insurance coverage and financial resources. Additionally, the cost of compliance with environmental and safety laws and regulations may increase in the future, requiring Celgene to expend more financial resources either in compliance or in purchasing supplemental insurance coverage.

SALES OF CELGENE'S PRODUCTS ARE DEPENDENT ON THIRD-PARTY REIMBURSEMENT.

Sales of Celgene's products will depend, in part, on the extent to which the costs of its products will be paid by health maintenance, managed care, pharmacy benefit and similar health care management organizations, or reimbursed by government health administration authorities, private health coverage insurers and other third-party payors. These health care management organizations and third-party payors are increasingly challenging the prices charged for medical products and services. Additionally, the containment of health care costs has become a priority of federal and state governments, and the prices of drugs have been targeted in this effort. If these organizations and third-party payors do not consider Celgene's products to be cost effective, they may not reimburse providers of its products or, if they do, the level of reimbursement may not be sufficient to allow Celgene to sell its products on a profitable basis.

CELGENE MAY NOT BE ABLE TO PROTECT ITS INTELLECTUAL PROPERTY.

Celgene's success will depend, in part, on its ability to obtain and enforce patents, protect trade secrets, obtain licenses to technology owned by third parties, when necessary, and conduct its business without infringing upon the proprietary rights of others. The patent positions of pharmaceutical firms, including Celgene's, can be uncertain and involve complex legal and factual questions. In addition, the coverage sought in a patent application may not be obtained or may be significantly reduced before the patent is issued. Consequently, if Celgene's pending applications, or a pending application that Celgene has licensed-in from third parties, do not result in the issuance of patents or, if any patents that are issued do not provide significant proprietary protection or commercial advantage, Celgene's ability to sustain the necessary level of intellectual property upon which its success depends may be restricted. Since, under the current patent laws, patent applications in the United States are maintained in secrecy from six to 18 months, and since publications of discoveries in the scientific and patent literature often lag behind actual discoveries, Celgene may sometime in the future discover that it, or the third parties from whom Celgene has licensed patents or patent applications, were not the first to make the inventions covered by the patents and patent applications in which Celgene has rights, or that such patents and patent applications were the first to be filed on such inventions.

In the event that a third party has also filed a patent application for any of the inventions described in Celgene's patents or patent applications, or those Celgene has licensed-in, Celgene could become involved in an interference proceeding declared by the U.S. Patent and Trademark Office to determine priority of invention. Such interference could result in the loss of an issued U.S. patent or loss of any opportunity to secure U.S. patent protection for that invention. Even if the eventual outcome is favorable to Celgene, such interference proceedings could result in substantial cost to it. Moreover, different countries have different procedures for obtaining patents, and patents issued in different countries provide different degrees of protection against the use of a patented invention by others. Therefore, if the issuance to Celgene or its licensor, in a given country, of a patent covering an invention is not followed by the issuance, in other countries, of patents covering the same invention, or if any judicial interpretation of the validity, enforceability or scope of the claims in a patent issued in one country is not similar to the interpretation given to the corresponding patent issued in another country, Celgene's ability to protect its intellectual property in other countries may be limited.

Furthermore, even if Celgene's patents, or those Celgene has licensed-in, are issued, its competitors may still challenge the validity and enforceability of Celgene's patents in court, requiring Celgene to engage in complex, lengthy and costly litigation. Alternatively, Celgene's competitors may be able to design around such patents and compete with it using the resulting alternative technology. If any of Celgene's issued or licensed patents are infringed, Celgene may not be successful in enforcing its intellectual property rights or defending the validity or enforceability of its issued patents. Consequently, if Celgene cannot successfully defend against any patent infringement suit that may be brought against it by a third party, Celgene may lose exclusivity relating to the subject matter delineated by such patent claims which may have a material adverse effect on its business. Further, Celgene relies upon unpatented proprietary and trade secret technology that it tries to protect, in part, by confidentiality agreements with its collaborative partners, employees, consultants, outside scientific collaborators, sponsored researchers and other advisors. If these agreements are breached, Celgene may not have adequate remedies for any such breach.

Despite precautions taken by Celgene, others may obtain access to or independently develop Celgene's proprietary technology or such technology may be found to be non-proprietary or not a trade secret. Any conflicts resulting from third-party patent applications and patents could significantly reduce the coverage of the patents owned, optioned by or licensed to Celgene and limit its ability to obtain meaningful patent protection. If patents are issued to third parties that contain competitive or conflicting claims, Celgene may be legally prohibited from pursuing research, development or commercialization of potential products or be required to obtain licenses to these patents or to develop or obtain alternative technology. Celgene may be legally prohibited from using patented technology, may not be able to obtain any license to the patents and technologies of third parties on acceptable terms, if at all, or may not be able to obtain or develop alternative technologies.

In addition, Celgene's right to practice the inventions claimed in some patents which relate to THALOMID(Reg. TM) arises under licenses granted to Celgene by others, including The Rockefeller University and Children's Medical Center Corporation. While Celgene believes these agreements to be valid and enforceable, its rights under these agreements may not continue or disputes concerning these agreements may arise. If any of the foregoing should occur, Celgene may be unable to rely upon its unpatented proprietary and trade secret technology which may hamper it from successfully pursuing its business.



            RISKS ASSOCIATED WITH INVESTING IN CELGENE COMMON STOCK

THE PRICE OF CELGENE'S COMMON STOCK HAS EXPERIENCED SUBSTANTIAL VOLATILITY AND MAY CONTINUE TO DO SO IN THE FUTURE.

There has been significant volatility in the market prices for publicly traded shares of biopharmaceutical companies, including Celgene's. In 2001, the price of Celgene's common stock fluctuated from a high of $38.88 to a low of $14.40. In addition, for the fiscal year 2002, the price of Celgene's common stock fluctuated from a high of $32.20 to a low of $11.32. On October 31, 2002, Celgene's common stock closed at a price of $22.15. The price of Celgene's common stock may not remain at or exceed current levels. The following factors may have an adverse impact on the market price of Celgene's common stock:

o results of Celgene's clinical trials;

o announcements of technical or product developments by Celgene's competitors;

o market conditions for pharmaceutical and biotechnology stocks;

o market conditions generally;

o governmental regulation;

o healthcare legislation;

o public announcements regarding medical advances in the treatment of the disease states that Celgene is targeting;

o patent or proprietary rights developments;

o changes in third-party reimbursement policies for Celgene's products; or

o fluctuations in Celgene's operating results.

THE NUMBER OF SHARES OF CELGENE'S COMMON STOCK ELIGIBLE FOR FUTURE SALE COULD ADVERSELY AFFECT THE MARKET PRICE OF CELGENE'S COMMON STOCK.

Future sales of substantial amounts of Celgene's common stock could adversely affect the market price of Celgene's common stock. As of October 31, 2002, there were outstanding stock options for 9,688,252 shares of common stock, of which 7,456,790 were currently exercisable at an exercise price range between $1.81 and $70.00, with an average exercise price of $20.38.

CELGENE'S SHAREHOLDER RIGHTS PLAN AND CERTAIN CHARTER AND BY-LAW PROVISIONS MAY DETER A THIRD PARTY FROM ACQUIRING IT AND MAY IMPEDE THE STOCKHOLDERS' ABILITY TO REMOVE AND REPLACE CELGENE'S MANAGEMENT OR BOARD OF DIRECTORS.

Celgene's board of directors has adopted a shareholder rights plan, the purpose of which is to protect stockholders against unsolicited attempts to acquire control of Celgene that do not offer a fair price to all of Celgene's stockholders. The rights plan may have the effect of dissuading a potential acquirer from making an offer for Celgene's common stock at a price that represents a premium to the then current trading price.

Celgene's board of directors has the authority to issue, at any time, without further stockholder approval, up to 5,000,000 shares of preferred stock, and to determine the price, rights, privileges and preferences of those shares. An issuance of preferred stock could discourage a third party from acquiring a majority of Celgene's outstanding voting stock. Additionally, Celgene's board of directors has adopted certain amendments to Celgene's by-laws intended to strengthen the board's position in the event of a hostile takeover attempt. These provisions could impede the stockholders' ability to remove and replace Celgene's management and/or board of directors.

Furthermore, Celgene is subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law, which may also dissuade a potential inquirer of Celgene's common stock.


          RISKS RELATING TO INVESTING IN THE PHARMACEUTICAL INDUSTRY

THE PHARMACEUTICAL INDUSTRY IS SUBJECT TO EXTENSIVE GOVERNMENT REGULATION THAT PRESENTS NUMEROUS RISKS TO CELGENE.

The preclinical development, clinical trials, manufacturing, marketing and labeling of pharmaceuticals are all subject to extensive regulation by numerous governmental authorities and agencies in the United States and other countries. If Celgene is delayed in receiving, or is unable to obtain at all, necessary governmental approvals, it will be unable to effectively market its products.

The testing, marketing and manufacturing of Celgene's products require regulatory approval, including approval from the FDA and, in some cases, from the U.S. Environmental Protection Agency or governmental authorities outside of the United States that perform roles similar to those of the FDA and EPA. Certain of Celgene's pharmaceutical products, such as Focalin(TM), fall under the Controlled Substances Act of 1970 that requires authorization by the U.S. Drug Enforcement Agency of the U.S. Department of Justice in order to handle and distribute these products. The regulatory approval process presents several risks to Celgene:

o In general, preclinical tests and clinical trials can take many years, and require the expenditure of substantial resources, and the data obtained from these tests and trials can be susceptible to varying interpretation that could delay, limit or prevent regulatory approval.

o Delays or rejections may be encountered during any stage of the regulatory process based upon the failure of the clinical or other data to demonstrate compliance with, or upon the failure of the product to meet, a regulatory agency's requirements for safety, efficacy and quality or, in the case of a product seeking an orphan drug indication, because another designee received approval first.

o Requirements for approval may become more stringent due to changes in regulatory agency policy, or the adoption of new regulations or legislation.

o The scope of any regulatory approval, when obtained, may significantly limit the indicated uses for which a product may be marketed and may impose significant limitations in the nature of warnings, precautions and contraindications which could materially affect the profitability of the drug.

o Approved drugs, as well as their manufacturers, are subject to continuing and on-going review, and discovery of previously unknown problems with these products or the failure to adhere to manufacturing or quality control requirements may result in restrictions on their manufacture, sale or use or in their withdrawal from the market.

o Regulatory authorities and agencies may promulgate additional regulations restricting the sale of Celgene's existing and proposed products.

o Once a product receives marketing approval, the FDA may not permit Celgene to market that product for broader or different applications, or may not grant Celgene clearance with respect to separate product applications which represent extensions of Celgene's basic technology. In addition, the FDA may withdraw or modify existing clearances in a significant manner or promulgate additional regulations restricting the sale of Celgene's present or proposed products.

o Celgene's labeling and promotional activities relating to its products are regulated by the FDA and state regulatory agencies and, in some circumstances, by the Federal Trade Commission and DEA, and are subject to associated risks. If Celgene fails to comply with FDA regulations prohibiting promotion of off-label uses and the promotion of products for which marketing clearance has not been obtained, the FDA could bring an enforcement action against Celgene that could inhibit its marketing capabilities as well as result in penalties.

THE PHARMACEUTICAL INDUSTRY IS HIGHLY COMPETITIVE AND SUBJECT TO RAPID AND SIGNIFICANT TECHNOLOGICAL CHANGE.

The pharmaceutical industry in which Celgene operates is highly competitive and subject to rapid and significant technological change. Celgene's present and potential competitors include major pharmaceutical and biotechnology companies, as well as specialty pharmaceutical firms, such as:

o Novartis Pharma AG, which potentially competes in clinical trials with Celgene's IMiDs(TM) and SelCIDs(TM);

o Genentech Inc., which potentially competes in clinical trials with Celgene's IMiDs(TM) and SelCIDs(TM);

o AstraZeneca, which potentially competes in clinical trials with Celgene's IMiDs(TM) and SelCIDs(TM);

o Millennium Pharmaceuticals, which potentially competes in clinical trials with Celgene's IMiDs(TM) and SelCIDs(TM) as well as with THALOMID(Reg. TM);


o Genta Inc., which potentially competes in clinical trials with Celgene's IMiDs(TM) and SelCIDs(TM) as well as with THALOMID(Reg. TM);

o Cell Therapeutics, which potentially competes in clinical trials with Celgene's IMiDs(TM) and SelCIDs(TM) as well as with THALOMID(Reg. TM);

o ImClone Systems Incorporated, which potentially competes in clinical trials with Celgene's IMiDs(TM) and SelCIDs(TM);

o Tularik Inc, which potentially competes in clinical trials with Celgene's kinase inhibitors; and

o IDEC Pharmaceuticals Corporation and Ilex Oncology, Inc., both of which are generally developing drugs that address the oncology and immunology markets, although Celgene is not aware of specific competing products.

Celgene also experiences competition from universities and other research institutions and, in some instances, Celgene competes with others in acquiring technology from these sources. The pharmaceutical industry has undergone, and is expected to continue to undergo, rapid and significant technological change, and Celgene expects competition to intensify as technical advances in the field are made and become more widely known. The development of products or processes by Celgene's competitors with significant advantages over those that Celgene is seeking to develop could cause the marketability of its products to stagnate or decline.



                   RISKS RELATING TO ANTHROGENESIS' BUSINESS

If the merger is approved and the plan of merger adopted, Anthrogenesis will become a wholly owned subsidiary of Celgene. You should review the following risk factors relating to Anthrogenesis' business, since any negative factors affecting Anthrogenesis after the merger could affect Celgene's financial condition and could cause the market price of Celgene's common stock to decline.

ANTHROGENESIS HAS A LIMITED OPERATING HISTORY AND AN ACCUMULATED DEFICIT.

Anthrogenesis has a limited operating history upon which to evaluate its future prospects and management performance. It has sustained losses in each year since its inception in 1996. Anthrogenesis sustained net losses of approximately $5,713,000 and $6,002,000 for the nine months ended September 30, 2002 and the year ended December 31, 2001, respectively. Anthrogenesis had an accumulated deficit of $15.9 million and $10.1 million at September 30, 2002 and December 31, 2001, respectively. In addition, Anthrogenesis had a stockholders' deficit of $4.1 million and $0.9 million at September 30, 2002 and December 31, 2001, respectively. It has accumulated positive working capital of approximately $3,793,000 and a working capital deficit of approximately $1,524,000 at September 30, 2002 and December 31, 2001, respectively. Anthrogenesis' ability to generate future revenues depends upon a number of factors, including the viability of its business model. Anthrogenesis is subject to all the risks inherent in an early-stage enterprise and its prospects must be considered in light of the many risks, expenses, delays, problems and difficulties frequently encountered in the establishment of a new business, including difficulties Anthrogenesis may have in obtaining third-party financing or funds from the sale of its securities. If Anthrogenesis is unable to reduce its losses or successfully implement its business model, penetrate its target markets or attain a wide following for its products and services, its ability to become a profitable business would be jeopardized.

ANTHROGENESIS' STEM CELL BANKING BUSINESS IS SUBJECT TO REGULATIONS THAT MAY IMPOSE SIGNIFICANT COSTS AND RESTRICTIONS ON IT.

Stem cells intended for human use are subject to FDA regulations requiring, among other things, certain infectious disease testing. Anthrogenesis believes that it presently complies with existing regulatory requirements and has the financial resources to comply with new FDA regulations anticipated in 2003, which may include regulations relating to screening of potential donors and donations for certain infectious diseases and the establishment of quality controls, recordkeeping and other practices related to the manufacture of human tissue. However, Anthrogenesis may not have sufficient long-term resources to comply with any future regulatory requirements imposed on it beyond 2003. If it becomes too expensive to sustain the cost of regulatory compliance on a long-term basis, Anthrogenesis' profitability would suffer significantly in the future.

In New Jersey and New York, two of the states in which Anthrogenesis currently collects placentas and umbilical cord blood for its allogeneic and private stem cell banking businesses, Anthrogenesis is required to be, and currently is, licensed to operate. If other states adopt similar licensing requirements, Anthrogenesis would need to obtain such licenses to continue operating. If Anthrogenesis is delayed in receiving, or is unable to obtain at all, necessary licenses, it will be unable to provide services in those states.

ANTHROGENESIS IS DEPENDENT UPON THE DEVELOPMENT OF VIABLE TECHNOLOGIES BY THIRD PARTIES FOR THERAPIES UTILIZING STEM CELLS.

Anthrogenesis' future success will depend in part on third parties conducting research that requires Anthrogenesis' stem cells and other biomaterials, and developing new therapies utilizing stem cells. These processes may take several years. If new therapies using stem cells are not successfully developed or there is significant delay in developing them, or if third parties do not continue at current levels to perform research or other scientific investigations using stem cells that Anthrogenesis provides, Anthrogenesis' revenues and business prospects generally will be adversely affected.

ANTHROGENESIS' PRIVATE BANKING BUSINESS DEPENDS ON ITS ABILITY TO IDENTIFY SUITABLE CLIENTS WITHIN ITS MARKETS.

As part of its private umbilical cord blood banking business, Anthrogenesis must identify suitable candidates as future clients in the "private banking" of stem cells. The pool of potential clients available to Anthrogenesis is limited, in part, by the geographic boundaries in which its Lifebank division operates and by the overall number of births in any period. Currently, the Lifebank division operates primarily in New York City and surrounding areas, the Philadelphia area and the State of New Jersey. Anthrogenesis believes it has developed effective marketing procedures to successfully reach potential clients within its markets. However, if Anthrogenesis is unable to increase or maintain at current levels its ability to locate and induce clients to contract for its services, demand for Anthrogenesis' services could substantially decline, having an adverse effect on its private banking business. Further, its revenue stream may decline if clients do not engage Anthrogenesis to store stem cells or Anthrogenesis is unable to perform storage services for the term of the contract, which is generally 18 years.

ANTHROGENESIS' COMPETITORS MAY BE ABLE TO REACH MORE PLACENTA DONORS AND/OR PRIVATE BANKING CLIENTS, OR DEVELOP AND MARKET PRODUCTS MORE QUICKLY OR EFFECTIVELY THAN ANTHROGENESIS, WHICH WOULD REDUCE OR ELIMINATE ANTHROGENESIS' COMMERCIAL OPPORTUNITY.

In some cases Anthrogenesis competes for placenta donors with umbilical cord blood donor programs operated by for-profit companies, hospitals and nonprofit organizations, and such competition also may increase in the future. If Anthrogenesis is unable to compete successfully for placenta donors, its commercial opportunity will be reduced or eliminated. Similarly, Anthrogenesis competes with other private stem cell banking companies, and such competition may increase in the future. If competitors are successful in offering private banking services that are less expensive to clients than those offered by Anthrogenesis, or if competitors develop and market private banking services that are better received by expectant parents, Anthrogenesis' commercial opportunity will be reduced or eliminated. Such a reduction or elimination could result in a reduced value of the combined company after the merger.


ANTHROGENESIS' SUCCESS WILL DEPEND IN PART ON ITS ABILITY TO BUILD A LARGE AND ETHNICALLY DIVERSE BANK OF STEM CELLS OBTAINED FROM THE PLACENTAS OF INFORMED CONSENT DONORS.


Anthrogenesis' future success will depend in part on its ability to build and maintain a large bank of stem cells suitable for human use that are obtained from placentas donated with parental informed consent for Anthrogenesis' use as a source of recoverable stem cells. Anthrogenesis must significantly scale up its programs to obtain placenta donations from suitable donors and maintain these programs on an ongoing basis for at least several years. Anthrogenesis is currently implementing placenta donation programs with approximately 20 major birthing hospitals and health systems that it believes will meet or exceed its future requirements, both numerically and in terms of providing an ethnically diverse pool of potential placenta donors. However, if Anthrogenesis is unable to successfully implement placenta donation programs, or if it cannot obtain on an ongoing basis sufficient numbers of placentas with suitable donor ethnic diversity, Anthrogenesis may be unable to fulfill demand for its stem cells for use in human transplantation and research, having an adverse effect on its business.


DURING THE NEXT SEVERAL YEARS, ANTHROGENESIS WILL BE VERY DEPENDENT ON THE COMMERCIAL SUCCESS OF ITS PLACENTAL STEM CELLS.


Anthrogenesis' initially plans to establish a large, immediately available bank of allogeneic stem cells derived from human placentas to be actively marketed to physicians principally for bone marrow transplant indications arising from the treatment of blood cancers and disorders. These blood diseases and disorders, including leukemias, lymphomas, myelomas and inherited anemias presently comprise the largest, most validated clinical market for stem cell transplantation. Anthrogenesis is currently conducting clinical research to demonstrate the performance of placental stem cells. If Anthrogenesis does not successfully implement its plans, its commercial success will be negatively impacted and jeopardized.


TO BE SUCCESSFUL, ANTHROGENESIS' PRODUCTS MUST BE ACCEPTED BY THE HEALTH CARE COMMUNITY, WHICH CAN BE VERY SLOW TO ADOPT OR UNRECEPTIVE TO NEW TECHNOLOGIES AND PRODUCTS.


Anthrogenesis' products, if approved for marketing, may not achieve market acceptance since physicians, patients or the medical community in general may decide not to accept and utilize these products. The products that Anthrogenesis is attempting to develop may represent substantial departures from established treatment methods and will compete with a number of traditional drugs and therapies manufactured and marketed by major pharmaceutical companies. The degree of market acceptance of any of our developed products will depend on a number of factors, including:


o Anthrogenesis' establishment and demonstration to the medical community of the clinical efficacy and safety of its product candidates;


o Anthrogenesis' ability to create products that are superior to alternatives currently on the market;


o Anthrogenesis' ability to establish in the medical community the potential advantage of its treatments over alternative treatment methods; and


o  Reimbursement policies of government and third-party payors.

PUBLIC ATTITUDES TOWARD CELL THERAPY MAY NEGATIVELY AFFECT REGULATORY APPROVAL OR PUBLIC PERCEPTION OF PRODUCTS ANTHROGENESIS MAY DEVELOP.

The commercial success of Anthrogenesis' candidate products will depend in part on public acceptance of the use of cellular therapy for the prevention or treatment of human diseases. Public attitudes may be influenced by claims that stem cell therapy is unsafe, and stem cell therapy may not gain the acceptance of the public or the medical community. In addition, the use by others of embryonic human stem cells may give rise to ethical, legal and social issues regarding the appropriate use of any stem cell. Adverse effects in the field of cellular therapy that have occurred or may occur in the future may result in greater governmental regulation of Anthrogenesis' products and potential regulatory delays relating to the testing or approval of its candidate products.

ANTHROGENESIS' ABILITY TO COMPETE MAY DECREASE IF IT DOES NOT ADEQUATELY PROTECT ITS INTELLECTUAL PROPERTY RIGHTS.

Anthrogenesis' commercial success will depend in part on its ability to obtain and maintain patent protection for its proprietary technologies and potential products and to effectively preserve its trade secrets. Many factors may affect Anthrogenesis' patent position, including whether:

o Anthrogenesis was the first to invent the inventions covered by each of its pending patent applications;

o  Anthrogenesis was the first to file patent applications for these inventions;


o others will independently develop similar or alternative technologies or duplicate any of Anthrogenesis' technologies;

o any of Anthrogenesis' pending patent applications will result in issued patents;

o any patents issued to Anthrogenesis will provide a basis for commercially viable products, will provide Anthrogenesis with any competitive advantages or will not be challenged by third parties;

o Anthrogenesis will develop additional proprietary technologies that are patentable; or

o the patents of others will have an adverse effect on Anthrogenesis' ability to do business.


In addition to patent protection, Anthrogenesis also relies on copyright protection, trade secrets, know-how, continuing technological innovation and licensing opportunities. Anthrogenesis attempts to require its employees, consultants and some collaborators to execute confidentiality and invention assignment agreements upon commencement of a relationship with it; however, these agreements may not provide meaningful protection for its trade secrets, confidential information or inventions in the event of unauthorized use or disclosure of such information, and adequate remedies may not exist in the event of such unauthorized use or disclosure.


IF ANTHROGENESIS' TECHNOLOGIES ARE ALLEGED OR FOUND TO INFRINGE THE PATENTS OR PROPRIETARY RIGHTS OF OTHERS, ANTHROGENESIS MAY BE SUED AND MAY HAVE TO LICENSE RIGHTS FROM OTHERS ON UNFAVORABLE TERMS OR CEASE THE INFRINGING ACTIVITY.


Anthrogenesis' commercial success will depend in the future significantly on its ability to operate without infringing the patents and proprietary rights of third parties. Anthrogenesis' technologies may be found to infringe the patents or proprietary rights of others. An adverse outcome in litigation or any other proceeding in a court or patent office could subject Anthrogenesis to significant liabilities, require disputed rights to be licensed from or to other parties, or even require that Anthrogenesis cease using a technology that would otherwise be necessary to carry out Anthrogenesis' business plan.


Litigation to challenge the validity of patents, to defend against patent infringement claims of others or to assert infringement claims against others can be expensive and time consuming, even if the outcome is favorable. An outcome of any patent prosecution or litigation that is unfavorable to Anthrogenesis may have a material adverse effect on it. Anthrogenesis could incur substantial costs if it is required to defend itself in patent suits brought by third parties or if Anthrogenesis initiates suits to protect its intellectual property. Anthrogenesis may not have sufficient funds or resources in the event of litigation. Additionally, Anthrogenesis may not prevail in any such action, or, even if it prevails, the cost may have a material adverse affect on Anthrogenesis.

Third parties may have filed patent applications or may have been granted, or may in the future be granted, patents that cover technologies currently in use by Anthrogenesis or that Anthrogenesis may in the future elect to use in the conduct of its business.

Any conflicts resulting from third-party patent applications and patents could significantly reduce the coverage of the patents owned, optioned by or licensed to Anthrogenesis and limit its ability to obtain meaningful patent protection. If patents are issued to third parties that contain competitive or conflicting claims, Anthrogenesis may be legally prohibited from pursuing research, development or commercialization of potential products or be required to obtain licenses to these patents or to develop or obtain alternative technology. Anthrogenesis may be legally prohibited from using patented technology, may not be able to obtain any license to the patents and technologies of third parties on acceptable terms, if at all, or may not be able to obtain or develop alternative technologies.

ANTHROGENESIS MAY BE SUED FOR PRODUCT LIABILITY AND MAY NOT BE ABLE TO OBTAIN SUFFICIENT INSURANCE COVERAGE ON COMMERCIALLY REASONABLE TERMS.

Anthrogenesis may be held liable if any product that it sells, or any third-party product using any of its products, causes injury or is found otherwise unsuitable during product testing, manufacturing, marketing or sale. Anthrogenesis currently has no product liability insurance, and if and when it attempts to obtain product liability insurance, this insurance may be expensive, or may not fully cover its potential liabilities. Inability to obtain sufficient insurance coverage on commercially reasonable terms or otherwise to protect against potential product liability claims could prevent or inhibit the commercialization of products developed by Anthrogenesis. If Anthrogenesis is sued for any injury caused by its products, its liability could exceed its total assets.

IF ANTHROGENESIS LOSES ITS KEY PERSONNEL OR IS UNABLE TO ATTRACT AND RETAIN QUALIFIED PERSONNEL AS NECESSARY, IT COULD DELAY OR IMPAIR THE QUALITY OF ANTHROGENESIS' PRODUCT DEVELOPMENT PROGRAMS AND RESULT IN REDUCED RESEARCH AND DEVELOPMENT EFFORTS.

Anthrogenesis' success is highly dependent on the principal members of its scientific and management staff, as well as its scientific advisors and consultants. If Anthrogenesis loses the services of one or more of these individuals, it could be prevented from advancing its technology, developing potential products or achieving profitability. Anthrogenesis may not be able to attract or retain qualified employees in the future due to the intense competition for qualified personnel among biotechnology and other technology-based businesses. If Anthrogenesis is unable to attract and retain the necessary personnel to accomplish its business objectives, its ability to support its internal research and development programs may be adversely affected. Further, many of Anthrogenesis' employees are "at-will" which means they may resign at any time and Anthrogenesis may terminate their employment at any time.

Anthrogenesis' planned activities will require additional expertise in specific industries and areas applicable to the products developed through its technologies. These activities will require new personnel, including management, and additional expertise by existing management personnel.

                       THE ANTHROGENESIS SPECIAL MEETING


DATE, TIME AND PLACE OF SPECIAL MEETING

This proxy statement/prospectus is being furnished to the holders of Anthrogenesis common stock in connection with the solicitation of proxies by the board of directors of Anthrogenesis for use at the special meeting of shareholders to be held at Anthrogenesis' principal offices, located at 45 Horsehill Road, Cedar Knolls, New Jersey, on , 2002 at 10:00 a.m., local time, and any adjournment or postponement of that meeting, for the purposes set forth herein and in the accompanying Notice of Special Meeting of Shareholders.



MATTERS TO BE CONSIDERED AT THE ANTHROGENESIS SPECIAL MEETING

At the Anthrogenesis special meeting, Anthrogenesis shareholders of record as of the close of business on , 2002 will be asked to consider and vote upon:

o the approval of the merger and adoption of the plan of merger and the transactions contemplated by the plan of merger; and

o such other matters as may be properly brought before the meeting, or any adjournment or postponement thereof.


ANTHROGENESIS BOARD RECOMMENDATION

The board of directors of Anthrogenesis has unanimously approved the merger, the plan of merger and the transactions contemplated thereby and after careful consideration, the board of directors of Anthrogenesis unanimously recommends that you vote FOR the approval of the merger and the adoption of the plan of merger and the transactions contemplated by the plan of merger.


RECORD DATE; VOTING AT THE SPECIAL MEETING; VOTE REQUIRED

Approval of the merger and adoption of the plan of merger and the transactions contemplated by the plan of merger require the affirmative vote of a majority of those votes cast in person or by proxy by the shareholders of Anthrogenesis entitled to vote at the Anthrogenesis meeting. In addition, under the terms of the plan of merger, Celgene is not required to consummate the merger if the holders of more than 10% of the issued and outstanding shares of Anthrogenesis exercise dissenter's rights under Section 14A:11 of the New Jersey Business Corporation Act.

Only holders of record of Anthrogenesis common stock at the close of business on , 2002, the record date, will be entitled to notice of and to vote at the Anthrogenesis special meeting. At the close of business on the record date there were 3,202,254 shares of Anthrogenesis common stock issued and outstanding and entitled to vote. Each holder of record of Anthrogenesis common stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the Anthrogenesis special meeting.

As of the record date, to the knowledge of Anthrogenesis, no person beneficially owned more than 5% of the issued and outstanding shares of Anthrogenesis common stock, except for Robert J. Hariri, M.D., Ph.D., the chairman, chief science officer and a director of Anthrogenesis; Roseann J. LaRosa, Esq., the general counsel and a director of Anthrogenesis; and F. Chandler Coddington, a director of Anthrogenesis.


QUORUM; ABSTENTIONS AND BROKER NON-VOTES

The presence, in person or by properly executed proxies, of the holders of a majority of the shares entitled to vote at the Anthrogenesis special meeting is necessary to constitute a quorum. Abstentions and broker non-votes each will be counted for purposes of determining a quorum. Brokers holding shares for beneficial owners cannot vote on the actions proposed in this proxy statement/prospectus without the owners' specific instructions. Accordingly, Anthrogenesis shareholders are urged to return the enclosed proxy card marked to indicate their vote. Abstentions and broker non-votes will not be included in vote totals and will have no effect on the outcome of the vote on the proposal submitted for approval by the Anthrogenesis shareholders.


VOTING OF PROXIES

All shares of Anthrogenesis common stock that are entitled to vote and that are represented at the Anthrogenesis special meeting by properly executed proxies received prior to or at the Anthrogenesis special meeting, and not revoked, will be voted at the Anthrogenesis special meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted FOR approval of the merger and adoption of the plan of merger and the transactions contemplated by the plan of merger. Brokers holding shares in "street name" may vote the shares only if the shareholder provides instructions on how to vote.

IF ANY OTHER MATTERS ARE PROPERLY PRESENTED FOR CONSIDERATION AT THE SPECIAL MEETING (OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF), INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF A MOTION TO ADJOURN OR POSTPONE THE SPECIAL MEETING TO ANOTHER TIME AND/OR PLACE, THE PERSONS NAMED IN THE ENCLOSED FORM OF PROXY AND VOTING THEREUNDER WILL HAVE DISCRETION TO VOTE ON SUCH MATTERS IN ACCORDANCE WITH THEIR BEST JUDGMENT.


REVOCABILITY OF PROXIES

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (1) filing with Anthrogenesis at or before the taking of the vote at the special meeting a written notice of revocation bearing a later date than the proxy, (2) duly executing a later-dated proxy relating to the same shares and delivering it to Anthrogenesis before taking the vote at the special meeting or (3) attending the special meeting and voting in person (although attendance at the special meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent to Anthrogenesis, at 45 Horsehill Road, Cedar Knolls, New Jersey 07927, attention: John R. Haines, President. Proxies or notices of revocation may also be sent by facsimile (facsimile number: (973) 267-8201) to the attention of John R. Haines, President.

Notwithstanding the preceding section, no shareholder who has entered into the voting and proxy agreement with Celgene may revoke his, her or its irrevocable proxy.


SOLICITATION

This proxy statement/prospectus was mailed to all Anthrogenesis shareholders of record as of the record date and constitutes notice of the Anthrogenesis special meeting in conformity with the requirements of New Jersey law. The cost of the solicitation of proxies from holders of Anthrogenesis common and all related solicitation costs will be borne by Anthrogenesis. In addition, Anthrogenesis may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of Anthrogenesis. No additional compensation will be paid to directors, officers or other regular employees for such services.


VOTING AND PROXY AGREEMENT

Pursuant to the voting and proxy agreement dated April 26, 2002, as thereafter amended, among Celgene and certain shareholders of Anthrogenesis, these shareholders have granted Celgene an irrevocable proxy to vote all of their Anthrogenesis shares in favor of the approval of the merger and adoption of the plan of merger and the transactions contemplated by the plan of merger. As of the record date, these shareholders owned shares representing approximately 60.9% of the outstanding shares of Anthrogenesis common stock entitled to vote at the Anthrogenesis special meeting. Accordingly, Celgene has sufficient voting power to constitute a quorum and to approve the merger proposal to be considered at the Anthrogenesis special meeting, regardless of the vote of any other shareholder. Celgene has agreed to vote all shares of Anthrogenesis common stock subject to the voting and proxy agreement in favor of the merger proposal. Copies of the voting and proxy agreement and amendment to the voting and proxy agreement are attached as Appendices C and D, respectively, to this proxy statement/prospectus.


SURRENDER OF STOCK CERTIFICATES

Holders of Anthrogenesis common stock should not send any certificates representing Anthrogenesis common stock with the enclosed proxy card. If the merger is approved, a letter of transmittal will be mailed after the effective time of the merger to each person who is a holder of outstanding Anthrogenesis common stock immediately before the effective time. Anthrogenesis shareholders should send certificates representing Anthrogenesis common stock to the exchange agent only after they receive the instructions contained in the letter of transmittal and only in accordance with those instructions.

                                  THE MERGER


BACKGROUND OF THE MERGER

During February and March 2001, representatives of Celgene and Anthrogenesis met to discuss the benefits of using human stem cells to test the ability of Celgene's small molecule drugs to influence stem cell differentiation. Such discussion led to both companies entering into a co-development agreement, the first phase of which was to develop a human in vitro angiogenesis assay system on April 18, 2001.

During a December 2001 meeting of the American Society of Hematology held in Orlando, Florida, John Jackson, chairman and chief executive officer of Celgene, met informally with Robert J. Hariri, M.D., Ph.D., chairman and chief science officer of Anthrogenesis, on December 9, 2001 and, based on certain pre-clinical data on the influence of small molecule drugs on stem cell differentiation, discussed the merits of combining the two companies. On December 14, 2001, Celgene appointed Brad Gordon, senior vice president, finance, to lead a team to review a potential merger with Anthrogenesis. On December 21, 2001 the companies entered into a second co-development agreement to explore the effects of certain chemical materials on human cells.

During January 2002, Brad Gordon attended a due diligence meeting at Anthrogenesis' headquarters in Cedar Knolls, New Jersey. After the meeting representatives of both companies agreed to continue exploring a possible merger and on January 22, 2002, Celgene and Anthrogenesis executed a confidentiality agreement to secure and protect information exchanged between the two companies in the course of further discussions. On January 29, 2002, representatives of Celgene's senior management, including Jay Kaminski, vice president, strategic operations, attended a meeting at Anthrogenesis' headquarters during which certain of Anthrogenesis' officers presented Anthrogenesis' business model.

Subsequently, at a February 5, 2002 meeting of the Celgene board of directors, Sol Barer, Ph.D., president and chief operating officer of Celgene, briefly reviewed Celgene's interest in exploring a potential acquisition of, or other significant transaction with, Anthrogenesis. It was noted that Dr. Barer, Robert Hugin, Celgene's chief financial officer, and certain other members of the Celgene management, including Jerome B. Zeldis M.D., Ph.D., who is also a director of Anthrogenesis owned, in the aggregate, 2.81% of the issued and outstanding shares of Anthrogenesis common stock. Brad Gordon then joined the meeting and reviewed for the board his analysis and evaluation of Anthrogenesis' business and prospects. The directors offered observations during Mr. Gordon's presentation. Thereafter, Dr. Barer and Mr. Hugin left the meeting and a discussion ensued among the directors and Mr. Gordon. Following the discussion, the directors agreed that Celgene should continue to explore a possible acquisition of, or other significant transaction with, Anthrogenesis. It was also agreed that John Jackson and Brad Gordon would have primary responsibility for evaluating, negotiating and recommending any potential transaction to the board.

On February 13, 2002, Brad Gordon met with members of Celgene's senior management to review his due diligence findings, potential transaction valuation, methods for managing potential management/investor conflicts, certain product liability risk factors and rationales for the transaction. During the following week, discussions were held among Celgene's senior management and Robert Hariri regarding the valuation of Anthrogenesis.

As part of the due diligence investigation during the latter part of February and March 2002, Brad Gordon attended a stem cell therapy/regenerative medicine conference in Princeton, New Jersey, where he also met with Anthrogenesis' management to discuss the stem cell sector and prospects for an acquisition. During this time frame, Mr. Gordon also met with John Jackson and Robert Hariri to discuss potential loan and acquisition terms, and with Mr. Jackson and Bob Hugin to discuss preparing an investment memorandum for the Celgene board meeting. During these meetings, the parties discussed the rationale for the transaction structure, which was designed to provide necessary capital to Anthrogenesis to enable it to execute its business plan and to give Celgene the opportunity to conduct due diligence and observe the execution of Anthrogenesis' business plan. In addition, Mr.

Gordon met numerous times with Proskauer Rose LLP, outside general counsel to Celgene, and KPMG LLP, Celgene's independent auditors, to review the potential transaction, possible transaction structures, related accounting considerations and alternative transaction terms including convertible debt, collateralization, interest rates and control issues.

During the next two weeks, Brad Gordon held numerous conference calls with Proskauer Rose and John Haines, president and chief executive officer of Anthrogenesis, to discuss the proposed acquisition and loan terms.

On March 26, 2002, a meeting was held at the corporate offices of Celgene with John Jackson and Brad Gordon, representing Celgene, and Robert Hariri and John Haines, representing Anthrogenesis, to discuss terms of the proposed transaction. On March 27, 2002, Brad Gordon met first with Anthrogenesis' senior management and later collectively with John Jackson and Anthrogenesis' senior management to continue discussions of the proposed terms for the loan and purchase option transactions.

At the Celgene telephonic board meeting held on April 2, 2002, John Jackson reviewed the status of discussions with Anthrogenesis, including the principal terms of a convertible loan to be extended to Anthrogenesis in the near term and an option to acquire Anthrogenesis thereafter. An extended discussion ensued among the directors. Following such discussions, the board unanimously agreed to extend a loan facility for an aggregate principal amount of $6,000,000 to Anthrogenesis, convertible into Anthrogenesis capital stock if the purchase option transaction was terminated. In addition, the board authorized certain officers of Celgene to execute and deliver the purchase option agreement and plan of merger, voting and proxy agreement and convertible loan agreement.

From April 4 through April 24, 2002, Celgene and Anthrogenesis senior management, Proskauer Rose and Buchanan Ingersoll Professional Corporation, outside counsel to Anthrogenesis, participated in various conference calls to negotiate the terms of a convertible loan agreement and a purchase option agreement and plan of merger between the two companies.

On April 26, 2002, Celgene and Anthrogenesis entered into a convertible loan agreement, purchase option agreement and plan of merger and related agreements. The purchase option agreement and plan of merger provided Celgene with a 90-day option to terminate the agreement for any reason. On May 9, 2002, a $6,000,000 in maximum principal amount secured promissory note by Anthrogenesis in favor of Celgene was finalized. Anthrogenesis' board unanimously approved the convertible loan agreement, the purchase option agreement and plan of merger and related agreements.

During May 2002, Brad Gordon held various due diligence and business planning meetings with Jay Kaminski and senior management of Celgene and Anthrogenesis.

During June and July 2002, Brad Gordon, Jay Kaminski and Joe Day, senior vice president, planning and business development, of Celgene, held various due diligence and business planning meetings with Anthrogenesis' senior management to review potential licensing opportunities, the private banking plan, the allogeneic bank plan, market research, the biomaterials plan and the impact of Anthrogenesis' financial plan on Celgene financial performance. Between May 9 and the end of July 2002, Celgene continued to advance funds to Anthrogenesis as provided under the convertible loan agreement.

On July 23, 2002, John Jackson and Robert Hariri discussed the proposed transaction between Celgene and Anthrogenesis.

The Anthrogenesis board met on July 30, 2002 to review the status of the proposed transaction.

Between July 30 and August 27, 2002, the parties entered into a series of extensions of Celgene's option to purchase Anthrogenesis.

From August 2 through August 19, 2002, John Haines, John Jackson, Brad Gordon and outside general counsel to Celgene and Anthrogenesis participated in numerous conference calls to discuss the status of the transaction, timing of the proposed closing, scheduling of board meetings to obtain approvals for the transaction and in-licensing requirements.

On August 8, 2002, the Anthrogenesis board met telephonically to review the status of the transaction and consider a proposed amendment to the purchase option agreement relating to the exchange ratio. Representatives from Buchanan Ingersoll reviewed for the board, and the board considered, the material terms of the plan of merger, including Celgene's discretion with respect to terminating the proposed transaction, tax and accounting treatment of the merger, exchange ratio, other termination provisions and associated break-up fees, and proposed employment arrangements between Celgene and key employees of Anthrogenesis. The board determined that, with respect to an amendment to the purchase option agreement, Anthrogenesis' best interests would be served by, among other things, a plan of merger not subject to an option by Celgene.

On August 20, 2002, Celgene's board met telephonically to review the status of the transaction. The board agreed that the transaction should move forward, subject to reaching agreement on certain key points.

On September 4, 2002, the Celgene board approved the transaction at a special telephonic meeting, substantially on the terms negotiated, including satisfaction of certain conditions.

On September 6, 2002, after a series of conferences between Anthrogenesis, Celgene and their respective outside general counsel, the parties further amended the purchase option agreement with respect to certain items, including a revised exchange ratio, a conditional adjustment to the exchange ratio at closing and certain termination provisions, and Celgene increased its loan to Anthrogenesis to an aggregate principal amount of $11,000,000. On the same date, Anthrogenesis' board unanimously approved the amendment.

The Anthrogenesis board approved the final matters related to the transaction, including approval of the amendment and the purchase option agreement as the plan of merger under New Jersey law, by a written consent dated November 11, 2002.

On November 12, 2002, Anthrogenesis entered into a written arrangement with PharmaStem Therapeutics, Inc., pursuant to which PharmaStem granted Anthrogenesis a license to use PharmaStem's technology and intellectual property rights, thereby removing a condition to the merger.


ANTHROGENESIS' REASONS FOR THE MERGER

Anthrogenesis' primary reasons for seeking to consummate the merger with Celgene are the beliefs of Anthrogenesis' board of directors and management that a business combination would result in a number of benefits for Anthrogenesis and its shareholders, including the beliefs that:

o the merger will provide greater liquidity for Anthrogenesis' shareholders in the form of a public market for Celgene common stock;

o  there is an important strategic fit between Anthrogenesis and Celgene; and

o Celgene has the financial resources to support potentially the accelerated development and commercialization of Anthrogenesis' proprietary stem cell technologies.


CELGENE'S REASONS FOR THE MERGER

Celgene's primary reasons for seeking to consummate a business combination with Anthrogenesis are the beliefs of Celgene's board of directors and management that a business combination would result in a number of benefits for Celgene and its stockholders, including the belief that the merger will:

o expand Celgene's late-stage clinical pipeline in its two key therapeutic franchise areas, cancer and immunological diseases;

o  potentially expand and diversify Celgene's revenues beginning in 2003;

o  extend Celgene's drug portfolio to new therapeutic indications;

o enable Celgene to offer hematologists and oncologists a more comprehensive product solution for long-term disease management;

o provide Celgene an opportunity to leverage its existing sales force with new cancer products; and

o provide Celgene additional opportunities to extend its commercial infrastructure to international markets.

RECOMMENDATION OF ANTHROGENESIS' BOARD OF DIRECTORS

The Anthrogenesis board of directors has approved the terms of the merger and the plan of merger and the transactions contemplated by the plan of merger and unanimously recommends that the Anthrogenesis shareholders vote for the approval of the merger and adoption of the plan of merger and the transactions contemplated by the plan of merger.

INTERESTS OF ANTHROGENESIS AND CELGENE OFFICERS AND DIRECTORS IN THE MERGER

As of , 2002, the record date for determining shareholders of Anthrogenesis entitled to notice of and to vote at the special meeting, Anthrogenesis' directors and executive officers and their affiliates owned 1,855,976 shares of Anthrogenesis common stock, which represented approximately 57% of all issued and outstanding shares of Anthrogenesis common stock as of such date. Pursuant to the plan of merger, Anthrogenesis' directors and officers will receive the same consideration for their shares of Anthrogenesis common stock as the other Anthrogenesis shareholders. However, in considering the recommendation of the Anthrogenesis board of directors, you should be aware that some of the Anthrogenesis directors and officers have interests in the merger that are different from, or in addition to, those of a shareholder generally.

Indemnification and Insurance. For a period of six years following the merger, Celgene will cause Anthrogenesis to indemnify each person who is or was a director or officer of Anthrogenesis in connection with that person's service as a director or officer, to the fullest extent permitted under Anthrogenesis' certificate of incorporation and by-laws, as each was in effect on April 26, 2002. For three years after the merger, Celgene will maintain in effect Anthrogenesis' current directors' and officers' liability insurance for the acts or omissions of Anthrogenesis' directors and officers that occurred at or prior to the merger.

Employment Agreements with Executives of Anthrogenesis. Dr. Hariri, Mr. Haines and Ms. LaRosa have employment agreements with Anthrogenesis that provide for their employment as chief science officer, president and chief executive officer and general counsel of Anthrogenesis, respectively, until July 31, 2006. The agreements provide for automatic renewals for successive one-year terms unless Anthrogenesis or the executive gives written notice of non-renewal to the other at least six months prior to the expiration of the then current employment period. Under the employment agreements, Dr. Hariri currently receives an annual base salary of $400,000, Mr. Haines receives an annual base salary of $220,000 and Ms. LaRosa receives an annual base salary of $240,000, which may be increased, but not decreased, in future years by Anthrogenesis in it sole discretion. Each executive is also entitled to an annual target bonus in an amount up to 50% of his base salary measured against objective criteria to be determined by Anthrogenesis after good faith consultation with the executive.

Under the employment agreements, if the executive is terminated by Anthrogenesis without cause or if the executive terminates his employment for good reason during the 90-day period prior to a change in control or if the executive is terminated by Anthrogenesis without cause or as a result of disability or incapacitation or if the executive terminates his employment for good reason during the one year period following a change in control, he is entitled to receive the following payments and benefits:

o a lump sum payment equal to two times his base salary in effect or required to be in effect immediately prior to a change in control;

o payment by Anthrogenesis of the premiums for the executive's and his dependent's health and welfare coverage (including, without limitation, medical, dental, life insurance and disability coverage) for three years, subject to the executive's payment of customary premiums (if any) in effect prior to the change in control;

o upon the occurrence of a change in control, full and immediate vesting of all stock options and equity awards held by the executive; and

o any incurred but unreimbursed business expenses for the period prior to termination payable in accordance with Anthrogenesis' policies, any base salary, bonus, vacation pay or other deferred compensation accrued or earned under law or in accordance with Anthrogenesis' policies applicable to the executive but not yet paid and any other amounts or benefits due under the terms of the then applicable employee benefit, equity or incentive plans of Anthrogenesis applicable to the executive.

If these payments and benefits, or any other payments or benefits, are subject to the 20% excise tax under the Internal Revenue Code of 1986 as "excess parachute payments," then the executive is entitled to receive a tax gross-up so that he is in the same after position as if there were no excise tax, except that a gross-up will not be made if the payments made to the executive do not exceed 105% of the greatest amount that could be paid to the executive such that the receipt of payments would not give rise to the excise tax.

The executive is subject to a non-compete that applies during the period he is employed and, in the event that he receives change in control payments and benefits, until the second anniversary of the date his employment terminates.

Retention of Employees. As part of the merger, Robert J. Hariri, M.D., Ph.D., Anthrogenesis' chairman and chief science officer, and John R. Haines, Anthrogenesis' president and chief executive officer, will enter into new employment agreements with Anthrogenesis, providing for their continued employment with Anthrogenesis following the merger. The execution of such agreements is not a condition to the consummation of the merger.

The new employment agreements will initially provide for an annual base salary no more than 105% of the executives' current base salary and at a level commensurate with Celgene's salary structure for comparable management positions. In addition, Dr. Hariri and Mr. Haines will also be entitled to an annual target bonus in an amount up to 35% (25%, for Mr. Haines) of his base salary for the preceding year measured against objective criteria to be determined by Celgene after good faith consultation with the executive.

The new employment agreements will also provide that if the executive's employment is terminated by Anthrogenesis without "cause," Anthrogenesis will:

o continue to pay his base salary for a period of 24 months (12 months, for Mr. Haines) following the date of such termination of employment, at such times as base salary is customarily paid to Anthrogenesis' employees;

o pay the premiums for his and his dependent's health and welfare coverage (including, without limitation, medical, dental, life insurance and disability coverage) for 18 months (12 months, for Mr. Haines), subject to the executive's payment of customary premiums (if any) in effect prior to the termination;

o  pay any accrued obligations.

Under the new employment agreement, if the executive is terminated by Anthrogenesis without cause or if the executive terminates his employment for good reason during the 90-day period prior to a change in control or during the one year period following a change in control, he will be entitled to receive the following payments and benefits:

o a lump sum payment equal to two times (one times, for Mr. Haines) his base salary in effect or required to be in effect immediately prior to a change in control plus two times (one times, for Mr. Haines) the highest annual bonus paid or payable to the executive within three years prior to the change in control;

o payment by Anthrogenesis of the premiums for the executive's and his dependent's health and welfare coverage (including, without limitation, medical, dental, life insurance and disability coverage) for 24 months (12 months, for Mr. Haines), subject to the executive's payment of customary premiums (if any) in effect prior to the change in control; and

o  accrued obligations.

The foregoing summary of the new employment agreements is based on a term sheet of material terms and conditions and does not purport to be a complete summary of all of the terms and conditions.

The terms and conditions of the new employment agreements as summarized have not been finalized and will not be binding on any of the parties to the agreements until such agreements have been entered into and executed by all parties.

Celgene Directors and Officers. Sol J. Barer, Ph.D., the president and chief operating officer and a director of Celgene, and Robert J. Hugin, the senior vice president and chief financial officer and a director of Celgene, owned as of the record date, respectively, 20,000 and 50,000 shares of Anthrogenesis common stock, which represented approximately .62% and 1.56%, respectively, of the issued and outstanding shares of Anthrogenesis common stock entitled to vote at the Anthrogenesis special meeting. Dr. Barer, Mr. Hugin and certain other members of the Celgene management, including Jerome B. Zeldis, M.D., Ph.D., who is also a member of the board of directors of Anthrogenesis, owned as of the record date, in the aggregate, 2.81% of the issued and outstanding shares of Anthrogenesis common stock entitled to vote at the Anthrogenesis special meeting. In addition, as of the record date, Dr. Barer owned a warrant to purchase 20,000 shares of Anthrogenesis common stock at an exercise price of $5.00 per share; Mr. Hugin owned various options to purchase an aggregate of 12,500 shares of Anthrogenesis common stock at exercise prices ranging from $5.00 to $8.04 per share, and a warrant to purchase 50,000 shares of Anthrogenesis common stock at an exercise price of $5.00 per share. Dr. Barer, Mr. Hugin and certain other members of the Celgene management, including Dr. Zeldis, owned as of the record date, in the aggregate, warrants to purchase 90,000 shares of Anthrogenesis common stock at an exercise price of $5.00, and options to purchase 30,000 shares of Anthrogenesis common stock at exercise prices ranging from $5.00 to $8.04 per share. These Celgene officers and directors will receive shares of Celgene common stock in exchange for their shares of Anthrogenesis common stock pursuant to the exchange ratio applied to the other Anthrogenesis shareholders.


MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following summarizes the material U.S. federal income tax consequences of the merger to holders of Anthrogenesis common stock who exchange their stock for Celgene common stock in the merger. This summary is for general information purposes only and does not consider all aspects of federal income taxation that may be relevant to you because of your particular circumstances.

This discussion is generally limited to the U.S. federal income tax consequences to Anthrogenesis shareholders who will hold their shares of Anthrogenesis common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, and will hold their shares of Celgene common stock received in exchange therefor as capital assets.

This summary does not deal with the U.S. federal income tax consequences to persons subject to special treatment under the Internal Revenue Code, such as:

o  banks, thrifts and other financial institutions;

o  mutual funds;

o  real estate investment trusts;

o  regulated investment companies;

o  insurance companies;

o  dealers in securities or currencies;

o  tax-exempt investors;

o  foreign shareholders;

o persons that will hold Celgene common stock as a position in a "straddle," or as part of a "synthetic security" or "hedge," "conversion transaction" or other integrated investment;

o persons who acquired the Anthrogenesis common stock pursuant to the exercise of employee stock options or otherwise as compensation;

o persons whose shares of Anthrogenesis common stock are qualified small business stock as defined by Section 1202 of the Internal Revenue Code;

o  persons that have a "functional currency" other than the U.S. dollar; and

o  investors in pass-through entities, such as partnerships.

Further, it does not include any description of any alternative minimum tax consequences or the consequences arising under U.S. federal gift and estate taxes or the tax laws of any state, local or foreign government that may be applicable to a holder of Celgene common stock.

Additionally, the following discussion does not address:

o the tax consequences of transactions effectuated before, after or at the same time as the merger, whether or not they are in connection with the merger, including, without limitation, transactions in which Anthrogenesis shares are acquired or Celgene shares are disposed of;

o the tax consequences to holders of options issued by Anthrogenesis which are assumed, exercised or converted, as the case may be, in connection with the merger; or

o the tax consequences of the receipt of Celgene shares other than in exchange for Anthrogenesis shares.

This summary is based on the Internal Revenue Code, final and proposed Treasury regulations thereunder and administrative and judicial interpretations thereof, as of today. All of these are subject to change, possibly with retroactive effect. Any change could alter the tax consequences to Celgene, Anthrogenesis or the Anthrogenesis shareholders as described in this summary. Moreover, no rulings have been or will be requested from the Internal Revenue Service with respect to any of the matters addressed in this discussion.

You are advised to consult your tax advisor as to the U.S. federal income tax consequences of the merger for your particular circumstances, as well as the effect of any state, local, foreign or other tax laws and of potential changes in applicable tax laws.

It is a condition to the obligation of Anthrogenesis to consummate the merger that Anthrogenesis receive an opinion at closing from its counsel, substantially to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.


EXCHANGE OF ANTHROGENESIS COMMON STOCK INTO CELGENE COMMON STOCK

Subject to the assumptions and limitations discussed above, in the opinion of Proskauer Rose LLP, tax counsel to Celgene:

o the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

o no gain or loss will be recognized by Anthrogenesis, Celgene or Celgene Acquisition Corp. as a result of the merger;

o you will not recognize income, gain or loss upon the exchange of your Anthrogenesis common stock for Celgene common stock in the merger, except to the extent of cash, if any, received in payment for a fractional share of Celgene common stock;

o your aggregate tax basis in the Celgene common stock received (including a fractional share for which cash is received) will generally be equal to your tax basis in the Anthrogenesis common stock exchanged;

o your holding period in Celgene common stock received will generally begin on the date you acquired the Anthrogenesis common stock exchanged; and

o cash, if any, received for a fractional share of Celgene common stock will be treated as if you received the fractional share pursuant to the merger and then sold such fractional share for cash. The amount of any gain or loss will be equal to the difference between the ratable portion of your tax basis in the Anthrogenesis common stock exchanged in the merger that is allocated to the fractional share and the cash received for it. Any gain or loss will constitute long-term capital gain or loss if your Anthrogenesis common stock has been held for more than one year at the time of consummation of the merger.

BACKUP WITHHOLDING

With respect to a cash payment received by an Anthrogenesis shareholder in lieu of a fractional share of Celgene common stock, a non-corporate shareholder of Anthrogenesis may be subject to backup withholding at a rate of 30%. However, backup withholding will not apply to a shareholder who either (i) furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding by completing the substitute Form W-9 that will be included as part of the transmittal letter, or (ii) otherwise proves to Celgene and its exchange agent that the shareholder is exempt from backup withholding.

INFORMATION REPORTING

Each Anthrogenesis shareholder that receives Celgene common stock in the merger will be required to file a statement with his or her federal income tax return setting forth his or her basis in the Anthrogenesis common stock surrendered and the fair market value of the Celgene common stock received in the merger, and to retain permanent records of these facts relating to the merger.

A successful challenge by the Internal Revenue Service to the reorganization status of the merger would result in significant adverse tax consequences to you. Anthrogenesis shareholders would recognize taxable gain or loss with respect to each share of Anthrogenesis common stock surrendered equal to the difference between each shareholder's basis in such share and the fair market value, as of the effective time of the merger, of the Celgene common stock received in exchange therefor. In such event, your aggregate basis in the Celgene common stock received, would equal its fair market value, and the holding period of such stock would begin the day after the effective date of the merger.

ANTICIPATED ACCOUNTING TREATMENT

The merger is expected to be accounted for using the purchase method of accounting in accordance with U.S. generally accepted accounting principles. Celgene will be deemed the acquiror for accounting and financial reporting purposes. Accordingly, future historical financial statements of the combined entity, assuming consummation of the transactions contemplated hereby, will be those of Celgene prior to the merger and include Anthrogenesis only from the date of the merger. For purposes of preparing future consolidated financial statements, a new accounting basis will be established for Anthrogenesis' respective tangible and intangible assets and liabilities based upon their respective estimated fair values and the aggregate purchase price, including the costs of the transaction. A final determination of required purchase accounting adjustments and the fair value of Anthrogenesis' assets and liabilities has not yet been made. Accordingly, the purchase accounting adjustments made in connection with the development of the unaudited pro forma condensed consolidated financial statements appearing elsewhere in this proxy statement/prospectus are preliminary and have been made solely for purposes of developing such pro forma financial information to comply with disclosure requirements of the Securities and Exchange Commission. The fair value of these items were based upon management's estimates.

Celgene will apply Statement of Financial Accounting Standards No. 141, "Business Combinations," and Statement of Financial Accounting Standards No. 142, "Goodwill and Intangible Assets," in accounting for this business combination. Major provisions of these Statements as they relate to this transaction are as follows:

o Intangible assets acquired in a business combination must be recorded separately from goodwill if they arise from contractual or other legal rights or are separable from the acquired entity and can be sold, transferred, licensed, rented or exchanged, either individually or as part of a related contract, asset or liability.

o Amounts assigned to tangible and intangible assets to be used in research and development projects that have no alternate future use will be charged to expense at the acquisition date.

o Goodwill, as well as intangible assets with indefinite lives, acquired in this transaction, will not be amortized. Other intangible assets will be amortized.

o Goodwill and intangible assets with indefinite lives will be tested for impairment annually and whenever there is an impairment indicator. Any impairment in the carrying value of such intangibles would be recognized as a charge to the statement of operations.


REGULATORY APPROVALS

As of the date of this proxy statement/prospectus, each of Celgene and Anthrogenesis believes that the merger and the plan of merger and the transactions contemplated by the plan of merger do not require any filing under the Hart-Scott-Rodino Antitrust Improvements Act. If a good faith determination is subsequently made by the board of directors of each of Celgene and Anthrogenesis that such a filing becomes necessary, each of Celgene and Anthrogenesis will file the required notification and report forms with the Antitrust Division of the Department of Justice and the Federal Trade Commission before the consummation of the merger.


DISSENTER'S RIGHTS

Under New Jersey law, unless the shares of Celgene common stock to be issued in the merger are of a class or series which has been listed on a national securities exchange or that is held of record by not less than 1,000 holders on the record date, Anthrogenesis shareholders will have the right to an appraisal of the value of their shares in connection with the merger. Section 14A:11 of the New Jersey Business Corporation Act, or NJBCA, entitles any Anthrogenesis shareholder who objects to the merger and who follows the procedures prescribed by Section 14A:11, in lieu of receiving the proposed merger consideration, to receive a payment of the "fair value" of such shareholder's shares of Anthrogenesis common stock. Failure to follow the appropriate procedures set forth in Section 14A:11 may result in the termination or waiver of the right of any dissenting shareholder to be paid the fair value of his or her shares. A person having a beneficial interest in shares of Anthrogenesis common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect dissenter's rights. Set forth below is a summary of the material procedures relating to the exercise of such dissenter's rights.

THIS FOLLOWING SUMMARY DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF DISSENTER'S RIGHTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SECTION 14A:11 OF THE NJBCA, WHICH IS REPRODUCED IN FULL AS APPENDIX F ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS.

Any Anthrogenesis shareholder contemplating the possibility of dissenting from the merger should carefully review the text of Appendix F (particularly the specified procedural steps required to perfect the dissenter's rights, which are complex) and should also consult such shareholder's legal counsel.

The NJBCA provides dissenter's rights for any shareholder of Anthrogenesis who objects to the merger who meets the requisite statutory requirements contained in the NJBCA. Under the NJBCA, any Anthrogenesis shareholder who (i) before the vote at the special meeting of shareholders, files with Anthrogenesis written notice of his or her intent to demand payment of the fair value of his or her shares of Anthrogenesis common stock if the merger is consummated and becomes effective, and (ii) does not vote his or her shares of Anthrogenesis common stock at the Anthrogenesis special meeting in person or by proxy in favor of the proposal to approve the merger and adopt the plan of merger and the transactions contemplated by the plan of merger will be entitled, if such proposal is approved and effected, to receive a cash payment of the fair value of such shareholder's shares of Anthrogenesis common stock upon compliance with the applicable statutory procedural requirements. An Anthrogenesis shareholder's vote against the proposal to approve the merger and adopt the plan of merger and the transactions contemplated by the plan of merger will not satisfy the notice requirement referred to in clause (i) above. A shareholder may not dissent as to less than all of the shares owned beneficially by him or her and with respect to which a right of dissent exists. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner with respect to which the right to dissent exists.

Within 10 days after the merger takes effect, Anthrogenesis must send by certified mail written notice of the effective date to all shareholders who have given written notice of their intent to demand the fair value of their shares of Anthrogenesis common stock and not voted in favor of the proposal to approve the merger and adopt the plan of merger and the transactions contemplated by the plan of merger as described above. The notice from Anthrogenesis to the shareholders, and each of the other notices required to be made by Anthrogenesis under the NJBCA, must set forth the dates prior to which action must be taken by shareholders in order to perfect their rights as dissenting shareholders under the NJBCA.

Then, an Anthrogenesis shareholder who is sent such a notice and who still wishes to assert dissenter's rights must make written demand for payment of the fair value of the shares within 20 days after the date on which Anthrogenesis' notice was mailed. Not later than 20 days after making such demand, the shareholder must submit to Anthrogenesis the certificate(s) representing the shares of Anthrogenesis common stock and Anthrogenesis must affix a notation on the certificates indicating that the shares evidenced by the certificates are subject to a demand for dissenter's rights. Upon affixing the notation, Anthrogenesis must return the certificates to the shareholders.

From and after making written demand for payment of the fair value of the shares, dissenting shareholders will no longer be entitled to any rights of an Anthrogenesis shareholder, including, but not limited to, the right to receive notice of meetings, to vote at any meetings or to receive dividends, and will only be entitled to any dissenter's rights as provided by the NJBCA. If any such holder of Anthrogenesis common stock will have failed to perfect or will have effectively withdrawn or lost such right, his or her shares of Anthrogenesis common stock will thereupon be deemed to have been converted into the right to receive shares of Celgene common stock pursuant to the plan of merger.

Within 10 days after the expiration of the period within which dissenting shareholders may make written demand to be paid the fair value of their shares, Anthrogenesis must mail to each dissenting shareholder certain of its latest financial statements. Anthrogenesis may accompany such mailing with a written offer to pay each dissenting shareholder for his or her shares at a specified price deemed by Anthrogenesis to be the fair value of those shares. If, not later than 30 days after the expiration of the 10-day period for mailing the financial statements, Anthrogenesis and any dissenting shareholder agree upon the fair value of the shares, payment for those shares will be made upon surrender of the certificates.

If Anthrogenesis and any dissenting shareholders are unable to agree upon the fair value of the shares within the 30-day period provided, within 30 days after the end of such period the dissenting shareholders may make written demand on Anthrogenesis to commence an action in the superior court of New Jersey to determine the fair value of the shares. Within 30 days after the receipt of such demand, Anthrogenesis must commence the action in the New Jersey superior court. If Anthrogenesis fails to commence such action within the time permitted, a dissenting shareholder may commence such a cause of action in Anthrogenesis' name within 60 days after expiration of the period within which Anthrogenesis was required to commence such action.

The court may appoint one or more appraisers to receive evidence and to report to the court on the question of the fair value of the shares. The court will determine whether the dissenting shareholder has complied with the requirements of Section 14A:11 of the NJBCA and will determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use. The fair value of the shares as determined by the court is binding on all dissenting shareholders, other than dissenting shareholders who have previously agreed with Anthrogenesis upon the fair value of the shares. The court may determine that the fair market value is less than, equal to or greater than the market price of the Celgene common stock to be issued to non-dissenting shareholders for their shares of

Anthrogenesis common stock if the merger is completed. The court's judgment will include an allowance for interest at such rate as the court finds to be equitable from the date of demand to the date of payment. If a dissenting shareholder's refusal to accept an offer of payment from Anthrogenesis was arbitrary, vexatious or otherwise not in good faith, the court will not allow interest.

The costs and expenses of the court proceeding shall be determined by the court and apportioned and assessed as the court deems to be equitable.

A dissenting shareholder may not withdraw his or her demand for payment of the fair value of his or her shares without the written consent of Anthrogenesis. The right of a dissenting shareholder to be paid the fair value of his or her shares shall cease if:

(i) the dissenting shareholder fails to present his or her certificate as required for purposes of affixing the mentioned notation;

(ii) the dissenting shareholder withdraws his or her demand with the consent of Anthrogenesis;

(iii) no agreement is reached on the fair value of the shares and an action in the New Jersey court is not commenced in the period prescribed;

(iv) the New Jersey court determines that the dissenting shareholder is not entitled to payment for his or her shares;

(v)   the merger is abandoned or rescinded; or

(vi)  a court enjoins or sets aside the merger.

In any such case, the rights of the dissenting shareholder shall be reinstated as a shareholder as of the date of making demand and the dissenting shareholder shall be entitled to any intervening preemptive rights and the right to payment of any intervening dividends or other distribution.


RESALE OF CELGENE COMMON STOCK FOLLOWING THE MERGER

The shares of Celgene common stock to be issued in connection with the merger will be registered under the Securities Act of 1933 and will be freely transferable under the Securities Act, except for shares of Celgene common stock issued to any person who is deemed to be an "affiliate" of Anthrogenesis at the time of the special meeting. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by or are under the common control with Anthrogenesis and may include executive officers and directors of Anthrogenesis, as well as significant shareholders of Anthrogenesis. Affiliates may not sell their shares of Celgene common stock acquired in connection with the merger except pursuant to:

o an effective registration statement under the Securities Act covering the resale of those shares;

o  an exemption under paragraph (d) of Rule 145 under the Securities Act; or

o  any other applicable exemption under the Securities Act.

Celgene's registration statement on Form S-4, of which this proxy statement/prospectus forms a part, does not cover the resale of shares of Celgene common stock to be received by Anthrogenesis' affiliates in the merger.



NASDAQ LISTING

Celgene will use its reasonable best efforts to cause the shares of Celgene common stock to be issued in connection with the merger to be approved for quotation on the Nasdaq National Market or listed on such securities exchange as Celgene common stock is then listed, subject to official notice of issuance. This approval will include shares of Celgene common stock issuable upon the exercise of any option, warrant or right to purchase Anthrogenesis common stock that may be converted by the plan of merger into an option, warrant or other right to purchase Celgene common stock.

                   THE PLAN OF MERGER AND RELATED AGREEMENTS

The following section describes the material terms of the plan of merger and other agreements related to the merger. However, this description does not purport to be complete and is qualified in its entirety by reference to the plan of merger and amendment to the plan of merger, copies of which are attached as Appendices A and B, respectively, to this proxy statement/prospectus and are incorporated herein by reference. Copies of the voting and proxy agreement, amendment to the voting and proxy agreement and the convertible loan agreement are also attached as Appendices C, D and E, respectively, to this proxy statement/prospectus. You are urged to read these documents in their entirety for a more complete description of the merger because they are the principal legal documents that govern the merger and related transactions.


THE MERGER

When the merger occurs, on the terms and subject to the conditions of the plan of merger, Celgene Acquisition Corp., a wholly owned subsidiary of Celgene, will merge with and into Anthrogenesis. At such time, each share of Celgene Acquisition Corp.'s capital stock issued and outstanding prior to the effective time of the merger will be converted into one share of common stock of Anthrogenesis, and will constitute the only outstanding shares of capital stock of Anthrogenesis. As a result of this merger, Anthrogenesis will become a wholly owned subsidiary of Celgene.


CLOSING AND EFFECTIVE TIME

Unless Celgene otherwise agrees with Anthrogenesis, the closing of the merger will take place within two business days after the satisfaction or, to the extent permitted by law, waiver of all of the closing conditions, other than those conditions that by their nature are to be satisfied at the closing. See "The Plan of Merger and Related Agreements--Conditions to the Merger."

As soon as practicable after the closing of the merger and in any event within two business days, a certificate of merger will be filed with the Secretary of State of the State of New Jersey. The merger will become effective when the certificate of merger is duly filed with the Secretary of State of the State of New Jersey or at such later time as is agreed by Celgene and Anthrogenesis and specified in the certificate of merger.


THE MERGER CONSIDERATION

Upon consummation of the merger, each share of common stock of Anthrogenesis issued and outstanding immediately prior to the effective time of the merger, other than retired treasury shares and shares owned by holders who exercise dissenter's rights under the NJBCA, will be cancelled and extinguished and will be converted automatically into the right to receive 0.4545, or such adjusted exchange ratio as described below, of a share of Celgene common stock, par value $.01 per share.

Anthrogenesis and Celgene have mutually established goals that Anthrogenesis must satisfy by December 31, 2002 (or by March 31, 2003, if the closing of the merger is delayed due to a failure to satisfy certain prescribed governmental or regulatory conditions beyond the parties' reasonable control) to qualify for a favorable adjustment of the exchange ratio, up to a maximum of 0.5000 of a share of Celgene common stock for each share of Anthrogenesis common stock. Specifically, if by December 31, 2002 (or March 31, 2003, if applicable), Anthrogenesis has collected, processed and cryogenically stored the following applicable units of (i) allogeneic cord blood transplant units, (ii) allogeneic cord blood and placental transplant units and/or

(iii) allogeneic placental transplant units, in each case that meet specified general adult dose size and qualitative criteria, the exchange ratio will be adjusted as follows:

               NUMBER OF UNITS    NUMBER OF UNITS    EXCHANGE
                  12/31/02            3/31/03         RATIO
            -------------------- ----------------- -----------
                 2,200 units       6,300 units         0.4651
                 2,700 units       6,800 units         0.4762
                 3,700 units       7,800 units         0.4878
                 4,700 units       8,800 units         0.5000

Celgene and Anthrogenesis will mutually determine the number of such units in good faith and, in making that determination, Celgene will be supplied with any reasonably requested documentation and will be allowed to conduct a reasonable physical inspection of Anthrogenesis' premises. At this time neither Celgene nor Anthrogenesis can determine with certainty whether Anthrogenesis will meet any of these goals and whether the exchange ratio of 0.4545 will be adjusted.

Celgene will not issue any fractional shares of Celgene common stock in the merger. Instead, Anthrogenesis shareholders will receive cash in an amount determined by multiplying (i) the fractional interest to which you would otherwise be entitled and (ii) the average of the per share closing prices of Celgene common stock on the Nasdaq National Market for the five trading days immediately before the effective time of the merger.


STOCK OPTIONS AND WARRANTS

Under the plan of merger, each option and warrant to purchase Anthrogenesis common stock outstanding immediately prior to the effective time of the merger, whether vested or unvested, will cease to represent a right to acquire shares of Anthrogenesis common stock and will be converted, at the effective time of the merger, into an option or warrant to acquire, on the same terms and conditions, the number of shares of Celgene common stock determined by multiplying the number of shares of Anthrogenesis common stock subject to that Anthrogenesis stock option or warrant by 0.4545, or the applicable adjusted exchange ratio, rounded down, if necessary, to the nearest whole share. The exercise price per share of Celgene common stock under these converted stock options or warrants will be equal to the exercise price for the stock option or warrant immediately prior to the effective time of the merger divided by 0.4545, or the applicable adjusted exchange ratio, rounded up to the nearest cent. The registration statement of which this proxy statement/prospectus forms a part covers the issuances of the shares of Celgene common stock subject to each Anthrogenesis stock option and warrant.


CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES

As promptly as practicable after the effective time of the merger not later than 10 business days after the effective time, Celgene will cause to be sent to each shareholder of record of Anthrogenesis as of the effective time of the merger transmittal materials for use in exchanging certificates of Anthrogenesis common stock for certificates of Celgene common stock. The transmittal materials will contain information and instructions on how to surrender Anthrogenesis common stock certificates for new certificates representing Celgene common stock.

Until a holder of Anthrogenesis common stock surrenders his, her or its certificates representing shares of Anthrogenesis common stock, the certificates will, after the effective time of the merger, represent for all purposes, except in the case of Anthrogenesis shareholders who elect to exercise their dissenter's rights, only the right to receive Celgene common stock as specified in the plan of merger.

ANTHROGENESIS SHAREHOLDERS SHOULD NOT SURRENDER THEIR STOCK CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE A TRANSMITTAL FORM.


CORPORATE MATTERS

The plan of merger provides that the directors of Celgene Acquisition Corp. immediately before the merger will be the initial directors of Anthrogenesis following the merger. In addition, the officers of Anthrogenesis immediately before the merger will be the initial officers of Anthrogenesis following the merger.


APPROVAL OF ANTHROGENESIS SHAREHOLDERS; VOTING AND PROXY AGREEMENT

Approval of the merger and adoption of the plan of merger and the transactions contemplated by the plan of merger require the affirmative vote of a majority of those votes cast in person or by proxy by the holders of common stock of Anthrogenesis entitled to vote at the Anthrogenesis meeting. Celgene has entered into a voting and proxy agreement with certain shareholders pursuant to which these Anthrogenesis shareholders have granted to Celgene an irrevocable proxy to vote all of their shares of Anthrogenesis common stock in favor of the approval of the merger and adoption of the plan of merger and the transactions contemplated by the plan of merger. The agreement provides that the shareholders will not solicit any inquiries or proposals with respect to another acquisition with any person other than Celgene. As of the record date, these shareholders owned shares representing approximately 60.9% of the outstanding shares of Anthrogenesis common stock entitled to vote at the Anthrogenesis special meeting. Accordingly, Celgene has sufficient voting power to constitute a quorum and to approve the merger proposal to be considered at the Anthrogenesis shareholders' meeting. Celgene has agreed to vote all shares of Anthrogenesis common stock subject to the agreement in favor of the merger proposal. The agreement provides that it will terminate upon the earlier of the completion of the merger and the termination of the plan of merger in accordance with its terms.


REPRESENTATIONS AND WARRANTIES

The plan of merger contains various customary representations and warranties of the parties, including the following representations by Anthrogenesis:

o organization;

o capitalization;

o authority relative to the plan of merger;

o consents and approvals, no violation of law;

o financial statements;

o absence of certain changes or events; material contracts;

o litigation;

o absence of undisclosed liabilities;

o no default;

o taxes;

o title to properties; encumbrances;

o intellectual property;

o compliance with applicable law;

o material contracts;

o FDA matters;

o information in disclosure documents and registration statements;

o employee benefit plans; ERISA;

o environmental laws and regulations;

o vote required;

o labor matters;

o affiliate transaction;

o brokers;

o tax matters;

o insurance; and

o disclosure

The following representations were also made by Celgene and Celgene Acquisition
Corp.:

o organization;

o capitalization;

o sufficient Celgene shares;

o issuance of Celgene stock;

o authority relative to the plan of merger;

o consents and approvals, no violations;

o voting and proxy agreement; no violations and registration statement;

o reports and financial statements;

o absence of certain changes or events;

o information in disclosure documents and registration statement;

o compliance with applicable law;

o litigation;

o tax matters; and

o brokers

CONDITIONS TO THE MERGER

Under the plan of merger, several conditions must be satisfied or, if permitted by law, waived before Celgene and Anthrogenesis would be obligated to complete the merger. These conditions include the following:

o the merger is approved and the plan of merger and the transactions contemplated by the plan of merger are adopted by the affirmative vote of no less than a majority of the votes cast in person or by proxy by the shareholders of Anthrogenesis entitled to vote at the Anthrogenesis meeting;

o no statute, rule, regulation, executive order, decree, injunction or other order enacted, issued, promulgated, enforced or entered by a governmental authority, including a federal or state court, is in effect that would prevent completion of the merger as contemplated by the parties in the plan of merger;

o the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, is declared effective by the SEC, and there is no stop order or proceedings seeking a stop order; The shares of Celgene common stock to be issued in connection with the merger and issuable upon exercise of converted Anthrogenesis stock options and warrants have been authorized for listing on the Nasdaq National Market, upon official notice of issuance.

Under the plan of merger, several additional conditions must be satisfied, or waived by Celgene, before Celgene and its wholly owned subsidiary, Celgene Acquisition Corp., would be obligated to complete the merger. These conditions include the following:

o Celgene has received affiliate agreements from each of the affiliates of Anthrogenesis;

o Anthrogenesis has performed and complied with each agreement, covenant and obligation required to be performed or complied with by it under the plan of merger;

o the aggregate effect of all inaccuracies in the representations and warranties of Anthrogenesis do not have a material adverse effect on Anthrogenesis, and the representations and warranties of Anthrogenesis are true and correct in all material respects or as otherwise qualified as of the date of the plan of merger and as of the effective time of the merger with the same effect as though such representations and warranties had been made at and as of effective time of the merger, other than representations and warranties that speak as of a specific date or time, which need only be true and correct in all respects as of such date or time;

o the aggregate number of dissenting shares does not constitute in excess of 10% of the outstanding shares of Anthrogenesis immediately before the merger;

o all authorizations, permits, consents, orders or approvals of, or declarations or filings with, any governmental entity, which if not obtained or filed would have a material adverse effect at or after the effective time on Celgene or its subsidiaries, including Anthrogenesis as the surviving company, have been filed or obtained, as the case may be;

o Celgene has received a legal opinion from Anthrogenesis' counsel, Buchanan Ingersoll Professional Corporation; and

o  the Stock Subscription Agreement, dated as of July 2001, among Anthrogenesis,
   H. Lundbeck A/S, Charles L. Dimmler and Louis Perlman, and the related registration rights agreement, are terminated and Celgene receives sufficient evidence of such termination.

Likewise, under the plan of merger, several additional conditions must be satisfied, or waived by Anthrogenesis, before Anthrogenesis would be obligated to complete the merger. These conditions include the following:

o Anthrogenesis has received an opinion from Buchanan Ingersoll Professional Corporation, regarding the treatment of the merger as a tax-free reorganization under Section 368(a) of the Internal Revenue Code. If Buchanan Ingersoll Professional Corporation does not render an opinion, the condition will be satisfied if Proskauer Rose LLC renders such an opinion.

o Celgene has performed and complied with each agreement, covenant and obligation required to be performed or complied with by it under the plan of merger;

o the aggregate effect of all inaccuracies in the representations and warranties of Celgene do not have a material adverse effect on Celgene, and the representations and warranties of Celgene are true and correct in all material respects or as otherwise qualified as of the date of the plan of merger and as of the effective time of the merger with the same effect as though such representations and warranties had been made at and as of the effective time of the merger, other than representations and warranties that speak as of a specific date or time, which need only be true and correct in all respects as of such date or time;


CERTAIN COVENANTS

The plan of merger contains numerous covenants of Anthrogenesis and Celgene that are customary for this type of transaction. These covenants include the following:


NON-SOLICITATION. The plan of merger provides that:

o Prior to the effective time of the merger, neither Anthrogenesis, any of its affiliates, nor any of the respective directors, officers, employees, affiliates, agents or representatives of the foregoing (including, without limitation, any investment banker, attorney or accountant retained by Anthrogenesis) will, directly or indirectly, solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to or which may reasonably be expected to lead to any merger, consolidation or other business combination involving Anthrogenesis or the acquisition of all or any significant portion of the assets or capital stock of Anthrogenesis, other than the merger (any such proposal being referred to as an acquisition transaction) or negotiate, explore or otherwise engage in discussions with any corporation, partnership, person, other entity or group (as defined in Section 13(d)(2) of the Securities Exchange Act of 1934, as amended) (other than Celgene and its representatives) in furtherance of such inquiries or with respect to any acquisition transaction, or endorse any acquisition transaction, or enter into any agreement, arrangement or understanding with respect to any such acquisition transaction or which would require it to abandon, terminate or fail to consummate the merger or any other transaction contemplated by the plan of merger;

o Anthrogenesis and its affiliates will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person (other than Celgene and its representatives) conducted heretofore with respect to any acquisition transaction; and


o Anthrogenesis will immediately advise Celgene in writing of any such inquiries or proposals (or indications of a desire to make a proposal) received by (or indicated to), any such information requested from, or any such negotiations or discussions sought to be initiated or continued with, any of it, its affiliates, or any of the respective directors, officers, employees, agents or representatives of the foregoing, in each case from a corporation, partnership, person or other entity or group (other than Celgene and its representatives) with respect to an acquisition transaction, and the terms thereof, including the identity of such third party, and to update on an ongoing basis or upon Celgene's request, the status of such inquiry or proposal, as well as any actions taken or other developments.

CONDUCT OF BUSINESS PENDING THE MERGER. Under the plan of merger, Anthrogenesis has agreed that from the date of the plan of merger until the earlier of the effective time of the merger and the termination of the plan of merger, it will not, except as agreed to with Celgene:

o conduct its business other than in the ordinary and usual course consistent with past practice and shall use its reasonable efforts to preserve intact the present business organization, keep available the services of its present officers and key employees and preserve the goodwill of those having business relationships with it;

o amend its charter, by-laws or other organizational documents or split, combine or reclassify any shares of its outstanding capital stock or declare, set aside or pay any dividend or other distribution payable in cash, stock or property or directly or indirectly redeem or otherwise acquire any shares of its capital stock;

o authorize for issuance, issue or sell or agree to issue or sell any shares of, or rights to acquire or convert into shares of, its capital stock (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), except for the issuance of shares of Anthrogenesis common stock upon the exercise of Anthrogenesis stock options outstanding on the date of the plan of merger;

o  merge or consolidate with another entity;

o acquire or purchase an equity interest in or a substantial portion of the assets of another corporation, partnership or other business organization or otherwise acquire any assets outside the ordinary and usual course of business and consistent with past practice or otherwise enter into any material contract, commitment or transaction outside the ordinary and usual course of business consistent with past practice;

o sell, lease, license, waive, release, transfer, encumber or otherwise dispose of its material assets;

o incur, assume or prepay any material indebtedness or any other material liabilities other than in the ordinary course of business consistent with past practice and except for the convertible loan agreement and the amended and restated secured promissory note dated September 9, 2002 made by Anthrogenesis in favor of Celgene;

o assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person other than customers, in each case in the ordinary course of business and consistent with past practice;

o make, extend or modify in any material respect, except for the convertible loan agreement amended and restated secured promissory note, any loans, advances or capital contributions to, or investments in, any other person;

o authorize or make capital expenditures in excess of $50,000 individually and $250,000 in the aggregate;

o permit any insurance policy naming Anthrogenesis as a beneficiary or a loss payee to be canceled or terminated other than in the ordinary course of business;

o  form a subsidiary;

o enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

o adopt, enter into, terminate or amend (except as required by applicable law) any Anthrogenesis employee benefit plan or other arrangement for the current or future benefit or welfare of any director, officer, or current or former employee or increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for normal increases in compensation in the ordinary course of business consistent with past practice and accrued and unpaid bonuses in respect of Anthrogenesis' fiscal year ended December 31, 2001 that are consistent with past practice and have been properly accrued and reflected on Anthrogenesis' books and records) or take any action to fund or in any other way secure or to accelerate or otherwise remove restrictions with respect to, the payment of compensation or benefits under any employee plan, agreement, contract, arrangement or other Anthrogenesis employee benefit plan (including Anthrogenesis stock options);

o take any action with respect to, or make any material change in, its accounting or tax policies or procedures, except as required by law or to comply with GAAP;

o sell, transfer, license, sublicense or otherwise dispose of any of its intellectual property;

o take any action to jeopardize qualification of the merger as a reorganization under Section 368(a) of the Internal Revenue Code; or

o cause its subsidiaries to take actions other than as described in the foregoing.

SHAREHOLDERS' MEETING. Under the plan of merger, Anthrogenesis has agreed to call, give notice of and hold a meeting of its shareholders as promptly as practicable in accordance with the NJBCA and the federal securities law for the purpose of considering and voting upon the approval of the merger and adoption of the plan of merger and the transactions contemplated by the plan of merger. Anthrogenesis has agreed to take all lawful actions to solicit the approval of the merger by Anthrogenesis' shareholders.

CONTINUING DIRECTOR AND OFFICER INDEMNIFICATION AND INSURANCE. The plan of merger provides that for a period of six years after the effective time of the merger, Celgene will indemnify Anthrogenesis' present and former directors and officers against any claims and liabilities occurring at or prior to the effective time of the merger to the fullest extent permitted under Anthrogenesis' certificate of incorporation and by-laws as in effect on April 26, 2002. In addition, for a period of three years after the effective time of the merger, Celgene will cause Anthrogenesis to maintain in effect the current Anthrogenesis' directors' and officers' liability insurance policy for the acts or omissions of Anthrogenesis' directors and officers that occurred at or prior to the effective time of the merger. The insurance policy will provide coverage in an amount and scope at least as favorable to such persons as Anthrogenesis' coverage before the effective time of the merger. However, Celgene will not be required to expend more than 150% of the annual premium Anthrogenesis paid for such coverage before the effective time of the merger.

OTHER COVENANTS. The plan of merger also contains other covenants by Celgene and Anthrogenesis, including a covenant to use best reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the merger as promptly as practicable.


TERMINATION

A. The plan of merger provides that it may be terminated and the merger may be abandoned prior to the consummation of the merger:

(1) by mutual consent of the parties;

(2) by either Anthrogenesis or Celgene, if any permanent injunction or action by any governmental entity preventing completion of the merger as contemplated by the parties in the plan of merger becomes final and non-appealable;

(3) by either Anthrogenesis or Celgene, at any time after December 31, 2002 (or by March 31, 2003, if the closing is delayed by a failure to satisfy certain prescribed governmental or regulatory conditions beyond the parties' reasonable control) if the merger has not been consummated by that date. However, a party's right to terminate is not available if such party's failure to fulfill any obligation under the plan of merger has been the cause of, or resulted in the failure of, the merger to occur on or before that date;

(4) by either Anthrogenesis or Celgene, if the required number of Anthrogenesis shareholders do not approve the merger and adopt the plan of merger;

(5) by Celgene, in the event of an uncured material breach by Anthrogenesis of any representation, warranty, covenant or agreement contained in the plan of merger if the breach would cause the specified conditions to the merger not to be satisfied;

(6) by Celgene, if the Anthrogenesis board of directors:

   (a) withdraws, amends or modifies in any manner that is materially adverse to Celgene its recommendation to approve the merger;

   (b) recommends another acquisition proposal; or

    (c) solicits another acquisition with a third party;

(7) by Celgene, if any of the Anthrogenesis shareholders who have entered into the voting and proxy agreement with Celgene materially breaches such agreement; and

(8) by Anthrogenesis, in the event of an uncured breach by Celgene of any representation, warranty, covenant or agreement contained in the plan of merger if the breach would cause the specified conditions to the merger not to be satisfied.

B. In the event of the termination of the plan of merger, the plan of merger provides that it will become void and there will be no liability on the part of any party except that if:

(1) Celgene terminates the plan of merger for any of the reasons set forth in Item (A)(6) above, Anthrogenesis will pay to Celgene $7,000,000 immediately;

(2) a termination is made for either of the reasons set forth in Items (A)(4) or
    (A)(7) above, and prior to or within one year after such termination Anthrogenesis signs a definitive agreement or completes another acquisition transaction with a third party, Anthrogenesis will pay to Celgene $7,000,000 immediately;

(3) Celgene terminates the plan of merger for any of the reasons set forth in Item (A)(5) above, Anthrogenesis will pay Celgene liquidated damages of $7,000,000;

(4) Anthrogenesis terminates the plan of merger for any of the reasons set forth in Item (A)(8) above, Celgene will pay Anthrogenesis liquidated damages of $7,000,000. In addition, Celgene will purchase from Anthrogenesis a total of 622,278 shares (as adjusted to account for any stock split or similar dilution of Anthrogenesis' common stock) of Anthrogenesis common stock at a price of $8.035 per share for an aggregate purchase price of $5,000,000; or

(5) Celgene terminates the plan of merger for the reason set forth in Item
    (A)(3) above, and at the time of the termination neither Anthrogenesis nor any of its shareholders that are parties to the voting and proxy agreements are in material breach of any representation, warranty or covenant in the plan of merger or voting and proxy agreement, Celgene will purchase from Anthrogenesis a total of 622,278 shares (as adjusted to account for any stock split or similar dilution of Anthrogenesis' common stock) of Anthrogenesis common stock at a price of $8.035 per share for an aggregate purchase price of $5,000,000.


AMENDMENT; WAIVER

The plan of merger may be amended at any time in a writing signed by each of the parties. Once Anthrogenesis shareholders have approved the merger, no amendment that requires further approval by the Anthrogenesis shareholders may be made without such further approval.

At any time before the effective time of the merger, a party may in a document signed by each party:

o extend the time for performance of any of the obligations or other acts of the other parties;

o waive any inaccuracies in the representations and warranties of the other parties contained in the plan of merger or in any document delivered pursuant to the plan of merger; or

o waive compliance, where permissible, with any of the agreements or conditions contained in the plan of merger.


FEES AND EXPENSES

Expenses incurred in connection with the filing fee for the registration statement and the printing of the proxy statement/prospectus and the registration statement will be paid by Celgene. Otherwise, all fees and expenses incurred in connection with the plan of merger and the transactions contemplated thereby will be paid by the party incurring the expenses, whether or not the merger is consummated.

CONVERTIBLE LOAN AGREEMENT; AMENDED AND RESTATED SECURED PROMISSORY NOTE

Celgene and Anthrogenesis have entered into a convertible loan agreement, dated as of April 26, 2002, as thereafter amended, wherein Celgene has agreed to loan Anthrogenesis up to $11,000,000. Anthrogenesis has borrowed an aggregate principal amount of $8,500,000 to date under the convertible loan agreement. The loans are evidenced by an amended and restated secured promissory note, dated September 9, 2002, made by Anthrogenesis in favor of Celgene. The principal amount due and owing on the loans (to the extent not previously converted as described below) is to be paid by Anthrogenesis to Celgene in four equal semiannual installments commencing on November 9, 2003. Interest on the loans (to the extent not previously converted as described below) will be paid from May 9, 2002 on the principal amount outstanding from time to time at the prime rate as announced by Citibank, N.A., in effect from time to time, plus 2% per annum, and will accrue quarterly. The first interest payment is due on May 9, 2003, and thereafter together with the principal on each of November 9, 2003, May 9, 2004, November 9, 2004 and May 9, 2005. Anthrogenesis has granted Celgene a security interest in and general lien on all of Anthrogenesis' assets as collateral for the loans. A copy of the convertible loan agreement is attached as Appendix E to this proxy statement/prospectus.

If the plan of merger is terminated for any reason, Anthrogenesis or Celgene may, if certain conditions have been satisfied, convert all or any part of the outstanding loans into such number of shares of its common stock as is determined by dividing the outstanding principal amount of the loans plus accrued interest on the loans by a conversion price of $8.035 per share. The conversion price is subject to adjustment in certain events to prevent dilution of the converted shares, including the issuance by Anthrogenesis of additional common stock at a conversion price less than the conversion price in effect under the convertible loan agreement, or a split, subdivision, dividend or distribution of Anthrogenesis common stock. Anthrogenesis cannot elect to convert the loans in an amount that would result in Celgene, together with all directors, officers and employees of Celgene, owning in excess of 19.9% of Anthrogenesis' common stock then issued and outstanding.

In addition, Anthrogenesis has taken such actions within its power (i) to cause the appointment of Celgene's designee, Jerome B. Zeldis, M.D., Ph.D., as a member of Anthrogenesis' board of directors and (ii) to cause him to continue in office. In the event of Dr. Zeldis' death, disability, retirement, resignation or removal, with or without cause, Anthrogenesis will take all actions within its power to cause the appointment of another Celgene designee as a member of the Anthrogenesis board. If the Celgene designee represents more than 19.9% of the number of directors of Anthrogenesis, then Anthrogenesis will promptly take all actions within its power (i) to ensure that the authorized number of directors increases by no more than the number necessary to cause the Celgene designee to represent less than the 19.9% threshold and (ii) to cause any created vacancies to be filled.


AGREEMENT OF ANTHROGENESIS AFFILIATES

Rule 145 under the Securities Act of 1933 regulates the disposition of securities of "affiliates" of Anthrogenesis in connection with the merger. At least 10 days before the effective date of the merger, Anthrogenesis will deliver to Celgene a list identifying all persons who are or may be deemed to be, at the time of the Anthrogenesis meeting, "affiliates" of Anthrogenesis for purposes of Rule 145 under the Securities Act. This list may be further updated before the effective time of the merger. Anthrogenesis has agreed to use its reasonable best efforts to cause each person who is identified as an affiliate in this list to deliver to Celgene, before the effective time of the merger, a written affiliate agreement. Under these affiliate agreements, each affiliate will represent that he, she or it has been advised that the affiliate may not sell, transfer or otherwise dispose of Celgene common stock issued to the affiliate in the merger unless the sale, transfer or other disposition:

(1) has been registered under the Securities Act;

(2) complies with the requirements of Rule 145 under the Securities Act;

(3) in the opinion of counsel reasonably acceptable to Celgene, is otherwise exempt from registration under the Securities Act; or

(4) based on written advice rendered to the affiliate from the SEC, would not be the subject of SEC action (and the staff of the SEC would not recommend any SEC action) with respect to such sale, transfer or other disposition.


                         INFORMATION REGARDING CELGENE


MANAGEMENT AND ADDITIONAL INFORMATION

Certain information relating to directors and executive officers, executive compensation, various benefit plans, voting securities and principal holders thereof, certain relationships and related transactions and other related matters as to Celgene is incorporated by reference or set forth in Celgene's Annual Report on Form 10-K for the year ended December 31, 2001, and its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2002, June 30, 2002 and September 30, 2002, incorporated herein by reference. Shareholders desiring copies of such documents may contact Celgene at its address or telephone number indicated under "Where You Can Find More Information."

                      INFORMATION REGARDING ANTHROGENESIS
                      OVERVIEW OF ANTHROGENESIS' BUSINESS

Anthrogenesis, an early-stage biotherapeutics company, was incorporated in New Jersey as Lifebank, Inc. in 1996 and commenced operations in 1998. It later changed its name to Anthrogenesis Corp. in 2001. Anthrogenesis' initial goals were to create a private umbilical cord blood bank; to develop and broaden the uses of umbilical cord blood as a therapy in a wide range of clinical indications; and to develop products from tissue recovered from the umbilical cord and the placenta. Anthrogenesis widened its focus when it discovered that the placenta was capable of delivering large quantities of stem cells, including very primitive stem cells (which are capable of differentiating into a wide range of tissues) subsequent to the removal of all of the blood left in the placenta and the umbilical cord after birth. During the first two years of operations, Anthrogenesis derived most of its revenue from the private banking of umbilical cord blood. Currently, these services are provided through Anthrogenesis' Lifebank division.

In 1999 and 2000 Anthrogenesis became licensed as a blood bank in the states of New Jersey and New York, respectively. In 2001, Anthrogenesis registered with the FDA as a cell therapy company. It changed its name to Anthrogenesis in 2001 to reflect the increasing range of therapies it was developing. Lifebank was retained as the identity of the private umbilical cord blood banking business. While private blood banking continued to be the most significant source of revenue, Anthrogenesis was successful in forming several joint research projects using its materials and discoveries. These projects generated immediate revenue and served to further develop Anthrogenesis' intellectual property estate.

During 2000 and 2001 Anthrogenesis filed several patent applications which are still pending. If granted, these patents would provide significant intellectual property protection. Anthrogenesis continued to develop joint research projects and significantly increased its private umbilical cord blood banking business. By the end of 2001, over 3,000 cord blood transplant units had been placed for storage with Anthrogenesis.

BACKGROUND

Anthrogenesis delivers stem cell therapies that are produced from renewable human placental sources and initially directed toward major, unmet medical needs in the cancer field. Primarily, Anthrogenesis focuses on blood cancers such as leukemias, lymphomas and myelomas. Anthrogenesis has developed proprietary methods for collecting, processing and storing stem cells and other valuable biomaterials from human placental tissue, currently an unused byproduct of over four million annual U.S. births. These stem cells can be immediately applied in bone marrow transplants for numerous cancer indications, in conjunction with chemotherapy and radiation. Anthrogenesis is also developing and producing stem cell products to treat immunological diseases and inherited metabolic disorders, and for regenerative medicine applications such as cardiovascular, neurological and musculo-skeletal indications.

Anthrogenesis believes placental stem cells have clinically beneficial features and advantages, compared with stem cells derived from alternative sources, such as human embryo and fetal tissue, adult bone marrow and other tissues, and umbilical cord blood. In addition, placental stem cells are an economical and socially acceptable alternative to using stem cells derived from human embryos and fetal tissue in human therapy. These beneficial features can broaden the use of cell therapies as a standard of care for debilitating and life-threatening diseases and injuries. They include the ability to:

(i) produce multiple transplant units from a single placental source that meet and exceed current adult dosing standards, without using in vitro cell expansion techniques;

(ii) source multiple stem cell types from a single placental source, including pluripotent, multipotent and hematopoietic stem cells, which are capable of developing into many specific cell types;

(iii) achieve durable, long-term therapy due to increased immune compatibility and the younger age of placental stem cells, compared with stem cells derived from adult sources, or non-adult cells that have been subjected to an interactive expansion regimen; and

(iv) source and bank a large inventory of transplant units meeting adult dose standards specific to the intended application and immediately available worldwide to physicians and patients. This would avoid additional time, cost and invasive medical procedures currently required to match donor transplant units for patients at critical, immediately life-threatening stages of disease.

Anthrogenesis believes these combined features can potentially overcome many current obstacles limiting commercialization of new stem cell therapies and can improve patient therapy. Anthrogenesis has filed extensive patent applications covering the production and therapeutic use of placenta-derived stem cells and biomaterials.

Materials and techniques developed by Anthrogenesis are already in use by its autologous and allogeneic stem cell banking programs. Anthrogenesis and its scientific collaborators have demonstrated the human placenta to be an abundant source for biotherapies, including stem cell transplant products, regenerative medicines and biomaterials for organ and tissue repair. Autologous stem cells are those stem cells that come directly from the individual using them. Allogeneic stem cells are those stem cells matched from distinct donors.

Anthrogenesis is leveraging the placenta as a large and renewable source of human stem cells and biomaterials, and currently focuses on:

(i) producing a large, rapidly accessible bank of matched adult-dose stem cells for patients with acute-stage, life-threatening diseases who require immediate treatment and cannot risk additional time identifying matched donors;

(ii) delivering stem cell therapies for cancer indications where bone marrow transplant is an accepted but underutilized treatment due to inadequate stem cell supplies, specifically blood cancers such as leukemias, lymphomas and myelomas;

(iii) extending stem cell therapy to other diseases that have demonstrated clinical benefits, notably solid tumor cancers and certain immunological diseases and inherited metabolic disorders; and

(iv) generating near-term revenue by co-developing, and licensing regenerative therapies and biomaterials to commercial partners for organ and tissue repair.

Anthrogenesis operates a state-licensed blood bank and is an FDA-registered cell therapy company. To date, Anthrogenesis' Lifebank division has banked approximately 5,000 autologous/related family allogeneic stem cell transplant units derived principally from umbilical cord blood, and is recognized as one of the leading providers of stem cell banking services to private clients. Anthrogenesis' allogeneic stem cell bank currently consists of approximately 500 placenta-derived stem cell transplant units. To date, Anthrogenesis has delivered approximately 20 stem cell transplant units that have been successfully transplanted into adult patients afflicted with a neurodegenerative disease as part of a pilot clinical study. In addition, Anthrogenesis has begun human clinical studies of placental stem cell units in bone marrow transplants for oncology and hematology indications, to compare the distinct clinical benefits of placental stem cells with umbilical cord blood and adult stem cells currently used for these disease indications. Anthrogenesis has also initiated preclinical studies in cardiac and orthopedic regeneration to demonstrate pluripotency and the ability to generate functional tissue.

                        ANTHROGENESIS PRODUCT PIPELINE1


        PROGRAM                     STATUS                         INDICATIONS                 RIGHTS/OWNERSHIP
 ----------------------    -------------------------      ----------------------------      ------------------------

 Autologous Stem           o Placental stem cell          Bone marrow transplant            o Placental stem cell
 Cell Banking Service        banking service to           to treat hematological              technology is proprietary
                             launch 1Q-2003.              cancers and disorders such          with all rights owned by
                                                          as leukemias, lymphomas,            Anthrogenesis
                           o Private umbilical cord       myelomas, and anemias,
                             blood banking                                                  o Anthrogenesis entered
                             continuously since 1999                                          into a nonexclusive
                             through Lifebank                                                 license with PharmaStem for
                             division.                                                        certain umbilical cord
                                                                                              blood-related technology

---------------------------------------------------------------------------------------------------------------------

 Allogeneic Placental     o Currently building            Adult-dose transplant             o Placental stem cell
 Stem Cells for Bone        allogeneic bank of            units targeting                     technology is proprietary
 Marrow Transplant          adult dose placental          bone marrow transplant              with all rights owned
 Applications               stem cell transplant          indications for treatment           Anthrogenesis
                            units                         of:
                                                                                            o Extensive patent
                          o Multicenter human             o Blood  cancers & disorders        applications filed,
                            clinical studies being                                            covering source,
                            initiated                     o Solid tumor cancers               composition and use

                                                          o Immunological diseases

                                                          o Various inherited
                                                            disorders

----------------------------------------------------------------------------------------------------------------------

 Allogeneic Placental     o Pluripotent stem cells        o Immune diseases                 o Placental stem cell
 Stem Cells for             collected from human                                              technology is proprietary
 Regenerative               placentas                     o Cardiovascular diseases           with all rights owned by
 Medicine                                                                                     Anthrogenesis
                          o Several preclinical           o CNS diseases
                            studies underway                                                o Extensive patent
                                                          o Musculo-skeletal                  applications filed,
                                                            diseases                          covering source,
                                                                                              composition and use
                                                          o Hepatic diseases

                                                          o Renal diseases

                                                          o Pulmonary diseases

----------------------------------------------------------------------------------------------------------------------

 Biomaterials            o Developed proprietary          o Wound healing                   o One application in
                           methods for producing                                              commercialization,
                           biologic membranes             o Orthopedic prosthetics            several others in
                           from placental material                                            development
                                                          o Vascular prosthetics
                                                                                            o Patent applications
                                                          o Tissue augmentation               filed

                                                          o Drug delivery

---------------------------------------------------------------------------------------------------------------------

1 Certain information contained in the table may include forward-looking statements that are subject to risks and uncertainties. You should review the section entitled "Forward-Looking Statements" on page 85 of this proxy statement/prospectus.

ANTHROGENESIS' BUSINESS STRATEGY

The following describes Anthrogenesis' business strategy:

o Mainstream cell therapies as a standard of care, in general, and establish placental stem cells as a de facto cell therapy standard, in particular, for major and difficult-to-treat diseases and injuries, by demonstrating enhanced therapeutic outcomes and developing new and expanded product applications.

o Maximize the clinical and economic value of the human placenta by identifying and producing a broad portfolio of cells, biomaterials and other components to prevent and treat disease and injury or repair resulting damage.

o Reduce the search time for matched donor units and demonstrate comparable or superior clinical product performance of (i) allogeneic cell therapies compared to autologous cells in general and (ii) placental stem cells in particular. Ensure a high rate of tissue match between recipients and donors by building and maintaining a large bank of placental stem cell transplant units that physicians can rapidly access.

o Develop stem cells for human transplantation (i) that are minimally manipulated (i.e., non-expanded and non-differentiated), (ii) that are administered in large (and, potentially, serial) doses and (iii) that utilize a patient's own biological system to localize and differentiate stem cells at disease or injury sites.

o Focus initially on established, well-validated blood cancer markets where large, unmet medical needs persist, while developing novel therapeutic and regenerative applications for larger, more diverse disease indications.

o Actively promote and detail cell therapy products to physicians using established pharmaceutical sales force(s) and other marketing resources in the cancer sector. Offer stem cell therapies to physicians as part of a more comprehensive product line and clinical solution for life-threatening and debilitating diseases.

o Enhance and select stem cell types having more efficient and safe profiles by using small molecule drugs and genetic profiling, thereby developing advanced/next-generation cell therapy products.

o Accelerate Anthrogenesis' profitability before full commercialization of its products by generating near-term revenue through private stem cell banking services and biomaterials businesses.

o Maintain a dominant intellectual property position to collect, process, store and use the mammalian placenta, including placental stem cells and other biomaterials, as pharmaceutical agents, medical devices, model systems for pharmacological testing and as bioreactors.

                             BENEFICIAL OWNERSHIP

The following table sets forth information regarding the beneficial ownership of common stock of Anthrogenesis as of November 11, 2002 by:


o each person who is known by Anthrogenesis to be the beneficial owner of more than five percent of its common stock;


o  each of the current directors and executive officers of Anthrogenesis; and


o  all directors and executive officers of Anthrogenesis as a group.


Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the shareholders named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Percentage of ownership of common sock is based on 3,202,254 shares of common stock outstanding as of November 11, 2002, together with applicable options and warrants for each shareholder.





                                                                   PERCENTAGE OF
               NAME AND ADDRESS                   COMMON STOCK     COMMON STOCK
                OF BENEFICIAL                     BENEFICIALLY     BENEFICIALLY
                  OWNER (1)                          OWNED             OWNED
---------------------------------------------   ---------------   --------------
   FIVE PERCENT SHAREHOLDERS
   Sokol, Behot & Fiorenzo (2)
    433 Hackensack Avenue
    Hackensack, NJ 07601                            243,000              7.1

   Celgene Corporation
    7 Powder Horn Drive
    Warren, NJ 07059                                       (3)          60.9

   EXECUTIVE OFFICERS AND DIRECTORS

   Robert J. Hariri, M.D., Ph.D. (4)              1,564,276             45.1

   John R. Haines (5)                               450,949             12.4

   Charles M. Dimmler, III (6)
    Lundbeck, Inc.
    535 Madison Avenue
    17th Floor
    New York, NY 10022                              136,897              4.3

   Roseann J. LaRosa, Esq. (7)                      496,857             14.0

   Jerome Zeldis, M.D., Ph.D. (8)
    c/o Celgene Corporation
    7 Powder Horn Drive
    Warren, NJ 07054                                 27,500               *

   F. Chandler Coddington (9)                       340,168             10.6

   All directors and executive officers as a
    group (6 persons)                             3,016,647             70.5

----------------
* Less than 1%


(1) Unless otherwise noted, the address of each shareholder is Anthrogenesis Corp., 45 Horsehill Road, Cedar Knolls, New Jersey 07927.


                                                           (footnotes continued)

(2) Consists of options to purchase shares of common stock, exerciseable within 60 days of the date hereof, owned by Sokol, Behot & Fiorenzo, a general partnership, the general partners of which disclaim beneficial ownership of such securities except to the extent of their respective pecuniary interests therein, if any.

(3) Celgene is party to a voting and proxy agreement with a number of shareholders of Anthrogenesis that grants to Celgene the power to vote shares owned by such shareholders for purposes of approving the merger. The issued and outstanding shares subject to the proxy constitute, as of the date of this proxy statement/prospectus, 60.9% of the common stock issued and outstanding.

(4) Includes options to purchase 265,000 shares of common stock, exerciseable within 60 days of the date hereof.

(5) Includes options to purchase 446,600 shares of common stock, exerciseable within 60 days of the date hereof.

(6) Consists of 12,445 shares of common stock owned directly by Mr. Dimmler and 124,452 shares owned by H. Lundbeck S/A. Beneficial ownership of shares owned by H. Lundbeck S/A is disclaimed by Mr. Dimmler except to the extent of his pecuniary interest therein, if any.

(7) Includes warrants to purchase 137,000 shares of common stock and options to purchase 250,000 shares of common stock, each exerciseable within 60 days of the date hereof.

(8) Includes warrants to purchase 5,000 shares of common stock and options to purchase 17,500 shares of common stock, each exerciseable within 60 days of the date hereof.

(9) Includes warrants to purchase 6,666 shares of common stock, exerciseable within 60 days of the date hereof.


                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


OVERVIEW

Anthrogenesis was incorporated as Lifebank, Inc. in 1996 and commenced operations in 1998. It later changed its name to Anthrogenesis Corp. in 2001. Its initial goals were to create a private umbilical cord blood bank; to develop and broaden the therapeutic uses of umbilical cord blood in a wide range of clinical indications; and to develop products from tissue recovered from the umbilical cord and the placenta. Anthrogenesis widened its focus when it discovered that the placenta was capable of delivering large quantities of stem cells, including very primitive stem cells that are capable of differentiating into a wide range of tissues. During the first two years of operations Anthrogenesis derived almost all of its revenue from the private banking of umbilical cord blood. Currently, these services are provided through Anthrogenesis' Lifebank division.

During 1999 and 2000, Anthrogenesis became licensed as a blood bank in New Jersey and New York and in 2001 registered with the FDA as a cell therapy company. Additionally, it adopted the name Anthrogenesis Corp. in 2001 to reflect the increasing range of therapies it was developing. While private umbilical cord blood banking continued to be the most significant source of revenue, Anthrogenesis was successful in entering into several joint research projects involving its materials and discoveries, which generated revenue and assisted it in further developing its intellectual property base.

During 2000, 2001 and 2002, Anthrogenesis filed several patent applications as part of an effort to secure significant intellectual property protection. It continued to develop joint research projects and significantly increased its private umbilical cord blood banking business. As of September 30, 2002, approximately 4,500 units of cord blood had been placed for storage with Anthrogenesis, as compared to approximately 3,000 units stored as of December 31, 2001.

Anthrogenesis has, since inception, raised approximately $6.9 million from the sale of securities including common stock and securities convertible into common stock, which has been used to fund the development of the umbilical cord blood banking business and the development of intellectual property, as well as for other purposes.

Anthrogenesis' wholly owned subsidiary Atlantic Stem Cell Technologies, Inc., a Delaware corporation, has conducted no significant operations since November 2001 (the date of acquisition of Atlantic Stem Cell by Anthrogenesis) and Anthrogenesis does not expect that Atlantic Stem Cell will significantly contribute to Anthrogenesis' results of operations in the near future.

COMPARISON OF YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999


Results of Operations

The following table sets forth, for the calendar year periods indicated, certain items in Anthrogenesis' statements of operations (all figures in $000s):





                                                     2001           2000           1999
                                                 ------------   ------------   ------------
Total revenues ...............................     $  1,528       $    473       $     39
Costs and expenses:
Cost of operations ...........................          840            283            272
Research and development .....................          255            219             --
Selling, general and administrative ..........        4,211          1,837          1,260
Stock-based compensation expense .............        2,024            503             --
Interest expense, net ........................          140             25             --
Income tax expense (benefit) .................         (239)            --             --
Other expenses (income) ......................          299             --             --
                                                   --------       --------       --------
Net loss .....................................     $ (6,002)      $ (2,394)      $ (1,493)
                                                   ========       ========       ========

Revenue. Revenue of Anthrogenesis for the year ended December 31, 2001 increased 223% to approximately $1,528,000 compared with $473,000 for the same period in 2000. Revenue in 2001 consisted of: (i) fees for the collection, processing, cryogenic preservation and storage of umbilical cord blood for private clients of $1,099,000; and (ii) tissue product sales and services of $429,000, of which $396,000 were research project payments and $33,000 were sales of tissue. Revenue in 2000 increased 1,113% from $39,000 in 1999. Revenue in 2000 consisted of (i) fees for the collection, processing, cryogenic preservation and storage of umbilical cord blood of $386,000 and (ii) tissue product sales of $87,000. Revenue for 1999 consisted of $39,000 fees for the collection, processing, cryogenic preservation and storage of umbilical cord blood The substantial increase in revenue overall is attributable to increases in revenue from Anthrogenesis' private banking of umbilical cord blood, which was due primarily to increased numbers of customers enrolled in the program and the resultant growth in the amount of annual storage fee revenue. Furthermore, during a four-month period in 1999, Anthrogenesis was unable to operate while its blood banking license was being obtained in New Jersey. Anthrogenesis attributes the increased number of enrollees to its marketing efforts, brand and product awareness and increased public acceptance of private umbilical cord blood banking as a component of health care services.

Further, increases in tissue product sales during 2001 resulted in part from research programs that Anthrogenesis entered into with Celgene and Gene Logic, Inc., respectively. The Celgene research program involves the development of certain drug screening assays for Celgene compounds and other matters. The Gene Logic research program involves the supply of human stem cells by Anthrogenesis. The agreements for these programs, as well as others, commenced in 2001 and are expected to generate additional revenues in 2002 and beyond. Due to the lengthy technical qualification process, these programs often take a substantial amount of time to develop from the lead stage to product sale stage.

Cost of operations. Cost of operations consists of laboratory costs, including personnel, equipment and storage costs. The cost of operations in 2001 increased 197% to $840,000 from $283,000 in 2000, and increased in 2000 by 4% from
$272,000 in 1999. The increase is primarily due to the hiring of additional personnel to process the growing number of private umbilical cord blood banking units collected, tested and stored by Anthrogenesis. Anthrogenesis expects to continue to hire skilled technicians for its workforce to manage the expected growth of the private umbilical cord blood banking business, as well as fulfilling development contracts and tissue sale orders.

Research and development expenses. Research and development expenses consist primarily of salaries and benefits, drug supplies and other consumable research supplies, and allocated facilities charges such as building rent and utilities. Research and development expenses in 2001 increased 16% to

$255,000 from $219,000 in 2000. There were substantially no research and development expenses incurred in 1999 because Anthrogenesis did not have the resources to allocate to research and development programs. The funds expended in the periods were spent primarily on the development of methods to recover stem cells from the placenta and the characterization of these cells. Anthrogenesis' plan is to increase the quantity of stem cells extracted from available sources to improve its efficiency and the overall amount of stem cells and other tissues available for use in its other operations. Anthrogenesis expects that expenditures in support of this end will cause overall research and development fees to increase further in upcoming periods.

Selling, general and administrative expenses. Selling expenses consist of salaries and benefits for sales and marketing and customer service personnel, and other commercial expenses to support the sales effort force and the education of physicians in Anthrogenesis' protocols for collection of raw materials. General and administrative expenses consist primarily of salaries and benefits; outside services for legal, audit, tax and investor activities; and facilities costs, principally for rent, utilities and property taxes. Selling, general and administrative expenses increased 133% in 2001 to approximately $4.2 million from approximately $1.8 million in 2000. The increased spending was primarily due to expanded consumer and physician marketing related to Anthrogenesis' private umbilical cord blood banking. Selling, general and administrative expenses for 2000 increased by 50% to approximately $1.8 million from approximately $1.2 million in 1999. The increase was due primarily to the development of the sales and marketing organization and related expenses, and spending for customer service in support of the private umbilical cord blood business. As a percent of total revenue, selling, general and administrative expenses were approximately 275%, 388% and 3,231% in 2001, 2000 and 1999, respectively. Anthrogenesis expects that such expenses will continue to increase in future periods, but that overall revenue will continue to increase at a greater rate.

Stock-based compensation. Anthrogensis has utilized stock-based compensation to obtain certain services in lieu of cash payments. Stock-based compensation expense in 2001 increased 302% to approximately $2,024,000 from approximately $503,000 in 2000. Through 2000 and 2001, certain key consultants to Anthrogenesis obtained common stock or securities convertible into common stock at a fixed exercise price in the future. Anthrogenesis did not have such stock-based compensation during 1999. Anthrogenesis does not expect that such expenses will continue to increase in future periods. The increase in stock-based compensation in 2001 was due to an increase in options issued to non-employees for services rendered instead of cash consideration, and differences between the fair value at the date of grant and the option strike price for certain employee options.

Interest income (expense), net. Interest income (expense) for the periods reported consists of interest expenses for leases on equipment less the interest income derived from cash balances held in financial institutions. The net expense increased 460% to $140,000 in 2001 from $25,000 in 2000, which was the result primarily of the recognition of additional interest expense in connection with the conversion of a loan to Anthrogenesis into common stock at a rate of exchange per share that was higher than originally provided for in the relevant debt instrument, as well as Anthrogenesis entering into new capital leases during the period.

Income taxes. Anthrogenesis has incurred losses in all periods since inception. Further, it has provided a valuation allowance against deferred tax assets including the net operating loss carryforwards, due to the uncertainty of future utilization. Accordingly, it has not paid any income taxes, other than certain minimum state taxes. During 2001, pursuant to a technology transfer program administered by the state of New Jersey, Anthrogenesis sold a portion of its New Jersey net operating losses, and generated approximately $239,000 in cash. There can be no assurances that this program will continue or that Anthrogenesis will be able to use such a sale transaction under this program in the future.

Other income and expense. During 2001, Anthrogenesis treated as an expense the excess of the purchase price over the fair value of net assets received as a result of the Atlantic Stem Cell acquisition because Atlantic Stem Cell had no operations or assets (other than cash) or liabilities on the date of acquisition or afterwards.

Liquidity and Capital Resources


Anthrogenesis has incurred substantial losses since inception, had an accumulated deficit as of December 31, 2001 of approximately $10.1 million, negative working capital of approximately $1.5 million, and negative cash flow from operations of approximately $2.0 million for the year ended December 31, 2001. As of September 30, 2002, Anthrogenesis has an accumulated deficit of approximately $15.9 million, positive working capital of approximately $3.8 million, and negative cash flow from operations of approximately $4.1 million for the nine months ended September 30, 2002. Anthrogenesis has historically raised funds through the sale of common stock and the proceeds resulting from the exercise of convertible securities. Historically, Anthrogenesis has also deferred payment of certain officers' salaries, deferred vendor payments, and has issued both shares of capital stock and securities convertible into shares in lieu of cash payments where necessary in order to conserve cash.


On April 26, 2002, Anthrogenesis and Celgene entered into a convertible loan agreement, as thereafter amended, wherein Celgene has agreed to loan Anthrogenesis up to $11,000,000 in maximum principal amount. Celgene has advanced to Anthrogenesis $8,500,000 million as of the date of this proxy statement/prospectus. These advances have been evidenced by a promissory note, later amended, bearing interest at a referenced prime rate plus 2%, the principal of which is payable in four equal semi-annual installments commencing on November 9, 2003 and the interest upon which is payable in five semi-annual installments commencing on May 9, 2003. This promissory note grants to Celgene a security interest in certain assets of Anthrogenesis until outstanding principal and interest under the note have been paid down to a certain level. If the merger agreement is terminated, the amounts advanced under the note may be converted under certain circumstances into shares of common stock of Anthrogenesis at an exchange rate of $8.0352 per share.


Anthrogensis' plans may also include the following:


o increase revenues and cash flows by aggressively seeking to expand the customer base, and developing additional applications for the Anthrogenesis' products;


o raise additional capital through the sale of securities (except as prohibited under the plan of merger);


o form strategic alliances with biotechnology companies that can utilize Anthrogenesis' products; and


o  continue to defer payments of officers' salaries and vendors, when possible.


Anthrogenesis believes that the funds available under the note, as well as through other anticipated sources such as revenue derived from Anthrogenesis' private umbilical cord blood banking business and the increased sale of tissue products will permit it to fund its anticipated operating expenses and capital requirements through the end of 2002.


A substantial downturn in demand for Anthrogenesis' private umbilical cord blood banking business and/or increased costs of certain development projects underway may significantly reduce the availability of funds. Further, Anthrogenesis must begin repayment of the note in May of 2003 unless it is able to convert loans under the note into shares of Anthrogenesis common stock, which is subject to certain conditions in the convertible loan agreement. In such case, Anthrogenesis will likely be forced to seek new financing to repay its obligations under the note. However, there can be no assurance that Anthrogenesis will be able to obtain suitable financing on acceptable terms to repay the note. In the event the note is required to be repaid, Anthrogenesis may be required to curtail certain research and development projects and marketing efforts.

Schedule of Certain Contractual Obligations

Below is a table that details certain future projected payments for Anthrogenesis' significant contractual obligations as of September 30, 2002.





                                                                        PAYMENTS DUE BY PERIOD
                                                       --------------------------------------------------------
                                                                    LESS THAN       1-3        4-5      AFTER 5
                                                         TOTAL        1 YEAR       YEARS      YEARS      YEARS
                                                       ---------   -----------   ---------   -------   --------
                                                                             (THOUSANDS)
Celgene Note Payable -- Principal Amount ...........    $ 8,500         --        $ 8,500      $--        $--
Capital Lease Obligations -- Principal Portion .....         93         47             46       --         --
Operating Lease ....................................         86         36             50       --         --
Obligations Under Employment Agreements ............      2,460        703          1,757       --         --
                                                        -------        ---        -------      ---        ---
Total Contractual Cash Obligations .................     11,139        786         10,353       --         --
                                                        =======        ===        =======      ===        ===

Capital expenditures for the year ended December 31, 2001 and for the nine months ended September 30, 2002, were approximately $157,000 and $138,000, respectively.

Obligations to Trade Creditors and Others. In order to conserve available cash, Anthrogenesis had been delaying payments to its trade creditors in certain cases, and is currently remedying overdue obligations. As a result of the funds received under the note with Celgene, substantially all vendors' account balances have been brought to current status. If Anthrogenesis is unable to continue to meet obligations as required, its suppliers may be unwilling to provide it with the services and finished products necessary to manufacture its products.


COMPARISON OF NINE MONTHS ENDED SEPTEMBER 30, 2002 AND 2001 (UNAUDITED)


Results of Operations

The following table sets forth, for the nine month periods indicated, certain items in our statements of operations (all figures in $000s):





                                                     2002            2001
                                                 ------------   --------------
Total revenues ...............................     $  1,893        $   919
Costs and expenses:
Cost of operations ...........................          766            566
Research and development .....................          446            200
Selling, general and administrative ..........        4,863          2,372
Stock-based compensation expense .............        1,384          1,930
Interest expense, net ........................          102            113
Other expenses (income) ......................           45               (5)
                                                   --------        ----------
Net Income (loss) ............................     $ (5,713)       $(4,257)
                                                   ========        =========

Revenue. Revenue of Anthrogenesis for the nine months ended September 30, 2002 increased 106% to approximately $1,893,000 million compared with approximately $919,000 for the same period in 2001. Revenue for the nine months ending September 30, 2002 consisted of: (i) fees for the collection, processing, cryogenic preservation and storage of umbilical cord blood for private clients of approximately $1,754,000; and (ii) tissue product sales and services of approximately $139,000, of which approximately $138,000 were research project payments and approximately $1,000 were sales of tissue. Revenue for the nine months ending September 30, 2001 consisted of (i) fees for the collection, processing, cryogenic preservation and storage of umbilical cord blood of approximately $613,000 and (ii) tissue product sales and services of approximately $306,000, of which $274,000 were research project payments and $32,000 were sales of tissue. Anthrogenesis attributes the increased number of enrollees to its marketing efforts, brand and product awareness and increased acceptance of private umbilical cord blood banking as a component of health care services.

Further, increases in tissue product sales for the nine months ending September 30, 2002 resulted in part from continued sales under the research programs with Celgene and Gene Logic. Anthrogenesis believes that both such programs will contribute to additional tissue sales in the remainder of 2002 and in 2003.

Cost of operations. Cost of operations in this period consisted of laboratory costs, including personnel, equipment and storage costs. Costs of operations for the nine months ended September 30, 2002 increased 35% to $766,000 from $566,000 for the nine months ended September 30, 2001. Such increase is primarily due to increasing hiring activity, as in prior periods, with respect to Anthrogenesis' private umbilical cord blood banking business, as well as fulfilling development contracts and tissue sale orders.

Research and development expenses. Research and development expenses consist primarily of salaries and benefits, drug supplies and other consumable research supplies, and allocated facilities charges such as building rent and utilities. Research and development expenses increased during the nine months ending September 30, 2002 by 123% to $446,000 from $200,000 for the same period in 2001. The funds expended in the two periods were spent primarily on the development of methods to optimize the recovery of stem cells from the placenta and the characterization of these cells. Anthrogenesis' plan is to increase the quantity of stem cells extracted from available sources to improve its efficiency and the overall amount of stem cells and other tissues available for use in its other operations. Anthrogenesis expects that expenditures in support of this end will cause overall research and development fees to increase further in upcoming periods.

Selling, general and administrative expenses. Selling expenses consist of salaries and benefits for sales and marketing and customer service personnel, and other commercial expenses to support the sales effort force and the education of physicians in Anthrogenesis' protocols for collection of raw materials. General and administrative expenses consist primarily of salaries and benefits; outside services for legal, audit, tax and investor activities; and facilities costs, principally for rent, utilities and property taxes. Selling, general and administrative expenses increased 105% during the nine months ended September 30, 2002 to approximately 4,863,000 from approximately $2,372,000 during the same period in 2001. The increased spending was primarily due to expanded consumer and physician marketing related to Anthrogenesis' private umbilical cord blood program. As a percent of total revenue, selling, general and administrative expenses were approximately 257%, and 258% in the nine months ending 2002 and 2001 respectively. Anthrogenesis expects that such expenses will continue to increase in future periods, but that overall revenue will continue to increase at a greater rate.

Stock-based compensation. Anthrogensis has utilized stock-based compensation to obtain certain services in lieu of cash payments. Stock-based compensation expense for the nine months ended September 30, 2002 decreased 39% to approximately $1,384,000 from approximately $1,930,000 for the same period in 2001. During the nine months ending September 30, 2002 and 2001, certain key consultants to Anthrogenesis obtained common stock or securities convertible into common stock at a fixed exercise price in the future. The issuance of such convertible securities resulted in increased compensation expense, where applicable, as the fair value of Anthrogenesis' stock rose. Anthrogenesis did not have such stock-based compensation during 1999. The stock-based compensation in 2000 was due to an increase in options issued to non-employees for services rendered instead of cash consideration and differences between the fair value at the date of grant and the option strike price for certain employee options.

Interest expense, net. Interest expense, net, for the periods reported consists of interest expenses for leases on equipment less the interest income derived from cash balances held in financial institutions. The net expense decreased 11% to $102,000 in the nine months ended September 30, 2002 from $113,000 in the same period in 2001, which was the result primarily of greater interest income derived from the investment of larger cash balances.

Other income and expense. During 2001, Anthrogenesis reserved a note receivable from an employee of Anthrogenesis for approximately $25,000, for which collectability is uncertain.

DISCUSSION OF SIGNIFICANT ACCOUNTING POLICIES

The discussion and analysis of Anthrogenesis' financial condition and results of operations are based upon its consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires it to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. Anthrogenesis evaluates its estimates on an on-going basis, including those estimates related to revenue recognition, allowance for doubtful accounts, inventories, goodwill and intangible assets, income taxes, contingencies and litigation. It bases its estimates on historical experience and on various other assumptions that it believes are reasonable under the circumstances. The estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results under different assumptions or conditions may differ from these estimates.

The following critical accounting policies used in the preparation of our consolidated financial statements involve significant judgments and estimates.


Revenue Recognition

In December 1999, the staff of the Securities and Exchange Commission issued Staff Accounting Bulletin 101, "Revenue Recognition" to provide guidance on the recognition, presentation and disclosure of revenue in financial statements. Anthrogenesis believes that its revenue recognition policies are consistent with this bulletin.

Revenue is recognized for the collection and processing of umbilical cord blood at completion of processing, generally shortly after the birth of the child. Revenue for the storage of umbilical cord blood is recognized ratably over the term of the storage contract. For contracts that contain both processing and storage elements, Anthrogenesis allocates the revenue attributable to each component based upon the estimated fair value of each element. For contracts where the storage is paid annually, the transaction is recorded as the annual renewal occurs, and is recognized ratably over that annual storage period. Deposits received in advance of the birth of the child are recorded as customer deposits.

Revenues from the sale of products are recognized upon shipment of product. Revenues for research products and development projects are recognized as earned.


Inventories

Anthrogenesis establishes reserves for its inventories to recognize estimated obsolescence and unusable items on a continual basis. Market conditions surrounding products are also considered periodically to determine if there are any net realizable valuation matters, which would require a write down of any related inventories. If market or technological conditions change, it may result in additional inventory reserves and write-downs.


Stock Based Compensation

As permitted by the Statement of Financial Accounting Standards No. 123 (SFAS No. 123), Accounting for Stock-Based Compensation, Anthrogenesis accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." Compensation expense for stock options issued to employees is based on the difference, on the date of grant, between the fair value of the Company's stock and the exercise price of the option. Anthrogenesis accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force (EITF) Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction With Selling, or in Conjunction With Selling, Goods or Services." All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date of the fair value of the equity instrument issued is the date on which the counter-party's performance is complete.


Contingencies and Litigation

Anthrogenesis periodically assess potential liabilities related to any lawsuits or claims brought against it. While it is typically very difficult to determine the timing and ultimate outcome of these actions, Anthrogenesis uses its best judgment to determine if it is probable that it will incur an expense related to a settlement for such matters and whether a reasonable estimation of such probable loss, if any, can be made. Given the inherent uncertainty related to the eventual outcome of litigation, it is possible that all or some of these matters may be resolved for amounts materially different from any estimates that it may have made with respect to their resolution.


INITIAL ADOPTION OF ACCOUNTING PRONOUNCEMENTS

Anthrogenesis adopted Statement of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS 141"), effective July 1, 2001. SFAS 141 addresses the accounting and reporting requirements for business combinations. This statement requires that all business combinations be accounted for under the purchase method, as well as some additional disclosures. SFAS 141 is effective for all business combinations completed after June 30, 2001.

Anthrogenesis adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), effective April 1, 2001. Under SFAS 142, goodwill is not amortized but is tested for impairment on an annual basis. The impairment test is a two step process. The first step identifies potential impairment by comparing an entity's fair value (including goodwill) to its carrying amount. If the entity's carrying amount exceeds its fair value, the second step is performed that compares the fair value of the entity's goodwill to the carrying amount of that goodwill. If the carrying amount of goodwill exceeds the fair value, an impairment loss is recognized. Upon adoption, any impairment loss identified is presented as a change in accounting principle and recorded as of the beginning of the fiscal year in which the impairment loss is identified. After adoption, any impairment loss recognized is recorded as a charge to income from operations.

In August 2001, FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This standard supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The standard retains the previously existing accounting requirements related to the recognition and measurement of the impairment of long-lived assets to be held and used while expanding the measurement requirements of long lived-assets to be disposed of by sale to include discontinued operations. It also expands on the previously existing reporting requirements for discontinued operations to include a component of an entity that either has been disposed of or is classified as held for sale. Anthrogenesis does not expect this standard to have a material impact on our consolidated financial position or results of operations.

In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections." The Statement rescinds SFAS No. 4 which required all gains and losses from extinguishment of debt to be aggregated and, when material, classified as an extraordinary item net of related income tax effect. SFAS No. 145 also amends Statement 13 to require that certain lease modifications having economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. Anthrogenesis is required to implement this standard for transactions occurring after May 15, 2002 and does not expect this Statement will have a material effect on our financial position or results of operations.

On July 29, 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." The standard requires companies to recognize costs associated with exit or disposal activities when they are incurred, rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. Previous accounting guidance was provided by EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS 146 replaces Issue 94-3 and is required to be applied prospectively to exit or disposal activities initiated after December 31, 2002. We are currently evaluating the impacts of this standard.


         MARKET PRICE OF AND DIVIDENDS ON ANTHROGENESIS' COMMON EQUITY
                        AND RELATED SHAREHOLDER MATTERS

There is no established public trading market for Anthrogenesis' capital stock.

Anthrogenesis has never declared or paid cash dividends on its capital stock. Anthrogenesis expects to retain future earnings, if any, for the development of its business and does not anticipate paying any cash dividends in the foreseeable future.

                     DESCRIPTION OF CELGENE CAPITAL STOCK

As of October 31, 2002, Celgene's authorized capital stock consists of 120,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share, of which 520 shares have been designated Series A convertible preferred stock and 20,000 shares have been designated as Series B convertible preferred stock. As of October 31, 2002, there were 78,698,844 shares of common stock outstanding, no shares of Series A convertible preferred stock outstanding and no shares of Series B convertible preferred stock outstanding.


COMMON STOCK

Holders of Celgene common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by Celgene's board of directors out of funds legally available therefor, and subject to any preferential dividend rights of any then outstanding preferred stock. Upon liquidation, dissolution or winding up of Celgene, the holders of common stock are entitled to receive ratably Celgene's net assets available after the payment of all debts and other liabilities and subject to any liquidation preference of any then outstanding preferred stock. Holders of common stock have no preemptive, subscription or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock. The outstanding shares of common stock are, and the shares issued by Celgene in the merger will be when issued and paid for, fully paid and non-assessable.


PREFERRED STOCK

Celgene's board of directors has the authority, subject to certain restrictions, without further stockholder approval, to issue, at any time and from time to time, shares of preferred stock in one or more series. Each such series shall have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights, to the full extent now or hereafter permitted by the laws of the State of Delaware.

The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Such rights may include voting and conversion rights which could adversely affect the holders of the common stock. Satisfaction of any dividend preferences of outstanding preferred stock would reduce the amount of funds available, if any, for the payment of dividends on common stock. Holders of preferred stock would typically be entitled to receive a preference payment.


SHAREHOLDER RIGHTS PLAN

Celgene's board of directors has adopted a shareholder rights plan. The shareholder rights plan was adopted to give Celgene's board of directors increased power to negotiate in Celgene's best interests and to discourage appropriation of control of Celgene at a price that is unfair to its stockholders. It is not intended to prevent fair offers for acquisition of control determined by our board of directors to be in the best interests of Celgene and its stockholders, nor is it intended to prevent a person or group from obtaining representation on or control of Celgene's board of directors through a proxy contest, or to relieve Celgene's board of directors of its fiduciary duty to consider any proposal for its acquisition in good faith.

The shareholder rights plan involved the distribution of one "right" as a dividend on each outstanding share of Celgene common stock to all holders of record on September 26, 1996, and an ongoing distribution of one right with respect to each share of common stock issued subsequently. Each right shall entitle the holder to purchase one-tenth of a share of common stock. The rights trade in tandem with the common stock until, and become exercisable upon, the occurrence of certain triggering events, and the exercise price is based on the estimated long-term value of Celgene common stock.

The exercise of these rights becomes economically attractive upon the triggering of certain "flip-in" or "flip-over" rights which work in conjunction with the shareholder rights plan's basic provisions. The flip-in rights will permit their holders to purchase shares of common stock at a discounted rate, resulting in substantial dilution of an acquiror's voting and economic interests in Celgene. The flip-over element of the shareholder rights plan involves some mergers or significant asset purchasers, which trigger certain rights to purchase shares of the acquiring or surviving company at a discount. The shareholder rights plan contains a "permitted offer" exception which allows offers determined by Celgene's board of directors to be in its best interests and its stockholders to take place free of the diluting effects of the shareholder rights plan's mechanisms. Celgene's board of directors retains the rights, at all times prior to acquisition of 15% of Celgene's voting common stock by an acquiror, to discontinue the shareholder rights plan through the redemption of all rights, or to amend the shareholder rights plan in any respect.


DELAWARE LAW AND SELECTED BY-LAW PROVISIONS

Celgene's board of directors has adopted certain amendments to its by-laws intended to strengthen its board of directors' position in the event of a hostile takeover attempt. These by-law provisions have the following effects:

o they provide that only persons who are nominated in accordance with the procedures set forth in the by-laws shall be eligible for election as Celgene directors, except as may be otherwise provided in the by-laws;

o they provide that only business brought before the annual meeting by Celgene's board of directors or by a stockholder who complies with the procedures set forth in the by-laws may be transacted at an annual meeting of stockholders;

o they provide that only the chairman of the board, if any, the chief executive officer, the president, the secretary or a majority of Celgene's board of directors may call special meetings of Celgene stockholders;

o they establish a procedure for Celgene's board of directors to fix the record date whenever stockholder action by written consent is undertaken; and

o they require a vote of holders of two-thirds of the outstanding share of common stock to amend certain by-law provisions.

Furthermore, Celgene is subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns or within three years prior did own 15% or more of the corporation's voting stock.


TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the Celgene common stock is American Stock Transfer & Trust Company. It is located at 59 Maiden Lane, New York, NY, 10038, and its telephone number is (718) 921-8200.

                  COMPARATIVE RIGHTS OF CELGENE STOCKHOLDERS
                        AND ANTHROGENESIS SHAREHOLDERS

The rights of Anthrogenesis shareholders are governed by the NJBCA and the provisions of Anthrogenesis' certificate of incorporation (charter), as amended, and by-laws, as amended. The rights of Celgene's stockholders are governed by the General Corporation Law of the State of Delaware, which is referred to as Delaware law, and the provisions of Celgene's certificate of incorporation, as amended (charter) and its by-laws. The following is a summary of the material differences between the rights of Anthrogenesis shareholders and Celgene stockholders. These differences arise from differences between the NJBCA and Delaware law and between Anthrogenesis' charter and by-laws and Celgene's charter and by-laws. Upon completion of the merger, the rights of Anthrogenesis shareholders who become holders of Celgene common stock will be governed by Delaware law and Celgene's governing documents.


SIZE AND QUALIFICATION OF THE BOARD OF DIRECTORS


ANTHROGENESIS

The NJBCA provides that the board of directors will consist of one or more directors as fixed by the charter or by-laws, and that the by-laws may provide that the board shall not be less than a stated minimum nor more than a stated maximum with the actual number to be determined as the by-laws specifically dictate, unless the charter requires a different result. Anthrogenesis' by-laws provide that the number of directors shall be no more than six, and that the precise number is to be established by resolution of the board from time to time. Currently, the resolutions of the board of directors establish that the board shall have six members. Directors must be natural persons under the NJBCA, and under the by-laws must be eighteen years of age. The by-laws require that the shareholders annually elect the members of the board at a meeting held for such purpose. Directors so elected serve for one year and until a successor is elected and qualified.


CELGENE

Under Delaware law, the charter or by-laws of a corporation may specify the number of directors. Celgene's by-laws provides that the number of directors will be no less than three and no more than fifteen, each of whom shall be elected by the stockholders at the annual stockholders' meeting. Directors hold office until their successors are elected and qualified, unless sooner displaced.

Delaware law provides that directors must be natural persons. Neither Delaware law nor Celgene's charter or by-laws require board members to have any specific qualifications.


ELIMINATION OF CUMULATIVE VOTING

Under both the NJBCA and Delaware law, cumulative voting is not mandatory, and a corporation's charter must provide for cumulative voting rights if stockholders are to be entitled to such rights.


ANTHROGENESIS

Anthrogenesis' charter does not provide for cumulative voting.


CELGENE

Celgene's charter does not provide for cumulative voting.


VOTING RIGHTS AND QUORUM

ANTHROGENESIS

Under the NJBCA, each share of Anthrogenesis common stock is entitled to one vote on all matters submitted to Anthrogenesis shareholders, and the presence in person or by proxy of the holders of shares entitled to cast a majority of votes at a meeting of the shareholders constitutes a quorum for such meeting.

CELGENE

Under Delaware law, holders of Celgene's common stock have one vote with respect to each share of stock held by them for the election of directors and on all matters submitted to Celgene's stockholders. Delaware law and Celgene's by-laws provide that, except as otherwise provided by applicable law, at each meeting of the stockholders the presence in person or by proxy of the holders of a majority of the outstanding shares of stock issued and entitled to vote at such meeting will constitute a quorum entitled to take action with respect to that vote on such matter.


RIGHT TO INSPECT CORPORATE RECORDS


ANTHROGENESIS

Under the NJBCA and Anthrogenesis' by-laws, shareholders are permitted certain rights to inspect the books and records of the corporation if they have been a shareholder of record for a period of at least six months prior to the request or if they own, or represent shareholders who own, at least five percent of the outstanding shares of a class or series of stock, upon making proper demand. These rights include the right to examine the minutes of the proceedings of the shareholders, the shareholder records, and to make extracts or copies of them.

CELGENE

Under Delaware law, every stockholder, upon proper written demand stating the purpose, may inspect the corporate books and records as long as the inspection is for a "proper purpose" and during normal business hours. A "proper purpose" is any purpose reasonably related to the interest of the inspecting person as a stockholder.


DIVIDENDS


ANTHROGENESIS

Unless there are other restrictions contained in its charter (and Anthrogenesis' charter does not contain any such restriction), the NJBCA generally provides that a New Jersey corporation may declare and pay dividends on its outstanding stock (or repurchase shares of its capital stock) so long as the corporation is not insolvent and would not become insolvent as a consequence of the dividend payment or repurchase, nor would its liabilities exceed its assets. Unless there is any restriction in the charter (and Anthrogenesis' charter does not contain any such restriction), the board of directors may declare the payment of dividends.


CELGENE

Under Delaware law, dividends may be declared by the board of directors of a corporation. Delaware law generally permits dividends to be paid out of any surplus, defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the board of directors, which cannot be less than the aggregate par value of all issued shares of capital stock. Delaware law also permits a dividend to be paid out of the net profits of the current or the preceding fiscal year, or both, unless net assets are less than the capital represented by any outstanding preferred shares.


BYLAWS


ANTHROGENESIS

Under the NJBCA, the board of directors of a New Jersey corporation has the power to adopt, amend or repeal the corporation's by-laws, unless such powers are reserved in the charter to the shareholders. Anthrogenesis' charter does not reserve such powers to the shareholders; however, the shareholders may alter or repeal those by-laws made by the board of directors and create new by-laws.

CELGENE

Under Delaware law, by-laws may be amended or repealed, or new by-laws may be adopted, by the stockholders or, if authorized by a corporation's charter, by the board of directors. Celgene's charter grants such authorization to its directors. In addition, Celgene's by-laws provide that the by-laws may be adopted, amended or repeated by the holders of at least 2/3 of the shares entitled to vote for the election of directors, and the board of directors may adopt, amend or repeal the by-laws by an affirmative vote of a majority of the entire board. Any by-law adopted by the board may be amended or repealed by the stockholders upon an affirmative 2/3 vote.


REMOVAL OF DIRECTORS


ANTHROGENESIS

The directors of a New Jersey corporation may be removed with or without cause by the affirmative vote of the majority of the votes cast by the holders of shares entitled to vote for the election of directors, or such greater vote as may be required by the charter to elect such director(s), except in cases involving classified boards or where cumulative voting is permitted. The Anthrogenesis by-laws and charter provide for removal with or without cause.


CELGENE

Stockholders of a Delaware corporation holding a majority of the outstanding shares entitled to vote for directors may remove a director with or without cause, except in cases involving classified boards or where cumulative voting is permitted. The Celgene by-laws provide for removal with or without cause.


FILLING NEW SEATS OR VACANCIES ON THE BOARD OF DIRECTORS


ANTHROGENESIS

Anthrogenesis' by-laws provide (and its charter does not provide otherwise) that any vacancy in the board of directors, however caused, including newly created directorships resulting from an increase by the board in the authorized number of directors, may be filled by the affirmative vote of a majority of the remaining directors, even though less than a quorum of the board, or by the sole remaining director.


CELGENE

The Celgene by-laws provides that new seats on the Celgene board of directors or vacancies occurring for any cause may be filled by an affirmative vote of the majority of stockholders generally entitled to vote in the election of directors, or by the affirmative vote of a majority of the directors then in office, even though less than a quorum. Newly created directorships resulting from any increase in the authorized number of directors are filled only by the affirmative vote of the directors then in office, even though less than a quorum of the board.


DIRECTOR STANDARD OF CONDUCT


ANTHROGENESIS

Under the NJBCA, directors and members of any committee designated by the board of directors shall discharge their duties in good faith and with that degree of diligence, care and skill which ordinarily prudent people would exercise under similar circumstances in like positions.


CELGENE

Under Delaware case law, a director of a Delaware corporation must discharge his or her duties as a director in accordance with the fiduciary duties of care and loyalty. The duty of care requires that directors, in performing their corporate duties, exercise the care that an ordinarily prudent person would exercise under similar circumstances. The duty of loyalty prohibits self-dealing by directors.

INDEMNIFICATION

Delaware law and the NJBCA both contain provisions setting forth conditions under which a corporation may indemnify its directors, officers and employees. While indemnification is permitted only if certain statutory standards of conduct are met, Delaware law and the NJBCA are substantially similar in providing for indemnification if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

Both Delaware law and the NJBCA provide that indemnification of officers, directors and employees is merely permissive. The one exception to the permissive indemnification rule is that a corporation must indemnify a person who is successful on the merits or otherwise in the defense of certain specified actions, suits or proceedings for expenses and attorneys' fees actually and reasonably incurred in connection therewith. Delaware law and the NJBCA both allow a corporation, through its charter or by-laws, to make indemnification mandatory.

Delaware law and the NJBCA also differentiate between third-party actions and claims by or in the right of the corporation (i.e., stockholder derivative suits). In a third-party action, indemnification is statutorily permissive under both statutes. Conversely, Delaware law and the NJBCA do not permit indemnification in a stockholder derivative suit if the person is found liable to the corporation unless and only to the extent that the superior court of New Jersey or the Delaware court of chancery, as appropriate, or the court in which such action or suit was brought determines that the person is fairly and reasonably entitled to indemnification. Further, the corporation may indemnify such persons only for attorneys' fees and other expenses. Both Delaware law and the NJBCA permit the advancement of expenses.


ANTHROGENESIS

Anthrogenesis' by-laws provide that Anthrogenesis will indemnify its directors, officers and employees to the fullest extent permitted by law.


CELGENE

Celgene's charter provides that Celgene will indemnify its directors, officers and employees to the fullest extent permitted by law.


LIABILITY OF DIRECTORS


ANTHROGENESIS

Anthrogenesis' charter eliminates the liability of a director or officer to Anthrogenesis or its shareholders for damages for a breach of any duty to the fullest extent permissible under the NJBCA, except that this limitation of liability does not relieve a director from liability of any breach of duty based upon an act:

o in breach of a director's duty of loyalty to Anthrogenesis or its shareholders;

o  not in good faith or that involves a knowing violation of law; or

o  that results in the director receiving an improper personal benefit.


CELGENE

Celgene's charter eliminates the liability of directors to Celgene or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permissible under Delaware law. Under Delaware law, such provision may not eliminate or limit director monetary liability for:

o breaches of the director's duty of loyalty to the corporation or its stockholders;

o acts or omissions not in good faith or involving intentional misconduct or knowing violations of law;

o the payment of unlawful dividends or unlawful stock repurchases or redemptions; or

o transactions in which the director received an improper personal benefit. The limitation of liability provisions also may not limit a director's liability for violation of, or otherwise relieve Celgene or its directors from the necessity of complying with, federal or state securities laws, or affect the availability of non-monetary remedies such as injunctive relief or rescission.


INTERESTED DIRECTOR TRANSACTIONS; LOANS


ANTHROGENESIS

The NJBCA generally permits transactions involving a New Jersey corporation and an interested director of that corporation if:

o the contract or other transaction is fair and reasonable as to the corporation at the time it is authorized, approved or ratified; or

o the fact of the common directorship or interest is disclosed or known to the board or committee and the board or committee authorizes, approves, or ratifies the contract or transaction by unanimous written consent, provided at least one director so consenting is disinterested, or by affirmative vote of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

o the fact of the common directorship or interest is disclosed or known to the shareholders, and they authorize, approve or ratify the contract or transaction.

Under the NJBCA, a corporation may lend money to a director, officer or employee of the corporation or a subsidiary when, in the judgment of the directors, the loan is reasonably expected to benefit the corporation. The loan may be made upon such terms and conditions as the board may determine.


CELGENE

Delaware law generally permits transactions involving a Delaware corporation and an interested director or officer of that corporation if:

o the material facts as to the director's or officer's relationship or interest are disclosed and a majority of disinterested directors consent;

o the material factors are disclosed as to the director's or officer's relationship or interest and holders of a majority of shares entitled to vote thereon consent; or

o the transaction is fair to the corporation at the time it is authorized by the board of directors, a committee of the board of directors or the stockholders.

Under Delaware law, loans can generally be made to directors or officers upon approval by the board of directors. The ability of the corporation to make the loan will be subject to the satisfaction of the procedures and conditions described above.


SHAREHOLDER OR STOCKHOLDER DERIVATIVE SUITS

Under both the NJBCA and Delaware law, a shareholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. A person may institute and maintain a derivative suit only if he or she was a stockholder at the time of the transaction which is the subject of the suit or his or her stock was transferred to him or her by operation of law from a person who was a stockholder at the time of the transaction which is the subject of the suit. Under New Jersey case law, there is no requirement of continued ownership throughout the litigation. Under Delaware law, the plaintiff generally must be a stockholder not only at the time of the transaction that is the subject of the suit, but also through the duration of the derivative suit. Both the NJBCA and Delaware law also require the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff, unless the demand would be futile.


ACTIONS BY WRITTEN CONSENT OF SHAREHOLDERS OR STOCKHOLDERS

Under both the NJBCA and Delaware law, unless otherwise provided in the charter, shareholders may take any action required or permitted to be taken at a shareholders' meeting without a meeting if consented to in writing by the same number of votes that would be required if the action were to be taken at a shareholders' meeting. The NJBCA and Anthrogenesis' by-laws further restrict actions by written consent of the shareholders in the case of certain transactions such as mergers. Neither Celgene's charter nor Anthrogenesis' charter restrict stockholder action by written consent and the by-laws of each expressly permit it.


SHAREHOLDERS' MEETINGS


ANTHROGENESIS

The NJBCA and Anthrogenesis by-laws provide that regular meetings of its shareholders will be held annually and may be held on call by the board of directors from time to time as and when the board determines. The NJBCA further provides that, if a regular annual meeting of the shareholders has not been held for a period of 13 months, the superior court of the State of New Jersey may, upon application of any shareholder, order that a meeting of the shareholders be held. The NJBCA and Anthrogenesis' by-laws provide that the president, a majority of the directors or a shareholder or shareholders holding 10 percent or more of all of the shares entitled to vote at such meeting may call a special meeting.

Notice of any meetings of shareholders setting out the place, time and date of the meeting and purpose or purposes for which the meeting is called, must be sent to all shareholders of record entitled to vote thereon not less than 10 nor more than 60 days before the meeting.


CELGENE

Delaware law and Celgene's by-laws provide for two types of meetings, annual and special. Unless directors are elected by written consent in lieu of an annual meeting, Celgene is required to hold an annual meeting of stockholders on a date set by the board of directors or its chief executive officer in order to elect directors and conduct any other business as may properly come before the meeting. A special meeting of stockholders may be held for any purpose or purposes; however, the business transacted at any special meeting of stockholders is limited to the purposes stated in the notice of special meeting.

Celgene's by-laws provide that a special meeting may be called at any time by the chairman of the board of directors, the chief executive officer, the president, the secretary or a majority of the board of directors.

Notice of any meetings of stockholders setting out the place, time and date of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called must be sent to all stockholders of record entitled to vote thereon not less than 10 nor more than 60 days before the meeting.


CERTAIN BUSINESS COMBINATIONS

In recent years, a number of states have adopted special laws designed to make certain kinds of "unfriendly" corporate takeovers, or other transactions involving a corporation and one or more of its significant shareholders, more difficult.

ANTHROGENESIS

The NJBCA provides that in determining whether a proposal or offer to acquire a corporation is in the best interest of the corporation, a board of directors may, in addition to considering the effects of any action on shareholders, consider (1) the effects of the proposed action on the corporation's employees, suppliers, creditors and customers, (2) the effects on the community in which the corporation operates and (3) the long-term as well as short-term interests of the corporation and its shareholders, including the possibility that those interests may be served best by the continued independence of the corporation.

The NJBCA also provides that if, based on those factors, a board determines that the offer is not in the best interest of the corporation it may reject the offer.

The New Jersey Shareholders Protection Act prohibits some specified business combinations between an "interested shareholder" and a "resident domestic corporation." An "interested shareholder" is one that is directly or indirectly a beneficial owner of 10 percent or more of the voting power of the outstanding voting stock of a resident domestic corporation. The prohibitions are as follows: (1) specified business combinations are prohibited for five years after the date the interested shareholder acquired its stock, unless the business combination was approved by the resident domestic corporation's board of directors before the interested shareholder's stock acquisition date and (2) after the five-year period, the prohibition on certain business combinations continues unless (a) the combination is approved by the affirmative vote of two-thirds of the voting stock not beneficially owned by the interested stockholder, (b) the combination is approved by the board before the interested shareholder's stock acquisition date or (c) the corporation's common shareholders receive payment for their shares that meets standards prescribed in the statute.

The New Jersey Shareholders Protection Act does not currently apply to Anthrogenesis because Anthrogenesis does not have a class of voting stock registered or traded on a national securities exchange or registered with the SEC under certain provisions of the Exchange Act, nor does Anthrogenesis' charter expressly provide that such act applies.


CELGENE

Under Section 203 of the Delaware law, certain "business combinations" with "interested stockholders" of Delaware corporations are subject to a three-year moratorium unless specified conditions are met. Under Section 203 of the Delaware law, certain business combinations with a majority stockholder require the delivery of a fairness opinion.

Section 203 prohibits a Delaware corporation from engaging in a "business combination" with an "interested stockholder" for three years following the date that the person becomes an interested stockholder. With certain exceptions, an interested stockholder is a person or group who or which owns 15 percent or more of the corporation's outstanding voting stock (including any rights to acquire stock under an option, warrant, agreement, arrangement or understanding, or upon the exercise- of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15 percent or more of the voting stock at any time within the previous three years.

For purposes of Section 203, the term "business combination" is defined broadly to include mergers with or caused by the interested stockholder; sales or other dispositions to the interested stockholder (except proportionately with the corporation's other stockholders) of assets of the corporation or a subsidiary equal to 10 percent or more of the total market value of the corporation's consolidated assets or its outstanding stock; the issuance or transfer by the corporation or a subsidiary of stock of the corporation or the subsidiary to the interested stockholder (except for transfers in a conversion or exchange or a pro rata distribution or certain other transactions, none of which increase the interested stockholder's proportionate ownership of any class or series of the corporation's or such subsidiary's stock); or receipt by the interested stockholder of the benefit (except proportionately as a stockholder), directly or indirectly, of any loans, advances, guarantees, pledges, or other financial benefits provided by or through the corporation or a subsidiary.

The three-year moratorium imposed on business combinations by Section 203 does not apply if (a) before the stockholder becomes an interested stockholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested stockholder; (b) the interested stockholder owns 85 percent of the corporation's voting stock upon completion of the transaction which made him or her an interested stockholder (excluding from the 85 percent calculation shares owned by directors who are also officers of the target corporation and shares held by employee stock plans which do not permit employees to decide confidentially whether to accept a tender or exchange offer); or (c) after the person becomes an interested stockholder, the board approves the business combination, and it is also approved at a stockholder meeting by 66 2/3 percent of the voting stock not owned by the interested stockholder.

Section 203 only applies to Delaware corporations that, like Celgene, (a) have a class of voting stock that is listed on a national securities exchange, are quoted on an interdealer quotation system such as the Nasdaq National Market or
(b) are held of record by more than 2,000 shareholders. However, a Delaware corporation may elect not to be governed by Section 203 by a provision in its original certificate of incorporation or an amendment or in its by-laws, which amendment must be approved by majority stockholder vote and may not be further amended by the board of directors. Celgene has not elected not to be governed by
Section 203; therefore, Section 203 will apply to Celgene.

Section 203 has been challenged in lawsuits arising out of ongoing takeover disputes, and it is not yet clear whether and to what extent its constitutionality will be upheld by the courts. Although the U.S. district court for the District of Delaware has consistently upheld the constitutionality of
Section 203, the Delaware supreme court has not yet considered the issue.
Section 203 has the effect of limiting the ability of a potential acquiror to make a two-tiered bid for Celgene in which all stockholders would not be treated equally. Anthrogenesis shareholders should note that the application of Section 203 to Celgene will confer upon the Celgene board the power to reject a proposed business combination, even though a potential acquiror could be offering a substantial premium for Celgene's shares over the then current market price (assuming the stock is then publicly traded). Section 203 may also discourage certain potential acquirors unwilling to comply with its provisions.



SHAREHOLDER VOTING REQUIREMENTS FOR MAJOR TRANSACTIONS


ANTHROGENESIS

Under the NJBCA, unless a greater vote is specified in the charter (Anthrogenesis' charter does not create any greater voting requirement), the affirmative vote of a majority of the votes cast by shareholders entitled to vote on the matter is required to approve:

o  an amendment to its charter;


o  the voluntary dissolution of the corporation;


o the sale or other disposition of all or substantially all of a corporation's assets if not in the usual and regular course of its business; or


o  a merger or consolidation of the corporation with another corporation.


CELGENE


Under Delaware law, fundamental corporate transactions (such as mergers, sales of all or substantially all of the corporation's assets, dissolutions and amendments of the charter) as well as certain other actions, require the approval of the holders of not less than a majority of the shares entitled to vote. Neither Celgene's charter nor by-laws create any greater voting requirement, except that its by-laws require the approval of the holders of at least 2/3 of the shares entitled to vote for the election of director to amend or repeal the by-laws.

MERGERS


ANTHROGENESIS

The NJBCA provides that a plan of merger of a New Jersey corporation must be approved by the affirmative vote of a majority of the directors present at a meeting who must direct that it be submitted to the shareholders for approval by the affirmative vote of a majority of the votes cast by the shareholders entitled to vote on the merger.


CELGENE

Delaware law requires that a corporation's board of directors must adopt an agreement of merger and recommend it to the stockholders. The agreement must be adopted by the holders of a majority of the outstanding shares of the corporation entitled to vote on the merger.


DISSENTER'S RIGHTS

Under both the NJBCA and Delaware law, shareholders may exercise a right of dissent from certain corporate actions and obtain payment of the fair value of their shares. This remedy is an exclusive remedy, except where the corporate action involves fraud or illegality.


ANTHROGENESIS

Under the NJBCA, any shareholder of a New Jersey corporation has the right to dissent and seek an appraisal of the fair value of his or her shares in the event of the consummation of a merger, consolidation or sale, lease, exchange or other disposition of all or substantially all of the corporation's assets not in the usual or regular course of business, provided that, unless the certificate of incorporation otherwise provides, a shareholder will not have the right to dissent from any merger, consolidation or disposition of assets with respect to shares of a class or series which is listed on a national securities exchange or is held of record by not less than 1,000 record shareholders or for which, pursuant to the merger, consolidation or disposition of assets, he or she will receive:

     (1) cash,

     (2) shares, obligations or other securities which, upon consummation of the merger, consolidation or disposition of assets, will either be listed on a national securities exchange or held of record by not less than 1,000 holders, or

     (3) cash and such securities.

For a detailed description of dissenter's rights under the NJBCA, see "The Merger--Dissenter's Rights" and Appendix F.


CELGENE

Under Delaware law, a stockholder of a Delaware corporation is entitled to an appraisal by the court of chancery of the fair value of his or her shares in the event of the consummation of a merger or consolidation to which the corporation is a party, provided that either (1) approval by the stockholders of the corporation is required for the merger pursuant to Delaware law or the corporation's certificate of incorporation and the stockholder is entitled to vote or (2) the corporation is a subsidiary being merged with its parent or another subsidiary of the parent pursuant to a particular Delaware law provision for such transaction and all of the stock of the corporation is not owned by the parent corporation.

With respect to shares of any class or series that are either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held by at least 2,000 record stockholders, appraisal rights are not available to the holders of such shares by reason of a merger or consolidation unless the holders thereof are required by the terms of an agreement of merger or consolidation to accept for such stock anything except:

     (1) cash in lieu of fractional shares,

     (2) shares of the surviving corporation or shares of any other corporation that are either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD or held by more than 2,000 record stockholders, or

     (3) a combination of cash in lieu of fractional shares and such shares.

A stockholder who has the right to appraisal in connection with a transaction and to receive payment of the fair value of his or her shares must follow specific procedural requirements as set forth in Delaware law in order to maintain his or her right and obtain payment.

THIS SUMMARY OF THE MATERIAL DIFFERENCES IN THE CORPORATION LAWS OF NEW JERSEY AND DELAWARE, THE ANTHROGENESIS AND CELGENE CHARTERS AND THE ANTHROGENESIS AND CELGENE BY-LAWS DOES NOT PURPORT TO BE A COMPLETE LISTING OF DIFFERENCES IN THE RIGHTS AND REMEDIES OF HOLDERS OF SHARES OF NEW JERSEY, AS OPPOSED TO DELAWARE; CORPORATIONS AND SHAREHOLDERS OF ANTHROGENESIS AND STOCKHOLDERS OF CELGENE IN PARTICULAR. THE DIFFERENCES CAN BE DETERMINED IN FULL BY REFERENCE TO NEW JERSEY LAW, INCLUDING THE NJBCA, DELAWARE LAW, THE ANTHROGENESIS AND CELGENE CHARTERS AND THE ANTHROGENESIS AND CELGENE BY-LAWS. IN ADDITION, THE LAWS OF NEW JERSEY AND DELAWARE PROVIDE THAT SOME OF THE STATUTORY PROVISIONS AS THEY AFFECT VARIOUS RIGHTS OF HOLDERS OF SHARES MAY BE MODIFIED BY PROVISIONS IN THE ARTICLES OF INCORPORATION OR BY-LAWS OF THE CORPORATION.



                                 OTHER MATTERS

As of the date of this proxy statement/prospectus, the Anthrogenesis board knows of no matters that will be presented for consideration at the Anthrogenesis meeting, other than as described in this proxy statement/prospectus. If any other matters properly come before the Anthrogenesis meeting and are voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters. The individuals named as proxies intend to vote or not to vote in accordance with the recommendation of the management of Anthrogenesis.



                                 LEGAL MATTERS

The validity of the Celgene common stock issuable in the merger and certain legal matters relating to the plan of merger and the transactions contemplated thereby have been passed upon for Celgene by Proskauer Rose LLP, New York, New York. Buchanan Ingersoll Professional Corporation, Pittsburgh, Pennsylvania, is acting as counsel to Anthrogenesis in connection with the plan of merger and the transactions contemplated thereby.



                                    EXPERTS

The consolidated financial statements and schedule of Celgene Corporation and subsidiaries as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein which report, as to the year ended December 31, 1999, is based in part on the report of Ernst & Young LLP, independent auditors, incorporated by reference herein given on the authority of said firms as experts in accounting and auditing.

Grant Thornton LLP has audited Anthrogenesis' consolidated financial statements as of December 31, 2001 and 2000, and for each of the three-year period ended December 31, 2001, as set forth in its report. Anthrogenesis' financial statements have been included in this proxy statement/prospectus in reliance on Grant Thornton's report, given on their authority as experts in accounting and auditing.

The statements in this proxy statement/prospectus that relate to U.S. and foreign patents and patent applications for which we have responsibility and which relate to IMiDs(TM), SelCIDs(TM), and modulation of NF-KB under the caption "Risk Factors--Celgene may not be able to protect its intellectual property" have been reviewed and approved by Mathews, Collins, Shepherd & McKay, P.A. as Celgene's special patent counsel for these matters, and are included herein in reliance upon such review and approval as experts in U.S. patent law.

The statements in this proxy statement/prospectus that relate to U.S. patent rights licensed from The Rockefeller University and Children's Medical Center Corporation under the caption "Risk Factors--Celgene may not be able to protect its intellectual property" have been reviewed and approved by Pennie & Edmonds LLP as Celgene's special patent counsel for these matters, and are included herein in reliance upon their review and approval as experts in U.S. patent law.

The statements describing legal and regulatory requirements in this proxy statement/prospectus under the caption "Risk Factors--The pharmaceutical industry is subject to extensive government regulation which presents numerous risks to Celgene" have been reviewed and, assuming the accuracy of the factual statements made, approved by Kleinfeld, Kaplan & Becker, as experts in such matters, and are included herein in reliance upon such review and approval.



                      WHERE YOU CAN FIND MORE INFORMATION

Celgene files reports with the Securities and Exchange Commission on a regular basis that contain financial information and results of operations. You may read or copy any document that Celgene files with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549.

You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330. Celgene's SEC filings are also available at the SEC's web site at http://www.sec.gov and at Celgene's web site at http://www.celgene.com.

Celgene's common stock is listed on the Nasdaq National Market and it is required to file reports, proxy statements and other information with Nasdaq. You may read any document Celgene files with Nasdaq at the offices of the Nasdaq Stock Market, Inc. which is located at 1735 K Street, N.W., Washington, D.C. 20006.



                          INCORPORATION BY REFERENCE

The SEC allows Celgene to "incorporate by reference" the information it files with them, which means that Celgene can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this proxy statement/prospectus, and information that Celgene files later with the SEC will automatically update and supersede this information. Celgene incorporates by reference the documents listed below and any subsequent filings that it will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement/prospectus and before the effective date of the merger.

     (1) Celgene's Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

     (2) Celgene's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002;

     (3) Celgene's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2002; and

     (4) Celgene's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002.

You may request a copy of these filings, at no cost, by writing or telephoning Celgene's Secretary at the following address:

                Celgene Corporation
                7 Powder Horn Drive
                Warren, NJ 07059
                (732) 271-1001

This proxy statement/prospectus is part of a registration statement on Form S-4 Celgene filed with the SEC. You should rely only on the information or representations provided in this proxy statement/prospectus. Celgene has authorized no one to provide you with different information. Celgene is not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this proxy statement/prospectus is accurate as of any date other than the date on the front of the document.


                          FORWARD-LOOKING STATEMENTS

Each of Anthrogenesis and Celgene has made forward-looking statements in this proxy statement/ prospectus, and in documents that are incorporated by reference in this proxy statement/prospectus, that are subject to risks and uncertainties. All statements included or incorporated by reference in this proxy statement/prospectus or made by management of Celgene or Anthrogenesis other than statements of historical fact regarding Celgene, Anthrogenesis or the combined company are forward-looking statements. Examples of forward-looking statements include statements regarding Celgene's, Anthrogenesis' or the combined company's future financial results, operating results, product successes, business strategies, projected costs, future products, competitive positions and plans and objectives of management for future operations. In some cases, you can identify forward-looking statements by terminology, such as "may," "will," "should," "would," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of these terms or other comparable terminology. Any expectations based on these forward-looking statements are subject to risks and uncertainties and other important factors, including those discussed in the "Risk Factors" section of this proxy statement/prospectus. These and many other factors could affect the future financial and operating results of Celgene, Anthrogenesis or the combined company. These factors could cause actual results to differ materially from expectations based on forward-looking statements made in this document or elsewhere by or on behalf of Celgene, Anthrogenesis or the combined company.

                                                                      APPENDIX A









                 PURCHASE OPTION AGREEMENT AND PLAN OF MERGER


                                 BY AND AMONG


                             CELGENE CORPORATION,


                           CELGENE ACQUISITION CORP.


                                      AND


                              ANTHROGENESIS CORP.



                              DATED APRIL 26, 2002

                               TABLE OF CONTENTS

                                                                                     PAGE
                                                                                  ---------
ARTICLE I
 THE MERGER                                                                        APP-A-1
 Section 1.1    The Merger                                                         APP-A-1
 Section 1.2    Effective Time of the Merger                                       APP-A-1
 Section 1.3    Closing                                                            APP-A-2
 Section 1.4    Plan of Reorganization                                             APP-A-2
ARTICLE II
 THE SURVIVING CORPORATION                                                         APP-A-2
 Section 2.1    Certificate of Incorporation                                       APP-A-2
 Section 2.2    Bylaws                                                             APP-A-2
 Section 2.3    Directors and Officers of Surviving Corporation                    APP-A-2
ARTICLE III
 CONVERSION OF SHARES                                                              APP-A-2
 Section 3.1    Exchange Ratio                                                     APP-A-2
 Section 3.2    Exchange of Company Common Stock; Procedures                       APP-A-3
 Section 3.3    Dividends; Transfer Taxes; Escheat                                 APP-A-4
 Section 3.4    No Fractional Securities                                           APP-A-4
 Section 3.5    Closing of Company Transfer Books                                  APP-A-4
 Section 3.6    Further Assurances                                                 APP-A-5
ARTICLE IV
 REPRESENTATIONS AND WARRANTIES OF THE COMPANY                                     APP-A-5
 Section 4.1    Organization                                                       APP-A-5
 Section 4.2    Capitalization                                                     APP-A-5
 Section 4.3    Authority Relative to this Agreement                               APP-A-6
 Section 4.4    Consents and Approvals; No Violations                              APP-A-6
 Section 4.5    Financial Statements                                               APP-A-7
 Section 4.6    Absence of Certain Changes or Events; Material Contracts           APP-A-7
 Section 4.7    Litigation                                                         APP-A-7
 Section 4.8    Absence of Undisclosed Liabilities                                 APP-A-7
 Section 4.9    No Default                                                         APP-A-8
 Section 4.10   Taxes                                                              APP-A-8
 Section 4.11   Title to Properties; Encumbrances                                  APP-A-9
 Section 4.12   Intellectual Property                                              APP-A-9
 Section 4.13   Compliance with Applicable Law                                    APP-A-10
 Section 4.14   Material Contracts                                                APP-A-10
 Section 4.15   FDA Matters                                                       APP-A-11
 Section 4.16   Information in Disclosure Documents and Registration Statements   APP-A-11
 Section 4.17   Employee Benefit Plans; ERISA                                     APP-A-12
 Section 4.18   Environmental Laws and Regulations                                APP-A-13
 Section 4.19   Vote Required                                                     APP-A-14
 Section 4.20   Labor Matters                                                     APP-A-14
 Section 4.21   Affiliate Transactions                                            APP-A-14
 Section 4.22   Brokers                                                           APP-A-14
 Section 4.23   Tax Matters                                                       APP-A-14

                                                                                      PAGE
                                                                                   ---------
 Section 4.24   Insurance                                                          APP-A-14
 Section 4.25   Disclosure                                                         APP-A-14
ARTICLE V
 REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB                                  APP-A-15
 Section 5.1    Organization                                                       APP-A-15
 Section 5.2    Capitalization                                                     APP-A-15
 Section 5.3    Sufficient Parent Shares                                           APP-A-15
 Section 5.5    Authority Relative to this Agreement                               APP-A-15
 Section 5.6    Consents and Approvals; No Violations                              APP-A-16
 Section 5.8    Reports and Financial Statements                                   APP-A-16
 Section 5.9    Absence of Certain Changes or Events                               APP-A-16
 Section 5.10   Information in Disclosure Documents and Registration Statement     APP-A-17
 Section 5.11   Compliance with Applicable Law                                     APP-A-17
 Section 5.12   Litigation                                                         APP-A-17
 Section 5.13   Tax Matters                                                        APP-A-17
 Section 5.14   Brokers                                                            APP-A-17
ARTICLE VI
 CONDUCT OF COMPANY BUSINESS PENDING THE MERGER                                    APP-A-18
ARTICLE VII
 ADDITIONAL AGREEMENTS                                                             APP-A-19
 Section 7.1    Access and Information                                             APP-A-19
 Section 7.2    No Solicitation                                                    APP-A-19
 Section 7.5    Proxy Statement; Shareholder Approval                              APP-A-20
 Section 7.6    Compliance with the Securities Act                                 APP-A-20
 Section 7.7    Reasonable Best Efforts                                            APP-A-21
 Section 7.8    Voting and Proxy Agreement                                         APP-A-21
 Section 7.9    Company Stock Options                                              APP-A-21
 Section 7.10   Public Announcements                                               APP-A-22
 Section 7.11   Expenses                                                           APP-A-22
 Section 7.12   Listing Application                                                APP-A-22
 Section 7.13   Supplemental Disclosure                                            APP-A-22
 Section 7.14   Indemnification                                                    APP-A-23
 Section 7.15   Other Agreements                                                   APP-A-23
 Section 7.17   Fairness Opinion                                                   APP-A-23
ARTICLE VIII
 CONDITIONS TO CONSUMMATION OF THE MERGER APP-A-24 Section 8.1 Conditions to
 Each Party's Obligation to Effect the Merger APP-A-24 Section 8.2 Conditions to
 Obligations of Parent and Sub to Effect the Merger APP-A-24 Section 8.3
 Conditions to Obligation of the Company to Effect the Merger APP-A-25
ARTICLE IX
 TERMINATION                                                                       APP-A-26
 Section 9.1    Termination                                                        APP-A-26
 Section 9.2    Effect of Termination                                              APP-A-26

                                                                                    PAGE
                                                                                 ---------
ARTICLE X
 GENERAL PROVISIONS                                                              APP-A-27
 Section 10.1   Amendment and Modification                                       APP-A-27
 Section 10.2   Waiver                                                           APP-A-27
 Section 10.3   Survivability; Investigations                                    APP-A-27
 Section 10.4   Notices                                                          APP-A-27
 Section 10.5   Descriptive Headings; Interpretation                             APP-A-28
 Section 10.6   Entire Agreement; Assignment                                     APP-A-28
 Section 10.7   Governing Law                                                    APP-A-29
 Section 10.8   Severability                                                     APP-A-29
 Section 10.9   Counterparts                                                     APP-A-29
EXHIBITS
 Exhibit A      Form of Voting and Proxy Agreement
 Exhibit B      Form of Affiliate Agreement
 Exhibit C      Tax Free Reorganization Letters
 Exhibit D      Form of Opinion of Buchanan Ingersoll Professional Corporation

                 PURCHASE OPTION AGREEMENT AND PLAN OF MERGER

     PURCHASE OPTION AGREEMENT AND PLAN OF MERGER dated April 26, 2002 (the "Agreement"), by and among Celgene Corporation, a Delaware corporation ("Parent"), Celgene Acquisition Corp., a New Jersey corporation and wholly-owned subsidiary of Parent ("Sub"), and Anthrogenesis Corp., a New Jersey corporation (the "Company").

     The Boards of Directors of Parent, Sub and the Company deem it advisable and in the best interests of their respective corporations, shareholders and stockholders that Parent acquire the Company pursuant to the terms and conditions of this Agreement, and, in furtherance of such acquisition, such Boards of Directors have unanimously approved the merger of Sub with and into the Company in accordance with the terms of this Agreement and the New Jersey Business Corporation Act (the "BCA"). This Agreement constitutes a Plan of Merger as the term is utilized in Section 14A:10-1 of the BCA.

     Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent's willingness to enter into this Agreement, certain holders of the shares of the Common Stock of the Company (the "Company Common Stock") with voting power representing not less than a majority of the outstanding (determined on a Fully Diluted Basis) Company Common Stock on the date hereof (determined on a Fully Diluted Basis (as defined below)), other than officers and employees of Parent, are entering into an agreement with Parent in the form attached hereto as Exhibit A (the "Voting and Proxy Agreement") granting Parent the right to vote such shares of the Company Common Stock in accordance with the terms set forth in the Voting and Proxy Agreement.


     For federal income tax purposes, it is intended that the Merger (as defined in Section 1.1) shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     The parties acknowledge that, pursuant to the terms of this Agreement, Parent has the exclusive option, exercisable in its sole discretion, at any time prior to the earlier to occur of (i) the date of Parent's written request made in accordance with Section 10.4 hereof to the Company that the Company take the actions specified in Section 7.5 hereof (the "Request to Hold Meeting"), which Request to Hold Meeting must be made by Parent, in its sole discretion, at any time prior to 11:59 p.m. (New York City Time) on the date that is 90 days after the date hereof (such date and time being hereinafter referred to as the "Option Expiration Date"), and (ii) the Option Expiration Date (the earlier to occur of such dates being hereinafter referred to as the "Trigger Date"), to terminate this Agreement and thereby elect not to consummate the transactions contemplated hereby.

     In consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:



                                   ARTICLE I

                                  THE MERGER

     Section 1.1 The Merger. In accordance with the provisions of this Agreement and the BCA, at the Effective Time (as defined in Section 1.2), Sub shall be merged with and into the Company (the "Merger"), the separate existence of Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (sometimes hereinafter called the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of New Jersey. The Merger shall have the effects set forth in Chapter 10 of the BCA.

     Section 1.2. Effective Time of the Merger. The Merger shall become effective at the time of filing of, or at such later time specified in, a properly executed Certificate of Merger, in the form required by and executed in accordance with the BCA, filed with the Secretary of State of the State of New Jersey in accordance with the provisions of the BCA. Such filing shall be made as soon as practicable (and in any event within two Business Days) ("Business Day" shall mean any date other


                                    APP-A-1
than a Saturday, Sunday or other day on which banking institutions in the State of New York are authorized or required by law to close) after the Closing (as defined in Section 1.3). When used in this Agreement, the term "Effective Time" shall mean the date and time at which the Merger shall become effective.

     Section 1.3. Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Proskauer Rose LLP, 1585 Broadway, New York, New York, at 10:00 a.m. (New York time), as soon as practicable (and in any event within two Business Days) after the day on which all of the conditions set forth in Article VIII are satisfied or waived or on such other date and at such other time and place as Parent and the Company shall agree (such date, the "Closing Date").

     Section 1.4. Plan of Reorganization. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-2(a) of the United States Treasury Regulations.



                                  ARTICLE II

                           THE SURVIVING CORPORATION

     Section 2.1 Certificate of Incorporation. The Certificate of Incorporation of the Company shall be the Certificate of Incorporation of the Surviving Corporation and shall be amended and restated in accordance with applicable law in such form as Parent, in its sole discretion, shall determine.

     Section 2.2 Bylaws. The Bylaws of Sub as in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until amended in accordance with applicable law.

     Section 2.3 Directors and Officers of Surviving Corporation.

     (a) The directors of Sub at the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation or Bylaws of the Surviving Corporation or as otherwise provided by law.

     (b) The officers of the Company at the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation or Bylaws of the Surviving Corporation, or as otherwise provided by law.



                                  ARTICLE III

                             CONVERSION OF SHARES

     Section 3.1 Exchange Ratio. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

     (a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 3.1(b) and other than shares of Company Common Stock as to which appraisal rights shall have been duly demanded under the BCA ("Dissenting Shares")) shall be converted, subject only to the procedures set forth in
Section 3.2 hereof, into that number of shares of the common stock, $.01 par value per share, of Parent ("Parent Common Stock") as is determined by dividing
(i) the quotient resulting from dividing (A) $70,000,000 less any Outstanding Indebtedness of the Company owed to any third parties (including Parent) as of the Effective Time by (B) the average closing price of Parent Common Stock on the Nasdaq National Market ("Nasdaq") as reported in the Wall Street Journal (Eastern Edition) for the 20 trading days immediately preceding the Trigger Date, by (ii) the total number of shares of Company Common Stock outstanding as of the Effective Time (determined on a Fully Diluted Basis) (the "Exchange Ratio"). For purposes of this Section 3.1(a), the term


                                    APP-A-2

"Outstanding Indebtedness" shall mean all indebtedness for borrowed money (including all principal and accrued interest) and the term "Fully Diluted Basis" shall mean the sum of all then issued and outstanding shares of Company Common Stock and any shares of Company Common Stock issuable under a then granted option, warrant or right without regard to any vesting requirements therein, provided, however, that shares of Company Common Stock underlying the Convertible Loan Agreement (as defined in Section 4.2(b) hereof) or any preemptive or participation right shall not be deemed to be an option, warrant or right to acquire Company Common Stock.

     (b) All shares of Company Common Stock that are held by the Company as treasury shares shall be canceled and retired and cease to exist, and no securities of Parent or other consideration shall be delivered in exchange therefor.


     (c) Each share of Common Stock of Sub ("Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of Common Stock of the Surviving Corporation.


     (d) Each outstanding option to purchase Company Common Stock (each, a "Company Stock Option"), and each warrant to purchase Company Common Stock (each, a "Company Warrant") shall be assumed by Parent as more specifically provided in Section 7.9 hereof.


     (e) The holders of Dissenting Shares, if any, shall be entitled to payment by the Surviving Corporation of the appraised value of such shares to the extent permitted by and in accordance with the provisions of Chapter 11 of the BCA; provided, however, that (i) if any holder of the Dissenting Shares shall, under the circumstances permitted by the BCA, subsequently deliver a written withdrawal of such holder's demand for appraisal of such shares, (ii) if any holder fails to establish such holder's entitlement to rights to payment as provided in such Chapter 11, or (iii) if neither any holder of Dissenting Shares nor the Surviving Corporation has filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in such Chapter 11, such holder or holders (as the case may be) shall forfeit such right to payment for such shares and such shares shall thereupon be deemed to have been converted into Parent Common Stock pursuant to Section 3.1(a) as of the Effective Time. The Surviving Corporation shall be solely responsible for, and shall pay out of its own funds, any amounts which become due and payable to holders of Dissenting Shares, and such amounts shall not be paid directly or indirectly by Parent.


     Section 3.2 Exchange of Company Common Stock; Procedures.


     (a) Prior to the Closing Date, Parent shall designate its stock transfer agent and registrar, or other agent reasonably acceptable to the Company, to act as Exchange Agent hereunder (the "Exchange Agent"). As soon as practicable after the Effective Time, Parent shall deposit with or for the account of the Exchange Agent stock certificates representing the number of shares of Parent Common Stock issuable pursuant to Section 3.1, which shares of Parent Common Stock shall be deemed to have been issued at the Effective Time.


     (b) As soon as practicable after the Effective Time, but in no event later than 10 Business Days after the date of the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") that were converted pursuant to Section 3.1 into the right to receive shares of Parent Common Stock (i) a form of letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and (ii) instructions for use in surrendering such Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of this Article III and (y) cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 3.4, after giving effect to any required tax withholdings, and the Certificate so


                                    APP-A-3
surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate representing such Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer, and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 3.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender a certificate representing shares of Parent Common Stock and cash in lieu of any fractional shares of Parent Common Stock as contemplated by this
Article III.

     (c) If any Certificate shall have been lost, stolen or destroyed, the person in whose name the shares of Company Common Stock represented by such Certificate are registered on the books of the Company shall be entitled to receive a certificate representing shares of Parent Common Stock and cash in lieu of any fractional shares of Parent Common Stock as contemplated by this
Article III upon delivery of a duly executed letter of transmittal and an appropriate affidavit and, if required by Parent, a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Certificate.

     Section 3.3 Dividends; Transfer Taxes; Escheat. No dividends or distributions that are declared on shares of Parent Common Stock will be paid to persons entitled to receive certificates representing shares of Parent Common Stock until such persons surrender their Certificates. Upon such surrender, there shall be paid, to the person in whose name the certificates representing such shares of Parent Common Stock shall be issued, any dividends or distributions with respect to such shares of Parent Common Stock which have a record date after the Effective Time and shall have become payable between the Effective Time and the time of such surrender. In no event shall the person entitled to receive such dividends or distributions be entitled to receive interest thereon. Promptly following the date which is six months after the Effective Time, the Exchange Agent shall deliver to the Surviving Corporation all cash, certificates and other documents in its possession relating to the transactions described in this Agreement, and any holders of Company Common Stock who have not theretofore complied with this Article III shall look thereafter only to the Surviving Corporation for the shares of Parent Common Stock, any dividends or distributions thereon, and any cash in lieu of fractional shares thereof to which they are entitled pursuant to this Article
III. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Company Common Stock for any shares of Parent Common Stock, any dividends or distributions thereon or any cash in lieu of fractional shares thereof delivered to a public official pursuant to applicable abandoned property, escheat or similar laws upon the lapse of the applicable time periods provided for therein.

     Section 3.4 No Fractional Securities. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder. In lieu of any such fractional securities, each holder of Company Common Stock who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of such holder's Certificates (after aggregating all fractional shares of Parent Common Stock issuable to such holder) will be entitled to receive, and Parent will timely provide (or cause to be provided) to the Exchange Agent sufficient funds to make, a cash payment (without interest) determined by multiplying (i) the fractional interest to which such holder would otherwise be entitled (after taking into account all shares of Company Common Stock then held of record by such holder) and (ii) the average of the per share closing prices for Parent Common Stock on Nasdaq for the five trading days immediately preceding the Effective Time. It is understood (i) that the payment of cash in lieu of fractional shares of Parent Common Stock is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained-for consideration and (ii) that no holder of Company Common Stock will receive cash in lieu of fractional shares of Parent Common Stock in an amount greater than the value of one full share of Parent Common Stock.

     Section 3.5 Closing of Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and no transfer of shares of Company Common Stock shall


                                    APP-A-4
thereafter be made on such stock transfer books. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Article III.

     Section 3.6 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of Sub or the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of Sub and the Company or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in such names and on such behalf or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.


                                  ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Sub as follows:

     Section 4.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has the corporate power to carry on its business as it is now being conducted or presently proposed to be conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not have a Company Material Adverse Effect. A "Company Material Adverse Effect" means any event or condition (excluding general economic conditions) that has a material adverse effect, individually or in the aggregate, on the financial condition, results of operations, business, assets, liabilities, prospects or properties of the Company or the ability of the Company to perform any of its material obligations under, or to consummate the Merger and the other transactions contemplated by, this Agreement. SCHEDULE 4.1 sets forth a true and complete list of all of the Company's Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary and the percentage of each Subsidiary's outstanding capital stock owned by the Company or another Subsidiary. As used in this Agreement, the term "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (x) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (y) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party and/or one or more of its Subsidiaries. Except for the Company's Subsidiaries and as set forth on SCHEDULE 4.1, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity. As used in this Article IV, unless the context otherwise requires, the term "Company" shall mean the Company and each of its Subsidiaries.

     Section 4.2 Capitalization.

     (a) The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock with voting power, 10,000,000 shares of undesignated common stock, the rights of which are subject to declaration by the Board of Directors of the Company, and 10,000,000 shares of Preferred Stock. As of the date hereof, there are issued and outstanding 3,208,477 shares of Company


                                    APP-A-5

Common Stock (all with voting power), no shares of undesignated common stock and no shares of Preferred Stock. As of the date hereof there are outstanding (i) Company Stock Options to acquire 1,989,100 shares of Company Common Stock under all stock option plans of the Company or otherwise, of which options to acquire 1,898,600 shares of Company Common Stock are exercisable as of the date hereof, and (ii) Company Warrants to acquire 477,092 shares of Company Common Stock, of which Company Warrants to acquire 477,092 shares of Company Common Stock are exercisable as of the date hereof. 2,000,000 shares of Company Common Stock are reserved for issuance pursuant to the Company Stock Options, the Company Warrants and all other Rights (as hereinafter defined) to purchase or otherwise receive from the Company capital stock or other securities of the Company. All shares of Company Common Stock subject to issuance as aforesaid are of the class that has voting power. All of the issued and outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each of the Company's Subsidiaries have been duly authorized and are validly issued, fully paid and nonassessable, and all such shares are owned by the Company or another Subsidiary free and clear of all Liens (as defined below).

     (b) Except as set forth on SCHEDULE 4.2(B) and for the Convertible Loan Agreement, dated as of the date hereof, between Parent and the Company (the "Convertible Loan Agreement"), (i) there is no outstanding right, subscription, warrant, call, option or other agreement or arrangement (including, without limitation, pursuant to any employee benefit plan) of any kind (collectively, "Rights") to purchase or otherwise to receive from the Company any of the authorized but unissued or treasury shares of the capital stock or any other security of the Company or to require the Company to purchase any such security,
(ii) there is no outstanding security of any kind convertible into or exchangeable for such capital stock, and (iii) there is no voting trust or other agreement or understanding to which the Company is a party or is bound with respect to the voting of the capital stock of the Company except for the Voting and Proxy Agreement. The conversion of the Company Stock Options and the Company Warrants provided for in Section 7.9 of this Agreement is in accordance with the respective terms of the Company Stock Options and the plans under which they were issued and the instruments governing the Company Warrants, as the case may be.

     (c) Since December 31, 1999, except as set forth on SCHEDULE 4.2(C), the Company has not in any manner accelerated or provided for the acceleration of the vesting or exercisability of, or otherwise modified the terms and conditions applicable to, any of the Company Stock Options or the Company Warrants, whether set forth in the governing stock option plans of the Company, a stock option grant, award or other agreement or otherwise. Except as set forth on SCHEDULE 4.2(C), none of the awards, grants or other agreements pursuant to which Company Stock Options or the Company Warrants were issued have provisions which accelerate the vesting or right to exercise such options or warrants upon the execution of this Agreement (including the documents attached as Exhibits hereto), the consummation of the transactions contemplated hereby (or thereby) or any other "change of control" events.

     Section 4.3 Authority Relative to this Agreement. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated on its part hereby have been duly authorized by the Company's Board of Directors and, except for the approval of its shareholders to be sought at the shareholders meeting contemplated by Section 7.5(a) with respect to this Agreement and the filing of the Certificate of Merger as described in Section 1.2 above, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or for the Company to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.


     Section 4.4 Consents and Approvals; No Violations. Neither the execution, delivery and performance of this Agreement by the Company, nor the consummation by the Company of the


                                    APP-A-6
transactions contemplated hereby, will (i) conflict with or result in any breach of any provisions of the charter, by-laws or other organizational documents of the Company, (ii) require a filing with, or a permit, authorization, consent or approval of, any federal, state, local or foreign court, arbitral tribunal, administrative agency or commission or other governmental or regulatory authority or administrative agency or commission (a "Governmental Entity"), except in connection with or in order to comply with the applicable provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Act of 1933, as amended (the "Securities Act"), state securities or "blue sky" laws, and the filing and recordation of a Certificate of Merger as required by the BCA, (iii) except as set forth on SCHEDULE 4.4, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of liens, pledges, security interests, claims, charges or other encumbrances of any kind whatsoever ("Liens") on any property or asset of the Company pursuant to, any of the terms, conditions or provisions of any Material Contract (as defined below), or (iv) violate any law, order, writ, injunction, decree, statute, rule or regulation of any Governmental Entity applicable to the Company or any of its properties or assets.

     Section 4.5 Financial Statements. The audited balance sheets of the Company as of December 31, 2000 and 2001 and the related statements of operations, stockholders' equity, and cash flows for each of the two years in the period ended December 31, 2001 are (or, in the case of the financial statements as of and for the year ended December 31, 2001, will be) set forth as SCHEDULE 4.5 hereto (collectively, the "Financial Statements"). The Financial Statements have been (or, in the case of the financial statements as of and for the year ended December 31, 2001, will be) prepared in accordance with U.S. generally accepted accounting principles ("U.S. GAAP") consistently applied throughout the periods indicated and fairly present (or, in the case of the financial statements as of and for the year ended December 31, 2001, will fairly present) the consolidated financial position of the Company as at the dates thereof and the results of operations and cash flows of the Company for each of the periods then ended. Except as set forth on SCHEDULE 4.5, since January 1, 2000, there has been no change in any of the significant accounting (including tax accounting) policies, practices or procedures of the Company. The Company is actively engaged in the audit of its financial statements as of and for the year ended December 31, 2001 and shall provide such audited financial statements to Parent by no later than May 31, 2002.

     Section 4.6 Absence of Certain Changes or Events; Material Contracts. Except as set forth on SCHEDULE 4.6 and for the execution, delivery and performance of this Agreement and the Convertible Loan Agreement, since December 31, 2001, (i) the Company has not conducted its business and operations other than in the ordinary course of business and consistent with past practices and standard industry practices or taken any actions that, if the Agreement had been in effect, would have violated or been inconsistent with the provisions of
Article VI and (ii) other than general economic conditions, there has not been any fact, event, circumstance or change affecting or relating to the Company which has had or is reasonably likely to have a Company Material Adverse Effect. Except as set forth on SCHEDULE 4.6, the transactions contemplated by this Agreement will not constitute a change of control under or require the consent from or the giving of notice to a third party pursuant to the terms, conditions or provisions of any Material Contract (as defined below), or require any payment to be made under any Contract to which the Company is a party.

     Section 4.7 Litigation. Except as set forth on SCHEDULE 4.7 hereto, there is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company; nor is there any material judgment, decree, injunction, ruling or order of any Governmental Entity outstanding against the Company.

     Section 4.8 Absence of Undisclosed Liabilities. Except (i) as set forth on
SCHEDULE 4.8 or (ii) for liabilities or obligations which (A) are accrued or reserved against in the Financial Statements (or reflected in the notes thereto), (B) were incurred after December 31, 2001 in the ordinary course of business and consistent with past practice or (C) are incurred pursuant to the terms of the Convertible Loan Agreement, the Company does not have any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by U.S. GAAP to be reflected in a balance sheet (or reflected in the notes thereto).


                                    APP-A-7

     Section 4.9 No Default. Except as set forth on SCHEDULE 4.9, the Company is not in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of (i) any term, condition or provision of its charter, by-laws or comparable organizational documents, (ii) any material term, condition or provision of any Material Contract (as defined below), or (iii) any term, condition or provision of any material order, writ, injunction or decree, or any material statute, rule or regulation, of any Governmental Entity applicable to the Company.

     Section 4.10 Taxes.

     (a) The Company has heretofore delivered or made available to Parent true, correct and complete copies of the federal, state, local and foreign Tax Returns (as hereinafter defined) filed by the Company for each of the years ended December 31, 2000, 1999, 1998, 1997 and 1996 inclusive. Except as set forth on
SCHEDULE 4.10, the Company has duly filed all material federal, state, local and foreign income, franchise, sales and other Tax Returns required to be filed by the Company. All such Tax Returns are true, correct and complete, in all material respects, and the Company has paid all Taxes (as hereinafter defined) shown on such Tax Returns and has made adequate provision for payment of all accrued but unpaid material Taxes anticipated in respect of all periods since the periods covered by such Tax Returns. Except as set forth on SCHEDULE 4.10, all material deficiencies assessed as a result of any examination of Tax Returns of the Company by federal, state, local or foreign tax authorities have been paid or reserved on the financial statements of the Company in accordance with U.S. GAAP consistently applied, and true, correct and complete copies of all revenue agent's reports, "30-day letters," or "90-day letters" or similar written statements proposing or asserting any Tax deficiency against the Company for any open year have been heretofore delivered to Parent. The Company has heretofore delivered or will make available to Parent true, correct and complete copies of all written tax-sharing agreements and written descriptions of all such unwritten agreements or arrangements to which the Company is a party. Except as set forth in SCHEDULE 4.10, no material Tax issue has been raised during the past five years by any federal, state, local or foreign taxing authority which, if raised with regard to any subsequent period, could reasonably be expected to result in a proposed material Tax deficiency for any such subsequent period. Except as disclosed in SCHEDULE 4.10 hereof, the Company has not been granted any extension or waiver of the statutory period of limitations applicable to any claim for any material Taxes. SCHEDULE 4.10 lists the consolidated federal income tax returns of the Company that have been examined by and settled with the Internal Revenue Service (the "Service"). Except as set forth in SCHEDULE 4.10, (i) no consent has been filed under
Section 341(f) of the Code with respect to the Company; (ii) the Company has not participated in, or cooperated with, an international boycott within the meaning of Section 999 of the Code; and (iii) the Company has not issued or assumed any corporate acquisition indebtedness, as defined in Section 279(b) of the Code. The Company has complied (and until the Effective Time will comply) in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign laws) and has, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under all applicable laws. Except as disclosed in SCHEDULE 4.10 hereof, to the Company's knowledge, there are no examinations being conducted by the Service of the Company's Tax Returns. Except as set forth on SCHEDULE 4.10, the Company will not be required to include in a taxable period ending after the Effective Time material income attributable to a prior taxable period that was not recognized in that prior taxable period as a result of the installment method of accounting, the cash method of accounting, the completed contract method of accounting, the long-term contract method of accounting or a change in accounting method. No jurisdiction in which the Company does not file Tax Returns has claimed in writing that, or questioned in writing whether, the Company is obligated to file Tax Returns in that jurisdiction.

     (b) For purposes of this Agreement, the term "Taxes" shall mean all taxes, charges, fees, levies, duties, imposts or other assessments, including, without limitation, income, gross receipts, excise, property, sales, use, transfer, gains, license, payroll, withholding, capital stock and franchise taxes,


                                    APP-A-8
imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, including any interest, penalties or additions thereto. For purposes of this Agreement, the term "Tax Return" shall mean any report, return or other information or document required to be supplied to a taxing authority in connection with Taxes.

     Section 4.11 Title to Properties; Encumbrances. Except as described in the following sentence, the Company has good, valid and marketable title to, or a valid leasehold interest in, all of its material properties and assets (real, personal and mixed, tangible and intangible), including, without limitation, all the properties and assets reflected in the balance sheet of the Company as of December 31, 2001 (except for properties and assets disposed of in the ordinary course of business and consistent with past practices since December 31, 2001). Except as set forth on SCHEDULE 4.11, none of such properties or assets is subject to any Liens (whether absolute, accrued, contingent or otherwise), except (i) Liens for taxes, assessments or other governmental charges not delinquent or being contested in good faith and by appropriate proceedings and with respect to which proper reserves have been taken by the Company and have been duly reflected on its books and records and, with respect to reserves taken on or prior to December 31, 2001, the Financial Statements ("Proper Reserves");
(ii) deposits or pledges to secure obligations under workmen's compensation, social security or similar laws, or under unemployment insurance as to which the Company is not in default; (iii) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business of the Company; (iv) judgment Liens listed on SCHEDULE 4.11 that have been stayed or bonded and mechanics', workmen's, materialmen's or other like Liens with respect to obligations which are not due or which are being contested in good faith by the Company and as to which the Company has taken Proper Reserves; (v) minor imperfections of title and encumbrances, if any, which are not substantial in amount, do not materially detract from the value of the property or assets subject thereto and do not materially impair the operations of the Company; and (vi) pursuant to the terms of the Convertible Loan Agreement.

     Section 4.12 Intellectual Property.

     (a) SCHEDULE 4.12(A)(i) sets forth a list of all patents, patent applications, registered trademarks, trademark applications, registered service marks, service mark applications, registered copyrights and copyright applications that are owned by the Company and SCHEDULE 4.12(A)(ii) sets forth a list of all agreements under which the Company is licensed or otherwise permitted, or licenses or otherwise permits a third party, to use any of the following (each, an "Intellectual Property Right") (including, without limitation, any confidentiality agreements relating to any Intellectual Property Right): patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, trade secret, know-how, computer software (other than commercial software), invention, design, proprietary right, technology or intellectual property right (collectively, the "Company Intellectual Property").

     (b)(i) The Company owns all Company Intellectual Property including, without limitation, all Company Intellectual Property related to potential products and services under development by the Company; (ii) the Company Intellectual Property constitutes all the Intellectual Property Rights necessary for the business of the Company as currently conducted and as proposed to be conducted; (iii) the patents and patent applications within the Company Intellectual Property disclose patentable subject matter and there are no inventorship challenges nor has any interference been declared or provoked, nor is any material fact known by the Company with respect to such patent and patent applications that would preclude the issuance of patents with respect to such applications or render such patents invalid or enforceable; (iv) none of the patents owned or used by the Company are unenforceable or invalid, and none of the patent applications owned or used by the Company would be unenforceable or invalid if issued as patents; and (v) no third party, including any academic organization or Governmental Entity, possesses rights to the Company Intellectual Property which, if exercised, could enable such party to develop products or services competitive to those of the Company or would have a material adverse effect on the ability of the Company to conduct its business as currently conducted and as proposed to be conducted;


                                    APP-A-9

     (c)(i) No person is challenging the validity or enforceability of, or to the knowledge of the Company, is infringing or otherwise violating, the Company Intellectual Property; (ii) the Company has not received any notice or threat of infringement or conflict with, and Company does not know of any infringement or conflict with, rights of others with respect to the Company Intellectual Property; and (iii) there are no pending or, to the knowledge of the Company, threatened actions, suits, proceedings or claims by others that the Company is infringing any Intellectual Property Right and, except as set forth on SCHEDULE 4.12(A)(II), the Company, to its knowledge, does not infringe or conflict with the Intellectual Property Right of any third party.

     (d)(i) The Company is not, and will not be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in breach of conditions, terms or provisions of, or in default under, any contract, covenant or instrument under which Company or any of its employees is obligated; and (ii) the Company is not in breach of and has complied with all terms of any license or other agreement relating to Company Intellectual Property.

     (e) The Company is not obligated to pay a royalty, grant a license, or provide other consideration to any third party in connection with the Company Intellectual Property.

     (f) All outstanding registrations and applications of the Company Intellectual Property (i) are valid, subsisting, in proper form and enforceable, and have been duly maintained, including the submission of all necessary filings and fees in accordance with the legal and administrative requirements of the appropriate jurisdictions; and (ii) have not lapsed, expired or been abandoned.

     (g) To the knowledge of the Company, the Company has not provided human placental stem cells or any cells or material derived therefrom to any person except as provided in SCHEDULE 4.12(G).

     Section 4.13 Compliance with Applicable Law. Except as set forth on
SCHEDULE 4.13, (i) the Company holds, and is in compliance with the terms of, all material permits, licenses, exemptions, orders and approvals of all Governmental Entities necessary for the current and presently proposed conduct of its business ("Company Permits"), (ii) no fact exists or event has occurred, and no action or proceeding is pending or, to the Company's knowledge, threatened, that has a reasonable possibility of resulting in a revocation, nonrenewal, termination, suspension or other material impairment of any Company Permits, (iii) the business of the Company is not being conducted in violation, in any material respect, of any applicable law, ordinance, regulation, judgment, decree or order of any Governmental Entity ("Applicable Law"), and (iv) to the knowledge of the Company, (x) no investigation or review by any Governmental Entity with respect to the Company is pending or threatened or has been undertaken within the past six years, and (y) no Governmental Entity has indicated in writing to the Company an intention to conduct the same.

     Section 4.14 Material Contracts. SCHEDULE 4.14 contains a true, complete and correct list of all Material Contracts (as hereinafter defined) of the Company, complete and correct copies of which have been provided to Parent. Except as set forth in SCHEDULE 4.14, all of the Material Contracts are valid, binding and in full force and effect, and the Company is not in default (nor has any event occurred that with notice or lapse of time or both would become a default) of any of its material obligations under any of the Material Contracts. Except as set forth in SCHEDULE 4.14, to the Company's knowledge, no contracting party to any Material Contract (other than the Company) is in default (nor has any event occurred that with notice or lapse of time or both would become a default) of any of its obligations under any of the Material Contracts. Except as set forth in SCHEDULE 4.14, no contracting party to any Material Contract has notified (whether orally or in writing) the Company of its intention to terminate, cancel or modify such Material Contract or otherwise to reduce or change its activity thereunder so as to affect adversely the benefits derived, or currently expected to be derived, by the Company under such Material Contract. For purposes of this Agreement, "Material Contracts" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature (each, a "Contract") to which the Company is a party or by which the Company or any of its properties or assets is bound:


                                    APP-A-10

     (a) relating to the acquisition, transfer, development, sharing or license of any Company Intellectual Property (except for any Contract pursuant to which any Company Intellectual Property is licensed to the Company under any third party software license generally available to the public);

     (b) that provides for indemnification by the Company of any officer, director, employee or agent of the Company;

     (c) imposing any restriction on the right or ability of the Company (A) to compete with any other person, (B) to acquire any product or other asset or any services from any other person or (C) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other person;

     (d) relating to any currency hedging;

     (e) containing standstill or similar provisions;

     (f)(A) to which any Governmental Entity is a party or under which any Governmental Entity has any rights or obligations, or (B) directly or indirectly benefiting any Governmental Entity;

     (g) requiring that the Company give any notice or provide any information to any person prior to considering or accepting any proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction (as defined below);

     (h) that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $250,000 annually, or contemplates or involves the performance of services having a value in excess of $250,000 annually;

     (i) that would be required to be filed by the Company as an exhibit to an annual report on Form 10-K pursuant to Item 601 of Regulation S-K of the Securities and Exchange Commission (the "SEC") if the Company were subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and

     (j) that has had or could reasonably be expected to have a Company Material Adverse Effect.

     Section 4.15 FDA Matters.

     (a) The Company is in compliance in all material respects with, and current in the performance of, any obligation arising under any consent decree, consent agreement, warning letter, Form 483 issued by or entered into with the Federal Food and Drug Administration (the "FDA") or other notice, response or commitment made to the FDA or any comparable state Governmental Entity.

     (b) The Company has disclosed to Parent any warning letters or material Form 483s or similar notices, or other correspondence relating to the Company's compliance status under applicable legal requirements from the FDA within the last three years.

     (c) Neither the Company nor, to the Company's knowledge, any of its officers, employees or agents has knowingly committed any act, made any statement, or failed to make any statement, that would reasonably be expected to provide a basis for the FDA to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities," set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto.

     (d) The Company has not been convicted of any crime or engaged in any conduct which could result in debarment under 21 U.S.C. (section)335a or any similar state law or regulation.

     (e) There are no proceedings pending with respect to a violation by the Company of the Food, Drug and Cosmetic Act, FDA regulations adopted thereunder, the Controlled Substance Act or any other legislation or regulation promulgated by any other U.S. federal or state Governmental Entity that reasonably might be expected to result in criminal liability.

     Section 4.16 Information in Disclosure Documents and Registration Statements. None of the information to be supplied by the Company to Parent for inclusion in (i) the Registration Statement to be filed with the SEC by Parent on Form S-4 under the Securities Act for the purpose of


                                    APP-A-11
registering the shares of Parent Common Stock to be issued in connection with the Merger (the "Registration Statement") or (ii) the proxy statement to be distributed in connection with the Company's meeting of shareholders to vote upon this Agreement (the "Proxy Statement") will, in the case of the Registration Statement, at the time it becomes effective and at the Effective Time, or, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the meeting of shareholders of the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the applicable provisions of Schedule 14A of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or its representatives for inclusion in the Proxy Statement or with respect to information concerning Parent or any of its Subsidiaries incorporated by reference in the Proxy Statement.

     Section 4.17 Employee Benefit Plans; ERISA.

     (a) SCHEDULE 4.17 hereto sets forth a true and complete list of all "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any other bonus, profit sharing, compensation, pension, severance, deferred compensation, fringe benefit, insurance, welfare, post-retirement, health, life, stock option, stock purchase, restricted stock, tuition refund, service award, company car, scholarship, relocation, disability, accident, sick, vacation, holiday, termination, unemployment, individual employment, consulting, executive compensation, incentive, commission, payroll practices, retention, change in control, noncompetition, and other plans, agreements, policies, trust funds, or arrangements (whether written or unwritten (and if unwritten, then such Schedule shall include a summary thereof), insured or self-insured) (1) established, maintained, sponsored, or contributed to (or with respect to which any obligation to contribute has been undertaken) by the Company or any entity that would be deemed a "single employer" with the Company under Section 414(b), (c),
(m), or (o) of the Code or Section 4001 of ERISA (an "ERISA Affiliate") on behalf of any employee, director or shareholder of the Company (whether current, former, or retired) or their beneficiaries or (2) with respect to which the Company or any ERISA Affiliate has or has had any obligation on behalf of any such employee, director, shareholder or beneficiary (each a "Company Plan" and, collectively, the "Company Plans"). True and complete copies of each of the Company Plans and related documents have been delivered to Parent.

     (b) None of the Company, any ERISA Affiliate, or any of their respective predecessors has ever contributed to, contributes to, has ever been required to contribute to, or otherwise participated in or participates in or in any way, directly or indirectly, has any liability with respect to any plan subject to
Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, including, without limitation, any "multiemployer plan" (within the meaning of Sections
(3)(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code), or any single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) which is subject to Sections 4063 and 4064 of ERISA.

     (c) With respect to each of the Company Plans: (1) each Company Plan intended to qualify under Section 401(a) of the Code is qualified and has received a determination letter from the Service to the effect that the Company Plan is qualified under Section 401 of the Code and any trust maintained pursuant thereto is exempt from federal income taxation under Section 501 of the Code and nothing has occurred or is expected to occur through the date of the Effective Time that caused or could cause the loss of such qualification or exemption or the imposition of any penalty or tax liability; (2) all payments required by any Company Plan, any collective bargaining agreement or other agreement, or by law (including, without limitation, all contributions, insurance premiums, or intercompany charges) with respect to all periods through the date of the Effective Time shall have been made prior to the Effective Time (on a pro rata basis where such payments are otherwise discretionary at year end) or provided for by the Company as applicable, by full accruals as if all


                                    APP-A-12
targets required by such Company Plan had been or will be met at maximum levels on its financial statements; (3) no claim, lawsuit, arbitration or other action relating to any Company Plan has been threatened, asserted, instituted, or, to the knowledge of the Company, is anticipated against the Company Plans (other than non-material routine claims for benefits, and appeals of such claims), any trustee or fiduciaries thereof, the Company, any ERISA Affiliate, any director, officer, or employee thereof, or any of the assets of any trust of the Company Plans; (4) the Company Plan complies and has been maintained and operated in all material respects in accordance with its terms and applicable law, including, without limitation, ERISA and the Code; (5) no "prohibited transaction," within the meaning of Section 4975 of the Code and Section 406 of ERISA, has occurred or is expected to occur with respect to the Company Plan (and the consummation of the transactions contemplated by this Agreement will not constitute or directly or indirectly result in such a "prohibited transaction"); (6) no Company Plan is or expected to be under audit or investigation by the Service, U.S. Department of Labor, or any other Governmental Entity and no such completed audit, if any, has resulted in the imposition of any tax or penalty; (7) with respect to each Company Plan that is funded mostly or partially through an insurance policy, neither the Company nor any ERISA Affiliate has any liability in the nature of retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring on or before the Effective Time.

     (d) Except as set forth in SCHEDULE 4.17, the consummation of the transactions contemplated by this Agreement will not give rise to any liability, including, without limitation, liability for severance pay, unemployment compensation, termination pay, or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, director, or shareholder of the Company (whether current, former, or retired) or their beneficiaries solely by reason of such transactions or by reason of a termination following such transactions. No amounts payable under any Company Plan will fail to be deductible for federal income tax purposes by virtue of Sections 280G or 162(m) of the Code. Neither the Company nor any ERISA Affiliate maintains, contributes to, or in any way provides for any benefits of any kind whatsoever (other than under Section 4980B of the Code, the Federal Social Security Act, or a plan qualified under Section 401(a) of the Code) to any current or future retiree or terminee. Neither the Company, any ERISA Affiliate, nor any officer or employee thereof, has made any promises or commitments, whether legally binding or not, to create any additional plan, agreement, or arrangement, or to modify or change any existing Company Plan. No event, condition, or circumstance exists that could result in an increase of the benefits provided under any Company Plan or the expense of maintaining any Company Plan from the level of benefits or expense incurred for the most recent fiscal year ended before the Effective Time. Neither the Company nor any ERISA Affiliate has any unfunded liabilities pursuant to any Company Plan that is not intended to be qualified under Section 401(a) of the Code and is an employee pension benefit plan within the meaning of Section 3(2) of ERISA, a nonqualified deferred compensation plan or an excess benefit plan. No event, condition, or circumstance exists that would prevent the amendment or termination of any Company Plan.

     Section 4.18 Environmental Laws and Regulations. (a) Except as set forth on
SCHEDULE 4.18(A): (i) the Company is and has been, in all material respects, in compliance with, and there are no outstanding written notices or claims by any person or entity that the Company has not been in compliance with, all applicable laws, rules, regulations, common law, ordinances, decrees, orders or other binding legal requirements relating to pollution (including the treatment, storage and disposal of wastes and the remediation of releases and threatened releases of materials), the preservation of the environment, and the exposure to materials in the environment or work place ("Environmental Laws") and (ii) the Company currently holds all permits, licenses, registrations and other governmental authorizations (including exemptions, waivers, and the like) and financial assurance required under Environmental Laws for the Company to operate its businesses as currently conducted.

     (b) Except as set forth on SCHEDULE 4.18(B), (i) there is no friable asbestos-containing material in or on any real property currently owned, leased or operated by the Company, and (ii) there are and, to the knowledge of the Company, have been no underground storage tanks (whether or not required to be registered under any applicable law), dumps, landfills, lagoons, surface impoundments, injection wells or other land disposal units in or on any property currently owned, leased or operated by the Company.


                                    APP-A-13

     (c) Except as set forth on SCHEDULE 4.18(C), (i) the Company has not received (x) any written communication from any person stating or alleging that the Company may be a potentially responsible party under any Environmental Law (including, without limitation, the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended) with respect to any actual or alleged environmental contamination or (y) any request for information under any Environmental Law from any Governmental Entity with respect to any actual or alleged material environmental contamination; and (ii) neither the Company nor any Governmental Entity is conducting or has conducted (or, to the knowledge of the Company, is threatening to conduct) any environmental remediation or investigation with respect to the Company or any real property owned, leased or operated by the Company.

     Section 4.19 Vote Required. The affirmative vote of a majority of the votes cast by the holders of the Company Common Stock entitled to vote is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger. The Board of Directors of the Company, by action duly and validly taken by written consent, unanimously (i) approved this Agreement and the Voting and Proxy Agreement, (ii) determined that the transactions contemplated hereby and thereby are fair to and in the best interests of the Company and all of the holders of Company Common Stock and
(iii) determined to recommend this Agreement, the Merger and the other transactions contemplated hereby to such holders for approval and adoption. The resolutions of the Company's Board of Directors taking the actions described in the preceding sentence have not been rescinded, withdrawn, amended or otherwise modified, remain in full force and effect, and constitute the only action of such Board of Directors with respect to the Merger or the other transactions contemplated by this Agreement.

     Section 4.20 Labor Matters. The Company is not a party to, or bound by, any collective bargaining agreement, contract or other understanding with a labor union or labor organization, and, to the knowledge of the Company, there is no activity involving any employees of the Company seeking to certify a collective bargaining unit or engaging in any other organizational activity.

     Section 4.21 Affiliate Transactions. Except as set forth in SCHEDULE 4.21 and for the Convertible Loan Agreement, there are no Contracts or other transactions between the Company, on the one hand, and any (i) officer or director of the Company, (ii) record or beneficial owner of five percent or more of the voting securities of the Company or (iii) affiliate (as such term is defined in Regulation 12b-2 promulgated under the Exchange Act) of any such officer, director or record or beneficial owner, on the other hand.

     Section 4.22 Brokers. Except for any financial advisor that may be engaged by the Company to render the Fairness Opinion (as defined in Section 7.17), no broker, finder or financial advisor is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, and the Company will deliver to Parent true, complete and correct copies of (or, in the case of any oral agreement or arrangement, a true, complete and correct summary of) each agreement or arrangement pursuant to which such advisor is entitled to any such fee or commission.

     Section 4.23 Tax Matters. The Company knows of no fact or circumstance which is reasonably likely to cause the Merger to be treated other than as a tax-free reorganization under Section 368(a) of the Code.

     Section 4.24 Insurance. The Company maintains insurance which is adequate to protect the Company and its financial condition against the risks involved in the business conducted or currently proposed to be conducted by the Company.


     Section 4.25 Disclosure. None of the documents or information provided or made available to Parent in connection with the transactions contemplated by this Agreement and the Convertible Loan Agreement, including, without limitation, this Agreement, the Convertible Loan Agreement and the exhibits and schedules hereto and thereto, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading.


                                    APP-A-14

                                   ARTICLE V

               REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

     Parent and Sub represent and warrant to the Company as follows:

     Section 5.1 Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to carry on its business as it is now being conducted or presently proposed to be conducted. Parent is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities make such qualification necessary, except where the failure to be so qualified will not have a Parent Material Adverse Effect. A "Parent Material Adverse Effect" means any event or condition (excluding general economic conditions) that has a material adverse effect, individually or in the aggregate, on the financial condition, results of operations, business, assets, liabilities, prospects or properties of Parent and its Subsidiaries taken as a whole or on the ability of Parent to perform any of its material obligations under, or to consummate the Merger and the other transactions contemplated by, this Agreement. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. Sub has not engaged in any business (other than in connection with this Agreement and the transactions contemplated hereby) since the date of its incorporation.

     Section 5.2 Capitalization.

     (a) The authorized capital stock of Parent consists of 120,000,000 shares of Parent Common Stock and 5,000,000 shares of Preferred Stock, par value $.01 per share, of Parent ("Parent Preferred Stock"). As of April 17, 2002, (i) based on information provided by Parent's transfer agent, 75,677,768 shares of Parent Common Stock are issued and outstanding, (ii) no shares of Parent Preferred Stock are issued and outstanding, (iii) options to acquire 8,199,621 shares of Parent Common Stock (the "Parent Stock Options") are outstanding, and (iv) 967,693 shares of Parent Common Stock are reserved for issuance pursuant to all other Rights to purchase or otherwise receive from Parent capital stock or other securities of Parent. All of the outstanding shares of capital stock of Parent are duly authorized, validly issued, fully paid and nonassessable.

     (b) The authorized capital stock of Sub consists of 1,000 shares of Sub Common Stock, of which 1,000 shares, as of the date hereof, were issued and outstanding. All of such outstanding shares are owned by Parent and are validly issued, fully paid and nonassessable.

     (c) Except as disclosed in this Section 5.2 or SCHEDULE 5.2, (i) there are no outstanding Rights to purchase or otherwise to receive from Parent or Sub any of the outstanding authorized but unissued or treasury shares of the capital stock or any other security of Parent or Sub, (ii) there is no outstanding security of any kind convertible into or exchangeable for such capital stock, except for 1,864,548 shares of Parent Common Stock issuable upon conversion of 9.0% convertible notes issued by Parent, and (iii) there is no voting trust or other agreement or understanding to which Parent or Sub is a party or is bound with respect to the voting of the capital stock of Parent or Sub.

     Section 5.3 Sufficient Parent Shares. Parent has, or will have, on or before the Effective Time, sufficient authorized and unissued shares of Parent Common Stock not subject to contractual rights of purchase to consummate the Merger.

     Section 5.4 Issuance of Parent Stock. Parent Common Stock, when issued pursuant hereto, will be legally and validly authorized and issued, fully paid and nonassessable, will not have been issued in violation of the preemptive rights of any person, and will be free of all encumbrances (other than those created by any shareholder of the Company or pursuant to federal or state securities laws).

     Section 5.5. Authority Relative to this Agreement. Each of Parent and Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent and Sub and the consummation by each of Parent and Sub of the transactions contemplated on its part hereby have been duly authorized by their respective Boards of Directors, and by Parent as the


                                    APP-A-15
sole stockholder of Sub, and no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement or for Parent and Sub to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Sub and constitutes a valid and binding agreement of each of Parent and Sub, enforceable against Parent and Sub in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and
(ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     Section 5.6 Consents and Approvals; No Violations. Neither the execution, delivery and performance of this Agreement by Parent or Sub, nor the consummation by Parent or Sub of the transactions contemplated hereby will (i) conflict with or result in any breach of any provisions of the Certificate of Incorporation or By-Laws of Parent or of Sub, (ii) require a filing with, or a permit, authorization, consent or approval of, any Governmental Entity except in connection with or in order to comply with the applicable provisions of the HSR Act, the Securities Act, the Exchange Act, state securities or "blue sky" laws, and the filing and recordation of a Certificate of Merger as required by the BCA, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of a Lien on any property or asset of Parent or Sub pursuant to, any of the terms, conditions or provisions of any material Contract to which Parent or Sub is a party or by which either of them or any of their properties or assets may be bound or (iv) violate any law, order, writ, injunction, decree, statute, rule or regulation of any Governmental Entity applicable to Parent, Sub or any of their properties or assets.

     Section 5.7 Voting and Proxy Agreement; No Violations and Registration Statement. Assuming the accuracy of the representations and warranties contained in Section 2(d) of the Voting and Proxy Agreement and the issuance of the Parent Common Stock pursuant to an effective Registration Statement, none of the execution, delivery or performance of this Agreement or the Voting and Proxy Agreement by Parent, Sub, or the Company will violate Section 5 of the Securities Act, and notwithstanding the Voting and Proxy Agreement, the shares of Parent Common Stock issued pursuant to this Agreement will not be "restricted securities" under the Securities Act and may be offered and sold freely without regard to Rule 144 thereunder, except to the extent that Rule 145(d) would apply.

     Section 5.8 Reports and Financial Statements. Parent has timely filed all reports required to be filed by it with the SEC pursuant to the Exchange Act or the Securities Act since December 31, 1999 (collectively, the "Parent SEC Reports"), and has previously made available to the Company true and complete copies of all such Parent SEC Reports. Such Parent SEC Reports, as of their respective dates, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and none of such Parent SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent SEC Reports have been prepared in accordance with U.S. GAAP consistently applied throughout the periods indicated (except as otherwise noted therein) and fairly present the consolidated financial position of Parent and its consolidated Subsidiaries as at the dates thereof and the consolidated results of operations and cash flows of Parent and its consolidated Subsidiaries for each of the periods then ended, except that in the case of the unaudited consolidated financial statements included in any Form 10-Q, the presentation and disclosures conform with the applicable rules of the Exchange Act, but include all adjustments necessary to conform to U.S. GAAP requirements with respect to interim financial statements. Since December 31, 1999, there has been no change in any of the significant accounting (including tax accounting) policies, practices or procedures of Parent or any of its consolidated Subsidiaries.

     Section 5.9 Absence of Certain Changes or Events. Except as set forth in the Parent SEC Reports and for the execution, delivery and performance of this Agreement and the Convertible Loan Agreement, since December 31, 2001, (i) Parent has not conducted its business and operations other


                                    APP-A-16
than in the ordinary course of business and consistent with past practices and
(ii) there has not been any fact, event, circumstance or change affecting or relating to Parent and its Subsidiaries which has had or is reasonably likely to have a Parent Material Adverse Effect.

     Section 5.10 Information in Disclosure Documents and Registration Statement. None of the information to be supplied by Parent or Sub to the Company for inclusion in (i) the Registration Statement or (ii) the Proxy Statement will in the case of the Registration Statement, at the time it becomes effective and at the Effective Time, or, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the meeting of shareholders of the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder, except that no representation is made by Parent or Sub with respect to statements made therein based on information supplied by the Company or its representatives for inclusion in the Registration Statement or the Proxy Statement.

     Section 5.11 Compliance with Applicable Law. Except as disclosed in the Parent SEC Reports, (i) the Parent and its Subsidiaries hold, and are in compliance with the terms of, all material permits, licenses, exemptions, orders and approvals of all Governmental Entities necessary for the current and presently proposed conduct of their respective businesses ("Parent Permits"),
(ii) no fact exists or event has occurred, and no action or proceeding is pending or, to Parent's knowledge, threatened, that has a reasonable possibility of resulting in a revocation, non-renewal, termination, suspension or other material impairment of any Parent Permits, (iii) the businesses of Parent and its Subsidiaries are not being conducted in violation of Applicable Law, and
(iv) to the knowledge of Parent, (x) no investigation or review by any Governmental Entity with respect to Parent or its Subsidiaries is pending or threatened and (y) no Governmental Entity has indicated an intention to conduct the same.

     Section 5.12 Litigation. There is no suit, action, proceeding or investigation pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries, the outcome of which, in the reasonable judgment of Parent, is likely to have a Parent Material Adverse Effect; nor is there any judgment, decree, injunction, ruling or order of any Governmental Entity outstanding against Parent or any of its Subsidiaries having, or which is reasonably likely to have, a Parent Material Adverse Effect.

     Section 5.13 Tax Matters. Parent knows of no fact or circumstance which is reasonably likely to cause the Merger to be treated other than as a tax-free reorganization under Section 368(a) of the Code.

     Section 5.14 Brokers. No broker, finder or financial advisor is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

     Section 5.15 Parent agrees that, for so long as and to the extent necessary to permit the former shareholders of the Company to sell Parent Common Stock pursuant to Rule 145 under the Securities Act, Parent shall use its best efforts to file, on a timely basis, all reports required to be filed with the SEC by it pursuant to Section 13 of the Exchange Act so long as it is subject to such requirements, and shall furnish to such shareholders upon request a written statement as to whether Parent has complied with such reporting requirements during the 12 months preceding any proposed sale under Rule 145.


                                    APP-A-17

                                  ARTICLE VI

                CONDUCT OF COMPANY BUSINESS PENDING THE MERGER

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless Parent shall otherwise agree in writing, or as otherwise expressly contemplated by this Agreement or the Convertible Loan
Agreement:

     (a) the Company shall conduct its business only in the ordinary and usual course consistent with past practice, and the Company shall use its reasonable efforts to preserve intact its present business organization, keep available the services of its present officers and key employees, and preserve the goodwill of those having business relationships with it;

     (b) the Company shall not (i) amend its charter, bylaws or other organizational documents, (ii) split, combine or reclassify any shares of its outstanding capital stock, (iii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property, or (iv) directly or indirectly redeem or otherwise acquire any shares of its capital stock;

     (c) the Company shall not (i) authorize for issuance, issue or sell or agree to issue or sell any shares of, or Rights to acquire or convertible into any shares of, its capital stock (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), except for the issuance of shares of Company Common Stock upon the exercise of Company Stock Options and Company Warrants outstanding on the date of this Agreement and including any Company Common Stock issued as the result of a net-issue exercise, to the extent permitted by such Company Stock Option or Company Warrant agreement, or amend any outstanding Company Stock Option, Company Warrant or other Right; (ii) merge or consolidate with another entity;
(iii) acquire or purchase an equity interest in or a substantial portion of the assets of another corporation, partnership or other business organization or otherwise acquire any assets outside the ordinary and usual course of business and consistent with past practice or otherwise enter into any material Contract, commitment or transaction outside the ordinary and usual course of business consistent with past practice; (iv) sell, lease, license, waive, release, transfer, encumber or otherwise dispose of any of its assets other than in the ordinary course of business consistent with past practice; (v) incur, assume or prepay any indebtedness, except for the Convertible Loan Agreement Secured Promissory Note, or any other liabilities other than in the ordinary course of business and consistent with past practice or issue any debt securities; (vi) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person other than customers, in each case other than in the ordinary course of business and consistent with past practice; (vii) make, extend or modify in any material respect, except for the Convertible Loan Agreement Secured Promissory Note, any loans, advances or capital contributions to, or investments in, any other person; (viii) authorize or make capital expenditures in excess of $50,000 individually and $250,000 in the aggregate; (ix) permit any insurance policy naming the Company as a beneficiary or a loss payee to be canceled or terminated other than in the ordinary course of business; (x) form any Subsidiary; or (xi) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

     (d) the Company shall not (i) adopt, enter into, terminate or amend (except as may be required by Applicable Law) any Company Plan or other arrangement for the current or future benefit or welfare of any director, officer or current or former employee, (ii) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for normal increases in compensation in the ordinary course of business consistent with past practice and accrued and unpaid bonuses in respect of the Company's fiscal year ended December 31, 2001 that are consistent with past practice and have been properly accrued and reflected on the Company's books and records), or
(iii) take any action to fund or in any other way secure, or accelerate or otherwise remove restrictions with respect to, the payment of compensation or benefits under any employee plan, agreement, contract, arrangement or other Company Plan (including the Company Stock Options);

     (e) the Company shall not take any action with respect to, or make any material change in, its accounting or tax policies or procedures, except as required by law or to comply with U.S. GAAP;


                                    APP-A-18

     (f) the Company shall not sell, transfer, license, sublicense or otherwise dispose of, or allow any rights to lapse with respect to, any Company Intellectual Property or amend or modify any existing agreements with respect to any Company Intellectual Property, provided that Parent may not unreasonably withhold its consent to any such action; and

     (g) the Company shall not take any action which would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

     (h) the Company shall cause each of its Subsidiaries to take, or not to take, as the case may be, the actions set forth in this Article VI.


                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

     Section 7.1 Access and Information. Each of the Company and Parent shall (and shall cause its Subsidiaries and its and their respective officers, directors, employees, auditors and agents to) afford to the other and to the other's officers, employees, financial advisors, legal counsel, accountants, consultants and other representatives reasonable access, during normal business hours throughout the period from the date hereof until the earlier of the Effective Time and the termination of this Agreement, to all of its books and records and its properties, plants and personnel and, during such period, each shall furnish promptly to the other a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal securities laws, provided that no investigation pursuant to this Section 7.1 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger. Unless otherwise required by law, each of Parent and the Company agrees that it (and its respective Subsidiaries and its and their respective representatives) shall hold in confidence all non-public information so acquired in accordance with the terms of the confidentiality agreement between Parent and the Company of even date herewith (the "Confidentiality Agreement").

     Section 7.2 No Solicitation. Prior to the Effective Time, the Company agrees that neither it, any of its affiliates, nor any of the respective directors, officers, employees, agents or representatives of the foregoing (including, without limitation, any investment banker, attorney or accountant retained by the Company) will, directly or indirectly, solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to or which may reasonably be expected to lead to any merger, consolidation or other business combination involving the Company or any of its Subsidiaries or the acquisition of all or any significant portion of the assets or capital stock of the Company or any of its Subsidiaries, other than the Merger (an "Acquisition Transaction"), or negotiate, explore or otherwise engage in discussions with any corporation, partnership, person, other entity or group (as defined in Section 13(d)(2) of the Exchange Act) (other than Parent and its representatives) in furtherance of such inquiries or with respect to any Acquisition Transaction, or endorse any Acquisition Transaction, or enter into any agreement, arrangement or understanding with respect to any such Acquisition Transaction or which would require it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement. The Company agrees that as of the date hereof, it, its affiliates, and the respective directors, officers, employees, agents and representatives of the foregoing, shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person (other than Parent and its representatives) conducted heretofore with respect to any Acquisition Transaction. The Company agrees to immediately advise Parent in writing of any inquiries or proposals (or desire to make a proposal) received by (or indicated to), any such information requested from, or any such negotiations or discussions sought to be initiated or continued with, any of it, its affiliates, or any of the respective directors, officers, employees, agents or representatives of the foregoing, in each case from a corporation, partnership, person or other entity or group (other than Parent and its representatives) with respect to an Acquisition Transaction, and the terms thereof, including the identity of such third party, and to update on an ongoing basis or upon Parent's request the status thereof, as well as any actions taken or other developments pursuant to this Section 7.2.


                                    APP-A-19

     Section 7.3 Registration Statement.

     (a) As promptly as practicable following the Trigger Date, Parent shall, in consultation with the Company, prepare and file with the SEC the Proxy Statement and the Registration Statement, which shall register all shares of Parent Common Stock issuable in the Merger, including, but not limited to, those issuable upon the exercise of any Company Warrant, Company Stock Option or other Right which may not be included in the registration statement on Form S-8 to be filed pursuant to Section 7.9 hereof. Parent shall use its reasonable best efforts to have the Registration Statement declared effective as soon as practicable. Parent shall also use its reasonable best efforts to take any action required to be taken under state securities or "blue sky" laws in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement in the Merger. The Company shall furnish Parent with all information concerning the Company, its Subsidiaries and the holders of its capital stock and shall take such other action as Parent may reasonably request in connection with the Registration Statement and the issuance of shares of Parent Common Stock. If at any time prior to the Effective Time any event or circumstance relating to Parent, any Subsidiary of Parent, the Company, any Subsidiary of the Company or their respective officers or directors should be discovered by such party which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, such party shall promptly inform the other thereof and take appropriate action in respect thereof. As part of the Registration Statement, Parent shall include a reoffer prospectus to enable resales of Parent Common Stock by holders of Parent Common Stock who are not Affiliates (as defined in Section 7.6) and have executed and delivered a Voting and Proxy Agreement. Parent agrees to cause the Registration Statement to remain effective under the Securities Act until the date that is one year following the date of the Effective Time.

     Section 7.4 Intentionally Omitted.

     Section 7.5 Proxy Statement; Shareholder Approval.

     (a) As promptly as practicable following the Trigger Date, the Company, acting through its Board of Directors, shall, subject to and in accordance with applicable law and its Certificate of Incorporation and Bylaws, (i) promptly and duly call, give notice of and, as soon as practicable following the date upon which the Registration Statement becomes effective, hold a meeting of the holders of Company Common Stock for the purpose of voting to (x) approve the principal terms of the Merger and (y) adopt and approve this Agreement, (ii) recommend to the shareholders of the Company that they vote in favor of the matters described in the preceding clause (i), (iii) include in the Proxy Statement such recommendation and (iv) take all reasonable and lawful action to solicit and obtain such vote in favor of the matters described in clause (i) above.

     (b) The Company, as promptly as practicable, shall cause the definitive Proxy Statement to be mailed to its shareholders.

     (c) At or prior to the Closing, the Company shall deliver to Parent a certificate of its Secretary setting forth the voting results from its shareholder meeting.

     Section 7.6 Compliance with the Securities Act.

     (a) At least 10 days prior to the Effective Time, the Company shall cause to be delivered to Parent a list identifying all persons who were at the record date for its shareholders' meeting convened in accordance with Section 7.5 hereof "affiliates" of the Company, as that term is used in paragraphs (c) and
(d) of Rule 145 under the Securities Act (the "Affiliates").

     (b) The Company shall use its reasonable best efforts to cause each person who is identified as one of its Affiliates in its list referred to in Section 7.6(a) above to deliver to Parent (with a copy to the Company), at least 10 days prior to the Effective Time, a written agreement, in the form attached hereto as Exhibit B (the "Affiliate Agreement").

     (c) If any Affiliate of the Company refuses to provide an Affiliate Agreement, Parent may place appropriate legends on the certificates evidencing the shares of Parent Common Stock to be received by such Affiliate pursuant to the terms of this Agreement and may issue appropriate stop transfer


                                    APP-A-20
instructions to the transfer agent for shares of Parent Common Stock to the effect that the shares of Parent Common Stock received by such Affiliate pursuant to this Agreement only may be sold, transferred or otherwise conveyed
(i) pursuant to an effective registration statement under the Securities Act,
(ii) in compliance with Rule 145 promulgated under the Securities Act, or (iii) pursuant to another exemption under the Securities Act.

     Section 7.7 Reasonable Best Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, the obtaining of all necessary waivers, consents and approvals and the effecting of all necessary registrations and filings. Without limiting the generality of the foregoing, as promptly as practicable, the Company, Parent and Sub shall make all filings and submissions under the HSR Act as may be reasonably required to be made in connection with this Agreement and the transactions contemplated hereby. Subject to the Confidentiality Agreement, the Company will furnish to Parent and Sub, and Parent and Sub will furnish to the Company, such information and assistance as the other may reasonably request in connection with the preparation of any such filings or submissions. Subject to the Confidentiality Agreement, the Company will provide Parent and Sub, and Parent and Sub will provide the Company, with copies of all material written correspondence, filings and communications (or memoranda setting forth the substance thereof) between such party or any of its representatives and any Governmental Entity, with respect to the obtaining of any waivers, consent or approvals and the making of any registrations or filings, in each case that is necessary to consummate the Merger and the other transactions contemplated hereby. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers or directors of Parent and the Surviving Corporation shall take all such necessary action. The Company shall use its best efforts to enter into any agreement, amendment, modification or arrangement, or obtain any waiver, consent, approval or authorization, requested by Parent in connection with any of the matters set forth in this Agreement, the Convertible Loan Agreement and the exhibits and schedules hereto and thereto. The Company shall file, as promptly as practicable, federal income tax returns with respect to the years ended December 31, 1997 and 1996 and, prior to filing, shall give Parent a reasonable opportunity to review and comment on such returns.

     Section 7.8 Voting and Proxy Agreement. Concurrently herewith, and as an essential inducement for Parent's entering into this Agreement, Parent is entering into the Voting and Proxy Agreement with certain holders of Company Common Stock with respect to all such shares of Company Common Stock held by such holders. Parent shall exercise its rights under the Voting and Proxy Agreement to vote all such shares in the manner provided in the Voting and Proxy Agreement.

     Section 7.9 Company Stock Options. To the extent permitted by the respective terms of the Company Stock Options and the plans under which they were issued and the respective terms of the Company Warrants, at the Effective Time, each of the Company Stock Options (and, solely with respect to such options, the applicable option plans pursuant to which such options were issued) and each of the Company Warrants which is outstanding immediately prior to the Effective Time shall be assumed by Parent on the terms set forth herein and converted automatically into an option or a warrant, as the case may be, to purchase shares of Parent Common Stock (each, a "Converted Option" or a "Converted Warrant," as the case may be) in an amount and at an exercise price determined as provided below:

     (a) The number of shares of Parent Common Stock to be subject to a Converted Option or a Converted Warrant shall be equal to the product of the number of shares of Company Common Stock remaining subject (as of immediately prior to the Effective Time) to the original option or warrant and the Exchange Ratio, provided that any fractional shares of Parent Common Stock resulting from such multiplication shall be rounded down to the nearest share; and

     (b) The exercise price per share of Parent Common Stock under a Converted Option or a Converted Warrant shall be equal to the exercise price per share of Company Common Stock under


                                    APP-A-21
the original option or warrant divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent.

     The adjustment provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Code) shall be modified to the extent required to comply with Section 424(a) of the Code and the applicable Treasury Regulations. After the Effective Time, each Converted Option shall be exercisable and shall vest upon the same terms and conditions as were applicable to the related Company Stock Option immediately prior to the Effective Time, except that all references to the Company shall be deemed to be references to Parent. Parent shall file with the SEC a registration statement on Form S-8 (or other appropriate form) as soon as practicable (and in any event within thirty (30) days) after the Closing Date and shall take any action required to be taken under state securities "blue sky" laws for purposes of registering all shares of Parent Common Stock issuable after the Effective Time upon exercise of the Converted Options, and use all reasonable efforts to have such registration statement (or a successor or replacement registration statement) become effective with respect thereto as promptly as practicable after the Effective Time and to remain in effect while any of the Converted Options remain exercisable. Following the Closing, Parent will send to each holder of a Converted Option or Converted Warrant a written notice setting forth
(i) the number of shares of Parent Common Stock subject to such Converted Option or Converted Warrant and (ii) the exercise price per share of Parent Common Stock issuable upon exercise of such Converted Option or Converted Warrant. Promptly following the Closing, Parent shall reserve for issuance in connection with the exercise of Converted Options and Converted Warrants such number of shares of Parent Common Stock as shall be required to be issued upon such exercise.

     Section 7.10 Public Announcements. Each of Parent, Sub and the Company agrees that it will not issue any press release or otherwise make any public statement with respect to this Agreement (including the Exhibits hereto) or the transactions contemplated hereby (or thereby) without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that such disclosure can be made without obtaining such prior consent if (i) the disclosure is required by law or by obligations imposed pursuant to any listing agreement with any national securities exchange or quotation system and (ii) the party making such disclosure has first used its reasonable best efforts to consult with and seek comments from (but not obtain the consent of) the other party about the form and substance of such disclosure.

     Section 7.11 Expenses. Except as otherwise set forth in Section 9.2, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement (including the Exhibits hereto) and the transactions contemplated hereby (and thereby) shall be paid by the party incurring such expenses, except that (i) the filing fee in connection with filings under the HSR Act, (ii) the expenses incurred in connection with printing the Registration Statement and the Proxy Statement and (iii) the filing fee with the SEC relating to the Registration Statement or the Proxy Statement will be paid by Parent.

     Section 7.12 Listing Application. Parent will use its reasonable best efforts to cause the shares of Parent Common Stock to be issued pursuant to this Agreement in the Merger (as well as the shares of Parent Common Stock issuable after the Effective Time upon exercise of the Converted Options and Converted Warrants) to be listed for quotation and trading on Nasdaq.

     Section 7.13 Supplemental Disclosure. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied and
(ii) any failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.13 shall not have any effect for the purpose of determining the satisfaction of the conditions set forth in Article VIII of this Agreement or otherwise limit or affect the remedies available hereunder to any party.


                                    APP-A-22

     Section 7.14 Indemnification.

     (a) For a period of six years after the Effective Time, Parent shall cause the Surviving Corporation to indemnify, defend and hold harmless the present and former directors, officers, employees and agents of the Company (each, an "Indemnified Party") against any and all losses, costs, damages, claims and liabilities (including reasonable attorneys' fees) arising out of the Indemnified Party's service or services as a director, officer, employee or agent of the Company or, if at the Company's request, of another corporation, partnership, joint venture, trust or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by or related to this Agreement) to the fullest extent permitted under the Company's Certificate of Incorporation and Bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any litigation, action, claim or proceeding and whether or not the Surviving Corporation is insured against any such matter.

     (b) For a period of three years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that Parent may substitute therefor policies of at least the same coverage and amounts and containing terms and conditions which, in the aggregate, are no less favorable) with respect to claims arising out of facts or events that occurred at or prior to the Effective Time; provided, however, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 150% of the annual premiums paid as of the date hereof by the Company for such insurance (such 150% amount, the "Maximum Premium"). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent shall maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Premium.

     (c) The provisions of this Section 7.14 are intended to be for the benefit of and shall be enforceable by each Indemnified Party and his or her respective heirs and representatives.

     Section 7.15. Other Agreements. Prior to the Effective Time, the Company will use its best efforts (a) if requested by Parent, to enter into consulting agreements with each of the Company's non-employee directors on terms reasonably acceptable to Parent and (b) terminate, effective as of the Effective Time, any and all provisions of agreements with the Company's shareholders which give shareholders rights to consult with and advise management of the Company on significant business issues, examine the books and records of the Company (except as required by applicable law), attend meetings of the Company's board of directors and submit proposals or suggestions to management of the Company, other than in connection with any collaboration agreements between the Company and the Company's shareholders. In addition, Parent agrees to negotiate in good faith the agreements referenced in Section 8.2(h).

     Section 7.16 Tax-Free Reorganization. Parent, Sub and the Company each intend that the Merger shall qualify for treatment as a reorganization within the meaning of Section 368(a) of the Code. At or prior to the time of filing of the Registration Statement, Parent, Sub and the Company shall execute and deliver to Proskauer Rose LLP and to Buchanan Ingersoll Professional Corporation the representation letters in the form of Exhibit C hereto (the "Tax Free Reorganization Letters"). Parent, Sub and the Company shall each confirm to Proskauer Rose LLP and to Buchanan Ingersoll Professional Corporation the accuracy and completeness as of the Effective Time of the Tax Free Reorganization Letters. Parent and the Company shall use all reasonable efforts prior to and following the Effective Time to cause this Merger to qualify as a tax free reorganization under Section 368(a) of the Code.

     Section 7.17. Fairness Opinion. Prior to the Effective Time, if Parent and the Company shall mutually determine that the taking of such action is advisable, the Company will use its best efforts to obtain a written opinion of an investment banking firm (which opinion and investment banking firm shall be reasonably satisfactory to Parent) substantially to the effect that the Exchange Ratio is fair to the holders of the Company Common Stock from a financial point of view (the "Fairness Opinion").


                                    APP-A-23

                                 ARTICLE VIII

                   CONDITIONS TO CONSUMMATION OF THE MERGER

     Section 8.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) HSR Approval. Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and no action shall have been instituted by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of the Merger, which action shall have not been withdrawn or terminated.

     (b) Shareholder Approval. This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote (as described in Section 4.19) of the shareholders of the Company, in accordance with applicable law.

     (c) Nasdaq Listing. The shares of Parent Common Stock issuable to the holders of Company Common Stock pursuant to this Agreement in the Merger or upon exercise of Converted Options and Converted Warrants shall have been authorized for listing on Nasdaq, upon official notice of issuance.

     (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceeding by the SEC seeking a stop order.

     (e) No Order. No Governmental Entity (including a federal or state court) of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which materially restricts, prevents or prohibits consummation of the Merger or any transaction contemplated by this Agreement or has the effect of making the Merger illegal; provided, however, that the parties shall use their reasonable best efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted.

     Section 8.2 Conditions to Obligations of Parent and Sub to Effect the Merger. The obligations of Parent and Sub to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions, unless waived in writing by Parent:

     (a) Representations and Warranties. (i) The aggregate effect of all inaccuracies in the representations and warranties of the Company set forth in this Agreement does not and will not have a Company Material Adverse Effect and
(ii) the representations and warranties of the Company that are qualified with reference to a Company Material Adverse Effect or materiality shall, subject to such qualification, be true and correct and the representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date hereof, and, except to the extent such representations and warranties speak as of an earlier date, as of the Effective Time as though made at and as of the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

     (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.


     (c) Affiliate Agreements. Parent shall have received the Affiliate Agreements from each of the Affiliates of the Company, as contemplated in
Section 7.6.

     (d) Approvals. Other than the filing of Merger documents in accordance with the BCA, all authorizations, consents, waivers, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity the failure of which to obtain, make or


                                    APP-A-24
occur would, individually or in the aggregate, have a material adverse effect at or after the Effective Time on Parent and its Subsidiaries, including the Surviving Corporation, shall have been obtained, been filed or have occurred.

     (e) Dissenting Shares. The aggregate number of Dissenting Shares shall not constitute more than 5% of the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, not including shares issuable upon exercise of Company Stock Options, Company Warrants, or other Rights but not yet exercised.

     (f) Legal Opinion. Parent shall have received the opinion, dated the Closing Date, of Buchanan Ingersoll Professional Corporation substantially to the effect set forth in Exhibit D hereto.

     (g) Fairness Opinion. If required to be obtained pursuant to Section 7.17, the Company shall have received the Fairness Opinion and shall have provided a copy thereof to Parent.

     (h) Employment and Retention Arrangements; Market Standoff Agreements. Each of Robert Hariri, M.D. and John Haines shall have entered into appropriate retention and employment arrangements and market standoff agreements, in each case in form and substance satisfactory to Parent, each of which shall be in full force and effect.

     (i) Stock Subscription Agreement. The Stock Subscription Agreement, dated as of July 2001, among H. Lundbeck A/S, Charles L. Dimmler, Louis Perlman and the Company , and the related registration rights agreement, shall have been terminated and Parent shall have received evidence of such termination.

     Section 8.3 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions, unless waived in writing by the Company:

     (a) Representations and Warranties. (i) The aggregate effect of all inaccuracies in the representations and warranties of Parent set forth in this Agreement does not and will not have a Parent Material Adverse Effect and (ii) the representations and warranties of Parent contained in this Agreement that are qualified with reference to a Parent Material Adverse Effect or materiality shall be true and correct and the representations and warranties that are not so qualified shall be true and correct in all material respects as of the date hereof, and, except to the extent such representations and warranties speak as of an earlier date, as of the Effective Time as though made on and as of the Effective Time, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer or the chief financial officer of Parent to such effect.

     (b) Performance of Obligations of Parent and Sub. Each of Parent and Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer or the chief financial officer of Parent to such effect.

     (c) Tax Opinion. The Company shall have received the legal opinion of Buchanan Ingersoll Professional Corporation dated as of the Closing Date and addressed to the Company, substantially to the effect that the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code (it being understood that, (A) in rendering such opinion, Buchanan Ingersoll Professional Corporation may rely upon the Tax Free Reorganization Letters and (B) if Buchanan Ingersoll Professional Corporation does not render such opinion or withdraws or modifies such opinion, this condition shall nonetheless be deemed to be satisfied if Proskauer Rose LLP renders such opinion).


                                    APP-A-25

                                  ARTICLE IX

                                  TERMINATION

     Section 9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of the Company:

     (a) by mutual consent of Parent and the Company;

     (b) by either Parent or the Company, if (i) the Merger shall not have been consummated before December 31, 2002, or (ii) the approval of the shareholders of the Company required by Section 4.19 shall not have been obtained at a meeting duly convened therefor or any adjournment thereof (unless, in the case of any such termination pursuant to this Section 9.1(b), the failure to so consummate the Merger by such date or to obtain such shareholder approval shall have been caused by the action or failure to act of the party (or its Subsidiaries) seeking to terminate this Agreement, which action or failure to act constitutes a breach of this Agreement);

     (c) by either Parent or the Company, if any permanent injunction or action by any Governmental Entity of competent jurisdiction preventing the consummation of the Merger shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 9.1(c) shall have used all reasonable efforts to remove such injunction or overturn such action;

     (d) by Parent, if (i) there has been a breach of any representations or warranties (as of the time such representations or warranties were made) of the Company set forth herein the effect of which, individually or together with all other such breaches, is a Company Material Adverse Effect, (ii) there has been a breach in any material respect of any of the covenants or agreements set forth in this Agreement on the part of the Company, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Parent to the Company, or (iii) the Board of Directors of the Company
(x) withdraws or amends or modifies in a manner materially adverse to Parent or Sub its recommendation or approval in respect of this Agreement or the Merger,
(y) makes a recommendation with respect to an Acquisition Transaction (including making no recommendation or stating an inability to make a recommendation), other than a recommendation to reject such Acquisition Transaction, or (z) takes any action that would be prohibited by Section 7.2;

     (e) by the Company, if (i) there has been a breach of any representations or warranties (as of the time such representations or warranties were made) of Parent set forth herein the effect of which, individually or together with all other such breaches, is a Parent Material Adverse Effect, or (ii) there has been a breach in any material respect of any of the covenants or agreements set forth in this Agreement on the part of Parent, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Company to Parent;

     (f) by Parent, in its sole discretion, at any time prior to the Trigger Date; and

     (g) by Parent if any of the shareholders of the Company that are parties to the Voting and Proxy Agreement shall have materially breached the Voting and Proxy Agreement.

     Notwithstanding the foregoing, this Agreement shall automatically terminate on the Option Expiration Date and be of no further force and effect if Parent has not made a Request to Hold Meeting on or before the Option Expiration Date.

     Section 9.2 Effect of Termination.

     (a) In the event of termination of this Agreement pursuant to this Article IX, the Merger shall be deemed abandoned and this Agreement shall forthwith become void, without liability on the part of any party hereto, except as provided in this Section 9.2, Section 7.1, Section 7.11, and Article 10.

     (b) If (x) this Agreement shall have been terminated pursuant to Section 9.1(d)(iii) or (y) this Agreement shall have been terminated pursuant to Sections 9.1(b)(ii) or 9.1(g) and, prior to or within 12 months after any termination described in this clause (y), the Company shall have directly or


                                    APP-A-26
indirectly entered into a definitive agreement for, or shall have consummated, an Acquisition Transaction, then, in any of such cases, the Company shall pay to Parent a termination fee equal to $7,000,000. Any amounts payable under this
Section 9.2(b) shall be paid in same day funds no later than (i) two Business Days after a termination described in clause (x) of this Section 9.2(b) or (ii) concurrently with or prior to the entering into of the definitive agreement for, or the consummation of, such Acquisition Transaction, in the case of a termination described in clause (y) of this Section 9.2(b).

     (c) If Parent shall have terminated this Agreement pursuant to Sections 9.1(d)(i) or 9.1(d)(ii), then, in any of such cases, the Company shall pay to Parent as liquidated damages and not as a penalty, $7,000,000. Such liquidated damage amount shall be payable no later than two Business Days after such termination.

     (d) If the Company shall have terminated this Agreement pursuant to Sections 9.1(e)(i) or 9.1(e)(ii), then, in any of such cases, Parent shall pay to the Company as liquidated damages and not as a penalty, $7,000,000. Such liquidated damage amount shall be payable no later than two Business Days after such termination.

     (e) The parties hereto agree that any fees or damages payable pursuant to this Section 9.2 shall be an exclusive remedy, except for fraud or any willful breach of any representation, warranty, covenant or agreement contained in this Agreement.


                                   ARTICLE X

                              GENERAL PROVISIONS

     Section 10.1 Amendment and Modification. At any time prior to the Effective Time, this Agreement may be amended, modified or supplemented only by written agreement (referring specifically to this Agreement) of Parent, Sub and the Company with respect to any of the terms contained herein; provided, however, that after any approval and adoption of this Agreement by the shareholders of the Company, no such amendment, modification or supplementation shall be made which under applicable law requires the approval of such shareholders, without the further approval of such shareholders.

     Section 10.2 Waiver. At any time prior to the Effective Time, Parent and Sub, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other,
(ii) waive any inaccuracies in the representations and warranties of the other contained herein or in any documents delivered pursuant hereto and (iii) waive compliance by the other with any of the agreements or conditions contained herein which may legally be waived. Any such extension or waiver shall be valid only if set forth in an instrument in writing specifically referring to this Agreement and signed on behalf of such party.

     Section 10.3 Survivability; Investigations. The respective representations and warranties of Parent and the Company contained herein or in any certificates or other documents delivered prior to or as of the Effective Time (i) shall not be deemed waived or otherwise affected by any investigation made by any party hereto and (ii) shall not survive beyond the Effective Time. The covenants and agreements of the parties hereto (including the Surviving Corporation after the Merger) shall survive the Effective Time without limitation (except for those which, by their terms, contemplate a shorter survival period).

     Section 10.4 Notices. All notices and other communications hereunder shall be in writing and shall be delivered personally or by next-day courier or telecopied with confirmation of receipt, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof). Any such notice shall be effective upon receipt, if personally delivered or telecopied, or one day after delivery to a courier for next-day delivery.


                                    APP-A-27

   (a) If to Parent or Sub, to:

        Celgene Corporation
        7 Powder Horn Drive
        Warren, NJ 07059
        Fax: (732) 805-3931
        Attention: Robert J. Hugin

       with a copy to:

        Proskauer Rose LLP
        1585 Broadway
        New York, New York 10036
        Fax: (212) 969-2900

        Attention: Robert A. Cantone, Esq.

   (b) if to the Company, to:

        Anthrogenesis Corp.
        Hanover Technical Center
        45 Horsehill Road
        Cedar Knolls, NJ 07927

        Attention: John R. Haines

       with a copy to:

        Buchanan Ingersoll Professional Corporation
        301 Grant Street, 20th Floor
        One Oxford Centre
        Pittsburgh, PA 15219

        Attention: Francis A. Muracca, II, Esq.

     Section 10.5 Descriptive Headings; Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References in this Agreement to Sections, Schedules, Exhibits or Articles mean a Section, Schedule, Exhibit or Article of this Agreement unless otherwise indicated. The term "person" shall mean and include an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, a Governmental Entity or an unincorporated organization or other entity. The term "knowledge" shall (i) with respect to the Company, mean the actual knowledge of Robert Hariri, M.D., John
R. Haines and Vincent Sbano, in each case after such individuals have made due and diligent inquiry as to the matters which are the subject of the statements which are "known" by the Company or made to the "knowledge" of the Company and
(ii) with respect to Parent, mean the actual knowledge of John W. Jackson, Sol
J. Barer, Ph.D. and Robert J. Hugin, in each case after such individuals have made due and diligent inquiry as to the matters which are the subject of the statements which are "known" by Parent or made to the "knowledge" of Parent.

     Section 10.6 Entire Agreement; Assignment. This Agreement (including the Schedules and other documents and instruments referred to herein), together with the Voting and Proxy Agreement, the Convertible Loan Agreement and the Confidentiality Agreement, constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof. This Agreement is not intended to confer upon any person not a party hereto any rights or remedies hereunder, except as provided in Section 7.14. This Agreement shall not be assigned by operation of law or otherwise; provided that Parent or Sub may assign its rights and obligations hereunder to a direct or indirect subsidiary of Parent, but no such assignment shall relieve Parent or Sub, as the case may be, of its obligations hereunder.


                                    APP-A-28

     Section 10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the provisions thereof relating to conflicts of law, except that Articles I, II and III of this Agreement shall be governed by the BCA.

     Section 10.8 Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect against a party hereto, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such judgment shall be made.

     Section 10.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.


                                    APP-A-29

     IN WITNESS WHEREFORE, each of Parent, Sub and the Company has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                        CELGENE CORPORATION




                                        By: /s/ John W. Jackson
                                           ------------------------------------

                                           Name: John W. Jackson
                                           Title: Chairman of the Board and
                                                Chief Executive Officer




                                        ANTHROGENESIS CORP.




                                        By: /s/ Robert Hariri, M.D.
                                           ------------------------------------

                                           Name: Robert Hariri, M.D.
                                           Title: Chairman of the Board and
                                                Chief Scientific Officer



                                        CELGENE ACQUISITION CORP.




                                        By: /s/ John W. Jackson
                                           ------------------------------------

                                           Name: John W. Jackson
                                           Title: Chief Executive Officer







                                    APP-A-30

                                                                      APPENDIX B

                              CELGENE CORPORATION
                              7 POWDER HORN DRIVE
                           WARREN, NEW JERSEY 07059

September 6, 2002


Anthrogenesis Corp.
Hanover Technical Center
45 Horsehill Road
Cedar Knolls, New Jersey 07927


Ladies and Gentlemen:

     Reference is made to (i) that certain Purchase Option Agreement and Plan of Merger, dated April 26, 2002, as amended to date (the "Purchase Option Agreement"), by and among Celgene Corporation, a Delaware corporation ("Parent"), Celgene Acquisition Corp., a New Jersey corporation and a wholly-owned subsidiary of Parent ("Sub"), and Anthrogenesis Corp., a New Jersey corporation (the "Company"), (ii) that certain Voting and Proxy Agreement, dated as of April 26, 2002 (the "Voting and Proxy Agreement"), by and among Parent and the shareholders of the Company named therein (collectively, the "Shareholders " and each, a "Shareholder") and (iii) that certain Convertible Loan Agreement, dated as of April 26, 2002, as amended to date (the "Convertible Loan Agreement"), by and between Parent and the Company, and that certain Secured Promissory Note, dated May 9, 2002 (the "Secured Promissory Note"), by the Company in favor of Parent. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Option Agreement and the Convertible Loan Agreement.

     Parent, Sub and the Company wish to amend the Purchase Option Agreement, the Convertible Loan Agreement and the Secured Promissory Note in accordance with the terms and conditions set forth herein. In connection herewith, certain (if not all) of the Shareholders are, concurrently with the execution and delivery of this amendment and as a condition and inducement to Parent's willingness to enter into this amendment, entering into an amendment to the Voting and Proxy Agreement in accordance with the terms and conditions set forth in the letter agreement among Parent and such Shareholders in the form attached as Exhibit A hereto (the "Voting and Proxy Amendment").

     For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Sub and the Company agree to amend the Purchase Option Agreement, the Convertible Loan Agreement and the Secured Promissory Note as follows:

     1. The fifth full paragraph on page 5 of the Purchase Option Agreement is deleted in its entirety and the term "Trigger Date" is hereby amended and restated to mean the date on which the latest of the following events occurs:

     (a) The Company (i) enters into a written arrangement with Pharmastem Therapeutics, Inc. ("Pharmastem") pursuant to which Pharmastem grants the Company a license to use Pharmastem's technology and intellectual property rights, and obtains a written release for past infringements, if any, by the Company of the Licensed Patents (as defined in Exhibit B) or enters into some other similar written agreement with Pharmastem, with respect to all of the Company's current and presently contemplated activities relating to cryopreservation of stem cells, in each case on terms and conditions that are no less favorable to the Company than the terms and conditions set forth on Exhibit B hereto or (ii) obtains a reasonable written covenant not to sue from Pharmastem (A) for past infringements, if any, by the Company of the Licensed Patents (as defined in Exhibit B) and (B) on other terms mutually acceptable to Parent and the Company; and

     (b) Each of the Shareholders that is listed as a party to the Voting and Proxy Amendment, but has not executed and delivered a counterpart to the Voting and Proxy Amendment by the date hereof, executes and delivers a counterpart to the Voting and Proxy Amendment.


                                    APP-B-1

     2. Section 3.1(a) of the Purchase Option Agreement is hereby amended in its entirety as follows:

     (a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 3.1(b) and other than shares of Company Common Stock as to which appraisal rights shall have been duly demanded under the BCA ("Dissenting Shares")) shall be converted, subject only to the procedures set forth in
Section 3.2 hereof, into 0.4545 (the "Exchange Ratio") of a share of the common stock, $.01 par value per share, of Parent ("Parent Common Stock"); provided, that the Exchange Ratio shall be adjusted as follows, if the Company has collected, processed and cryogenically stored, by December 31, 2002 (or, if the Outside Termination Date (as defined below) is extended until March 31, 2003, then by March 31, 2003), the following applicable number of (i) allogeneic cord blood transplant units, (ii) allogeneic cord blood and placental transplant units and/or (iii) allogeneic placental transplant units, in each case that meet the general adult dose size and qualitative criteria set forth on Exhibit C hereto (for the purposes of the foregoing, the number of such units collected, processed and cryogenically stored will be mutually determined in good faith by Parent and the Company as provided below, and in making the determination Parent will be supplied with and have access to any documentation reasonably requested by Parent and Parent will be allowed to conduct a reasonable physical inspection):

            NUMBER OF UNITS     NUMBER OF UNITS
                12/31/02            3/31/03        EXCHANGE RATIO
           -----------------   ----------------   ---------------
              2,200 units        6,300 units            0.4651
              2,700 units        6,800 units            0.4762
              3,700 units        7,800 units            0.4878
              4,700 units        8,800 units            0.5000

     The parties shall mutually determine in good faith any adjustments to the Exchange Ratio as of the close of business on December 23, 2002 (unless the Outside Termination Date is extended until March 31, 2003, where in such case the reference to "December 23, 2002" in this sentence shall be replaced with March 24, 2003) (December 23, 2002 or March 24, 2003, as applicable, being hereinafter referred to as the "Exchange Ratio Determination Date") based on the actual number of such units that have been collected, processed and cryogenically stored by the Company on or prior to, and the Company's output rate (the "Output Rate") as of, the Exchange Ratio Determination Date. The Company shall use its reasonable best efforts to continue to collect, process and cryogenically store, at no less than the Output Rate, such units from the Exchange Ratio Determination Date through and including the Closing Date.

     3.  The Purchase Option Agreement is hereby amended by adding thereto a new
Section 3.1(f), as follows:

     (f) The Exchange Ratio shall be equitably adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock or Parent Common Stock), reorganization, recapitalization or other like change with respect to the Company Common Stock or the Parent Common Stock, the record date for which shall occur after the date hereof and prior to the Effective Time.


     4. Section 5.14 of the Purchase Option Agreement is hereby amended in its entirety as follows:


     Section 5.14 Brokers. Except for Merrill Lynch, Pierce, Fenner & Smith Incorporated, no broker, finder or financial advisor is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.


     5. Section 7.9(b) is hereby amended by adding the following sentence as the last sentence of that paragraph: "To the extent that any Converted Option or Converted Warrant has a "net exercise feature," such option or warrant as assumed by Parent shall contain such a feature, except as otherwise provided in the Voting and Proxy Amendment."


                                    APP-B-2

     6. Section 8.2(e) of the Purchase Option Agreement is hereby amended in its entirety as follows:

     (e) Dissenting Shares. The aggregate number of Dissenting Shares shall not constitute more than 10% of the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, not including shares issuable upon exercise of Company Stock Options, Company Warrants, or other Rights but not yet exercised.


     7. Section 8.2 of the Purchase Option Agreement is hereby amended by deleting paragraph (h) thereof (and inserting in its place the words "Intentionally Omitted").


     8. Section 9.1 of the Purchase Option Agreement is hereby amended by deleting each of paragraph (f) thereof (and inserting in its place the words "Intentionally Omitted") and the last sentence thereof.


     9. Section 9.1(b) of the Purchase Option Agreement is hereby amended in its entirety as follows:


     (b) by either Parent or the Company, if (i) the Merger shall not have been consummated before December 31, 2002 (the "Outside Termination Date"), unless the failure to consummate the Merger by such date is the result of factors beyond the parties' reasonable control causing delays with respect to the satisfaction of any of the conditions set forth in Section 8.1(a), (c), (d) or
(e) (unless such order prohibiting the satisfaction of Section 8.1(e) satisfies the conditions for termination contained in Section 9.1(c)), in which case the Outside Termination Date shall be March 31, 2003, or (ii) the approval of the shareholders of the Company required by Section 4.19 shall not have been obtained at a meeting duly convened therefor or any adjournment thereof (unless, in the case of any such termination pursuant to this Section 9.1(b), the failure to so consummate the Merger by such date or to obtain such shareholder approval shall have been caused by the action or failure to act of the party (or its Subsidiaries) seeking to terminate this Agreement, which action or failure to act constitutes a breach of this Agreement);


     10. Section 9.2(d) of the Purchase Option Agreement is hereby amended in its entirety as follows:


     (d) If the Company shall have terminated this Agreement pursuant to Sections 9.1(e)(i) or 9.1(e)(ii), then, in any of such cases, Parent shall pay to the Company as liquidated damages and not as a penalty, $7,000,000. Such liquidated damage amount shall be payable no later than two Business Days after such termination. Notwithstanding anything to the contrary contained in the Convertible Loan Agreement, in addition, if (1) the Company shall have terminated this Agreement pursuant to Sections 9.1(e)(i) or 9.1(e)(ii) or (2) Parent shall have terminated this Agreement pursuant to Section 9.1(b)(i) and, at the time of such termination, neither the Company nor any of the shareholders of the Company that are parties to the Voting and Proxy Agreement, as the same may be amended, is in material breach of any of its representations, warranties or covenants contained herein or therein, as the case may be, then, in any of such cases, Parent shall purchase from the Company a total of 622,278 shares of Company Common Stock (equitably adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to the Company Common Stock, the record date for which shall occur after the date hereof and prior to the time of such purchase) at a price of $8.035 (equitably adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to the Company Common Stock, the record date for which shall occur after the date hereof and prior to the time of such purchase) per share. On the date that is two Business Days after the date of such termination, the Company shall deliver to Parent a certificate representing the Company Common Stock to be purchased by Parent, against delivery to the Company by Parent of an aggregate of $5,000,000, payable as follows: Parent shall cancel, under the Convertible Loan Agreement and Secured Promissory Note, the principal amount of the Loans that it has made to the Company pursuant to this amendment, and which have not been prepaid, by the date of termination, and shall pay to the Company the difference, if any, between $5,000,000 and such principal amount to be


                                    APP-B-3
canceled by wire transfer of immediately available funds to an account designated in writing by the Company. At the time of such purchase, such shares shall be duly authorized, validly issued, fully paid and non-assessable.

     11. The Purchase Option Agreement is hereby amended by adding thereto a new Section 10.10, as follows:

     Section 10.10 Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

     "Fully Diluted Basis" shall mean the sum of all then issued and outstanding shares of Company Common Stock and any shares of Company Common Stock issuable under a then granted option, warrant or right without regard to any vesting requirements therein, provided, however, that shares of Company Common Stock underlying the Convertible Loan Agreement or any preemptive or participation right shall not be deemed to be an option, warrant or right to acquire Company Common Stock.

     "Nasdaq" shall mean the Nasdaq National Market.

     12. Parent and Sub hereby consent to the Company entering into the commercial arrangement with the party set forth on and as summarized on Exhibit D hereto. Parent and Sub hereby agree that to the extent such arrangement requires the representations and warranties set forth in Sections 4.6, 4.12 and
4.14 of the Purchase Option Agreement and each disclosure schedule pursuant thereto to be updated or amended, such consent hereby effectively updates or amends those sections or disclosure schedules to the extent required to permit the Company to enter into such commercial transaction. Further, Parent and Sub agree that such transaction will not constitute a breach of Article VI or
Section 8.2(a) of the Purchase Option Agreement.

     13. Parent shall lend to the Company an aggregate principal amount of $2,500,000 on September 9, 2002, and shall lend to the Company up to an additional principal amount of $2,500,000 at such time(s), if any, as may be mutually agreed by Parent and the Company, provided that the conditions set forth in the second sentence of Section 2 of the Convertible Loan Agreement have been satisfied prior to the making of any such loan. Such loans, together with all other Loans that have been made to date under the Convertible Loan Agreement, shall be evidenced by the Secured Promissory Note, as amended and restated as set forth in Exhibit E hereto (and all references to the Note in the Convertible Loan Agreement shall hereinafter be deemed to refer to the Secured Promissory Note, as amended and restated hereby), shall be treated as Loans for all purposes under the Convertible Loan Agreement and shall be subject to all of the terms and conditions thereof, as amended hereby.

     14. Parent, Sub and the Company agree that all of the terms and conditions set forth in the Purchase Option Agreement and in the Convertible Loan Agreement shall remain in full force and effect, except to the extent expressly provided herein.

     15. This letter agreement shall be for all purposes an amendment to the Purchase Option Agreement in accordance with Section 10.1 of that agreement.

     16. This letter agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

               [Remainder of this page intentionally left blank]

                                    APP-B-4

   Please indicate your agreement to the foregoing by signing in the space below.


                                        Sincerely,


                                        CELGENE CORPORATION


                                        By: /s/ John W. Jackson
                                           ------------------------------------

                                           John W. Jackson
                                           Chairman of the Board and
                                            Chief Executive Officer


                                        CELGENE ACQUISITION CORP.


                                        By: /s/ John W. Jackson
                                           ------------------------------------

                                           John W. Jackson
                                            Chief Executive Officer



                                        Acknowledged and agreed:

                                        ANTHROGENESIS CORP.


                                        By: /s/ Robert Hariri, M.D.
                                           ------------------------------------

                                           Robert Hariri, M.D.
                                           Chairman of the Board and
                                            Chief Scientific Officer

                                    APP-B-5

                                                                     APPENDIX C

                          VOTING AND PROXY AGREEMENT

     VOTING AND PROXY AGREEMENT dated as of April 26, 2002, by and among Celgene Corporation, a Delaware corporation ("Parent"), and the persons listed on Schedule A hereto (collectively, the "Shareholders" and each, a "Shareholder"), each a shareholder of Anthrogenesis Corp., a New Jersey corporation (the "Company").

     Contemporaneously with the execution of this Agreement, the Company, Parent and Celgene Acquisition Corp., a New Jersey corporation and wholly-owned subsidiary of Parent ("Sub"), are entering into a Purchase Option Agreement and Plan of Merger (as the same may be modified or amended from time to time, the "Purchase Option Agreement") pursuant to which it is contemplated that, unless Parent exercises its exclusive option (which is exercisable in Parent's sole discretion at any time prior to the Trigger Date) to terminate the Purchase Option Agreement, Sub will be merged with and into the Company (the "Merger") and the holders of the Company's common stock (the "Company Common Stock") will be entitled to receive shares of Parent's Common Stock, par value $.01 per share ("Parent Common Stock"), for such shares of Company Common Stock. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Purchase Option Agreement.

     Parent, as a condition to its willingness to enter into the Purchase Option Agreement, has required the Shareholders to grant Parent an irrevocable proxy with respect to all of the shares of Company Common Stock owned by the Shareholders, together with any additional shares of Company Common Stock hereafter acquired by the Shareholders (pursuant to Section 7, by exercise of options or warrants, by conversion of debentures or otherwise, acquired by such Shareholder) (such specified number of shares, and any additional shares when and if acquired, being referred to as the "Shares"), on the terms and conditions hereinafter set forth.

     The parties hereto agree as follows:

     1. Irrevocable Proxy. Each Shareholder hereby irrevocably constitutes and appoints Parent or any designee of Parent the lawful agent, attorney and proxy of such Shareholder during the term of this Agreement, to vote all of such Shareholder's Shares at any meeting or in connection with any written consent of the Company's shareholders (a) in favor of the Merger, (b) in favor of the Purchase Option Agreement, as such may be modified or amended from time to time,
(c) against any Acquisition Transaction (other than the Merger) or other merger, sale, or other business combination between the Company and any other person or entity or any other action which would make it impractical for Parent to effect a merger or other business combination of the Company with Parent or Sub, and
(d) against any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Purchase Option Agreement or which would result in any of the Company's obligations under the Purchase Option Agreement not being fulfilled. This power of attorney is irrevocable, is granted in consideration of Parent entering into the Purchase Option Agreement and is coupled with an interest sufficient in law to support an irrevocable power. This appointment shall revoke all prior attorneys and proxies appointed by any Shareholder at any time with respect to the Shares and the matters set forth in clauses (a) through (d) above and no subsequent attorneys or proxies will be appointed by such Shareholder, or be effective, with respect thereto.

     2. Representations and Warranties of the Shareholders. Each Shareholder represents and warrants to Parent as follows:

       (a) Ownership of Shares. That Shareholder is the sole beneficial owner of the number of Shares set forth opposite that Shareholder's name on Schedule A. The Shares set forth opposite that Shareholder's name on Schedule A constitute all the Shares owned beneficially or of record by that Shareholder. The Shares owned by that Shareholder are validly issued, fully paid and nonassessable and such Shares set forth opposite that Shareholder's name on Schedule A are held by that Shareholder, or by a nominee or custodian for the benefit of that Shareholder, free and clear of all liens, claims, security interests, agreements and other encumbrances, except for encumbrances arising under this Agreement.


                                    APP-C-1

       (b) Power; Binding Agreement. That Shareholder has the legal capacity to enter into and perform all of that Shareholder's obligations under this Agreement. The execution, delivery and performance of this Agreement by that Shareholder will not violate any other agreement to which that Shareholder is a party, including, without limitation, any voting agreement, shareholders agreement or voting trust. This Agreement has been duly and validly executed and delivered by that Shareholder and constitutes a valid and binding obligation of that Shareholder, enforceable against that Shareholder in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject to general principles of equity. If that Shareholder is married and that Shareholder's Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding obligation of, that Shareholder's spouse, enforceable against that spouse in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject to general principles of equity.


       (c) Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by that Shareholder nor the consummation of the transactions contemplated by this Agreement will: (i) require any consent, approval, authorization or permit of, or filing with or notification to, any person or entity or any governmental or regulatory authority; (ii) conflict with, result in a breach of, or result in a default (or give rise to a right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which that Shareholder is a party or by which that Shareholder or any of that Shareholder's assets may be bound; or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to that Shareholder or by which any of that Shareholder's assets are bound.


       (d) Acquisition of Shares for Investment. That Shareholder has such knowledge and experience in financial and business matters that he, she or it is capable of evaluating the merits and risks of its acquisition of shares of Parent Common Stock pursuant to the terms of the Purchase Option Agreement. That Shareholder is an "accredited investor" within the meaning of Rule 501 promulgated under the Securities Act. That Shareholder confirms that he, she or it has reviewed the Parent SEC Reports and that Parent has made available to that Shareholder the opportunity to ask questions of the officers and management of Parent and to acquire additional information about the business and financial condition of Parent. That Shareholder is acquiring the shares of Parent Common Stock for investment and not with a view toward or for sale in connection with any distribution thereof in violation of any federal or state securities or "blue sky" laws, or with the present intention of distributing or selling such shares in violation of any federal or state securities or "blue sky" laws. That Shareholder understands and agrees that such shares may not be sold, transferred, offered for sale, assigned, pledged, hypothecated or otherwise disposed of without registration under the Securities Act or pursuant to an exemption therefrom, and without compliance with state, local and foreign securities laws (in each case to the extent applicable).


     3. Representations   and   Warranties  of  Parent.  Parent  represents  and
warrants to each Shareholder that:


       (a) Power; Binding Agreement. Parent has the corporate power and authority to enter into and perform all its obligations under this Agreement. The execution, delivery and performance of this Agreement by Parent will not violate any other agreement to which Parent is a party. This Agreement has been duly and validly authorized, executed and delivered by Parent and constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject to general principles of equity.


       (b) Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by Parent nor the consummation by Parent of the transactions contemplated by this Agreement will: (i) require any consent, approval, authorization or permit of, or filing with or


                                    APP-C-2
notification to, any person or entity or any governmental or regulatory authority; (ii) conflict with, result in a breach of, or result in a default (or give rise to a right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which Parent is a party or by which Parent or any of its assets may be bound; or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or by which any of its assets are bound.

     4. Additional Covenants of the Shareholders. Each Shareholder hereby covenants and agrees that:

       (a) that Shareholder will not enter into any transaction, take any action, or by inaction permit any event to occur that would (i) result in any of the representations or warranties of such Shareholder herein contained not being true and correct at and as of the time immediately after the occurrence of such transaction, action or event; or (ii) have the effect of preventing or disabling that Shareholder from performing that Shareholder's obligations under this Agreement;

       (b) that Shareholder will not grant any proxies or powers of attorney with respect to any Shares, deposit any Shares into a voting trust or enter into a voting agreement with respect to such Shares; provided, however, that the Shareholders may grant proxies to third parties provided that such proxies are expressly made subject to the terms of this Agreement;

       (c) until the termination of this Agreement, such Shareholder will at all times use his, her or its best efforts in his, her or its capacity as a shareholder of the Company to prevent the Company from taking any action in violation of the Purchase Option Agreement;

       (d) from and after the date hereof until the termination of this Agreement, other than under the circumstances contemplated by Section 7 hereof, the Shares will not be sold, transferred, pledged, hypothecated, transferred by gift, or otherwise disposed of in any manner whatsoever without notifying Parent in advance and obtaining and delivering to Parent any evidence that Parent may reasonably request to evidence the transferee's agreement to be bound by this Agreement; provided, however, that in the event of such Shareholder's death during the term of this Agreement, the Shares may be transferred in accordance with the Shareholder's last will and testament, or if none, in accordance with the applicable laws of intestate succession, in either of which cases, the Shares shall remain subject in all respects to the terms of this Agreement;

       (e) the Shareholder will execute and deliver any additional documents reasonably necessary or desirable, in the opinion of Parent's or the Company's counsel, to evidence the irrevocable proxy granted in Section 1 with respect to the Shares or otherwise implement and effect the provisions of this Agreement; and

       (f) each Shareholder will take all necessary or reasonably requested action (including, without limitation, exercising options and warrants) to ensure that, as of the record date to determine the shareholders of the Company entitled to vote at the Company's shareholders meeting called to vote upon the Purchase Option Agreement and the Merger, the Shareholders shall collectively own of record such number of shares of Company Common Stock as is required to adopt the Purchase Option Agreement and approve the Merger at such meeting or any adjournment or postponement thereof; provided, however, that no Shareholder will be required to exercise non-qualified stock options. Notwithstanding the foregoing, any warrant held by a Shareholder may be exercised by the Shareholder utilizing the "net exercise mechanism" contained in the warrant in order to satisfy its obligations under this Section 4(f).

     5. No Solicitation. During the term of this Agreement, no Shareholder shall, in that Shareholder's capacity as such, directly or indirectly, (a) solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to any Acquisition Transaction, (b) negotiate, explore or otherwise engage in discussion with any person (other than Parent and its representatives) with respect to any Acquisition Transaction, (c) agree to or endorse an Acquisition Transaction with any person (other than Parent or Sub) or any agreement, arrangement or understanding with respect to any such


                                    APP-C-3

Acquisition Transaction or which would require the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by the Purchase Option Agreement, or (d) authorize or permit any person or entity acting on behalf of that Shareholder to do any of the foregoing. If any Shareholder receives any inquiry or proposal regarding any Acquisition Transaction, that Shareholder shall promptly inform Parent of that inquiry or proposal.

     6. Legending of Certificates. Each Shareholder agrees to place on all such certificates representing the Shares contemporaneously with or promptly following execution of this Agreement (or promptly following receipt of any additional certificates representing any additional Shares) a legend referring to the proxy granted to it by this Agreement.

     7. Adjustments to Prevent Dilution, Etc. In the event of a stock dividend or distribution, or any change in Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

     8. Shareholder Capacity. No person executing this Agreement who is or becomes during the term of this Agreement a director of the Company makes any agreement in his or her capacity as a director. Each Shareholder is executing and delivering this Agreement solely in that Shareholder's capacity as the record and beneficial owner of that Shareholder's Shares. Notwithstanding anything to the contrary in this Agreement, no action or inaction by a Shareholder in his capacity as a director, officer, or employee of the Company shall be deemed to contravene Section 5, as long as the action or inaction does not contravene Section 7.2 of the Purchase Option Agreement.

     9. Termination. This Agreement shall terminate on the Effective Time of the Merger; provided, however, that the appointment of Parent or any designee of Parent as agent, attorney and proxy pursuant to Section 1 hereof, and any proxy or other instrument executed pursuant thereto, shall in any event automatically terminate upon the termination of the Purchase Option Agreement.

     10. Miscellaneous.

       (a) No Waiver. The failure of any party to exercise any right, power or remedy under this Agreement or otherwise available in respect of this Agreement at law or in equity, or to insist upon compliance by any other party with that party's obligations under this Agreement, shall not constitute a waiver of any right to exercise any such or other right, power or remedy or to demand such compliance.

       (b) Notices. All notices and other communications hereunder shall be in writing and shall be delivered personally or by next-day courier or telecopied with confirmation of receipt, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof). Any such notice shall be effective upon receipt, if personally delivered or telecopied, or one day after delivery to a courier for next-day delivery.

     (i)  If to Parent, to:

            Celgene Corporation
            7 Powder Horn Drive
            Warren, New Jersey 07059
            Attention: Robert J. Hugin
            Fax: (732) 805-3931

          with a copy to:

            Proskauer Rose LLP
            1585 Broadway
            New York, New York 10036
            Attention: Robert A. Cantone, Esq.
            Fax: (212) 969-2900

                                    APP-C-4

    (ii)  if to a Shareholder, to the address set forth on Schedule A hereto with a copy to:

            Buchanan Ingersoll Professional Corporation
            One Oxford Centre, 20th Floor
            301 Grant Street
            Pittsburgh, PA 15219-1410
            Attention: Francis A. Muracca, II, Esq.
            Fax: (412) 562-1041

      (c) Descriptive Headings; Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in way the meaning or interpretation of this Agreement. References in this Agreement to Sections and Schedules mean a Section or Schedule of this Agreement unless otherwise indicated. The terms "beneficially own" and "beneficial owner" with respect to any securities shall have the same meaning as in, and shall be determined in accordance with, Rule 13d-3 under the Securities Exchange Act of 1934.

       (d) Entire Agreement; Assignment. This Agreement (including the schedule and other documents and instruments referred to herein), together with the Purchase Option Agreement, constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof. Except as otherwise expressly provided herein, this Agreement is not intended to confer upon any person not a party hereto any rights or remedies hereunder. Except as otherwise expressly provided herein, this Agreement shall not be assigned by operation of law or otherwise; provided that Parent or Sub may assign its rights and obligations hereunder to a direct or indirect subsidiary of Parent, but no such assignment shall relieve Parent or Sub, as the case may be, of its obligations hereunder.

       (e) Liability After Transfer. Each Shareholder agrees that, notwithstanding any transfer of that Shareholder's Shares in accordance with
Section 4(d), that Shareholder shall remain liable for his or her performance of all obligations under this Agreement.

       (f) Injunctive Relief; Remedies Cumulative.

         (i) Parent, on the one hand, and the Shareholders, on the other hand, acknowledge that the other party will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of such party that are contained in this Agreement. It is accordingly agreed that, in addition to any other remedies that may be available to the non-breaching party upon the breach by any other party of such covenants and agreements, the non-breaching party shall have the right to obtain injunctive relief to restrain any breach or threatened breach of such covenants or agreements or otherwise to obtain specific performance of any of such covenants or agreements.

         (ii) No remedy conferred upon or reserved to any party herein is intended to be exclusive of any other remedy and every remedy shall be cumulative and in addition to every other remedy herein or now or hereafter existing at law, in equity or by statute.

       (g) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the provisions thereof relating to conflicts of laws.

       (h) Effect of Partial Invalidity. Whenever possible, each provision of this Agreement shall be construed in such a manner as to be effective and valid under applicable law. If any provision of this Agreement or the application thereof to any party or circumstance shall be prohibited by or invalid under applicable law, such provisions shall be ineffective to the extent of such prohibition without invalidating the remainder of such provision or any other provisions of this Agreement or the application of such provision to the other party or other circumstances.

       (i) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.


                                    APP-C-5

     IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first above written.



                                        CELGENE CORPORATION




                                        By: /s/ John W. Jackson
                                           ------------------------------------

                                           Name: John W. Jackson
                                           Title: Chairman of the Board and
                                                Chief Executive Officer



                                        THE SHAREHOLDERS:



                                        /s/ Robert Hariri, M.D.
                                      ----------------------------------------
                                        Robert Hariri, M.D.



                                        /s/ Margaret Hariri
                                      ----------------------------------------
                                        Margaret Hariri



                                        /s/ John R. Haines
                                      ----------------------------------------
                                        John R. Haines



                                        /s/ Roseann J. Larosa
                                      ----------------------------------------
                                        Roseann J. Larosa



                                        /s/ F. Chandler Coddington
                                      ----------------------------------------
                                        F. Chandler Coddington



                                        /s/ Louis J. Meade
                                      ----------------------------------------
                                        Louis J. Meade



                                        /s/ Bruce Hubbard
                                      ----------------------------------------
                                        Bruce Hubbard



                                        /s/ Donald O. Miller
                                      ----------------------------------------
                                        Donald O. Miller



                                    APP-C-6

                                  SCHEDULE A



------------------------------------------------------------------------------------------------
                                                                               SHARES ISSUABLE
                                                         SHARES ISSUED AND   PURSUANT TO OPTIONS
        SHAREHOLDER                   ADDRESS               OUTSTANDING          AND WARRANTS
------------------------------------------------------------------------------------------------
   1. Robert and Margaret   5 Heritage Road                 1,299,276              265,000
      Hariri                Florham Park, NJ 07932
------------------------------------------------------------------------------------------------
   2. John R. Haines        c/o Anthrogenesis Corp.           4,349                446,600
                            Hanover Technical Center
                            45 Horsehill Road
                            Cedar Knolls, NJ 07927
------------------------------------------------------------------------------------------------
   3. Roseann J. Larosa     34 Primrose Lane                 159,857               337,000
                            Valley Stream, NY 11580
------------------------------------------------------------------------------------------------
   4. F. Chandler           141 Oakwood Drive                333,502                6,666
      Coddington            New Providence, NJ 07974
------------------------------------------------------------------------------------------------
   5. Louis J. Meade        44 Red Road                      160,000                  0
                            Chatham, NJ 07928
------------------------------------------------------------------------------------------------
   6. Bruce Hubbard         77 East John Street              158,538                  0
                            Hicksville, NY 11801
------------------------------------------------------------------------------------------------
   7. Donald O. Miller      20 Bennington Road               153,300                  0
                            Convent Station, NJ 07927
------------------------------------------------------------------------------------------------


                                    APP-C-7

                                                                     APPENDIX D

                              CELGENE CORPORATION
                              7 POWDER HORN DRIVE
                           WARREN, NEW JERSEY 07059

September 6, 2002

The undersigned shareholders of Anthrogenesis Corp.

Ladies and Gentlemen:

     Reference is made to (i) that certain Purchase Option Agreement and Plan of Merger, dated April 26, 2002, as amended to date (the "Purchase Option Agreement"), by and among Celgene Corporation, a Delaware corporation ("Parent"), Celgene Acquisition Corp., a New Jersey corporation and a wholly-owned subsidiary of Parent ("Sub"), and Anthrogenesis Corp., a New Jersey corporation (the "Company"), and (ii) that certain Voting and Proxy Agreement, dated as of April 26, 2002 (the "Voting and Proxy Agreement"), by and among Parent and the shareholders of the Company named therein (collectively, the "Shareholders" and each, a "Shareholder").

     Parent, Sub and the Company wish to amend the Purchase Option Agreement in accordance with the terms and conditions set forth in the letter agreement among Parent, Sub and the Company in the form attached as Exhibit A hereto (the "Purchase Option Amendment"). Concurrently with the execution and delivery of the Purchase Option Amendment and as a condition and inducement to Parent's willingness to enter into the Purchase Option Amendment, the undersigned Shareholders (collectively, the "Amending Shareholders" and each, an "Amending Shareholder") are entering into this letter agreement with Parent amending the Voting and Proxy Agreement in accordance with the terms and conditions set forth herein.

     For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent and the Amending Shareholders agree to amend the Voting and Proxy Agreement as follows:

     1. The term "Purchase Option Agreement" is hereby amended to mean the Purchase Option Agreement and Plan of Merger, dated April 26, 2002, as amended to date (including, without limitation, the Purchase Option Amendment), by and among Parent, Sub and the Company, as the same may be modified or amended from time to time.

     2. In accordance with the terms of their respective stock option agreements with the Company, the Amending Shareholders hereby waive their rights (if any) under the stock option agreements relating to the ability of the Amending Shareholder to exercise the stock option and receive shares on a net basis, and the stock option agreements are hereby deemed amended to reflect such waiver. The Amending Shareholders hereby fully and unconditionally release and discharge all claims and causes of action which they or their personal representatives, successors or assigns ever had, now have or hereafter may have against the Company, Parent or Sub and related parties and, when acting as such, their respective officers, directors, employees, counsel, agents and stockholders (in each case, past, present or as they may exist at any time after this date) as a result of such waiver. Parent and the Amending Shareholders agree that (i) if Parent's common stock is traded on a national securities exchange, the Nasdaq Stock Market, Inc. or quoted on a national quotation system sponsored by the National Association of Securities Dealers, the Amending Shareholders may exercise their current stock options for "cash" by delivering irrevocable instructions to a broker to deliver promptly to Parent an amount equal to the purchase price and (ii) all other terms and conditions set forth in the stock option agreements shall remain in full force and effect, except to the extent expressly provided herein.

     3. Each of the Amending Shareholders acknowledges that he or she has carefully read this letter agreement and the Purchase Option Amendment and knows and understands the contents hereof and thereof.

     4. Parent and the Amending Shareholders agree that all of the terms and conditions set forth in the Voting and Proxy Agreement shall remain in full force and effect, except to the extent expressly provided herein.
Notwithstanding anything to the contrary in the Voting and Proxy Agreement and


                                    APP-D-1
the failure of Bruce Hubbard and Donald O. Miller to execute this amendment, the parties hereto agree that this letter agreement shall be effective to amend the Voting and Proxy Agreement as provided herein as among the parties hereto. The Company hereby represents and warrants to Parent that, as of the date hereof, the Amending Shareholders own a number of shares of Company Common Stock with voting power representing not less than a majority of the outstanding (determined on a Fully Diluted Basis) Company Common Stock on the date hereof (determined on a Fully Diluted Basis) (as such terms are defined in the Purchase Option Agreement).

     5. This letter agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

     Please indicate your agreement to the foregoing by signing in the space below.

                                   Sincerely,


                                   CELGENE CORPORATION


                                   By: /s/ John W. Jackson
                                       ----------------------------------------

                                       John W. Jackson
                                       Chairman of the Board and
                                       Chief Executive Officer


                                   Acknowledged and agreed:


                                   /s/ Robert Hariri, M.D.
                                   --------------------------------------------

                                   Robert Hariri, M.D.



                                   /s/ Margaret Hariri
                                   --------------------------------------------

                                   Margaret Hariri



                                   /s/ John R. Haines
                                   --------------------------------------------

                                   John R. Haines



                                   /s/ Roseann J. Larosa
                                   --------------------------------------------

                                   Roseann J. Larosa



                                   /s/ F. Chandler Coddington
                                   --------------------------------------------

                                   F. Chandler Coddington



                                   /s/ Louis J. Meade
                                   --------------------------------------------

                                   Louis J. Meade


     Acknowledged and agreed by Anthrogenesis Corp. only with respect to the third sentence in paragraph 4 hereof.


                                   ANTHROGENESIS CORP.


                                   By: /s/ Robert Hariri, M.D.
                                       ----------------------------------------

                                       Robert Hariri, M.D.
                                       Chairman of the Board and Chief
                                       Scientific Officer

                                    APP-D-2

                                                                     APPENDIX E

                          CONVERTIBLE LOAN AGREEMENT


     Convertible Loan Agreement, dated as of April 26, 2002 (this "Agreement"), by and between Celgene Corporation, a Delaware corporation ("Celgene"), and Anthrogenesis Corp., a New Jersey corporation (the "Company"). Capitalized terms used but not defined herein shall have the same meanings ascribed to them in the Purchase Option Agreement and Plan of Merger, dated the date hereof (as such agreement may be amended or modified, the "Purchase Option Agreement"), by and among Celgene, Celgene Acquisition Corp. and the Company and the Voting and Proxy Agreement attached as Exhibit A thereto.



                             W I T N E S S E T H :
                             - - - - - - - - - -


     WHEREAS, the Company desires to obtain the right to borrow certain amounts from Celgene and Celgene desires to make loans ("Loans") available to the Company on the terms and subject to the conditions set forth herein;


     NOW, THEREFORE, in consideration of the mutual promises, representations and warranties contained herein, the parties hereby agree as follows:


     1. Loans. At the request of the Company made at any time or from time to time on or prior to July 25, 2002 (the "Outside Date"), Celgene agrees to lend to the Company an aggregate principal amount not to exceed $6,000,000. All such Loans (i) shall be evidenced by a promissory note in the form attached hereto as Exhibit A (the "Note"), (ii) shall bear interest at the prime rate as announced by Citibank, N.A., as in effect from time to time, plus 2% per annum accruing quarterly and (iii) to the extent principal amounts outstanding hereunder and accrued and unpaid interest have not been converted as provided in Section 6 hereof, shall be due and payable commencing on the first anniversary of the first borrowing hereunder in five semiannual installments in accordance with the immediately following sentence (each such payment date, a "Payment Date") (or if any such Payment Date is not a Business Day, on the next day that is a Business
Day). On the first Payment Date, there shall be due and payable accrued interest on all principal amounts outstanding hereunder and, on each of the next four Payment Dates, there shall be due and payable equal installments of principal amounts outstanding hereunder, together with accrued interest thereon. As an example, if the first borrowing hereunder occurs on May 1, 2002, accrued interest on all principal amounts outstanding hereunder shall be due and payable on May 1, 2003 and, thereafter, principal amounts outstanding hereunder, together with accrued interest thereon, shall be due and payable in four equal installments on November 1, 2003, May 1, 2004, November 1, 2004 and May 1, 2005. The minimum amount of each borrowing by the Company under this Agreement shall be $500,000 and all borrowings by the Company shall be in integral multiples of $500,000. The Company agrees to borrow at least $2,500,000 under this Agreement by the Outside Date.


     2. Notice and Conditions. The Company shall give Celgene at least five Business Days prior written notice of its intention to borrow under the provisions of Section 1 hereof. The obligation of Celgene to (i) make any Loans hereunder or (ii) convert any Loans hereunder as provided in Section 6 hereof is subject to the conditions that, prior to the taking of any such action, (a) the representations and warranties of the Company contained herein (including the Note) and in the Purchase Option Agreement that are qualified by a reference to Company Material Adverse Effect or materiality shall continue to be true and correct in all respects, and the representations and warranties of the Company contained herein (including the Note) and in the Purchase Option Agreement that are not so qualified shall continue to be true and correct in all material respects, and the Company shall have performed and complied with in all material respects its covenants and agreements contained herein (including the Note) and in the Purchase Option Agreement (to the extent such covenants and agreements are required to be performed or complied with by the date of such Loan or conversion), (b) the Company shall have delivered to Celgene a certificate, signed by an


                                    APP-E-1
executive officer of the Company, to the effect that the foregoing condition has been satisfied, (c) the taking of such action shall not be prohibited by applicable law and (d) no Event of Default (as defined in the Note) shall have occurred and be continuing or be reasonably anticipated to occur.

     3. Security Interest. To secure the prompt and complete payment and performance when due of the obligations of the Company under the Note, the Company hereby grants to Celgene a security interest and general lien upon and in all of the Company's right, title and interest in and to all of its assets wherever located, whether real or personal, tangible or intangible, and whether now owned or hereafter acquired (the "Collateral"), and the Company agrees to execute and deliver all further instruments and documents, and to take all action, at the expense of the Company, that may be necessary, or that Celgene may reasonably request, to perfect and protect the security interest granted hereby and to enable Celgene to exercise and enforce its rights with respect to such security interest. Prior to delivering any notice of its intention to borrow pursuant to Section 2 hereof, and in any event, no later than May 6, 2002, the Company shall cause its outside counsel, Buchanan Ingersoll Professional Corporation, to deliver to Celgene an opinion of such counsel to the effect that Celgene has a perfected security interest in the Collateral, such opinion to be in the form of Exhibit B hereto. Provided that the Company has borrowed at least $2,500,000 under this Agreement, upon the conversion of any Loans pursuant to Section 6 hereof as a result of which the remaining principal amount of Loans outstanding hereunder would be less than $500,000, the parties hereto shall execute and deliver such instruments and documents, and take such other action, at the expense of the Company, as may be reasonably necessary, or as the Company may reasonably request, to cause the release and extinguishment of the security interest granted hereby in such Collateral as the parties hereto shall mutually determine in good faith. Provided that the Company has borrowed at least $2,500,000 under this Agreement, upon the repayment of all the amounts outstanding under the Note, the parties hereto shall execute and deliver such instruments and documents, and take such other action, at the expense of the Company, as may be reasonably necessary, or as the Company may reasonably request, to cause the release and extinguishment of the security interest granted hereby in such Collateral as the parties hereto shall mutually determine in good faith.

     4. Representations of the Company. The Company hereby represents and warrants to Celgene as follows:

       4.1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New Jersey. The Company has the full corporate power and authority to execute and deliver this Agreement and the Note, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Note by the Company, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been, and the Note will be, duly executed and delivered by the Company and, assuming, with respect to this Agreement only, the due authorization, execution and delivery of this Agreement by Celgene, constitutes, or will constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

       4.2. None of the execution, delivery or performance of this Agreement or the Note, or the consummation of the transactions contemplated hereby or thereby, will (i) conflict with or violate the Certificate of Incorporation or By-Laws of the Company, (ii) conflict with or violate any statute, law, rule, regulation, permit, judgment, order or decree applicable to the Company or by which any of its properties or assets is bound, (iii) constitute a material breach or violation of, or a default under (or an event which, with or without notice of lapse of time or both, would be a breach of or default under), or require the consent which has not been obtained of any other person or entity under any agreement, document, lease or other instrument or obligation to which the Company is a party or by which the Company or any of its properties or assets is bound or (iv) except for the security interest created by this Agreement, result in the creation of any Lien (as defined below) on any of the properties or assets of the Company.


                                    APP-E-2

       4.3. Since December 31, 2001, the Company has operated its business in the ordinary course of business consistent with past practice and standard industry practices and there has not occurred any change in the assets, liabilities, condition (financial or otherwise), business, results of operations or prospects of the Company which would constitute a Company Material Adverse Effect.

       4.4. Except as set forth on Schedule 4.11 to the Purchase Option Agreement, the Company is the legal and beneficial owner of all of its assets free and clear of any lien, claim, charge, security interest or encumbrance of any nature whatsoever (collectively, "Liens"), except for the security interest created by this Agreement.

       4.5. All of the assets and inventories of the Company are in good working condition, ordinary wear and tear excepted, and have not suffered any material impairment.

     5. Representations of Celgene. Celgene hereby represents and warrants to the Company as follows:

       5.1. Celgene is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Celgene has the full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Celgene, and the consummation by Celgene of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Celgene. This Agreement has been duly executed and delivered by Celgene and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes the legal, valid and binding obligation of Celgene, enforceable against Celgene in accordance with its terms.

       5.2. None of the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated hereby, will (i) conflict with or violate the Certificate of Incorporation or By-Laws of Celgene, (ii) conflict with or violate any statute, law, rule, regulation, permit, judgment, order or decree applicable to Celgene or by which any of its properties or assets is bound, or (iii) constitute a material breach or violation of, or a default under (or an event which, with or without notice of lapse of time or both, would be a breach of or default under), or require the consent which has not been obtained of any other person or entity under any agreement, document, lease or other instrument or obligation to which Celgene is a party or by which Celgene or any of its properties or assets is bound.

     6. Conversion.

       6.1. Right to Convert. If the Purchase Option Agreement is terminated for any reason, at any time or from time to time from and after the date of such termination (and, if at the option of the Company, prior to the maturity or accelerated maturity thereof) all or any part of the outstanding Loans hereunder shall be convertible, at the option of Celgene or the Company (but, if at the option of the Company, then subject to Section 2 hereof), into such number of fully paid and non-assessable shares of common stock, no par value per share ("Company Common Stock"), of the Company as is determined by dividing the principal amount outstanding of, and applicable accrued but unpaid interest on, Loans to be converted by the "Conversion Price" at the time in effect; provided, however, that if conversion is at the option of the Company, in no event shall the Company be able to elect to convert Loans in an amount that would result in Celgene, together with all directors, officers and employees of Celgene, owning in excess of 19.9% of the Company Common Stock then issued and outstanding. The initial Conversion Price shall be $8.035 per share; provided, however, that such Conversion Price shall be subject to adjustment as hereinafter provided. For the purposes of this Section 6, unless the context otherwise requires, all references to Loans shall include accrued and unpaid interest thereon.

       6.2. Mechanics of Conversion.

         (a) If a party desires to effect the conversion of any outstanding Loans hereunder as provided in Section 6.1 hereof, it shall give written notice to such effect (the "Conversion Notice") to the other party, which Conversion Notice shall state the principal amount of, and applicable accrued


                                    APP-E-3
but unpaid interest on, Loans to be converted. The conversion of such Loans shall take place at the offices of Celgene at 10:00 a.m. on the date that is two Business Days after receipt of the Conversion Notice or at such other time and place as the parties shall agree (each such date, a "Conversion Date"). On each Conversion Date, (i) Celgene shall, through appropriate notations on the Note, mark as "canceled" the Loans to be converted and (ii) the Company shall issue and deliver to Celgene a certificate evidencing the shares of Company Common Stock (the "Converted Shares") issuable upon such conversion. Such conversion, to the extent permitted by law, shall be deemed to have been effected as of the close of business on the applicable Conversion Date, and Celgene shall be deemed to have become the holder of record of the Converted Shares at such time.

         (b) Upon the issuance of Converted Shares in accordance with this
Section 6.2, such shares shall be deemed to be duly authorized, validly issued, fully paid and non-assessable.

       6.3. Adjustments to Conversion Price for Certain Diluting Issues.

           (a) Special Definitions. For purposes of this Section 6.3, the following definitions shall apply:

           (i) "Options" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Company Common Stock or Convertible Securities (as defined below).

           (ii) "Convertible Securities" shall mean any evidence of indebtedness, shares (other than shares of Company Common Stock) or other securities convertible into or exchangeable for Company Common Stock.

           (iii) "Additional Common Shares" shall mean all shares of Company Common Stock issued (or, pursuant to Section 6.3(c), deemed to be issued) by the Company after the date hereof, other than shares of Company Common Stock issued or issuable:

             (A) pursuant to stock options and warrants outstanding on the date hereof; or

             (B) for which adjustment of the Conversion Price is made pursuant to Section 6.4.

         (b) No Adjustment of Conversion Price. No adjustment in the Conversion Price shall be made in respect of the issuance of Additional Common Shares unless the consideration per share (determined pursuant to Section 6.3(e) hereof) for an Additional Common Share issued or deemed to be issued by the Company is less than the Conversion Price in effect on the date of, and immediately prior to, such issue.

         (c) Deemed Issue of Additional Common Shares. In the event the Company at any time or from time to time after the date hereof shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Company Common Stock (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Common Shares, subject to the limitations of
Section 6.3(a)(iii), issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Common Shares shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 6.3(e) hereof) of such Additional Common Shares would be less than the Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Common Shares are deemed to be issued:

           (i) no further adjustments in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Company Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;


                                    APP-E-4

           (ii) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Company, or decrease or increase in the number of shares of Company Common Stock issuable, upon the exercise, conversion or exchange thereof (including any such increase or decrease under or by reason of provisions designed to protect against dilution), the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities (provided, however, that no such adjustment of the Conversion Price shall affect Company Common Stock previously issued upon conversion of any Loans);

           (iii) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

             (A) in the case of Convertible Securities or Options for shares of Company Common Stock, the only Additional Common Shares issued were the shares of Company Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Company upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange (provided, however, that no such adjustment of the Conversion Price shall affect Company Common Stock previously issued upon conversion of any Loans), and

             (B) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Company for the Additional Common Shares deemed to have been then issued was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Company (determined pursuant to Section 6.3(e)(ii)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised (provided, however, that no such adjustment of the Conversion Price shall affect Company Common Stock previously issued upon conversion of any Loans);

           (iv) no readjustment pursuant to clause (ii) or (iii) above shall have the effect of increasing the applicable Conversion Price to an amount which exceeds the lower of (a) such Conversion Price on the original adjustment date or (b) such Conversion Price that would have resulted from any issuance of Additional Common Shares between the original adjustment date and such readjustment date; and

           (v) in the case of any Options which expire by their terms not more than 90 days after the date of issue thereof, no adjustment of a Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause
(iii) above.

         (d) Adjustment of Conversion Price Upon Issuance of Additional Common Shares. In the event the Company at any time after the date hereof shall issue Additional Common Shares (including Additional Common Shares deemed to be issued pursuant to Section 6.3(c) but subject to the limitations of Section 6.3(a)(iii)) without consideration or for a consideration per share less than the Conversion Price in effect on the date of and immediately prior to such issue, then and in such event such Conversion Price shall be reduced, concurrently with such issue, to a Conversion Price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the


                                    APP-E-5
numerator of which shall be the number of shares of Company Common Stock issued and outstanding (including Convertible Securities and Options) immediately prior to such issue plus the number of shares of Company Common Stock which the aggregate consideration received by the Company for the total number of Additional Common Shares so issued would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Company Common Stock issued and outstanding (including Convertible Securities and Options) immediately prior to such issue plus the number of such Additional Common Shares so issued; provided that, for the purposes of this Section 6.3(d), all shares of Company Common Stock issuable upon conversion of all outstanding Loans which are then convertible shall be deemed to be outstanding.

         (e) Determination of Consideration. For purposes of this Section 6.3, the consideration received by the Company for the issue of any Additional Common Shares shall be computed as follows:

           (i) Cash and Property. Such consideration shall:

             (A) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company excluding amounts paid or payable for accrued interest or accrued dividends;

             (B) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as reasonably determined in good faith by the Board of Directors of the Company; and

             (C) in the event Additional Common Shares are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as reasonably determined in good faith by the Board of Directors of the Company.

           (ii) Options and Convertible Securities. The consideration per share received by the Company for Additional Common Shares deemed to have been issued pursuant to Section 6.3(c) relating to Options and Convertible Securities shall be determined by dividing:

             (A) the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

             (B) the maximum number of shares of Company Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) issuable upon the exercise of such options or conversion or exchange of such Convertible Securities.


                                    APP-E-6

       6.4. Conversion Price Adjustments for Subdivisions, Combinations or Consolidations of Company Common Stock.

         (a) In the event the Company should at any time or from time to time after the date hereof fix a record date for the effectuation of a split or subdivision of the outstanding shares of Company Common Stock or the determination of holders of Company Common Stock entitled to receive a dividend or other distribution payable in additional shares of Company Common Stock, or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Company Common Stock (hereinafter referred to as "Common Share Equivalents"), without payment of any consideration by such holder for the additional shares of Company Common Stock or the Common Share Equivalents (including the additional shares of Company Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the Conversion Price shall be appropriately decreased so that the number of shares of Company Common Stock issuable on conversion of any Loans shall be increased in proportion to such increase of shares of outstanding Company Common Stock and shares issuable with respect to Common Share Equivalents.

         (b) If the number of shares of Company Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Company Common Stock, then, following the record date of such combination (or the date of such combination if no record date is fixed), the Conversion Price shall be appropriately increased so that the number of shares of Company Common Stock issuable on conversion of any Loans shall be decreased in proportion to such decrease of shares of outstanding Company Common Stock.

       6.5. Other Distributions. In the event the Company shall declare a distribution on the Company Common Stock payable in securities of other entities or persons, evidences of indebtedness issued by the Company or other entities or persons, assets (excluding cash dividends) or options or rights not referred to in Section 6.4(a) (each, a "Distribution"), then, in each such case, the Conversion Price in effect immediately prior to such Distribution shall be decreased by the fair market value of such Distribution applicable to one share of Company Common Stock, as determined by mutual agreement of Celgene and the Company.

       6.6. Recapitalization. If at any time or from time to time there shall be a recapitalization of the Company Common Stock (other than a subdivision or combination transaction provided for elsewhere in this Section 6), provision shall be made so that Celgene shall thereafter be entitled to receive upon conversion of any Loans the number of shares of stock or other securities or property of the Company to which the holders of the number of shares of Company Common Stock deliverable upon conversion of such Loans would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6.6 with respect to Celgene's rights after the recapitalization to the end that the provisions of this Section 6.6 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of any Loans) shall be applicable after that event as nearly equivalent as may be practicable.

       6.7. No Impairment. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such actions as may be necessary or appropriate in order to protect the conversion rights provided in this Section 6 against impairment.

       6.8. No Fractional Shares and Certificate as to Adjustments.

         (a) In lieu of any fractional shares to which Celgene would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the fair market value of one share of Company Common Stock, as determined in good faith by the Board of Directors of the Company.


                                    APP-E-7

         (b) Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 6, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to Celgene a certificate setting forth (i) such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based, (ii) the Conversion Price then in effect and (iii) the number of shares of Company Common Stock which would then be received upon the conversion of all outstanding Loans.

       6.9. Notices of Record Date. In the event that the Company shall propose at any time: (a) to declare any dividend or distribution upon the Company Common Stock, whether in cash, property, stock or other securities; (b) to effect any reclassification or recapitalization of the Company Common Stock outstanding involving a change in the Company Common Stock; or (c) to merge or consolidate with or into any entity other than Celgene, or to sell, lease or convey all or substantially all of its property or business to any person or entity other than Celgene, or to liquidate, dissolve or wind up; then, in connection with each such event, the Company shall mail to Celgene:

         (i) at least 20 days' prior written notice of the date on which a record shall be taken for such dividend or distribution (and specifying the date on which the holders of the Company Common Stock shall be entitled thereto) or for determining the rights to vote, if any, in respect of the matters referred to in clauses (b) and (c) above; and

         (ii) in the case of the matters referred to in clauses (b) and (c) above, written notice of such impending transaction not later than 20 days prior to the stockholders' meeting called to approve such transaction, or 20 days prior to the closing of such transaction, whichever is earlier, and shall also notify Celgene in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction (and specify the date on which the holders of shares of Company Common Stock shall be entitled to exchange their Company Common Stock for cash, securities or other property deliverable upon the occurrence of such event) and the Company shall thereafter give Celgene prompt notice of any material changes. The transaction shall in no event take place sooner than 20 days after the Company has given the first notice provided for herein or sooner than 10 days after the Company has given notice of any material changes provided for herein.

       6.10. Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Company Common Stock, solely for the purpose of effecting the conversion of the Loans, such number of shares of Company Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Loans; and if at any time the number of authorized but unissued shares of Company Common Stock shall not be sufficient to effect the conversion of all then outstanding Loans, in addition to such other remedies as shall be available to Celgene, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Company Common Stock to such number of shares as shall be sufficient for such purposes.

       6.11. Taxes and Costs. The issue of certificates evidencing shares of Company Common Stock upon conversion of any Loans shall be made without charge to the Celgene for any issue tax in respect thereof or other cost or expense incurred by the Company in connection with such conversion.

     7. Election of Celgene Designee. The Company shall take such actions as are within its power (i) to cause the appointment of Jerome B. Zeldis, M.D., Ph.D. (the "Celgene Designee") as a member of the Board of Directors of the Company and (ii) to cause the Celgene Designee thereafter to continue in office. In the event of the death, disability, retirement, resignation or removal (with or without cause) of the Celgene Designee, the Company shall take such actions as are within its power to cause the appointment of another individual designated by Celgene (who shall thereafter be referred to as the Celgene Designee) as a member of the Board of Directors of the Company to fill such vacancy. If the Celgene Designee represents more than 19.9% of the number of directors of the Company (the "Director Threshold"), then the Company shall promptly take all necessary or


                                    APP-E-8
appropriate action within its power (i) to ensure that the authorized number of directors of the Company is increased by no more than that number of directors that is necessary to cause the Celgene Designee to represent less than the Director Threshold and (ii) to cause any vacancies created thereby to be filled.

     8. Survival. All representations, warranties, covenants and agreements contained in this Agreement or in any document, exhibit, schedule or certificate delivered in connection herewith shall survive the execution and delivery of this Agreement and the closing of any Loan and any investigation at any time made by Celgene or the Company.

     9. Miscellaneous.

       9.1. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware without giving any effect to principles of conflicts of laws.

       9.2. All notices and other communications provided for herein shall be dated and in writing and shall be deemed to have been duly given upon receipt thereof, if delivered personally or by telecopier, by a recognized overnight courier service, or by registered or certified mail, return receipt requested, postage prepaid, in each case, to the party to whom it is directed at the address set forth below (or at such other address as any party hereto shall hereafter specify by notice in writing to the other party hereto):

     To Celgene:


       7 Powder Horn Drive
       Warren, New Jersey 07059
       Fax: (732) 805-3931
       Attention: Robert J. Hugin


     with a copy to:


       Proskauer Rose LLP
       1585 Broadway
       New York, New York 10036
       Fax: (212) 969-2900
       Attention: Robert A. Cantone, Esq.


     To the Company:


       Anthrogenesis Corp.
       Hanover Technical Center
       45 Horsehill Road
       Cedar Knolls, NJ 07927 Attention: John R. Haines


     with a copy to:


       Buchanan Ingersoll Professional Corporation
       301 Grant Street, 20th Floor
       One Oxford Centre
       Pittsburgh, PA 15219
       Attention: Francis A. Muracca, II, Esq.

       9.3. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Neither Celgene nor the Company may assign this Agreement without the prior written consent of the other party.

       9.4. This Agreement, the Purchase Option Agreement and all exhibits and schedules hereto and thereto set forth the entire understanding of the parties hereto, and supersede all other prior


                                    APP-E-9
agreements and understandings, both written and oral, between the parties, with respect to the subject matter hereof. This Agreement may be amended, and any covenant, agreement, warranty or representation herein may be waived, by a written instrument signed by the parties hereto.

       9.5. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect against a party hereto, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such judgment shall be made.

       9.6. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

       9.7. The headings in this Agreement are for reference purposes only and shall not constitute a part hereof.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

                                        CELGENE CORPORATION



                                        By: /s/ John W. Jackson
                                            -----------------------------------

                                            Name: John W. Jackson
                                            Title:  Chairman of the Board and
                                                 Chief Executive Officer


                                        ANTHROGENESIS CORP.



                                        By: /s/ Robert Hariri, M.D.
                                            -----------------------------------

                                            Name: Robert Hariri, M.D.
                                            Title:  Chairman of the Board and
                                                 Chief Scientific Officer

                                    APP-E-10

                                                                     APPENDIX F

                     N.J. Stat. (section) 14A:11-1 (2002)

(section) 14A:11-1. Right of shareholders to dissent

     (1) Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions

     (a) Any plan of merger or consolidation to which the corporation is a party, provided that, unless the certificate of incorporation otherwise provides

     (i) a shareholder shall not have the right to dissent from any plan of merger or consolidation with respect to shares

     (A) of a class or series which is listed on a national securities exchange or is held of record by not less than 1,000 holders on the record date fixed to determine the shareholders entitled to vote upon the plan of merger or consolidation; or

     (B) for which, pursuant to the plan of merger or consolidation, he will receive (x) cash, (y) shares, obligations or other securities which, upon consummation of the merger or consolidation, will either be listed on a national securities exchange or held of record by not less than 1,000 holders, or (z) cash and such securities;

     (ii) a shareholder of a surviving corporation shall not have the right to dissent from a plan of merger, if the merger did not require for its approval the vote of such shareholders as provided in section 14A:10-5.1 or in subsection 14A:10-3(4), 14A:10-7(2) or 14A:10-7(4);

     (iii) a shareholder of a corporation shall not have the right to dissent from a plan of merger, if the merger did not require, for its approval, the vote of the shareholders as provided in subsection (6) of N.J.S. 14A:10-3; or

     (b) Any sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation not in the usual or regular course of business as conducted by such corporation, other than a transfer pursuant to subsection (4) of N.J.S. 14A:10-11, provided that, unless the certificate of incorporation otherwise provides, the shareholder shall not have the right to dissent

     (i) with respect to shares of a class or series which, at the record date fixed to determine the shareholders entitled to vote upon such transaction, is listed on a national securities exchange or is held of record by not less than 1,000 holders; or

     (ii) from a transaction pursuant to a plan of dissolution of the corporation which provides for distribution of substantially all of its net assets to shareholders in accordance with their respective interests within one year after the date of such transaction, where such transaction is wholly for

     (A) cash; or

     (B) shares, obligations or other securities which, upon consummation of the plan of dissolution will either be listed on a national securities exchange or held of record by not less than 1,000 holders; or

     (C) cash and such securities; or

     (iii) from a sale pursuant to an order of a court having jurisdiction.

     (2) Any shareholder of a domestic corporation shall have the right to dissent with respect to any shares owned by him which are to be acquired pursuant to section 14A:10-9.

     (3) A shareholder may not dissent as to less than all of the shares owned beneficially by him and with respect to which a right of dissent exists. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner with respect to which the right of dissent exists.


                                    APP-F-1

     (4) A corporation may provide in its certificate of incorporation that holders of all its shares, or of a particular class or series thereof, shall have the right to dissent from specified corporate actions in addition to those enumerated in subsection 14A:11-1(1), in which case the exercise of such right of dissent shall be governed by the provisions of this Chapter.

                     N.J. Stat. (section) 14A:11-2 (2002)

(section) 14A:11-2. Notice of dissent; demand for payment; endorsement of certificates

     (1) Whenever a vote is to be taken, either at a meeting of shareholders or upon written consents in lieu of a meeting pursuant to section 14A:5-6, upon a proposed corporate action from which a shareholder may dissent under section 14A:11-1, any shareholder electing to dissent from such action shall file with the corporation before the taking of the vote of the shareholders on such corporate action, or within the time specified in paragraph 14A:5-6(2)(b) or 14A:5-6(2)(c), as the case may be, if no meeting of shareholders is to be held, a written notice of such dissent stating that he intends to demand payment for his shares if the action is taken.

     (2) Within 10 days after the date on which such corporate action takes effect, the corporation, or, in the case of a merger or consolidation, the surviving or new corporation, shall give written notice of the effective date of such corporate action, by certified mail to each shareholder who filed written notice of dissent pursuant to subsection 14A:11-2(1), except any who voted for or consented in writing to the proposed action.

     (3) Within 20 days after the mailing of such notice, any shareholder to whom the corporation was required to give such notice and who has filed a written notice of dissent pursuant to this section may make written demand on the corporation, or, in the case of a merger or consolidation, on the surviving or new corporation, for the payment of the fair value of his shares.

     (4) Whenever a corporation is to be merged pursuant to section 14A:10-5.1 or subsection 14A:10-7(4) and shareholder approval is not required under subsections 14A:10-5.1(5) and 14A:10-5.1(6), a shareholder who has the right to dissent pursuant to section 14A:11-1 may, not later than 20 days after a copy or summary of the plan of such merger and the statement required by subsection 14A:10-5.1(2) is mailed to such shareholder, make written demand on the corporation or on the surviving corporation, for the payment of the fair value of his shares.

     (5) Whenever all the shares, or all the shares of a class or series, are to be acquired by another corporation pursuant to section 14A:10-9, a shareholder of the corporation whose shares are to be acquired may, not later than 20 days after the mailing of notice by the acquiring corporation pursuant to paragraph 14A:10-9(3)(b), make written demand on the acquiring corporation for the payment of the fair value of his shares.

     (6) Not later than 20 days after demanding payment for his shares pursuant to this section, the shareholder shall submit the certificate or certificates representing his shares to the corporation upon which such demand has been made for notation thereon that such demand has been made, whereupon such certificate or certificates shall be returned to him. If shares represented by a certificate on which notation has been made shall be transferred, each new certificate issued therefor shall bear similar notation, together with the name of the original dissenting holder of such shares, and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making a demand for payment of the fair value thereof.

     (7) Every notice or other communication required to be given or made by a corporation to any shareholder pursuant to this Chapter shall inform such shareholder of all dates prior to which action must be taken by such shareholder in order to perfect his rights as a dissenting shareholder under this Chapter.


                                    APP-F-2

                     N.J. Stat. (section) 14A:11-3 (2002)

(section) 14A:11-3. "Dissenting shareholder" defined; date for determination of fair value

     (1) A shareholder who has made demand for the payment of his shares in the manner prescribed by subsection 14A:11-2(3), 14A:11-2(4) or 14A:11-2(5) is hereafter in this Chapter referred to as a "dissenting shareholder."

     (2) Upon making such demand, the dissenting shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights of a dissenting shareholder under this Chapter.

     (3) "Fair value" as used in this Chapter shall be determined

     (a) As of the day prior to the day of the meeting of shareholders at which the proposed action was approved or as of the day prior to the day specified by the corporation for the tabulation of consents to such action if no meeting of shareholders was held; or

     (b) In the case of a merger pursuant to section 14A:10-5.1 or subsection 14A:10-7(4) in which shareholder approval is not required, as of the day prior to the day on which the board of directors approved the plan of merger; or

     (c) In the case of an acquisition of all the shares or all the shares of a class or series by another corporation pursuant to section 14A:10-9, as of the day prior to the day on which the board of directors of the acquiring corporation authorized the acquisition, or, if a shareholder vote was taken pursuant to section 14A:10-12, as of the day provided in paragraph 14A:11-3(3)(a).

     In all cases, "fair value" shall exclude any appreciation or depreciation resulting from the proposed action.

                     N.J. Stat. (section) 14A:11-4 (2002)

(section) 14A:11-4. Termination of right of shareholder to be paid the fair value of his shares

     (1) The right of a dissenting shareholder to be paid the fair value of his shares under this Chapter shall cease if

     (a) he has failed to present his certificates for notation as provided by subsection 14A:11-2(6), unless a court having jurisdiction, for good and sufficient cause shown, shall otherwise direct;

     (b) his demand for payment is withdrawn with the written consent of the corporation;

     (c) the fair value of the shares is not agreed upon as provided in this Chapter and no action for the determination of fair value by the Superior Court is commenced within the time provided in this Chapter;

     (d) the Superior Court determines that the shareholder is not entitled to payment for his shares;

     (e) the proposed corporate action is abandoned or rescinded; or

     (f) a court having jurisdiction permanently enjoins or sets aside the corporate action.

     (2) In any case provided for in subsection 14A:11-4(1), the rights of the dissenting shareholder as a shareholder shall be reinstated as of the date of the making of a demand for payment pursuant to subsections 14A:11-2(3), 14A:11-2(4) or 14A:11-2(5) without prejudice to any corporate action which has taken place during the interim period. In such event, he shall be entitled to any intervening preemptive rights and the right to payment of any intervening dividend or other distribution, or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the board, the fair value thereof in cash as of the time of such expiration or completion.


                                    APP-F-3

                     N.J. Stat. (section) 14A:11-5 (2002)

(section) 14A:11-5. Rights of dissenting shareholder

     (1) A dissenting shareholder may not withdraw his demand for payment of the fair value of his shares without the written consent of the corporation.

     (2) The enforcement by a dissenting shareholder of his right to receive payment for his shares shall exclude the enforcement by such dissenting shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in subsection 14A:11-4(2) and except that this subsection shall not exclude the right of such dissenting shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is ultra vires, unlawful or fraudulent as to such dissenting shareholder.

                     N.J. Stat. (section) 14A:11-6 (2002)

(section) 14A:11-6. Determination of fair value by agreement

     (1) Not later than 10 days after the expiration of the period within which shareholders may make written demand to be paid the fair value of their shares, the corporation upon which such demand has been made pursuant to subsections 14A:11-2(3), 14A:11-2(4) or 14A:11-2(5) shall mail to each dissenting shareholder the balance sheet and the surplus statement of the corporation whose shares he holds, as of the latest available date which shall not be earlier than 12 months prior to the making of such offer and a profit and loss statement or statements for not less than a 12-month period ended on the date of such balance sheet or, if the corporation was not in existence for such 12-month period, for the portion thereof during which it was in existence. The corporation may accompany such mailing with a written offer to pay each dissenting shareholder for his shares at a specified price deemed by such corporation to be the fair value thereof. Such offer shall be made at the same price per share to all dissenting shareholders of the same class, or, if divided into series, of the same series.

     (2) If, not later than 30 days after the expiration of the 10-day period limited by subsection 14A:11-6(1), the fair value of the shares is agreed upon between any dissenting shareholder and the corporation, payment therefor shall be made upon surrender of the certificate or certificates representing such shares.

                     N.J. Stat. (section) 14A:11-7 (2002)

(section) 14A:11-7. Procedure on failure to agree upon fair value; commencement of action to determine fair value

     (1) If the fair value of the shares is not agreed upon within the 30-day period limited by subsection 14A:11-6(2), the dissenting shareholder may serve upon the corporation upon which such demand has been made pursuant to subsections 14A:11-2(3), 14A:11-2(4) or 14A:11-2(5) a written demand that it commence an action in the Superior Court for the determination of the fair value of the shares. Such demand shall be served not later than 30 days after the expiration of the 30-day period so limited and such action shall be commenced by the corporation not later than 30 days after receipt by the corporation of such demand, but nothing herein shall prevent the corporation from commencing such action at any earlier time.

     (2) If a corporation fails to commence the action as provided in subsection 14A:11-7(1), a dissenting shareholder may do so in the name of the corporation, not later than 60 days after the expiration of the time limited by subsection 14A:11-7(1) in which the corporation may commence such an action.


                                    APP-F-4

                     N.J. Stat. (section) 14A:11-8 (2002)

(section) 14A:11-8. Action to determine fair value; jurisdiction of court; appointment of appraiser

     In any action to determine the fair value of shares pursuant to this
Chapter:

     (a) The Superior Court shall have jurisdiction and may proceed in the action in a summary manner or otherwise;

     (b) All dissenting shareholders, wherever residing, except those who have agreed with the corporation upon the price to be paid for their shares, shall be made parties thereto as an action against their shares quasi in rem;

     (c) The court in its discretion may appoint an appraiser to receive evidence and report to the court on the question of fair value, who shall have such power and authority as shall be specified in the order of his appointment; and

     (d) The court shall render judgment against the corporation and in favor of each shareholder who is a party to the action for the amount of the fair value of his shares.

                     N.J. Stat. (section) 14A:11-9 (2002)

(section) 14A:11-9. Judgment in action to determine fair value

     (1) A judgment for the payment of the fair value of shares shall be payable upon surrender to the corporation of the certificate or certificates representing such shares.

     (2) The judgment shall include an allowance for interest at such rate as the court finds to be equitable, from the date of the dissenting shareholder's demand for payment under subsections 14A:11-2(3), 14A:11-2(4) or 14A:11-2(5) to the day of payment. If the court finds that the refusal of any dissenting shareholder to accept any offer of payment, made by the corporation under section 14A:11-6, was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

                     N.J. Stat. (section) 14A:11-10 (2002)

(section) 14A:11-10. Costs and expenses of action

     The costs and expenses of bringing an action pursuant to section 14A:11-8 shall be determined by the court and shall be apportioned and assessed as the court may find equitable upon the parties or any of them. Such expenses shall include reasonable compensation for and reasonable expenses of the appraiser, if any, but shall exclude the fees and expenses of counsel for and experts employed by any party; but if the court finds that the offer of payment made by the corporation under section 14A:11-6 was not made in good faith, or if no such offer was made, the court in its discretion may award to any dissenting shareholder who is a party to the action reasonable fees and expenses of his counsel and of any experts employed by the dissenting shareholder.

                     N.J. Stat. (section) 14A:11-11 (2002)

(section) 14A:11-11. Disposition of shares acquired by corporation

     (1) The shares of a dissenting shareholder in a transaction described in subsection 14A:11-1(1) shall become reacquired by the corporation which issued them or by the surviving corporation, as the case may be, upon the payment of the fair value of shares.

     (2) (Deleted by amendment, P.L.1995, c.279.)

     (3) In an acquisition of shares pursuant to section 14A:10-9 or section 14A:10-13, the shares of a dissenting shareholder shall become the property of the acquiring corporation upon the payment by the acquiring corporation of the fair value of such shares. Such payment may be made, with the consent of the acquiring corporation, by the corporation which issued the shares, in which case the shares so paid for shall become reacquired by the corporation which issued them and shall be cancelled.


                                    APP-F-5

                                   CONTENTS

                                                                            PAGE
                                                                       ---------

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS ...................    F-2
CONSOLIDATED FINANCIAL STATEMENTS
 Consolidated Balance Sheets .........................................    F-3
 Consolidated Statements of Operations ...............................    F-4
 Consolidated Statement of Changes in Stockholders' Deficit ..........    F-5
 Consolidated Statements of Cash Flows ...............................  F-6-F-7
 Notes to Consolidated Financial Statements ..........................  F-8-F-21

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors
ANTHROGENESIS CORP. AND SUBSIDIARY


We have audited the accompanying consolidated balance sheets of Anthrogenesis Corp., formerly known as Lifebank, Inc., and Subsidiary (the "Company"), as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the three years in the period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Anthrogenesis, Inc. as of December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.


Edison, New Jersey
May 28, 2002, except for
   the fourth paragraph of
   Note K, as to which the
   date is September 11, 2002

             ANTHROGENESIS CORP., FORMERLY KNOWN AS LIFEBANK INC.,
                                AND SUBSIDIARY


                          CONSOLIDATED BALANCE SHEETS

                                                                  SEPTEMBER 30,    DECEMBER 31,     DECEMBER 31,
                                                                       2002            2001             2000
                                                                 --------------- ---------------- ---------------
                                                                   (UNAUDITED)
ASSETS
CURRENT ASSETS
   Cash and cash equivalents ...................................  $   5,534,867   $     439,949    $    278,331
   Accounts receivable .........................................        223,018         294,408          54,895
   Inventory ...................................................         79,792         105,227          52,559
   Prepaid expenses ............................................         48,533          36,899          39,246
                                                                  -------------   -------------    ------------
      Total current assets .....................................      5,886,210         876,483         425,031
PROPERTY AND EQUIPMENT, net                                             624,136         631,160         607,842
OTHER ASSETS
   Intangible assets, net ......................................          5,710           5,710           6,099
                                                                  -------------   -------------    ------------
                                                                  $   6,516,056   $   1,513,353    $  1,038,972
                                                                  =============   =============    ============
LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES
   Current maturities of capital lease obligations .............  $      47,350   $      58,734    $     54,552
   Accounts payable ............................................        391,556         649,325         815,652
   Accrued expenses ............................................        287,503         424,501         268,235
   Deferred revenue and customer deposits ......................      1,323,493         966,471         355,813
   Due to officers .............................................                                         20,000
   Deferred salaries and payroll expenses ......................         43,343         301,922         217,225
                                                                  -------------   -------------    ------------
      Total current liabilities ................................      2,093,245       2,400,953       1,731,477
LONG-TERM LIABILITIES
   Note payable -- Celgene .....................................      8,500,000              --              --
   Capital lease obligation, less current maturities ...........         45,818          87,203         113,902
                                                                  -------------   -------------    ------------
                                                                      8,545,818          87,203         113,902
                                                                  -------------   -------------    ------------
      Total liabilities ........................................     10,639,063       2,488,156       1,845,379
STOCKHOLDERS' DEFICIT
   Preferred stock; 10,000,000 shares authorized; none
    outstanding ................................................             --              --              --
   Voting or nonvoting common stock, with discretionary terms;
    10,000,000 shares authorized; none outstanding .............             --              --              --
   Common stock, no par value; 10,000,000 shares authorized;
    3,202,254, 3,080,152 and 2,601,809 shares issued and
    outstanding at September 30, 2002, December 31, 2001 and
    2000, respectively .........................................     11,882,049       9,189,964       3,339,891
   Common stock in treasury, at cost, 12,445 shares at September
    30, 2002, none at December 31, 2001 and 2000 ...............       (127,500)             --              --
                                                                  -------------   -------------    ------------
   Accumulated deficit .........................................    (15,861,488)    (10,148,699)     (4,146,298)
   Stock subscription receivable ...............................        (16,068)        (16,068)
                                                                  -------------   -------------
      Total stockholders' deficit ..............................     (4,123,007)       (974,803)       (806,407)
                                                                  -------------   -------------    ------------
                                                                  $   6,516,056   $   1,513,353    $  1,038,972
                                                                  =============   =============    ============

The accompanying notes are an integral part of these statements.

            ANTHROGENESIS CORP., FORMERLY KNOWN AS LIFEBANK, INC.,
                                 AND SUBSIDIARY


                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                               NINE            NINE
                                              MONTHS          MONTHS           YEAR             YEAR             YEAR
                                              ENDED           ENDED            ENDED            ENDED           ENDED
                                          SEPTEMBER 30,   SEPTEMBER 30,    DECEMBER 31,     DECEMBER 31,     DECEMBER 31,
                                               2002            2001            2001             2000             1999
                                         --------------- --------------- ---------------- ---------------- ---------------
                                           (UNAUDITED)     (UNAUDITED)
Revenues ...............................  $  1,893,272    $    919,270     $  1,528,335     $    473,103    $     39,230
Costs and expenses
 Cost of operations ....................       766,434         566,139          840,090          282,962         272,484
 Selling, general and administrative
   expenses ............................     4,862,343       2,372,324        4,210,490        1,836,737       1,259,837
 Stock-based compensation expense ......     1,383,802       1,930,520        2,024,256          503,540              --
 Research and development expenses .....       446,484         199,856          255,433          219,462              --
                                          ------------    ------------     ------------     ------------    ------------
                                             7,459,063       5,068,839        7,330,269        2,842,701       1,532,321
                                          ------------    ------------     ------------     ------------    ------------
Operating loss .........................    (5,565,791)     (4,149,569)      (5,801,934)      (2,369,598)     (1,493,091)
Other income (expense)
 Other income (expense) ................       (44,619)          5,073          (35,207)           6,438              --
 Write-off of excess purchase price
   resulting from acquisition of
   Atlantic Stem Cell Technologies,
   Inc. ................................            --              --         (263,782)              --              --
 Sale of New Jersey net operating loss
   carryforward ........................            --              --          238,611               --              --
 Interest expense ......................      (102,379)       (112,851)        (140,089)         (30,651)             --
                                          ------------    ------------     ------------     ------------    ------------
                                              (146,998)       (107,778)        (200,467)         (24,213)             --
                                          ------------    ------------     ------------     ------------    ------------
NET LOSS ...............................  $ (5,712,789)   $ (4,257,347)    $ (6,002,401)    $ (2,393,811)   $ (1,493,091)
                                          ============    ============     ============     ============    ============

The accompanying notes are an integral part of these statements.

            ANTHROGENESIS CORP., FORMERLY KNOWN AS LIFEBANK, INC.,
                                AND SUBSIDIARY


          CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT


    YEARS ENDED DECEMBER 31, 2001, 2000, AND 1999 AND THE NINE MONTHS ENDED
                        SEPTEMBER 30, 2002 (UNAUDITED)

                                                                  COMMON        ACCUMULATED
                                                    SHARES         STOCK          DEFICIT
                                                 ------------ -------------- -----------------
Balance at January 1, 1999 .....................  2,189,390    $   702,050     $    (259,396)
Sale of common stock at $5.00 -- $7.50
 per share .....................................     67,019        223,618                --
Net loss for the year ended December 31,
 1999...........................................         --             --        (1,493,091)
Balance at January 1, 2000 .....................  2,256,409        925,668        (1,752,487)
Shares issued upon exercise of warrants ........     18,000         90,000                --
Compensatory charge for warrants issued
 for professional services, and options
 issued at a price below fair value ............         --        503,540                --
Acquisition of fixed assets in exchange for
 the issuance of common stock ..................      5,000         25,000                --
Conversion of debt to common stock .............     30,000        150,000                --
Sale of common stock at $5.00 -- $7.50 per
 share .........................................    292,400      1,645,683                --
Net loss for the year ended December 31,
 2000 ..........................................         --             --        (2,393,811)
                                                  ---------    -----------     -------------
Balance at December 31, 2000 ...................  2,601,809      3,339,891        (4,146,298)
Sale of common stock at $5.00 -- $8.035
 per share .....................................    306,389      2,400,803                --
Shares issued in connection with
 acquisition of Atlantic Stem Cells, Inc. ......     49,279        396,000                --
Additional shares issued upon conversion
 of debt to common stock .......................      9,164         73,633                --
Shares issued for services rendered ............    102,939         87,045                --
Shares issued to officers as partial payment
 of accrued salaries and accrued expenses             4,349        781,598                --
Forgiveness of accrued officer salary and
 other .........................................         --         39,782                --
Compensatory charge for warrants issued
 for professional services, and options
 issued at a price below fair value ............         --      2,024,256                --
Compensatory charge for warrants issued
 in connection with the acquisition of
 Atlantic Stem Cell, Inc. ......................         --         46,956                --
Net loss for the year ended December 31,
 2001 ..........................................         --             --        (6,002,401)
                                                  ---------    -----------     -------------
Balance at December 31, 2001 ...................  3,073,929      9,189,964       (10,148,699)
Sale of common stock at $5.00 -- $8.035
 per share .....................................    134,547      1,045,280                --
Compensatory charge for warrants issued
 for professional services, and options
 issued at a price below fair value ............         --      1,646,805                --
Less: Treasury stock ...........................    (12,445)            --                --
Net loss for the nine-month period ended
 September 30, 2002 (unaudited) ................         --             --        (5,712,789)
                                                  ---------    -----------     -------------
BALANCE AT SEPTEMBER 30, 2002 (UNAUDITED)         3,196,031    $11,882,049     $ (15,861,488)
                                                  =========    ===========     =============

                                                      STOCK                         TOTAL
                                                  SUBSCRIPTION     TREASURY     STOCKHOLDERS'
                                                   RECEIVABLE       STOCK          DEFICIT
                                                 -------------- ------------- -----------------
Balance at January 1, 1999 .....................          --             --     $     442,654
Sale of common stock at $5.00 -- $7.50
 per share .....................................          --             --           223,618
Net loss for the year ended December 31,
 1999...........................................          --             --        (1,493,091)
Balance at January 1, 2000 .....................          --             --          (826,819)
Shares issued upon exercise of warrants ........          --             --            90,000
Compensatory charge for warrants issued
 for professional services, and options
 issued at a price below fair value ............          --             --           503,540
Acquisition of fixed assets in exchange for
 the issuance of common stock ..................          --             --            25,000
Conversion of debt to common stock .............          --             --           150,000
Sale of common stock at $5.00 -- $7.50 per
 share .........................................          --             --         1,645,683
Net loss for the year ended December 31,
 2000 ..........................................          --             --        (2,393,811)
                                                                                -------------
Balance at December 31, 2000 ...................          --             --          (806,407)
Sale of common stock at $5.00 -- $8.035
 per share .....................................   $ (16,068)            --         2,384,735
Shares issued in connection with
 acquisition of Atlantic Stem Cells, Inc. ......          --             --           396,000
Additional shares issued upon conversion
 of debt to common stock .......................          --             --            73,633
Shares issued for services rendered ............          --             --            87,045
Shares issued to officers as partial payment
 of accrued salaries and accrued expenses                 --             --           781,598
Forgiveness of accrued officer salary and
 other .........................................          --             --            39,782
Compensatory charge for warrants issued
 for professional services, and options
 issued at a price below fair value ............          --             --         2,024,256
Compensatory charge for warrants issued
 in connection with the acquisition of
 Atlantic Stem Cell, Inc. ......................          --             --            46,956
Net loss for the year ended December 31,
 2001 ..........................................          --             --        (6,002,401)
                                                   ---------             --     -------------
Balance at December 31, 2001 ...................     (16,068)            --          (974,803)
Sale of common stock at $5.00 -- $8.035
 per share .....................................          --             --         1,045,280
Compensatory charge for warrants issued
 for professional services, and options
 issued at a price below fair value ............          --             --         1,646,805
Less: Treasury stock ...........................          --       (127,500)         (127,500)
Net loss for the nine-month period ended
 September 30, 2002 (unaudited) ................          --             --        (5,712,789)
                                                   ---------       --------     -------------
BALANCE AT SEPTEMBER 30, 2002 (UNAUDITED)          $ (16,068)    $ (127,500)    $  (4,123,007)
                                                   =========     ==========     =============

The accompanying notes are an integral part of this statement.

            ANTHROGENESIS CORP., FORMERLY KNOWN AS LIFEBANK, INC.,
                                AND SUBSIDIARY


                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                           NINE            NINE
                                                          MONTHS          MONTHS
                                                          ENDED           ENDED
                                                      SEPTEMBER 30,   SEPTEMBER 30,
                                                           2002            2001
                                                     --------------- ---------------
                                                       (UNAUDITED)     (UNAUDITED)
Cash flows from operating activities
 Net loss ..........................................  $ (5,712,789)   $ (4,257,347)
 Adjustments to reconcile net loss to cash
   used in operating activities
    Depreciation and amortization ..................       150,189         139,703
    Beneficial conversion feature for shares
      issued upon the conversion of debt to
      common shares ................................            --              --
    Write-off of acquisition value .................            --              --
    Stock-based compensation and charges ...........     1,383,802       1,930,520
    Loss on disposal of fixed assets ...............        (5,159)             --
    Changes in assets and liabilities
      Accounts receivable ..........................        71,390          17,099
      Inventory ....................................        25,435         (63,928)
      Prepaid expenses and other current
       assets ......................................       (11,634)         23,380
      Accounts payable .............................       (89,243)        (93,270)
      Accrued expenses .............................       (42,521)        102,479
      Deferred revenue and customer
       deposits ....................................       357,022         450,259
      Deferred salaries and payroll costs ..........      (258,579)        190,630
                                                      ------------    ------------
       Net cash used in operating activities            (4,132,087)     (1,560,475)
                                                      ------------    ------------
Cash flows from investing activities
 Purchase of property and equipment ................      (138,006)       (133,637)
 Payments for intangible assets ....................            --              --
                                                      ------------    ------------
       Net cash used in investing activities .......      (138,006)       (133,637)
                                                      ------------    ------------
Cash flows from financing activities
 Proceeds from the issuance of common stock              1,045,280       1,891,884
 Proceeds from financing arrangement ...............     8,500,000              --
 Proceeds from notes payable .......................            --              --
 Due to officers ...................................            --         (20,000)
 Purchase of treasury stock ........................      (127,500)             --
 Repayment of capital lease obligations ............       (52,769)        (38,393)
 Proceeds from exercise of warrants ................            --              --
                                                      ------------    ------------
       Net cash provided by financing
         activities ................................     9,365,011       1,833,491
                                                      ------------    ------------
       INCREASE (DECREASE) IN
         CASH AND CASH
         EQUIVALENTS ...............................     5,094,918         139,379
Cash and cash equivalents at beginning of year .....       439,949         278,331
                                                      ------------    ------------
Cash and cash equivalents at end of year ...........  $  5,534,867    $    417,710
                                                      ============    ============
Supplemental disclosures of cash flow
 information:
 Cash paid during the year for
   Interest expense ................................  $      8,100    $     23,000
   Taxes ...........................................           250             860

                                                           YEAR             YEAR             YEAR
                                                           ENDED            ENDED            ENDED
                                                       DECEMBER 31,     DECEMBER 31,     DECEMBER 31,
                                                           2001             2000             1999
                                                     ---------------- ---------------- ----------------
Cash flows from operating activities
 Net loss ..........................................   $ (6,002,401)    $ (2,393,811)    $ (1,493,091)
 Adjustments to reconcile net loss to cash
   used in operating activities
    Depreciation and amortization ..................        180,639          118,129           50,931
    Beneficial conversion feature for shares
      issued upon the conversion of debt to
      common shares ................................         73,633               --               --
    Write-off of acquisition value .................        396,000               --               --
    Stock-based compensation and charges ...........      2,071,212          503,540               --
    Loss on disposal of fixed assets ...............             --               --               --
    Changes in assets and liabilities
      Accounts receivable ..........................       (239,513)         (80,000)         (16,395)
      Inventory ....................................        (52,668)         (45,873)           2,100
      Prepaid expenses and other current
       assets ......................................          2,347          (39,246)              --
      Accounts payable .............................        (79,282)         287,816          438,636
      Accrued expenses .............................        888,607          (24,324)         234,537
      Deferred revenue and customer
       deposits ....................................        610,658          185,066          258,392
      Deferred salaries and payroll costs ..........        173,736           97,696           98,198
                                                       ------------     ------------     ------------
       Net cash used in operating activities             (1,977,032)      (1,391,007)    $   (426,692)
                                                       ------------     ------------     ------------
Cash flows from investing activities
 Purchase of property and equipment ................       (156,568)        (147,331)        (265,280)
 Payments for intangible assets ....................             --           (5,710)              --
                                                       ------------     ------------     ------------
       Net cash used in investing activities .......       (156,568)        (153,041)        (265,280)
                                                       ------------     ------------     ------------
Cash flows from financing activities
 Proceeds from the issuance of common stock               2,384,735        1,645,683          223,618
 Proceeds from financing arrangement ...............             --               --               --
 Proceeds from notes payable .......................             --               --          175,000
 Due to officers ...................................        (20,000)          20,000           (7,589)
 Purchase of treasury stock ........................             --               --               --
 Repayment of capital lease obligations ............        (69,517)         (26,829)              --
 Proceeds from exercise of warrants ................             --           90,000               --
                                                       ------------     ------------     ------------
       Net cash provided by financing
         activities ................................      2,295,218        1,728,854          391,029
                                                       ------------     ------------     ------------
       INCREASE (DECREASE) IN
         CASH AND CASH
         EQUIVALENTS ...............................        161,618          184,806         (300,943)
Cash and cash equivalents at beginning of year .....        278,331           93,525          394,469
                                                       ------------     ------------     ------------
Cash and cash equivalents at end of year ...........   $    439,949     $    278,331     $     93,526
                                                       ============     ============     ============
Supplemental disclosures of cash flow
 information:
 Cash paid during the year for
   Interest expense ................................   $     51,400     $     30,600     $         --
   Taxes ...........................................            860              240               --

            ANTHROGENESIS CORP., FORMERLY KNOWN AS LIFEBANK, INC.,
                                AND SUBSIDIARY


              CONSOLIDATED STATEMENTS OF CASH FLOWS - (CONTINUED)

                                                       NINE            NINE
                                                      MONTHS          MONTHS          YEAR           YEAR           YEAR
                                                      ENDED           ENDED           ENDED          ENDED         ENDED
                                                  SEPTEMBER 30,   SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                       2002            2001           2001           2000           1999
                                                 --------------- --------------- -------------- -------------- -------------
                                                   (UNAUDITED)     (UNAUDITED)
Supplemental schedule of noncash investing and
 financing activities:
   Acquisition of property and equipment
    relating to capital leases .................           --    --                 $  47,000      $ 194,000
                                                                                    =========      =========
   Issuance of options and warrants for
    services ...................................     $646,000    --                 $ 810,000      $ 503,000
                                                     ========                       =========      =========
   Shares issued for services rendered .........           --    --                 $  87,000             --
                                                                                    =========
   Issuance of common stock for property and
    equipment ..................................           --    --                        --      $  25,000
                                                                                                   =========
   Conversion of debt to shares of common
    stock ......................................           --    --                 $  73,000      $ 150,000
                                                                                    =========      =========

The accompanying notes are an integral part of these statements.

            ANTHROGENESIS CORP., FORMERLY KNOWN AS LIFEBANK, INC.,
                                 AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 2001, 2000 AND 1999
           AND THE NINE MONTHS ENDED SEPTEMBER 30, 2002 (UNAUDITED)


NOTE A -- DESCRIPTION OF BUSINESS AND LIQUIDITY


(1) DESCRIPTION OF BUSINESS

Anthrogenesis Corp., formerly known as Lifebank, Inc. (the "Company"), was incorporated in the State of New Jersey in 1996. The Company is dedicated to the science of umbilical cord blood ("UCB") banking and cryopreservation, providing a child "biological insurance" in the event of the need for stem cell transplantations or other significant medical needs. The Company is also developing other markets for its products (such as various tissues, blood vessels and membranes) that can be sold as by-products of the blood banking collection process. To date, the Company's UCB customers have primarily been located in the State of New Jersey.


(2) LIQUIDITY

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The Company has incurred substantial losses since inception, has an accumulated deficit as of December 31, 2001 of approximately $10.1 million, has negative working capital of approximately $1.5 million, and has negative cash flow from operations of approximately $2.0 million for the year ended December 31, 2001. The Company has raised funds through the sale of common stock and the exercise of warrants to support its cash needs. The Company has also deferred certain officers' salaries and has issued equity instruments in lieu of cash where possible in order to conserve cash.

The Company's plans with respect to these matters are as follows:

   o increase revenues and cash flows by aggressively seeking to expand the customer base, and developing additional applications for the Company's by-products;

   o raise additional equity through the sale of equity or debt instruments (except as prohibited under the plan of merger);

   o form strategic alliances with biotechnology companies that can utilize the by-products; and

   o continue to defer payments of officers' salaries and vendors, when possible.

In April 2002, the Company entered into an agreement that provided an option for Celgene Corporation ("Celgene") to acquire the Company. As part of the same transaction, Celgene and the Company entered into an agreement, as later amended, that also provides a funding mechanism of up to $11 million in maximum principal amount. The Company has obtained $8.5 million to date pursuant to this funding mechanism. See Note K.


NOTE B -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES


(1) REVENUE RECOGNITION

In December 1999, the staff of the Securities and Exchange Commission issued Staff Accounting Bulletin 101, "Revenue Recognition," to provide guidance on the recognition, presentation, and disclosure of revenue in financial statements. The policies of the Company revenue recognition are consistent with this bulletin.

            ANTHROGENESIS CORP., FORMERLY KNOWN AS LIFEBANK, INC.,
                                AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

                           DECEMBER 31, 2001 AND 2000
           AND THE NINE MONTHS ENDED SEPTEMBER 30, 2002 (UNAUDITED)

Revenue is recognized for the collection and processing of umbilical cord blood at completion of processing, generally shortly after the birth of the child. Revenue for the storage of UCB is recognized ratably over the term of the storage contract. For contracts that contain both processing and storage elements, the Company allocates the revenue attributable to each component based upon the estimated fair value of each element. For contracts where the storage is paid annually, the transaction is recorded as the annual renewal occurs, and recognized ratably over that annual storage period. Deposits received from clients in advance of the birth of the child are recorded as customer deposits in the accompanying financial statements. In the event of a default of storage fees, the UCB becomes the property of the Company and can be utilized in the best interests of the Company. Deferred revenues represent storage fees collected in advance of earnings, and will be recognized over the term of the billing for storage, typically over an annual period.

Revenues from the sale of by-products are recognized upon shipment of product. Revenue from product development agreements is recognized as earned.

Accounts receivable include both amounts due upon the sale of by-products and UCB services. The accounts receivable arising from UCB services represent processing fees which have not yet been paid.


(2) INVENTORIES

Inventories consist of by-products and donated stem cells, which have been processed and are available for sale. Inventories are priced at the lower of cost (determined by the average cost method applied to specific by-products) or market. All inventories are considered to be finished goods inventory.


(3) CONCENTRATION OF CREDIT RISKS

The Company maintains its cash and cash equivalents with high quality financial institutions which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk.


(4) ADVERTISING

Advertising expenditures are expensed as incurred and amounted to approximately $186,000, $134,000 and $121,000 for the years ended December 31, 2001, 2000 and
1999, respectively, and are included in selling, general and administrative expenses in the accompanying statement of operations.


(5) USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


(6) CASH AND CASH EQUIVALENTS

The Company considers all highly liquid instruments with original maturities of three months or less to be cash equivalents.

            ANTHROGENESIS CORP., FORMERLY KNOWN AS LIFEBANK, INC.,
                                AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

                           DECEMBER 31, 2001 AND 2000
           AND THE NINE MONTHS ENDED SEPTEMBER 30, 2002 (UNAUDITED)

(7) STOCK-BASED COMPENSATION

The Company has adopted Statement of Financial Accounting Standards No. 123 ("SFAS No. 123'), "Accounting for Stock-Based Compensation." As permitted under SFAS No. 123, the Company has elected to follow Accounting Principles Board Opinion No. 25 ("APB No. 25"), "Accounting for Stock Issued to Employees," and related interpretations in accounting for its employee stock options. Under APB No. 25, when the exercise price of employee stock options equals or exceeds the market price of the underlying stock on the date of grant, no compensation expense is recorded. However, with respect to common stock and options granted to nonemployees, the Company records expense equal to the fair value of the common stock or option on the measurement date, which generally is the date of completion of service. Expenses relating to such options or stock are estimated based upon the fair value as of the end of each reporting period prior to the measurement date. Expense related to these options is recognized ratably over the vesting or service period.


(8) PROPERTY AND EQUIPMENT

Property and equipment are stated at cost if purchased by the Company, or at estimated fair value if contributed by individuals to the Company. Depreciation is computed using a straight-line method over estimated useful lives. Leasehold improvements are amortized over the shorter of the respective life of the lease or the useful life of the improvements. Substantially all property and equipment is depreciated over a five-year period.

Upon the sale or retirement of depreciable assets, the cost and related accumulated depreciation will be removed from the accounts and resulting profit or loss will be reflected in income. Expenditures for maintenance and repairs are charged to income as incurred.


(9) INTANGIBLE ASSETS

Costs incurred in connection with filing patent and trademark applications are capitalized. Patents and trademarks granted are amortized on a straight-line basis over a lifetime of three and ten years, respectively. Abandoned patents are expensed in the year of abandonment.


(10) LONG-LIVED ASSETS

The Company has adopted Statement of Financial Accounting Standards No. 121 ("SFAS No. 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of." This statement requires that the Company review all long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. In such circumstances, the Company will estimate the future cash flow expected to result from the use of the asset and its eventual disposition. Future cash flows are the future cash inflows expected to be generated by an asset, less the future outflows expected to be necessary to obtain those inflows. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying value of the asset, the Company would recognize an impairment loss to the fair value of the asset. The Company has not recorded an impairment of any of its long-lived assets at December 31, 2001, 2000 or 1999.


(11) INCOME TAXES

The Company uses the liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standards No. 109 ("SFAS No. 109"), "Accounting for Income Taxes." Deferred income tax assets and liabilities are recognized based on the temporary differences between

            ANTHROGENESIS CORP., FORMERLY KNOWN AS LIFEBANK, INC.,
                                AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

                           DECEMBER 31, 2001 AND 2000
           AND THE NINE MONTHS ENDED SEPTEMBER 30, 2002 (UNAUDITED)

the financial statement and income tax bases of assets, liabilities and net operating carryforwards using enacted tax rates. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.


(12) RESEARCH AND DEVELOPMENT

Research and development costs are expensed as incurred.


(13) RECLASSIFICATIONS

Certain reclassifications have been made to the prior year's report to conform to the current year presentation.


(14) INTERIM FINANCIAL INFORMATION

The accompanying balance sheet and stockholders' deficit as of September 30, 2002 and the statements of operations and cash flows for the nine-month periods ended September 30, 2002 and 2001 are unaudited. In the opinion of management, such financial statements have been prepared on the same basis as the audited financial statements and all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation have been incorporated herein. The results are not necessarily an indication of the results to be expected for the entire year.


(15) SEGMENTS

The Company is engaged in the umbilical cord blood ("UCB") banking and cryopreservation business, and has recently begun to develop other products and services based upon technologies associated with cord blood and related tissues. SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," requires the use of the management approach in identifying and disclosing financial information about segments of an enterprise. The Company does not track assets and liabilities and expenses for the UCB banking operations and other products and services. The only available information tracked by segment is revenue, as disclosed in Note D.


(16) CONSOLIDATION

The consolidated financial statements include all the accounts of Anthrogenesis Corp. and its subsidiary. All significant intercompany transactions have been eliminated.

            ANTHROGENESIS CORP., FORMERLY KNOWN AS LIFEBANK, INC.,
                                AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

                          DECEMBER 31, 2001 AND 2000
           AND THE NINE MONTHS ENDED SEPTEMBER 30, 2002 (UNAUDITED)


NOTE C -- PROPERTY AND EQUIPMENT

The major classes of property and equipment at December 31, 2001 and 2000 are as follows:

                                               2001          2000
                                           -----------   -----------
     Leasehold improvements ............    $237,949      $230,891
     Office equipment ..................     151,107       129,944
     Furniture and fixtures ............     117,350        68,316
     Laboratory equipment ..............     471,961       345,648
                                            --------      --------
                                             978,367       774,799
     Accumulated depreciation ..........     347,207       166,957
                                            --------      --------
                                            $631,160      $607,842
                                            ========      ========

Depreciation expense amounted to $180,250, $115,837 and $49,591 for the year ended December 31, 2001, 2000 and 1999, respectively.


NOTE D -- DEFERRED REVENUE AND CUSTOMER DEPOSITS

The following table summarizes the deferred revenue account components at December 31, 2001 and 2000:

                                                                   2001            2000
                                                             ---------------   ------------
     Balance at beginning of year ........................    $    355,813      $  319,433
     Total storage fees from contracts entered into during
       year ..............................................       2,703,746         853,795
     Less amounts of future billings pursuant to these
       contracts .........................................      (2,171,812)       (784,056)
     Deferred revenue recognized in current year from
       current year contracts ............................        (105,723)        (15,121)
                                                              ------------      ----------
                                                                   782,024         374,051
     Deferred revenue recognized in current year from
       prior year contracts ..............................         (65,553)        (18,238)
     Deferred fees relating to Celgene development
       contract -- Note J ................................         250,000              --
                                                              ------------      ----------
     Balance at end of year ..............................    $    966,471      $  355,813
                                                              ============      ==========

            ANTHROGENESIS CORP., FORMERLY KNOWN AS LIFEBANK, INC.,
                                AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

                          DECEMBER 31, 2001 AND 2000
           AND THE NINE MONTHS ENDED SEPTEMBER 30, 2002 (UNAUDITED)


The following summarizes revenues and accounts receivable by category:

                                                      2001         2000       1999
                                                  ------------ ----------- ----------
     Revenues for the year ended December 31,
       Collection and processing of UCB .........  $  942,766   $352,991    $32,260
       Storage of UCB ...........................     156,666     33,359      6,970
       By-product sales and other ...............     428,903     86,753         --
                                                   ----------   --------    -------
                                                   $1,528,335   $473,103    $39,230
                                                   ==========   ========    =======
     Accounts receivable
       UCB ......................................  $   44,408   $ 18,750         --
       By-products and other ....................     250,000     36,145         --
                                                   ----------   --------    -------
                                                   $  294,408   $ 54,895         --
                                                   ==========   ========    =======

As of December 31, 2002, the Company expects to bill its customers approximately $204,000 for storage services annually. These bills will generally result in revenue recognition over the twelve-month period of storage services.

NOTE E -- INCOME TAXES

The Company has not provided for income taxes since they have generated net operating losses. Deferred income tax assets have been fully reserved in all periods.

Differences between the Federal statutory income tax rate and the effective tax rate for the years ended December 31, 2001, 2000 and 1999, are as follows:

                                          2001           2000           1999
                                      ------------   ------------   ------------
     Statutory tax rate ...........    (34)%          (34)%            (34)%
     State taxes ..................     (6)%           (6)%             (6)%
     Valuation allowance ..........     40%            40%              40%
                                      -------        -------         ------
                                         0%             0%               0%
                                      =======        =======        =======

The principal components of the deferred tax assets relate to net operating loss carryforwards, accruals, deferrals and compensation-related transactions. At December 31, 2001, the Federal net operating loss carryforwards are approximately $7,433,000. The net operating loss carryforwards expire at various dates through 2021, and because of the uncertainty in the Company's ability to utilize the net operating loss carryforwards, a full valuation allowance has been provided on the deferred tax assets balance. Deferred income taxes consist of the following components at December 31, 2001 and 2000.

                                                        2001             2000
                                                   --------------   --------------
     Net operating loss carryforwards ..........    $  2,695,000     $  1,428,000
     Options and warrants ......................       1,020,000          191,000
     Accruals ..................................         121,000           87,000
     Fixed assets ..............................         (57,000)         (48,000)
     Investments ...............................         177,000               --
                                                    ------------     ------------
                                                       3,956,000        1,658,000
     Valuation allowance .......................      (3,956,000)      (1,658,000)
                                                    ------------     ------------
     Net deferred tax asset ....................    $         --     $         --
                                                    ============     ============

            ANTHROGENESIS CORP., FORMERLY KNOWN AS LIFEBANK, INC.,
                                AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

                          DECEMBER 31, 2001 AND 2000
           AND THE NINE MONTHS ENDED SEPTEMBER 30, 2002 (UNAUDITED)


The Company participated in the New Jersey Technology Transfer Program, whereby the tax benefit associated with the New Jersey net operating losses generated through 2000 of approximately $278,000 were sold for $239,000. The Company plans to participate in this program during 2002, if available.

Internal Revenue Code Section 382 places a limitation on the utilization of Federal net operating loss and other credit carryforwards when an ownership change, as defined by the tax law, occurs. Generally, this occurs when a greater than 50 percentage point change in ownership occurs. Accordingly, the actual utilization of the net operating loss carryforwards and other deferred tax assets for tax purposes may be limited annually under Code Section 382 to a percentage (about 5%) of the fair market value of the Company at the time of any such ownership change.


NOTE F -- STOCK OPTION PLANS

The Company's Nonqualified Recruiting and Retention Stock Option Plan and Qualified Employee Incentive Stock Option Plan (collectively, the "Plans"), adopted in October 2000, provide for the granting of nonqualified and qualified stock options under the Internal Revenue Code. An aggregate of 2,000,000 shares of Common Stock had been reserved for grant at December 31, 2001. Persons who are not employees of the Company are eligible to receive only nonqualified stock options. The options may be granted for a term of up to ten years, and generally vest immediately or over one year. If an incentive stock option is granted to an individual owning more than 10% of the total combined voting power of all classes of the Company's stock, the exercise price of the option may not be less than 110% of the fair market value of the underlying shares on the date of the grant.

Pro forma information regarding net income (loss) is required by FASB Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation," and has been determined as if the Company had accounted for its stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 2000: the risk-free interest rate is 5.3%, the volatility factors of the expected market price of the Company's common stock are 0%, the weighted-average expected life of the option is 10 years, and dividends are not expected in the future. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 2001: the risk-free interest rate is approximately 5%, the volatility factors of the expected market price of the Company's common stock are 0%, the weighted-average expected life of the option is 10 years, and dividends are not expected in the future.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing model does not necessarily provide a reliable single measure of the fair value of its employee stock options.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information for the years ended December 31, 2001, 2000 and 1999 is as follows:

            ANTHROGENESIS CORP., FORMERLY KNOWN AS LIFEBANK, INC.,
                                AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

                          DECEMBER 31, 2001 AND 2000
           AND THE NINE MONTHS ENDED SEPTEMBER 30, 2002 (UNAUDITED)


                                        YEAR ENDED DECEMBER 31,
                           --------------------------------------------------
                                 2001             2000             1999
                           ---------------- ---------------- ----------------
    Net loss
     As reported .........   $ (6,002,401)    $ (2,393,811)    $ (1,493,091)
     Pro forma ...........     (6,635,374)      (3,026,783)      (1,493,091)

Employee and nonemployee stock option activity is summarized as follows:

                                                                          WEIGHTED-
                                                                           AVERAGE
                                                                          EXERCISE
                                                             SHARES         PRICE
                                                          ------------   ----------
     Options outstanding at December 31, 1998
       Granted -- 1999 ................................      296,600      $  0.07
     Options outstanding at December 31, 1999 .........      296,600      $  0.07
     Expired and cancelled -- 2000 ....................           --           --
     Exercised -- 2000 ................................           --           --
     Granted -- 2000 ..................................      662,000         4.95
                                                             -------
     Options outstanding at December 31, 2000 .........      958,600         3.44
     Expired and cancelled -- 2001 ....................           --           --
     Exercised -- 2001 ................................           --           --
     Granted -- 2001 ..................................      691,000         5.78
                                                             -------
     Options outstanding at December 31, 2001 .........    1,649,600      $  4.36
                                                           =========

The table above includes outstanding options of 242,000 granted to nonemployees, with an exercise price of $5.00 at December 31, 2000. The Company recognized a stock-based compensation charge of $503,540 relating to these nonemployee options during 2000. During 2001, 192,000 options were granted to nonemployees, at exercise prices of $5.00 to $8.035. Further during 2001, 499,000 options were issued to employees of the Company with an exercise price of $5.00 per share. The Company recognized a stock-based compensation charge of approximately $2,024,000 during 2001 relating to these nonemployee options and options where the exercise price is less than the estimated fair value of the common stock at the date of grant.




                  DECEMBER 31, 2001         DECEMBER 31, 2000       DECEMBER 31, 1999
              -------------------------- ----------------------- ------------------------
   EXERCISE      OPTIONS       VESTED       OPTIONS      VESTED      OPTION      VESTED
    PRICE      OUTSTANDING     OPTIONS    OUTSTANDING   OPTIONS   OUTSTANDING    OPTIONS
------------- ------------- ------------ ------------- --------- ------------- ----------
$    0.07         303,600      303,600      303,600     303,600     296,600     296,600
     5.00       1,161,000    1,161,000      655,000     453,000          --          --
     7.50         113,000      113,000           --          --          --          --
     8.035         58,000       15,000           --          --          --          --
    10.00          14,000           --           --          --          --          --
                ---------    ---------      -------     -------     -------     -------
                1,649,600    1,592,600      958,600     756,600     296,600     296,600
                =========    =========      =======     =======     =======     =======


The Company granted an additional 271,000 stock options from January 1 to May 28, 2002 at a weighted-average exercise price of $5.00 per share.

During 1999, the Company granted options to the officers of the Company to acquire 296,600 shares of common stock at its then estimated fair value of $.07 per share, which vested immediately.

            ANTHROGENESIS CORP., FORMERLY KNOWN AS LIFEBANK, INC.,
                                 AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

                           DECEMBER 31, 2001 AND 2000
            AND THE NINE MONTHS ENDED SEPTEMBER 30, 2002 (UNAUDITED)


NOTE G -- WARRANTS


The Company issued warrants with one of its private placements of common stock during 2000. The exercise price of the warrants is the same as the price paid for a share of common stock, either $5.00 or $7.50 per share, and expire in five years from the date of issuance. Warrant activity is summarized as follows:

                                                                                  WEIGHTED-
                                                                                   AVERAGE
                                                                                  EXERCISE
                                                                     SHARES         PRICE
                                                                  ------------   ----------
   Warrants outstanding at December 31, 1999 and 1998 .........           --           --
   Expired and cancelled -- 2000 ..............................           --           --
   Granted -- 2000 ............................................      216,400      $  5.29
   Exercised -- 2000 ..........................................      (18,000)        5.00
                                                                     -------      -------
   Warrants outstanding at December 31, 2000 ..................      198,400         5.32
   Expired and cancelled -- 2001 ..............................           --           --
   Exercised -- 2001 ..........................................           --           --
   Granted -- 2001 ............................................      157,719         7.57
                                                                     -------      -------
   Warrants outstanding at December 31, 2001 ..................      356,119      $  6.32
                                                                     =======      =======


NOTE H -- RELATED PARTY TRANSACTIONS

On August 5, 1999, a major shareholder advanced the Company $150,000, as evidenced by a promissory note, with interest accruing at the prime rate as published in the Wall Street Journal plus 1%, with principal and unpaid interest due December 31, 2000. At any time during the term of this promissory note, at the option of the major shareholder, the principal and unpaid interest could be converted into shares of the Company's common stock at $5.00 per share. At December 31, 2000, the major shareholder exercised the option and received 30,000 shares of the Company's common stock as repayment of the promissory note. During 2001, an additional 9,164 shares were issued pursuant to this "beneficial conversion," and resulted in a compensatory charge of approximately $73,600.


During 2000, an officer of the Company donated certain fixed assets to the Company and received 5,000 shares of the Company's common stock at $5.00 per share. The Company estimated the fair value of the fixed assets received to be $25,000.


From time to time, directors and stockholders of the Company have directly paid certain Company expenses. Such directors and stockholders have also supplied the Company with cash advances during 1999 and 2000. Such transactions have been recorded as due to directors and stockholders, and do not bear interest. There are no scheduled terms of repayment of such amounts. At December 31, 2000, the Company had a liability of $20,000 relating to such advances, which was repaid in 2001.


During the years ended December 31, 2001, 2000 and 1999, the Company incurred professional fees and insurance expenses from firms whose principals are also shareholders of the Company. Such fees amounted to approximately $75,000, $60,000 and $30,000, respectively.


At December 31, 2001, the Company had a loan receivable from an officer of the Company of $25,000 receivable upon demand, included in prepaid and other assets.

            ANTHROGENESIS CORP., FORMERLY KNOWN AS LIFEBANK, INC.,
                                 AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

                           DECEMBER 31, 2001 AND 2000
            AND THE NINE MONTHS ENDED SEPTEMBER 30, 2002 (UNAUDITED)

NOTE I -- LEASES

1. Capital Leases

The Company was obligated under various capital leases for certain laboratory and office equipment that expire on various dates through 2005. The minimum payments for the capital leases are as follows:

   Year ending December 31,
     2002 ..........................................    $ 65,963
     2003 ..........................................      51,594
     2004 ..........................................      32,528
     2005 ..........................................      10,868
                                                        --------
     2006 and thereafter ...........................     160,953
   Less amount representing interest ...............      15,016
                                                        --------
   Present value of minimum lease payments .........    $145,937
                                                        ========
   Short-term portion ..............................    $ 58,734
   Long-term portion ...............................      87,203
                                                        --------
                                                        $145,937
                                                        ========

Equipment recorded under capital leases at December 31, 2001 and 2000 was approximately $222,000 and $194,000, respectively. Accumulated amortization of capital assets subject to capital leases amounted to approximately $79,000 and $39,000 at December 31, 2001 and 2000, respectively. Interest on capital leases amounted to approximately $50,000 and $11,000 for the years ended December 31, 2001 and 2000, respectively.

2. Operating Leases

The Company also has a noncancellable lease for building space in Cedar Knolls, New Jersey that expires in May 2004 with a five-year renewal option. Rental expense for this operating lease during 2001, 2000 and 1999 was approximately $86,000, $77,000 and $27,000, respectively. The lease contains escalation clauses for payments of expenses over base rent relating to the Company's share of real estate taxes and operating expenses. The approximate minimum annual rental commitments under these operating leases currently in effect at December 31, 2001 are as follows:


   Year ending December 31,
     2002 .................    $ 76,000
     2003 .................      76,000
     2004 .................      25,000
                               --------
                               $177,000
                               ========

NOTE J -- COMMITMENTS AND CONTINGENCIES

1. Employment Agreements

During 2000, the Company entered into two employment agreements. One agreement expires July 15, 2003, and contains an annual base compensation of $100,000 and the issuance of a common stock option to purchase 50,000 shares of the Company's common stock at $5.00 per share, which vest

            ANTHROGENESIS CORP., FORMERLY KNOWN AS LIFEBANK, INC.,
                                 AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

                           DECEMBER 31, 2001 AND 2000
            AND THE NINE MONTHS ENDED SEPTEMBER 30, 2002 (UNAUDITED)

immediately with ten years to exercise. The second agreement expires May 15, 2002, and contains an annual base compensation of $103,000 and the issuance of a common stock option to purchase 100,000 shares of the Company's common stock at $5.00 per share, which vest 50,000 shares immediately and 50,000 shares on the first anniversary. Both options are exercisable for ten years. In addition, one of the employment agreements contains a one-time signing bonus of options to purchase 2,000 shares of the Company's common stock at $0.07 per share, vesting immediately and exercisable over five years.

Dr. Hariri, Mr. Haines and Ms. LaRosa have employment agreements with Anthrogenesis that provide for their employment as chief science officer, president and chief executive officer and general counsel of Anthrogenesis, respectively, until July 31, 2006. The agreements provide for automatic renewals for successive one-year terms unless Anthrogenesis or the executive gives written notice of non-renewal to the other at least six months prior to the expiration of the then current employment period. Under the employment agreements, Dr. Hariri currently receives an annual base salary of $400,000, Mr. Haines receives an annual base salary of $220,000 and Ms. LaRosa receives an annual base salary of $240,000, which may be increased, but not decreased, in future years by Anthrogenesis in it sole discretion. Each executive is also entitled to an annual target bonus in an amount up to 50% of his base salary measured against objective criteria to be determined by Anthrogenesis after good faith consultation with the executive.

Under the employment agreements, if the executive is terminated by Anthrogenesis without cause or if the executive terminates his employment for good reason during the 90-day period prior to a change in control or if the executive is terminated by Anthrogenesis without cause or as a result of disability or incapacitation or if the executive terminates his employment for good reason during the one year period following a change in control, he is entitled to receive the following payments and benefits:

o a lump sum payment equal to two times his base salary in effect or required to be in effect immediately prior to a change in control;

o payment by Anthrogenesis of the premiums for the executive's and his dependent's health and welfare coverage (including, without limitation, medical, dental, life insurance and disability coverage) for three years, subject to the executive's payment of customary premiums (if any) in effect prior to the change in control;

o upon the occurrence of a change in control, full and immediate vesting of all stock options and equity awards held by the executive; and

o any incurred but unreimbursed business expenses for the period prior to termination payable in accordance with Anthrogenesis' policies, any base salary, bonus, vacation pay or other deferred compensation accrued or earned under law or in accordance with Anthrogenesis' policies applicable to the executive but not yet paid and any other amounts or benefits due under the terms of the then applicable employee benefit, equity or incentive plans of Anthrogenesis applicable to the executive.

2. Physician Education Agreement

In October 2000, the Company entered into an agreement with US HealthConnect ("USH"), whereby USH would provide educational services to the medical profession for a period of two years, designed to increase awareness of the Company's products. The Company paid an initial fee of $31,730 and agreed to issue nonqualified stock options to purchase 12,000 shares of the Company's common stock at $5.00 per share that vest immediately with ten years to exercise. The Company recorded a $24,240 charge to operations during the year ended December 31, 2000 relating to these options. The Company will also pay USH a fee for each medical provider trained. Such options have not been formally issued to USH, although they are included in the stock option tables included in these financial statements.

3. Litigation

There is a lawsuit pending in the Superior Court of New Jersey in which a former consultant alleges the Company owes approximately $185,000 of compensation in the form of cash and stock options. The Company verbally settled such matter in 2002 for approximately $45,000.

            ANTHROGENESIS CORP., FORMERLY KNOWN AS LIFEBANK, INC.,
                                 AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

                           DECEMBER 31, 2001 AND 2000
            AND THE NINE MONTHS ENDED SEPTEMBER 30, 2002 (UNAUDITED)

From time to time, the Company is party to what it believes are routine litigation and proceedings that may be considered as part of the ordinary course of its business. Except for the proceeding noted above, the Company is not aware of any current or pending litigation or proceedings that could have a material effect on the Company's results of operations or financial condition.


4. Development Agreement

The Company has entered into several agreements for the joint development of by-products. With the exception of the agreements, described in the next paragraph, none of these agreements resulted in consideration paid by or received by the Company during 2000 and 2001, although future payments may be required by the Company or the joint development partner upon commercialization of product.

During 2001, the Company entered into a development agreement with Gene Logic, Inc. for a six-month period, whereby Gene Logic agreed to purchase certain products at established prices. The Company also provided Gene Logic the option to enter into a royalty-free nonexclusive license for products developed under this agreement. The Company will receive $360,000 from Gene Logic pursuant to this agreement, of which $120,000 was received during 2001 and the remainder will be received upon occurrence of milestones.

In December 2001, the Company entered into a development agreement with Celgene for a one-year period, whereby the Company shall perform certain procedures on materials. Products invented during the term of this agreement will belong to Celgene. The Company received $250,000 from Celgene, of which $150,000 can be applied to Celgene's investment in the Company (see Note K). The Company recorded the $250,000 received during 2001 as deferred income, as services had not yet been performed. The agreement can be renewed annually. Some of the officers of Celgene are shareholders or optionholders of the Company's common stock.


NOTE K -- CELGENE INVESTMENT AND FINANCING AGREEMENTS

In April 2002, the Company and Celgene entered into a series of agreements whereby Celgene obtained an option to cause the Company to call a special meeting of its shareholders to approve a merger between the Company and a subsidiary of Celgene, and Celgene agreed to provide the Company up to $6 million in maximum principal amount pursuant to a convertible loan agreement.

Pursuant to the purchase option agreement and plan of merger, Celgene will purchase all of the common stock of the Company at the Effective Time as defined in the plan of merger. The transaction is intended to be a tax-free reorganization pursuant to Section 368(a) of the Internal Revenue Code. Shareholders of the Company will receive shares of Celgene, calculated based upon an "Exchange Ratio." Each option and warrant to acquire shares of the Company's common stock shall be exchanged for options and warrants in Celgene pursuant to the exchange ratio calculation. Celgene will file a registration statement with the Securities and Exchange Commission registering these shares. Under the plan of merger, the Company is prohibited from issuing additional shares, potentially dilutive securities or debt, with the exception of the promissory note evidencing the convertible loan agreement -- see below. Under the plan of merger, certain shareholders of the Company (including certain officers and directors of the Company), representing a majority of the voting control of the Company's common stock, have entered into a voting and proxy agreement, effectively giving Celgene the right to vote such shares. In the event the plan of merger is terminated, or the merger is not consummated by December 31, 2002, either party may be required under certain circumstances to pay a termination fee of $7 million and Celgene may be required to purchase shares of Anthrogenesis common stock for an aggregate purchase price of $5 million.

            ANTHROGENESIS CORP., FORMERLY KNOWN AS LIFEBANK, INC.,
                                 AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

                           DECEMBER 31, 2001 AND 2000
            AND THE NINE MONTHS ENDED SEPTEMBER 30, 2002 (UNAUDITED)

On April 26, 2002, the Company and Celgene entered into a convertible loan agreement, as thereafter amended, whereby at the request of the Company, Celgene agreed to lend the Company up to $11 million. The loans are evidenced by an amended and restated promissory note, dated September 9, 2002, made by Anthrogenesis in favor of Celgene. Each individual loan shall be evidenced by an amendment to a schedule on the promissory note, bearing interest at the prime rate plus 2%. The interest upon such loans is due in five semiannual installments commencing May 9, 2003. Principal under such note is payable in four equal semiannual installments beginning November 9, 2003. Borrowings are in increments of $500,000. The Company has granted Celgene a security interest in all of its assets as collateral for the notes. If the plan of merger is terminated, then Celgene and/or the Company can opt to convert all or a portion of the amounts borrowed under the convertible loan agreement into shares of common stock of the Company under certain conditions. The conversion rate is initially $8.035 (subject to adjustment) per share; however, Celgene and/or its officers cumulatively may not own more than 19.9% of the Company's common stock.

On September 6, 2002, the plan of merger and certain agreements were amended, providing among other things (1) a defined "Outside Termination Date" of December 31, 2002 or March 31, 2003, under certain circumstances to close the transaction and (2) a revised exchange ratio; however, the exchange ratio may be further revised depending upon certain operational milestones by the Company as of December 31, 2002 or March 31, 2003. On September 9, 2002, the promissory note was amended and restated thereby bringing the total borrowing facility to $11 million. $2.5 million of such additional amount was received on September 11, 2002, bringing the Company's total borrowings to date to $8.5 million. In addition, Celgene has the right, but not the obligation, to terminate the transaction if more than 10% of the Company's shareholders dissent from the transaction, as defined under New Jersey corporation law.


NOTE L -- ATLANTIC STEM CELL ACQUISITION

In November 2001, the Company acquired all of the outstanding shares of Atlantic Stem Cell Technologies, Inc. ("Atlantic"). At the date of the acquisition, Atlantic had no assets or liabilities other than approximately $145,000 in cash. The Company issued 49,279 shares of common stock and warrants to purchase 62,222 shares of common stock (at $8.035 per share for a two-year period) as consideration for the purchase. The purchase price, including the valuation of the warrant, was approximately $47,000. The transaction was accounted for as a purchase pursuant to Statement of Financial Accounting Standards No. 141. The excess of the purchase price over the fair value of the cash received was expensed as there were no other assets received. Atlantic had no operations subsequent to the acquisition, although some of the employees of Atlantic became employees of the Company.


NOTE M -- STOCK TRANSACTIONS

During 1999, the Company sold 43,000 shares of common stock at $5.00 per share, 16,828 shares of common stock at $2.99 per share and 7,191 shares of common stock at $2.09 per share.

During 2000 and 2001, the Company offered investors the opportunity to acquire unit securities of the Company, consisting of a share of common stock and a warrant to acquire a share of common stock. The exercise price of the warrant is the same as the price paid for a unit, and has an expiration date of 10 years from the date of issuance. During 2000, the Company sold 173,000 units at $5.00 per share. During 2001 and 2000, the Company sold 57,497 and 50,800 units at $7.50 per share, respectively. During 2001, the Company sold 28,000 units at $8.035 per share.

            ANTHROGENESIS CORP., FORMERLY KNOWN AS LIFEBANK, INC.,
                                 AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

                           DECEMBER 31, 2001 AND 2000
            AND THE NINE MONTHS ENDED SEPTEMBER 30, 2002 (UNAUDITED)

During 2001 and 2000, the Company sold 10,000 and 68,600 shares of common stock at $5.00 per share, respectively. During 2001, the Company sold 210,891 shares of common stock at $8.035 per share.

During 2001, a series of investors purchased 161,787 shares of common stock at $8.035 per share. In connection with this agreement, the Company entered into a series of agreements providing such investors with antidilution protection (as defined), registration rights, and additional rights in the event of a proposed capital transaction.

During 2001, consultants of the Company received an aggregate of 102,939 shares of common stock in partial payment of their compensation. Further, during 2001, the Company issued 4,349 shares of common stock in payment of accrued salaries recorded at December 31, 2000. The conversion rate of the liability into shares of common stock was below the current fair value of such shares; therefore, the Company recorded a compensatory charge of approximately $615,000.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The General Corporation Law of the State of Delaware, or the DGCL, permits Celgene and its stockholders to limit directors' exposure to liability for certain breaches of the directors' fiduciary duty, either in a suit on behalf of Celgene or in an action by stockholders of Celgene.

The Certificate of Incorporation of Celgene, or the Charter, eliminates the liability of directors of Celgene to Celgene or its stockholders for monetary damages arising out of the directors' breach of their fiduciary duty of care. The Charter also authorizes Celgene to indemnify its directors, officers, incorporators, employees and agents with respect to certain costs, expenses and amounts incurred in connection with an action, suit or proceeding by reason of the fact that such person was serving as a director, officer, incorporator, employee or agent of Celgene. In addition, the Charter permits Celgene to provide additional indemnification rights to its officers and directors and to indemnify them to the greatest extent possible under the DGCL. Celgene has entered into indemnification agreements with each of its officers and directors and intends to enter into indemnification agreements with each of its future officers and directors. Pursuant to such indemnification agreements, Celgene has agreed to indemnify its officers and directors against certain liabilities, including liabilities arising out of the offering made by this registration statement.

Celgene maintains a standard form of officers' and directors' liability insurance policy which provides coverage to the officers and directors of Celgene for certain liabilities, including certain liabilities that may arise out of the registration statement.


ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


(A) EXHIBITS

The following exhibits are filed herewith or incorporated herein by reference.


EXHIBIT
NUMBER                              DESCRIPTION
--------                            -----------

    2.1 Purchase Option Agreement and Plan of Merger, dated April 26, 2002, among Celgene Corporation, Celgene Acquisition Corp. and Anthrogenesis Corp. (incorporated by reference to Appendix A to the proxy statement/prospectus that forms a part of this registration statement).

    2.2 Amendment to the Purchase Option Agreement and Plan of Merger, dated September 6, 2002, among Celgene Corporation, Celgene Acquisition Corp. and Anthrogenesis Corp. (incorporated by reference to Appendix B to the proxy statement/prospectus that forms a part of the registration statement).

    5.1 Opinion of Proskauer Rose LLP, counsel to Celgene Corporation, as to the legality of the Celgene common stock being registered hereby.

    8.1    Opinion of Proskauer Rose LLP regarding tax matters.

    8.2 Form of Opinion of Buchanan Ingersoll Professional Corporation, counsel to Anthrogenesis Corp. regarding tax matters.

   10.1 Voting and Proxy Agreement, dated April 26, 2002, among Celgene Corporation and each of the shareholders of Anthrogenesis listed therein (incorporated by reference to Appendix C to the proxy statement/prospectus that forms a part of this registration statement).

   10.2 Amendment to Voting and Proxy Agreement, dated September 6, 2002, among Celgene Corporation and each of the shareholders of Anthrogenesis listed therein (incorporated by reference to Appendix D to the proxy statement/prospectus that forms a part of this registration statement).

   10.3 Convertible Loan Agreement, dated April 26, 2002, between Celgene Corporation and Anthrogenesis Corp. (incorporated by reference to Appendix E to the proxy statement/prospectus that forms a part of this registration statement).

   23.1    Consent of KPMG LLP.

   23.2    Consent of Ernst & Young LLP, Independent Auditors.

   23.3    Consent of Grant Thornton LLP.

   23.4    Consent of Pennie & Edmonds LLP.

   23.5    Consent of Kleinfeld, Kaplan & Becker.

   23.6    Consent of Mathew, Collins, Shepherd & McKay, P.A.

   23.7    Consent of Proskauer Rose LLP (incorporated by reference to Exhibits
           5.1 and 8.1).

   23.8 Consent of Buchanan Ingersoll Professional Corporation (incorporated by reference to Exhibit 8.2).

   24.1    Power of Attorney (included in Signature Pages).

   99.1    Form of Proxy.


(B) FINANCIAL STATEMENT SCHEDULES

Schedules have been omitted as the required information is presented in the consolidated financial statements or related notes incorporated by reference in the proxy statement/prospectus that forms a part of this registration statement, is not applicable or is included elsewhere in the financial statements or accompanying notes.

(C) REPORTS, OPINIONS AND APPRAISALS

None.

ITEM 22. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

       provided, however, that paragraphs (i) and (ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus that is a part of the registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(g)(2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that such a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                       SIGNATURES AND POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints John W. Jackson, Sol J. Barer and Robert J. Hugin, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement on Form S-4 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Warren, State of New Jersey, on November 12, 2002.


                                        CELGENE CORPORATION


                                        By:  /s/ John W. Jackson
                                           ------------------------------------

                                            John W. Jackson
                                             Chairman of the Board
                                             and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the persons whose signatures appear below on November 12, 2002, which persons have signed such registration statement in the capacities indicated:





SIGNATURE                          TITLE
   /s/ John W. Jackson             Chairman of the Board and Chief Executive
--------------------------------
                                   Officer (Principal Executive Officer)
   John W. Jackson
   /s/ Sol J. Barer                President, Chief Operating Officer, Director
--------------------------------
   Sol J. Barer
   /s/ Robert J. Hugin             Chief Financial Officer, Director (Principal
--------------------------------
                                   Accounting and Financial Officer)
   Robert J. Hugin
   /s/ Jack L. Bowman              Director
--------------------------------
   Jack L. Bowman
   /s/ Frank T. Cary               Director
--------------------------------
   Frank T. Cary
   /s/ Michael D. Casey            Director
--------------------------------
   Michael D. Casey
   /s/ Arthur Hull Hayes, Jr.      Director
--------------------------------
   Arthur Hull Hayes, Jr.
   /s/ Gilla Kaplan                Director
--------------------------------
   Gilla Kaplan
   /s/ Richard C.E. Morgan         Director
--------------------------------
   Richard C.E. Morgan
   /s/ Walter L. Robb              Director
--------------------------------
   Walter L. Robb

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                            DESCRIPTION
--------                          -----------

    2.1 Purchase Option Agreement and Plan of Merger, dated April 26, 2002, among Celgene Corporation, Celgene Acquisition Corp. and Anthrogenesis Corp. (incorporated by reference to Appendix A to the proxy statement/prospectus that forms a part of this registration statement).

    2.2 Amendment to the Purchase Option Agreement and Plan of Merger, dated September 6, 2002, among Celgene Corporation, Celgene Acquisition Corp. and Anthrogenesis Corp. (incorporated by reference to Appendix B to the proxy statement/prospectus that forms a part of the registration statement).

    5.1 Opinion of Proskauer Rose LLP, counsel to Celgene Corporation, as to the legality of the Celgene common stock being registered hereby.

    8.1    Opinion of Proskauer Rose LLP regarding tax matters.

    8.2 Form of Buchanan Ingersoll Professional Corporation, counsel to Anthrogenesis Corp. regarding tax matters.

   10.1 Voting and Proxy Agreement, dated April 26, 2002, among Celgene Corporation and each of the shareholders of Anthrogenesis listed therein (incorporated by reference to Appendix C to the proxy statement/prospectus that forms a part of this registration statement).

   10.2 Amendment to Voting and Proxy Agreement, dated September 6, 2002, among Celgene Corporation and each of the shareholders of Anthrogenesis listed therein (incorporated by reference to Appendix D to the proxy statement/prospectus that forms a part of this registration statement).

   10.3 Convertible Loan Agreement, dated April 26, 2002, between Celgene Corporation and Anthrogenesis Corp. (incorporated by reference to Appendix E to the proxy statement/prospectus that forms a part of this registration statement).

   23.1    Consent of KPMG LLP.

   23.2    Consent of Ernst & Young LLP, Independent Auditors.

   23.3    Consent of Grant Thornton LLP.

   23.4    Consent of Pennie & Edmonds LLP.

   23.5    Consent of Kleinfeld, Kaplan & Becker.

   23.6    Consent of Mathew, Collins, Shepherd & McKay, P.A.

   23.7    Consent of Proskauer Rose LLP (incorporated by reference to Exhibits
           5.1 and 8.2).

   23.8 Consent of Buchanan Ingersoll Professional Corporation (incorporated by reference to Exhibit 8.2).

   24.1    Power of Attorney (included in Signature Pages).

   99.1 Form of Proxy to be used in connection with special meeting of shareholders of Anthrogenesis Corp.